    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997



                                                      REGISTRATION NO. 333-36847

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO
                                   FORM S-11

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                          GOLF TRUST OF AMERICA, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)
                               ------------------
                             14 North Adger's Wharf
                        Charleston, South Carolina 29401
                                 (803) 723-4653
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               ------------------
                              W. Bradley Blair, II
                            Chief Executive Officer
                          Golf Trust of America, Inc.
                             14 North Adger's Wharf
                        Charleston, South Carolina 29401
                                 (803) 723-4653
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ------------------
                                   COPIES TO:

         PETER T. HEALY, ESQ.                     DAVID C. WRIGHT, ESQ.
        O'Melveny & Myers LLP                       Hunton & Williams
    275 Battery Street, Suite 2600                 951 East Byrd Street
   San Francisco, California 94111               Richmond, Virgina 23219
            (415) 984-8833                            (804)788-8200

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 1997



                                     [LOGO]
                                3,000,000 SHARES

                                  COMMON STOCK


    Golf Trust of America, Inc. (collectively with its affiliates, the "Company") is a self-administered real estate investment trust ("REIT") formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. The Company currently holds a participating interest in 19 golf courses (including one course subject to a purchase agreement) (the "Golf Courses") located in Florida (5), South Carolina
(4), Georgia (2), Virginia (2), Alabama, Kansas, Nebraska, North Carolina, Ohio and Texas.



    The Company's goal is to increase Cash Available for Distribution per share and to enhance stockholder value by becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized golf courses. The Company's principal business strategy is to acquire upscale golf courses and thereafter lease the golf courses to qualified third party operators, including affiliates of the sellers. The Company holds its participating interest in the Golf Courses through an operating partnership (the "Operating Partnership"). As a result, the Company may acquire interests in golf courses through the issuance of units of limited partnership interest ("OP Units") in the Operating Partnership, which generally can provide deferral of gain recognition for sellers of golf courses. The Company believes it has a distinct competitive advantage in the acquisition of upscale golf courses, including those that might not otherwise be available for purchase, because of
(i) its utilization of a multiple independent lessee structure, (ii) management's substantial industry knowledge, experience and relationships within the golf community, (iii) the Company's strategic alliances with prominent golf course operators and (iv) its ability to issue OP Units to golf course owners on a tax-deferred basis.



    All of the shares of common stock, par value $0.01 per share ("Common Stock"), offered hereby are being sold by the Company. The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "GTA." On October 7, 1997, the last reported sale price of the Common Stock on the AMEX was $26.75 per share. See "Price Range of Common Stock and Distribution History."

    SEE "RISK FACTORS" COMMENCING ON PAGE 22 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

    - The Company's valuation of the Golf Courses and establishment of Lease Payments (as herein defined) and interest payments under the Participating Mortgage (as herein defined) may reflect significant adjustments to historical operations or estimates of future performance that, if not warranted, may result in non-payment of Lease Payments under a Participating Lease (as herein defined) or interest payments under the Participating Mortgage. Such estimates of future performance were particularly significant with respect to two recently-opened Golf Courses and the Participating Mortgage.


    - Dependence on Lease Payments and payments under the Participating Mortgage, which payments account for substantially all of the Company's income.

    - The length of the Participating Leases, which, with extensions, may have terms of up to 40 years, which may affect adversely the Company's ability to sell a Golf Course.
    - The Company's inability to sell all or substantially all of the assets of the Operating Partnership or to cause a merger or consolidation of the Operating Partnership without the consent of holders of 66.7% of the limited partnership interests.
    - The Company's limited control over the day-to-day management and operations of the Golf Courses due to the tax restrictions that prevent a REIT from operating golf courses.
    - Golf course operation risks in general, including competition, uninsured casualties, increases in operating costs, inclement weather, seasonality, oversupply and general decreases in demand.
    - The Company's dependence on the skill, industry knowledge and established relationships of its key personnel, all of whom would be difficult to replace.
    - Taxation of the Company as a regular corporation if it fails to qualify as a REIT for federal income tax purposes and the resulting decrease in Cash Available for Distribution.
    - Risks associated with providing construction financing for golf courses.
                             ----------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                            THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING
                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                           PUBLIC           COMMISSIONS         COMPANY (1)
Per Share..........................          $                   $                   $
Total (2)..........................  $                   $                   $


(1)  Before deducting expenses payable by the Company, estimated at $         .

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $            , $            and $            ,
    respectively.
                             ----------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California
on or about                   , 1997.



BANCAMERICA ROBERTSON STEPHENS

               A.G. EDWARDS & SONS, INC.
                             RAYMOND JAMES & ASSOCIATES, INC.
                                                      WHEAT FIRST BUTCHER SINGER


                The date of this Prospectus is           , 1997
(On the inside front cover, there is a picture of the Island Golf Course in Tampa, Florida. There is also a color map of the United States showing the states where the Company's Golf Courses are located. These states are highlighted in green. There is also a breakout of each state with a numbered flag in the location of each Golf Course. There is a legend next to the map that lists each Golf Course with its corresponding number).

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MAY OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



    CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE SECTION ENTITLED "RISK FACTORS" HEREIN CONTAINS CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.


    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              -----
PROSPECTUS SUMMARY.......................           1
  The Company............................           1
  Developments Since the Initial Public
    Offering.............................           2
  Risk Factors...........................           3
  The Golf Industry......................           5
  The Golf Courses.......................           7
  Business Strategies and Objectives.....          10
  Formation and Structure................          13
  Distribution Policy....................          15
  Tax Status.............................          15
  The Offering...........................          15
  Summary Financial Data.................          16
RISK FACTORS.............................          21
  Use of Adjustments and Projections in
    Establishing Lease Payments and
    Participating Mortgage Payments......          21
  Dependence on Payments Under the
    Participating Leases and the
    Participating Mortgage...............          21
  Duration of Lease; No Right to
    Terminate Participating Leases on a
    Sale.................................          22
  Need for Certain Consents from the
    Limited Partners.....................          22
  Lack of Control Over Day-to-Day
    Operations and Management of the Golf
    Courses..............................          22
  The Participating Mortgage.............          22
  Golf Industry Risks....................          23
  Dependence Upon Key Personnel..........          24
  Real Estate Investment Trust and
    Partnership Qualification............          24
  Risks Relating to Construction
    Financing............................          24

                                              PAGE
                                              -----
  Certain Golf Courses with Limited
    Operating History....................          25
  Limited Operating History..............          25
  Adverse Effect of Shares Available for
    Future Issuance and Sale on Market
    Price of Common Stock................          25
  Risks Related to the Company's Growth
    Strategy.............................          26
  Risks of Leverage; No Limitations on
    Indebtedness.........................          27
  Limits on Changes in Control...........          27
  Adverse Effect of Increase in Market
    Interest Rates.......................          27
  Real Estate Investment Risks...........          27
  Conflicts of Interest..................          29
  Competition for Management Time of the
    Operators............................          29
  Changes in Investment and Financing
    Policies.............................          29
  Dependence on Acquisitions to Increase
    Cash Available for Distribution......          29
  Distribution to Stockholders...........          30
  ERISA Risks............................          30
  Ownership Limit........................          31
  Anti-takeover Effect of Certain
    Provisions of Maryland Law and the
    Company's Charter and Bylaws.........          31
THE COMPANY..............................          33
  The Operating Partnership..............          34
  Business Strategies and Objectives.....          35
  Acquisitions and Expansions............          35
  Internal Growth........................          37
USE OF PROCEEDS..........................          39

                                              PAGE
                                              -----
PRICE RANGE OF COMMON STOCK AND
 DISTRIBUTION HISTORY....................          39
CAPITALIZATION...........................          40
SELECTED FINANCIAL INFORMATION...........          41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..............................          46
  Overview...............................          46
  The Golf Courses.......................          46
  Liquidity and Capital Resources of the
    Company..............................          48
  The Legends Group Prior Owners.........          50
  Inflation..............................          52
  Seasonality............................          52
  Recent Accounting Pronouncements.......          52
  Changes in the Company's Certifying
    Public Accountant....................          53
  Important Factors Related to Forward-
    Looking Statements and Associated
    Risks................................          53
THE GOLF INDUSTRY........................          54
  Demographics...........................          56
THE GOLF COURSES.........................          57
  Descriptions of the Golf Courses.......          59
  High-End Daily Fee Courses.............          61
  Private Club Courses...................          62
  The Participating Leases...............          65
  The Participating Mortgage.............          70
  Competition............................          73
  Employees..............................          73
  Legal Proceedings......................          73
  Government Regulation..................          74
MANAGEMENT...............................          75
  Directors and Executive Officers.......          75
  Committees of the Board of Directors...          76
  Compensation of Directors..............          77
  Directors and Officers Insurance.......          77
  Indemnification........................          77
  Executive Compensation.................          78
  Stock-Based Compensation Plans.........          78
  Directors' Plan........................          79
  Stock Incentive Plans..................          79
  Deferred Compensation Plan.............          81
  Employment Agreements..................          81
  Covenants Not to Compete...............          81
LESSEES AND OPERATORS....................          82
POLICIES AND OBJECTIVES WITH RESPECT TO
 CERTAIN ACTIVITIES......................          84
  Investment Objectives and Policies.....          84
  Dispositions...........................          84
  Financing..............................          84
  Working Capital Reserves...............          85
  Conflict of Interest Policies..........          85
  Other Policies.........................          86
THE FORMATION TRANSACTIONS...............          86
  Overview...............................          86
  Formation Transactions.................          87
  Benefits to Officers and Directors.....          88
  Transfer Documents.....................          89
                                              PAGE
                                              -----
CERTAIN RELATIONSHIPS AND TRANSACTIONS...          90
  Relationships Among Officers and
    Directors............................          90
  Acquisition of Interests in Certain of
    the Golf Courses.....................          90
  Repayment of Indebtedness..............          90
  Employment Agreements..................          90
  Option to Purchase and Right of First
    Refusal..............................          90
PARTNERSHIP AGREEMENT....................          91
  Management.............................          91
  Transferability of OP Units............          91
  Pledge.................................          91
  Redemption Rights......................          92
  Capital Contribution...................          92
  Term...................................          93
  Tax Matters............................          93
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT...................          93
  Principal Shareholders of the Company &
    Principal Partners in the Operating
    Partnership..........................          93
CAPITAL STOCK............................          94
  General................................          94
  Corporate Governance...................          95
  Restrictions on Ownership..............          95
  Limitations on Changes in Control......          97
  Transfer Agent and Registrar...........          97
CERTAIN PROVISIONS OF MARYLAND LAW AND OF
 THE COMPANY'S CHARTER AND BYLAWS........          98
  Maryland Business Combination Law......          98
  Limitation of Liability of Directors;
    Indemnification Agreements...........          98
  Control Share Acquisitions.............          99
  Interested Director Transactions.......         100
  Amendments to the Charter and Bylaws...         100
SHARES AVAILABLE FOR FUTURE SALE.........         101
  Registration Rights....................         101
FEDERAL INCOME TAX CONSIDERATIONS........         102
  Taxation of the Company................         102
  Partnership Anti-Abuse Rule............         109
  Failure to Qualify.....................         110
  Taxation of Taxable Domestic
    Stockholders.........................         110
  Backup Withholding.....................         111
  Taxation of Tax-Exempt Stockholders....         111
  Taxation of Foreign Stockholders.......         112
  State and Local Taxes..................         113
  Tax Aspects of the Operating
    Partnership..........................         113
UNDERWRITING.............................         117
EXPERTS..................................         118
LEGAL MATTERS............................         119
ADDITIONAL INFORMATION...................         119
GLOSSARY.................................         120
FINANCIAL STATEMENTS.....................         F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION AND STATEMENTS, AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL CALCULATIONS AND INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUME THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED AND (II) ARE BASED UPON AN ASSUMED PRICE FOR THE COMMON STOCK OF $27.00 (THE "OFFERING PRICE"). UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" INCLUDES GOLF TRUST OF AMERICA, INC. ("GTA"), GTA GP, INC. ("GTA GP"), GTA LP, INC. ("GTA LP"), EACH OF WHICH IS A WHOLLY-OWNED SUBSIDIARY OF GOLF TRUST OF AMERICA, INC., AND GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"). AFTER GIVING EFFECT TO THIS OFFERING (THIS "OFFERING") AND THE PENDING ACQUISITION (AS HEREIN DEFINED), THE COMPANY WILL OWN A 60.8% INTEREST IN THE OPERATING PARTNERSHIP. THE TERM "GOLF COURSES" INCLUDES ONE GOLF COURSE FOR WHICH THE COMPANY HAS ENTERED INTO A PURCHASE AGREEMENT, BUT WHICH HAS NOT YET BEEN ACQUIRED BY THE COMPANY (THE "PENDING ACQUISITION"). ALL REFERENCES TO THE COMPANY AS A REIT ASSUME THAT THE COMPANY WILL QUALIFY AS A REAL ESTATE INVESTMENT TRUST ("REIT") BEGINNING WITH THE TAX YEAR ENDING DECEMBER 31, 1997. SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN ADDITIONAL CAPITALIZED TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY


    Golf Trust of America, Inc. is a self-administered REIT formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. Including the Pending Acquisition, the Company currently holds a participating interest in 19 golf courses (the "Golf Courses"), 15 of which are owned and four of which serve as collateral for a 30-year participating mortgage loan made by the Company to the owner of the Innisbrook Resort (the "Participating Mortgage"). The Golf Courses are located in Florida (5) South Carolina (4), Georgia (2), Virginia (2), Alabama, Kansas, Nebraska, North Carolina, Ohio and Texas.



    The Company's goal is to increase Cash Available for Distribution (as herein defined) per share and to enhance stockholder value by becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized golf courses. The Company's principal business strategy is to acquire upscale golf courses and thereafter lease the golf courses to qualified third party operators, including affiliates of the sellers. The Company may acquire golf courses through the issuance of units of limited partnership interest in the Operating Partnership ("OP Units"), which are redeemable for cash or, at the Company's option, shares of Common Stock on a one-for-one basis. When the Company acquires a golf course in exchange for OP Units, the golf course seller generally may defer tax recognition until such seller elects to cause the OP Units to be redeemed.



    The Company believes it has a distinct competitive advantage in the acquisition of upscale golf courses, including those that might not otherwise be available for purchase, because of (i) its utilization of the multiple independent lessee structure, (ii) management's substantial industry knowledge, experience and relationships within the golf community, (iii) the Company's strategic alliances with prominent golf course operators and (iv) its ability to issue OP Units to golf course owners on a tax-deferred basis. The Company is one of only two publicly-traded REITs in the United States focused on owning and acquiring golf courses.


    In February 1997, the Company raised net proceeds of approximately $73.0 million in its initial public offering (the "IPO") and acquired 10 Golf Courses (the "Initial Courses") from their prior owners (together with the prior owners of the Golf Courses acquired since the IPO, the "Prior Owners"). Each of the Initial Courses was leased back to an affiliate of its Prior Owner as described below. The Company believes the continuity of management provided by these experienced operators facilitates the Company's growth and profitability. Since the IPO, the Company has acquired, or entered into contracts to acquire, an interest in an additional nine Golf Courses. See "Developments Since the Initial Public Offering."


    The Golf Courses that the Company owns are leased to multiple independent third party lessees (the "Lessees") pursuant to leases ("Participating Leases") which provide for payments ("Lease Payments") of fixed base rent ("Base Rent") and participating rent ("Participating Rent") based on growth in revenue at the Golf Courses. The interest payment under the Participating Mortgage is structured similarly to the rent payments under the Participating Leases to provide the Company with base interest payments and additional interest payments based on growth in revenue at the Innisbrook Resort. See "The Participating Mortgage." Neither the Company nor its executive officers owns any interest in, or participates in the management of, the Lessees or the Innisbrook Resort Owner (as herein defined).


    The Company believes the Initial Courses and its investments in Golf Courses since the IPO are consistent with its goal of becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized upscale golf courses. Four of the Golf Courses were ranked among the Top Ten New Courses by either GOLF DIGEST or GOLF MAGAZINE in the year the Golf Course opened, including Stonehouse Golf Club, which in November 1996 was named the "Best New Upscale Course of 1996" by GOLF DIGEST, and Oyster Bay, which was named Best New Resort Course in the United States in 1983 by GOLF DIGEST. The Copperhead Course at the Innisbrook Resort was ranked 43rd in the 1996 survey by GOLF MAGAZINE of the "Top 100 Courses You Can Play" and the Island Course at the Innisbrook Resort was ranked as one of the "Top 75 Resort Courses" by GOLF DIGEST in 1992. Heritage Golf Club was ranked in the Top 50 Public Golf Courses by GOLF DIGEST in 1992. See "The Golf Courses." The Company believes that the quality of the Golf Courses is further reflected in the average green fees at the Golf Courses, which significantly exceed national industry averages.

                 DEVELOPMENTS SINCE THE INITIAL PUBLIC OFFERING

GOLF COURSE INVESTMENTS


    Since its acquisition of the ten Initial Courses in February 1997, the Company has acquired interests in, or contracted to acquire interests in, the following nine Golf Courses for total consideration of approximately $100 million.



    TIBURON GOLF CLUB. On August 18, 1997, the Company acquired the 27-hole Tiburon Golf Club ("Tiburon"), an upscale semi-private golf course in Omaha, Nebraska, for an aggregate price of $6.0 million, including the issuance of 21,429 shares of Common Stock (valued at approximately $600,000 on such date). Players can choose to play any two of the three nine-hole layouts at Tiburon for a total of three distinct 18-hole combinations. The courses at Tiburon are characterized by rolling fairways with mounds, berms and greenside bunkers. Tiburon is leased to an affiliate of Granite Golf Group, Inc., (together with its affiliates, "Granite Golf"). Granite Golf currently manages over 30 golf courses throughout the United States.



    RAINTREE COUNTRY CLUB. On September 2, 1997, the Company acquired the Raintree Country Club ("Raintree"), located near Akron, Ohio, for an aggregate price of $4.6 million, including the issuance of 121,529 OP Units (valued at approximately $3.4 million based on the price of the Common Stock on such date). This high-end daily fee golf course is located in a wooded area and has many narrow fairways demanding precision shots. Raintree is leased to its Prior Owner, who has continuously managed the course since its construction in 1991.



    EAGLE WATCH GOLF CLUB. On September 30, 1997, the Company acquired Eagle Watch Golf Club ("Eagle Watch"), located in Atlanta, Georgia, for an aggregate price of $6.4 million, including the issuance of 70,158 OP Units (valued at approximately $1.9 million based on the price of the Common Stock on such date). Eagle Watch is an 18-hole course designed by Arnold Palmer on rolling hills with tree-lined fairways and numerous lakes and ponds. The Prior Owner of Eagle Watch is an affiliate of the Prior Owner of Olde Atlanta Golf Club, a course that was acquired by the Company at the IPO. Eagle Watch is leased to an affiliate of the Lessee of Olde Atlanta Golf Club.



    LOST OAKS GOLF COURSE. On October 3, 1997, the Company acquired the Lost Oaks Golf Course ("Lost Oaks"), in Tampa, Florida located near the Innisbrook Resort, for approximately $5.9 million, including closing costs. Lost Oaks is leased to an affiliate of Starwood Capital Group, LLC (together with its affiliates, "Starwood"). The Company has agreed to fund certain improvements at Lost Oaks in an amount not to exceed $1.25 million in exchange for an increased Lease Payment.



    CLUB OF THE COUNTRY. On September 23, 1997, the Company entered into a Purchase and Sale Agreement to acquire Club of the Country, a private country club located near Kansas City, Kansas, for an aggregate price of approximately $3.1 million, including the issuance of approximately 18,519 OP Units (valued at approximately

$500,000 based on the price of the Common Stock on such date). Club of the Country, noted for its outstanding greens and playability, combines the serenity of a wooded countryside, meandering creeks and rolling hills with the challenge of 18 holes of championship golf. The Company expects the acquisition to close by October 30, 1997.


    INNISBROOK RESORT. On June 20, 1997, the Company entered into and made an initial advance of $69.975 million under the $78.975 million Participating Mortgage to Golf Host Resorts, Inc. (the "Innisbrook Resort Owner"), an affiliate of Starwood. The loan is secured by a first lien on the Innisbrook Resort, located near Tampa, Florida, and all other assets of the Innisbrook Resort Owner. The Innisbrook Resort is a destination golf resort with 63 holes (plus an additional nine holes currently under construction) and was named by ESQUIRE as one of the top 10 resorts in North America. The four Golf Courses at the Innisbrook Resort are operated by Troon Management Company, LLC ("Troon Golf"), an affiliate of Starwood. The Innisbrook Resort also features one of the largest hotel and conference facilities in Florida, which facilities are operated by Westin Hotels & Resorts Company ("Westin") pursuant to a long-term management agreement. Westin has agreed to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations at the Innisbrook Resort for up to five years (the "Westin Guaranty"). The Innisbrook Resort Owner used a portion of the proceeds of the Participating Mortgage to acquire from the Company 274,039 newly issued OP Units and 159,326 newly issued shares of Common Stock, representing an ownership interest in the Company of approximately 5.1% (3.7% after giving effect to this Offering and the Pending Acquisition).


LINE OF CREDIT


    On June 20, 1997, the Company closed a two-year, $100 million secured revolving credit facility (the "Line of Credit") with a group of four commercial banks led by NationsBank, N.A. On September 24, 1997, the Company negotiated a reduction in the interest rate from LIBOR plus 2.0% to LIBOR plus 1.75%. Additionally, the Company has received a commitment to increase the Line of Credit, upon completion of this Offering, to $125 million and to convert it to an unsecured facility.



    The Company drew upon the Line of Credit to fund a portion of the Participating Mortgage as well as to fund the acquisitions of Tiburon, Raintree, Eagle Watch and Lost Oaks. The Company intends to draw upon the Line of Credit, or any successor line of credit, to fund the Pending Acquisition and any future acquisitions of additional golf courses. There can be no assurance, however, that the Company will close any future acquisitions or that the Company will continue to have access to sufficient debt and equity financing to allow it successfully to pursue its acquisition strategy.


STRATEGIC AFFILIATIONS


    AFFILIATION WITH STARWOOD. Starwood, through its affiliates, operates the Golf Courses at the Innisbrook Resort and leases Lost Oaks. In addition, the golf and conference facilities of the Innisbrook Resort are owned by an affiliate of Starwood and the hotel and conference facilities are managed by Westin, an affiliate of Starwood. The Company believes Starwood, through its affiliates, is one of the United States' leading golf course management, development and consulting companies. Troon Golf has the exclusive right to operate golf courses at hotels owned by Westin. The Company believes that its existing relationship with Starwood, Westin and Troon Golf will provide the Company with additional acquisition opportunities throughout the United States.



    AFFILIATION WITH GRANITE GOLF. The Lessee of Tiburon is an affiliate of Granite Golf. Granite Golf and its affiliates currently manage over 30 golf courses throughout the United States. Granite Golf identified the acquisition opportunity at Tiburon. The Company believes its affiliation with Granite Golf will provide the Company with additional acquisition opportunities.


                                  RISK FACTORS

    INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER "RISK FACTORS" PRIOR TO MAKING AN INVESTMENT DECISION REGARDING THE COMMON STOCK OFFERED HEREBY. SUCH RISKS INCLUDE:

    - The Company generally values golf courses, and establishes Lease Payments and Participating Mortgage Payments based on selected adjustments to historical operating results or estimates of future performance which the Company believes are appropriate. These adjustments include projected increases in revenues from golf course operations and elimination of certain operating expenses. If such adjustments are not appropriate, or if estimates of future performance are not met, a Lessee or the Innisbrook Resort Owner may not be able to make its scheduled payments to the Company. Failure of a Lessee or the Innisbrook Resort Owner to make such a payment may result in a default under a Participating Lease or under the Participating Mortgage. This would have a material adverse effect on the Company. Estimates of future performance were particularly significant with respect to two recently-opened Virginia courses and the Innisbrook Resort. In addition, although the Westin Guaranty is designed to supplement results of operations at the Innisbrook Resort, it is for a limited period and limited amount and may be insufficient to ensure receipt by the Company of base interest under the Participating Mortgage.



    - Dependence on Lease Payments and payments under the Participating Mortgage, which payments account for substantially all of the Company's income.



    - The Participating Leases, with extensions, may have terms of up to 40 years, which could adversely affect the Company's ability to sell a Golf Course.



    - Even though the Company's wholly-owned subsidiary, GTA GP, is the sole general partner of the Operating Partnership, the Company alone cannot cause the Operating Partnership to merge or consolidate or to sell all or substantially all of its assets under the Partnership Agreement (as herein defined). Such extraordinary transactions require the consent of the holders of at least 66.7% of the OP Units and, upon completion of this Offering and the Pending Acquisition, the Company will hold only 60.8% of such interests.


    - The REIT provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), prevent the Company from operating Golf Courses. As a result, the Company must continue to find qualified independent lessees to lease and operate its courses, and the Company may not exercise control over such lessees' day-to-day management and operational decisions.

    - The Golf Courses are subject to risks affecting golf course operations generally, including competition, uninsured casualties, increases in operating costs, inclement weather, seasonality, oversupply and general decreases in demand, all of which could affect adversely a Golf Course operator's ability to make its scheduled payments to the Company.

    - The Company depends upon the skill, industry knowledge and established relationships of its key personnel, including W. Bradley Blair, II, the Company's Chief Executive Officer and President, David J. Dick, its Executive Vice President, and Scott D. Peters, its Senior Vice President and Chief Financial Officer. The loss of such officers' services may affect adversely the Company's business results.


    - The Company will be taxed as a regular corporation if it fails to qualify as a REIT for federal income tax purposes, and the Operating Partnership will be treated as an association taxable as a regular corporation if it fails to qualify as a partnership, both of which would result in a reduction in Cash Available for Distribution.


    - The Company from time to time acquires newly developed golf courses and provides construction financing for expanding golf courses. In light of the limited operating history at such acquisitions and expansions, there is a risk that they will not perform at levels commensurate with the Company's expectations, which may affect adversely Cash Available for Distribution per share.


    - In light of the Company's limited operating history and management's limited experience operating a public company, operating a REIT and working together as a team, the Company may lack the experience necessary to implement its growth strategy.

    - Beginning in February 1998, 2,309,800 OP Units will become redeemable, at the option of their holders, for cash or, at the election of the Company, shares of Common Stock on a one-for-one basis. Such redemption could cause a substantial increase in the number of shares of Common Stock outstanding (of up to 19.6% after giving effect to this Offering). The increased number of outstanding shares, or the perception of such possibility, may cause the market price of the Common Stock to decline.


    - The Company competes with other well-established owners and operators to acquire a limited number of golf courses available for purchase.

    - Five of the Golf Courses are located in the Myrtle Beach, South Carolina vicinity and five of the Golf Courses are located in the Tampa, Florida area. Such geographic concentration leaves the Company vulnerable to local market shifts and natural disasters, either of which could affect adversely a Golf Course operator's ability to make its scheduled payments to the Company.


    - A substantial number of golf courses were opened in recent years, are currently under development or are planned for development. Such new supply may increase competition for golfers in the Company's markets and may affect adversely the number of rounds played at the Golf Courses. A decrease in the number of rounds played may affect adversely a Golf Course operator's ability to make its scheduled payments to the Company.


    - Stockholders face the risks normally associated with a company's use of debt financing and the fact that there is no charter limitation on the amount of debt the Company may incur.

    - The Company's Charter and Bylaws contain certain restrictions, including a limit on the extent of any one person's ownership of the outstanding Common Stock, intended to ensure the Company's compliance with certain requirements related to its qualification as a REIT. Such restrictions may inhibit a change in control of the Company even where such a change in control might be beneficial to the Company's stockholders.

    - Increases in the market rate of interest and other factors may affect adversely the trading price of the Common Stock.

                               THE GOLF INDUSTRY

    UNLESS OTHERWISE NOTED, REFERENCES HEREIN TO NATIONAL INDUSTRY STATISTICS AND AVERAGES ARE BASED ON REPORTS OF THE NATIONAL GOLF FOUNDATION ("NGF"), AN INDUSTRY TRADE ASSOCIATION NOT AFFILIATED WITH THE COMPANY.

    The Company believes the United States golf industry is entering a period of significant growth. This belief is based, in part, on the fact that people over the age of 50 play more golf than younger people, and the expectation that over the next several years the number of people age 50 and older will increase significantly as the "baby boomers" age. See "The Golf Industry -- Demographics." The Company expects that the aging population will contribute to an increase in the number of rounds played and Gross Golf Revenues (as herein defined) at the Golf Courses and any golf courses subsequently acquired by the Company.


    Golf course ownership in the United States is highly fragmented. There are approximately 15,700 golf courses (approximately 12,900 eighteen-hole equivalents) in the United States that the Company believes are owned by approximately 13,000 different entities. The Company believes there are relatively few owners of more than one course. The Company believes that the 15 largest golf course owners in the United States collectively own fewer than 5% of the total number of golf courses and that fewer than 10 golf course owners own more than 10 golf courses. The Company believes that this fragmented ownership provides it with an excellent opportunity for consolidation of the ownership of upscale golf courses.


    The Company believes the current fragmentation of golf course ownership resulted from a variety of factors, including a scarcity of capital, the entrepreneurial nature of many golf course owners and operators and their associated pride of ownership. The Company believes that the economies of scale in owning and operating multiple golf courses, the growing significance of professional financial management in the operation of golf courses and the desire for liquidity by golf course owners could lead to consolidation of golf course ownership.

In particular, the Company believes golf course owners will be attracted to the Company's multiple independent lessee structure, which permits the Company to acquire a course and then lease it back to an affiliate of the seller. Such structure satisfies the owner's desire to remain involved in the day-to-day operation of his course, while also satisfying his desire to obtain liquidity. The Company further believes its ability to issue OP Units in exchange for a golf course will attract potential sellers, who generally can defer recognition of taxable gain on the exchange until they exercise their right to cause the Company to redeem the OP Units for cash (or Common Stock, at the Company's option) (their "Redemption Right"). By offering golf course owners the tax planning benefit of OP Units and the economic benefit of participating in the independent lessee structure, including resulting economies of scale in operating golf courses, the Company believes it is able to acquire desirable upscale courses that may not otherwise be available for purchase. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions."

    Largely in response to the popularity of golf, the construction of golf courses in the United States has increased significantly in recent years. New golf course openings from the mid-1970's through 1987 averaged approximately 150 golf courses per year. For the period 1987 through 1996 an average of 279 new golf courses were opened each year, with a high of 336 new golf course openings in 1995.


    The emergence and popularity of younger professional golfers, including Tiger Woods, Justin Leonard, Phil Mickelson and Karrie Webb, have increased awareness and interest in golf. According to industry statistics, 19.4 million homes watched the final round of the four major golf championships in 1996. In 1997, television viewership of the final four rounds of the four major golf championships increased 56 percent to 30.3 million. The Company believes this resurgent interest will result in increasing golf participation, including increasing participation by women and younger golfers.


    The golf industry generated approximately $15 billion in revenues in the United States in 1996. The Company believes the game of golf has exhibited strong growth in popularity in the past 16 years as illustrated below:

                                                                                  1980  1996  % CHANGE
                                                                                  ----  ----  --------
                                                                                  (MILLIONS)
Number of golfers...............................................................  15.0  24.7    65%
Rounds played...................................................................   358   477    33%

    DEMOGRAPHICS. Additionally, the Company believes the game of golf will benefit from favorable demographic trends. The United States Census Bureau estimates that the population age 50 and over will increase by 39% between 1996 and 2010, from 69.3 million to 96.3 million. The average number of rounds played per golfer on an annual basis increases significantly as the golfer ages. Golfers in their 50's play nearly twice as many rounds annually as golfers in their 30's, and golfers age 65 and older generally play three times as many rounds annually as golfers in their 30's. The Company believes that the number of golfers as well as the total number of rounds played will increase significantly as the average age of the population continues to increase. The Company believes that "baby boomers," the oldest of whom are now in their early 50's, will contribute to the growth in total rounds played due to growing wealth and leisure time as well as the suitability of golf as a sport for an aging population. Since 1991, the number of senior golfers (golfers age 50 and over) has grown 16%, or by nearly 1 million golfers. See "The Golf Industry -- Demographics."

                                THE GOLF COURSES


    The Company believes that its acquisition of the 10 Initial Courses and its acquisitions since the IPO are consistent with its goal of becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized golf courses. The Company's Golf Courses consist of 19 upscale courses located in the mid-Atlantic, southeastern, midwestern and southwestern United States. Four of the Golf Courses were ranked among the Top Ten New Courses by either GOLF DIGEST or GOLF MAGAZINE in the year opened, including Stonehouse Golf Club, which was named the Best New Upscale Course in 1996 by GOLF DIGEST, and Oyster Bay, which was named Best New Resort Course in the United States in 1983 by GOLF DIGEST. The Copperhead Course at the Innisbrook Resort was ranked 43rd in the 1996 survey by GOLF MAGAZINE of the "Top 100 Courses You Can Play" and the Island Course at the Innisbrook Resort was rated by GOLF DIGEST as one of the "Top 75 Resort Courses" in 1992. Heritage Golf Club was ranked in the Top 50 Public Golf Courses by GOLF DIGEST in 1992.


    The Golf Courses include 17 upscale Daily Fee courses (including 10 Resort Courses) and two private clubs. "Daily Fee" courses are open to the public and generate revenues principally through green fees, golf cart rentals, food and beverage operations, merchandise sales and driving range charges. "Resort Courses" are Daily Fee golf courses that attract a significant percentage of players from outside the immediate area in which the golf course is located and generate a significant amount of revenue from golf vacation packages. The Company considers its Daily Fee and Resort Courses to be high-end golf courses because of the quality and maintenance of each golf course. Private country clubs generally are closed to the public and derive revenues principally from membership dues, initiation fees, transfer fees, golf cart rentals, guest fees, food and beverage operations and merchandise sales.

    The Company believes that the overall quality of the Golf Courses is reflected in the green fees charged at each Golf Course, which significantly exceed national averages. The Company believes its focus on upscale Daily Fee golf courses and private country clubs, which attract golfers with attractive demographic and economic profiles, will result in stronger and less cyclical revenue growth in comparison to golf courses with lower green fees.

    Five of the Golf Courses are located in the Myrtle Beach, South Carolina vicinity, a popular year-round golf destination area. Myrtle Beach is considered one of the nation's premier golf resort locations with nearly 100 golf courses and approximately 3.9 million rounds played in 1996, according to the MYRTLE BEACH GOLF HOLIDAY-TM-. In addition to golf courses, Myrtle Beach offers a mix of entertainment, shopping and dining, as well as proximity to beaches. All of the Golf Courses located in the Myrtle Beach vicinity were developed and contributed to the Company by The Legends Group, a leading golf course owner, developer and operator in the southeast and mid-Atlantic regions of the United States controlled by Legends Group, Ltd. (together with its affiliates, "The Legends Group").


    Five of the Golf Courses are located in the Tampa, Florida area. Of these, four are located at the Innisbrook Resort, a destination golf resort that includes one of the largest hotel and conference facilities in the state. The fifth course, Lost Oaks, is located near the Innisbrook Resort, and all five courses are near the sandy beaches on the Gulf of Mexico. Additionally, the courses benefit from the millions of tourists annually that visit Disneyworld-TM-, Busch Gardens-TM- and other regional recreational attractions.



    Two of the Golf Courses are located in the Williamsburg, Virginia area and were opened in June and August, 1996. Williamsburg is a leading tourist destination and has a population of approximately 2.6 million within a 60 mile radius. Williamsburg is an emerging golf resort destination, as evidenced by the six new courses that have opened in the Williamsburg vicinity since 1995, including two of the Company's courses. In addition to golf, Williamsburg and the surrounding area offer shopping, dining, entertainment and historical attractions. Both of the Golf Courses located in Williamsburg were developed and contributed to the Company by The Legends Group.



    The Company owns (or will own after the closing of the Pending Acquisition) a fee simple interest in each of the Golf Courses with the exception of Oyster Bay, which is subject to a long-term ground lease (with approximately 35 years remaining), and the four Golf Courses at the Innisbrook Resort, where the Company holds a first lien on the Golf Courses and all of the related facilities (other than the separately-owned condominium units comprising the hotel). The Company holds an option to purchase the Innisbrook Resort and such facilities at the expiration of the Participating Mortgage for the lesser of its fair market value or a pre-determined number of shares of Common Stock and the cancellation of the outstanding balance of the Participating Mortgage.


    Certain unaudited information regarding each of the Golf Courses is set forth on the following page:

                                THE GOLF COURSES


                                                                                                              REVENUE PER PLAYER
                                                                                       ROUNDS                        (2)
                                                                          ---------------------------------  --------------------
                                                                                                  TWELVE
                                                                                                  MONTHS
                                                                                                   ENDED
                                         YARDAGE     TYPE OF     YEAR                            JUNE 30,
NAME                   LOCATION            (1)       COURSE     OPENED      1995       1996        1997        1995       1996
----------------  -------------------  -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
INITIAL COURSES
Heritage Club...  Pawleys Island, SC        7,040    Resort      1986        55,094     52,382      53,084   $   57.28  $   59.96
Heathland.......  Myrtle Beach, SC          6,785    Resort      1990        49,312     50,294      50,937       55.04      53.92
Moorland........  Myrtle Beach, SC          6,799    Resort      1990        49,590     51,102      51,754       55.03      54.79
Parkland........  Myrtle Beach, SC          7,170    Resort      1992        46,564     47,331      48,437       54.98      54.21
Oyster Bay
 (6)............  Sunset Beach, NC          6,685    Resort      1983        62,141     57,856      59,168       55.66      56.83
Woodlands.......  Gulf Shores, AL           6,584    Resort      1994        43,459     41,744      44,623       33.48      34.86
Royal New Kent    Providence Forge,
 (7)............  VA                        7,291   Daily Fee    1996        --          5,743      12,948      --          60.60
Stonehouse Golf
 Club (8).......  Williamsburg, VA          6,963   Daily Fee    1996        --          5,686      16,762      --          60.50
Olde Atlanta....  Atlanta, GA               6,789   Daily Fee    1993        41,195     41,053      44,485       37.53      41.39
Northgate
 Country Club
 (9)............  Houston, TX               6,540    Private     1984        46,600     45,400      46,268       59.40      64.27

SUBSEQUENT TO
 THE IPO
Tiburon Golf
 Club (10)......  Omaha, NE                 7,005   Daily Fee    1989        56,496     53,160      60,648       21.33      23.19
Raintree Country
 Club...........  Akron, OH                 6,886   Daily Fee    1991        44,000     40,000      40,000       19.25      20.38
Eagle Watch.....  Atlanta, GA               6,896   Daily Fee    1989        36,484     36,322      40,126       38.67      39.23
Lost Oaks.......  Tampa, FL                 6,500   Daily Fee    1975        40,072     52,760      67,708       31.87      29.64
Innisbrook
 Resort
 (6)(12)........  Tampa, FL                                                 148,294    140,922     139,094       95.35     101.22
  Copperhead....                            7,087    Resort      1972
  Island........                            6,999    Resort      1970
  Eagle's Watch
    (13)........                            6,245    Resort      1972
  Hawk's Run
    (13)........                            6,245    Resort      1972

PENDING
 AQUISITION
Club of the
 Country........  Kansas City, KS           6,412    Private     1979        15,749     17,575      19,093       42.42      43.93
  Total..........................................................................................................................


                                     GROSS GOLF REVENUE (3)
                               ----------------------------------
                    TWELVE                               TWELVE
                    MONTHS                               MONTHS
                     ENDED                               ENDED      INITIAL
                   JUNE 30,                             JUNE 30,   BASE RENT
NAME                 1997         1995        1996        1997        (4)
----------------  -----------  ----------  ----------  ----------  ----------
INITIAL COURSES
Heritage Club...   $   59.98   $3,156,000  $3,141,000  $3,184,000  $1,825,000
Heathland.......       53.81    2,714,000   2,712,000   2,741,000   1,556,000(5)
Moorland........       55.20    2,729,000   2,800,000   2,857,000   1,556,000(5)
Parkland........       53.88    2,560,000   2,566,000   2,610,000   1,557,000(5)
Oyster Bay
 (6)............       55.98    3,459,000   3,288,000   3,312,000   1,856,000
Woodlands.......       37.02    1,455,000   1,455,000   1,652,000     679,000
Royal New Kent
 (7)............       64.26       --         348,000     832,000   1,817,000
Stonehouse Golf
 Club (8).......       67.65       --         344,000   1,134,000   1,890,000
Olde Atlanta....       41.14    1,546,000   1,699,000   1,830,000     845,000
Northgate
 Country Club
 (9)............       64.34    2,768,000   2,918,000   2,977,000   1,407,000
SUBSEQUENT TO
 THE IPO
Tiburon Golf
 Club (10)......       21.37    1,205,000   1,233,000   1,296,000     682,000
Raintree Country
 Club...........       21.15      847,000     815,000     846,000     520,000
Eagle Watch.....       38.03    1,411,000   1,425,000   1,526,000     703,000
Lost Oaks.......       24.28    1,277,000   1,564,000   1,644,000     625,000(11)
Innisbrook
 Resort
 (6)(12)........      103.53   14,140,000  14,264,000  14,400,000   6,739,000
  Copperhead....
  Island........
  Eagle's Watch
    (13)........
  Hawk's Run
    (13)........
PENDING
 AQUISITION
Club of the
 Country........       41.01      668,000     772,000     783,000     330,000
                               ----------  ----------  ----------  ----------
  Total.........               $39,935,000 $41,344,000 $43,624,000 $24,587,000
                               ----------  ----------  ----------  ----------
                               ----------  ----------  ----------  ----------



(FOOTNOTES ON FOLLOWING PAGE)

---------------

 (1) Yardage is calculated from the championship tees.


 (2) "Revenue Per Player" is calculated by dividing Gross Golf Revenue at the applicable Golf Course by the number of rounds played at the applicable Golf Course.



 (3) Gross Golf Revenue is defined as all revenues from a golf course, including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, but excluding food and beverage and merchandise revenue. In the case of the Innisbrook Resort the amounts shown in the table include all revenue at the Innisbrook Resort, including golf and hotel revenue, and food, beverage and merchandise sales, but exclude various taxes and net of rental payments to individual condominium owners.



 (4) In addition to Base Rent, Participating Rent may be payable by the Lessees and Participating Interest (as herein defined) may be payable by the Innisbrook Resort Owner. Participating Rent is calculated based on increases in the Gross Golf Revenue from a base year (1996 in the case of the Initial Courses), as adjusted. For the Innisbrook Resort, Base Rent shown corresponds to the Base Interest payment.


 (5) Heathland, Moorland and Parkland are subject to a single Participating Lease and the Base Rent is equally allocated among these Golf Courses.


 (6) The Company acquired or has a contract to acquire the fee simple interest in each of the Golf Courses except Oyster Bay, which is subject to a long-term ground lease with a lessor not affiliated with the Prior Owner thereof, and the Innisbrook Resort, which serves as collateral under the Participating Mortgage.


 (7) Opened in August 1996.

 (8) Opened in June 1996.

 (9) The Company expects to acquire, upon completion, an additional nine holes at this Golf Course. Amounts shown for Northgate Country Club are for its fiscal year ended December 20, or the twelve months ended June 20, as applicable.


(10) Tiburon consists of 27 holes. Eighteen holes were built in 1989 with an additional nine holes built in 1994. With the exception of Initial Base Rent, numbers are 18-hole equivalents. Yardage and year opened is for the White/Blue course.



(11) The Company has agreed to fund up to $1.25 million to pay for additional improvements at the Lost Oaks course. If this amount is fully advanced, the Base Rent will be increased to $740,930.



(12) The Company has a participating mortgage interest in the Innisbrook Resort. The facility currently has 63 holes with an additional nine holes under construction. Under the terms of the Participating Mortgage, the Company initially funded $69.975 million and has agreed to fund an additional $9 million to fund certain improvements at the Innisbrook Resort, including the construction of the additional nine holes. Upon funding of the entire $9 million, the Base Interest will be increased to approximately $7.6 million.



(13) Eagle's Watch and Hawk's Run currently comprise the 27-hole Sandpiper course at the Innisbrook Resort. An additional nine holes are under construction, which is scheduled for completion in 1998. Yardage shown reflects 18-hole equivalents for Sandpiper.

                       BUSINESS STRATEGIES AND OBJECTIVES


    The Company's primary objectives are to increase its Cash Available for Distribution per share to stockholders and to enhance stockholder value. The Company's main strategy for such growth is to (i) acquire additional golf courses that meet the Company's investment criteria and (ii) participate in increased revenues at its Golf Courses. The Company currently holds (or is under contract to acquire) a participating interest in 19 Golf Courses.



    When the Company acquires a golf course, the course is either leased back to its prior owner or leased to another qualified operator not affiliated with the Company. Under the Company's standard Participating Lease, the Company receives fixed Base Rent and Participating Rent based on increases in Gross Golf Revenues (as herein defined), if any, at such Golf Course. Currently all Golf Courses owned or under contract to be acquired by the Company are or will be leased to their Prior Owners (or such owners' affiliates) with the exception of Tiburon and Lost Oaks. The Company believes the continuity of management provided by these experienced operators will facilitate the Company's growth and profitability. Each Lessee is required to join the Company's Lessee Advisory Association, which provides marketing information and potential economic benefits to the Lessees, such as bulk purchasing power for certain golf course supplies and equipment.


    In certain instances, state and federal tax laws make sale-leaseback transactions prohibitively expensive, in which case the Company may provide financing to a particular golf course, provided it receives a participating interest in revenues at the golf course on a basis comparable to the Company's standard Participating Lease. Typically, the Company's loan will be secured by a first-lien on the underlying golf course asset and will include an option to purchase the course at the end of the loan's term. In considering any financing transactions, including the Participating Mortgage, the Company seeks to obtain economic terms similar to the standard Participating Lease.

    In addition to acquiring new golf courses and new participating interests, the Company seeks to increase revenue from its current assets through internal growth. Both strategies are discussed below.

ACQUISITIONS AND EXPANSIONS

    ACQUISITIONS. The Company believes market conditions today are favorable for the acquisition of golf courses at attractive returns. The Company intends to continue to acquire additional golf courses, including multi-course portfolios, that meet one or more of its investment criteria as generally described below. The Company believes the factors described below provide it with a distinct competitive advantage in the acquisition of upscale golf courses, including courses that might not otherwise be available for purchase.


    To fund acquisitions, the Company has access to a variety of debt and equity financing sources, including the Line of Credit, and the ability to issue OP Units. The issuance of OP Units can provide a means of structuring tax-deferred transactions for sellers of golf courses. OP Units represent units of limited partnership interest in the Operating Partnership. Holders of OP Units generally have the right to cause the Company to redeem their OP Units after certain holding periods for cash, or at the Company's option for Common Stock on a one-for-one basis. To the extent the Company acquires a golf course in exchange for OP Units, the golf course seller generally will not recognize taxable income until it exercises the Redemption Right (as herein defined).


    The Company believes it can attract sellers by offering competitive pricing and valuation and by offering the following benefits: (i) the ability to retain control over the operations of the golf course by leasing the golf course back from the Company through the Company's multiple independent lessee structure;
(ii) the tax deferral and increased liquidity associated with owning OP Units;
(iii) the ability to obtain additional OP Units through the Lessee Performance Option (described below); (iv) marketing and purchasing economies of scale gained from participation in the Lessee Advisory Association; and (v) the ability to diversify the seller's investment by participating as an equity owner in the Company's portfolio of golf courses.

    The Company intends to concentrate its investment activities on golf courses available at attractive prices that meet one or more of the following criteria:

    - upscale Daily Fee courses that target avid golfers, who the Company believes are generally willing to pay the higher green fees associated with upscale golf courses;

    - private or semi-private golf courses with proven operating histories that have the potential for significant cash flow growth;

    - courses that offer superior facilities and service and attract a relatively high number of affluent destination golfers;

    - courses owned by multi-course owners and operators who have a strong regional presence and afford the Company the opportunity to expand in a particular region;

    - newly developed, well-designed courses with high growth potential; and

    - upscale, well-maintained golf courses with proven operating histories located in areas where significant barriers to entry exist.

    The Company will undertake an analysis with respect to golf courses to be considered for acquisition, including an evaluation of the following:

    - product and service differentiation;

    - competitive position in market;

    - barriers to entry in development of new golf courses;

    - conditioning of the golf course and agronomy review;

    - quantity, quality and cost of irrigation; and

    - strength of the lodging industry, including hotels and condominiums, in destination golf areas.


    There can be no assurance that the Company will be able to find additional golf courses that meet its investment criteria and there can be no assurance that the Company will have access to sufficient debt and equity financing to allow it successfully to acquire such courses. Moreover, acquisitions entail risks that acquired courses will fail to perform in accordance with expectations.



    EXPANSIONS. The Prior Owner of Northgate Country Club plans to add nine holes to that Golf Course, the Prior Owner of Woodlands is constructing a new clubhouse at Woodlands and the owner of Lost Oaks plans to renovate and remodel the clubhouse and course there (collectively, the "Expansion Facilities"). Subject to satisfaction of certain conditions, the Company has agreed that it will purchase the Expansion Facilities when fully completed and operational and may fund the construction thereof. The Company will acquire each Expansion Facility for a price equal to the cost of construction, which cost must be approved in advance by the Company and which may include an allowance for land. No development fee will be paid to a Prior Owner or any affiliate thereof in connection with the construction of the Expansion Facilities.



    Upon the Company's acquisition of the respective Expansion Facilities, the Participating Leases for Northgate Country Club, Woodlands and Lost Oaks will be amended to include the applicable Expansion Facility, to increase the Base Rent in an amount designed to be accretive to the Company's Funds From Operations (as herein defined) per share, and, with the exception of Lost Oaks (which Participating Lease is cross-defaulted with the Participating Mortgage on the Innisbrook Resort), the Prior Owner will be required to pledge additional OP Units (or cash or other security acceptable to the Company) equal to 15% of the purchase price paid by the Company for the applicable Expansion Facility. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions."

    The Lessee of Stonehouse Golf Club and Royal New Kent currently is constructing clubhouses of 6,600 square feet and 7,700 square feet, respectively, at such courses. The clubhouses are expected to be completed by June 30, 1998 and will be constructed at the Lessee's expense. Base Rent will not be adjusted but the Company will participate in any increases in Gross Golf Revenue (as herein defined). See "The Golf Courses -- The Participating Leases."

    The Innisbrook Resort Owner currently is adding an additional nine holes at the Innisbrook Resort and is making significant capital improvements to the resort and conference facilities. The Company, under the Participating Mortgage, has agreed to fund up to $9 million for these improvements.

INTERNAL GROWTH

    Based on the experience of its management, the Company believes the Golf Courses offer opportunities for revenue growth through effective marketing and efficient operations. See "The Golf Courses -- The Participating Leases -- Advisory Association." The Participating Leases and the Participating Mortgage have been structured to provide the operators with incentives to manage and maintain the Golf Courses in a manner designed to increase revenue and, as a result, increase payments to the Company under the Participating Leases and the Participating Mortgage. The Company believes that management of the Lessees, as well as Troon Golf, have demonstrated expertise in the operation of the Golf Courses and that the Golf Courses are positioned to benefit from favorable trends in the golf industry. See "Lessees and Operators" and "The Golf Industry."


    PARTICIPATING LEASES. The Participating Leases generally provide that for any calendar year, the Company will receive with respect to each leased Golf Course, the greater of (a) Base Rent (as adjusted by the Base Rent Escalator described below) or (b) an amount equal to the original (unescalated) Base Rent plus the Participating Rent payable at the Golf Course. Participating Rent is equal to 33 1/3% of the difference between that calendar year's Gross Golf Revenue and Gross Golf Revenue at the Golf Course in the calendar year prior to the course's acquisition, as adjusted in determining the original Base Rent. Base Rent under each Participating Lease generally increases annually by the lesser of (i) 3% or (ii) 200% of the change in the Consumer Price Index ("CPI") for the prior year (the "Base Rent Escalator") during each of the first five years of the Participating Lease and, if the Lessee Performance Option is exercised, for an additional five years thereafter. Annual increases in Lease Payments are limited to 5% during the first five years of the lease terms. "Gross Golf Revenue" is generally defined as all revenues from a Golf Course including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, excluding, however, food and beverage and merchandise revenue. See "The Golf Courses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    PARTICIPATING MORTGAGE. The $78.9 million Participating Mortgage is structured similarly to the Participating Lease. The Company anticipates that it will receive a return similar to the return it anticipates on the Participating Leases. Under the Participating Mortgage, the Company made an initial advance of $69.975 million, which will be followed by additional advances of up to $9.0 million to be used for a nine-hole expansion and other improvements to the Innisbrook Resort facilities currently underway. The loan term is 30 years, with an initial base interest rate of 9.63% per annum and an interest rate of 9.75% per annum on the amount of the loan in excess of $69.975 million (the "Base Interest"). The loan provides for minimum increases in the aggregate annual payment of Base Interest of 5% per year for the first five years and a participating interest feature throughout the term based upon the growth in Gross Golf Revenues, as well as in other revenues, at the Innisbrook Resort over a 1996 base year (the "Participating Interest," and, together with the Base Interest, the "Mortgage Payment"). The annual increases in the Mortgage Payment are limited to 7% during the first five years. Westin has agreed to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations at the Innisbrook Resort. The Westin Guaranty has a term of up to five years.



    LESSEE PERFORMANCE OPTION. The Participating Leases utilize an incentive-based performance structure (the "Performance Option") designed to encourage the operators to seek aggressive growth in revenue at the Golf Courses. The structure also is designed to attract potential sellers of golf courses that the Company believes have high growth potential and that might not otherwise be available for purchase. Under the Performance Option for the Participating Leases, during years three through five of each Participating Lease, the operator or its affiliate, subject to certain qualifications and restrictions, may elect one time to increase the Base Rent, in order to receive additional OP Units or Common Stock. The Prior Owner of the Northgate Country Club will have an additional two-year period to exercise the Performance Option if it elects to construct the planned nine-hole expansion. The Performance Option for the Participating Leases may be exercised only if the current-year net operating income of the operator of the applicable Golf Course, inclusive of a capital replacement reserve, exceeds 113.5% of such Lessee's Lease Payment, after taking into account the increased amount of Base Rent. If the Performance Option is exercised, the Base Rent is increased by an amount calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Performance Option, the adjusted Base Rent will be increased by the Base Rent Escalator each year for a period of five years. An operator's ability to exercise the Performance Option and the number of OP Units or Common Stock issuable to such Prior Owner in connection therewith, will depend on future operating results at the applicable Golf Course and therefore cannot be determined in advance.



    PERFORMANCE OPTION FOR THE PARTICIPATING MORTGAGE. The structure of the Performance Option for the Participating Mortgage is similar to the Performance Option for the Participating Leases. Under the Performance Option for the Participating Mortgage, during years three though five of the Participating Mortgage the Innisbrook Resort Owner, subject to certain qualifications and restrictions, may elect one time to require the Company to make an additional advance (the "Performance Advance") under the Participating Mortgage. The Innisbrook Resort Owner will be required to purchase additional OP units with the Performance Advance. The Performance Option for the Participating Mortgage may be exercised only if the current-year net operating income of the Innisbrook Resort, inclusive of a capital replacement reserve, exceeds 113.5% of such operator's Participating Mortgage obligation, after taking into account the increased amount of Base Interest. If the Performance Advance is made, the interest on the Performance Advance will be calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Performance Option for the Participating Mortgage, the adjusted Base Interest will be increased 3% per annum for five years. The Innisbrook Resort Owner's ability to exercise the Performance Option will depend on future operating results and therefore cannot be determined in advance.


                            FORMATION AND STRUCTURE

    GTA was incorporated in Maryland in November 1996 to take advantage of consolidation opportunities in owning golf courses. GTA has two wholly-owned subsidiaries, GTA GP and GTA LP, which exist solely to hold the Company's general and limited partnership interests in the Operating Partnership, the Company's operating subsidiary. The board of directors of each subsidiary is comprised of the executive officers of GTA. The Operating Partnership was formed in Delaware in November 1996. GTA GP is the sole general partner of the Operating Partnership.


    In February 1997, the Company raised net proceeds of approximately $73.0 million in its IPO and acquired its 10 Initial Courses from their Prior Owners. Each Initial Course was then leased back to an affiliate of its Prior Owner. The Company believes that the substantial ownership interest of the Prior Owners in the Company, equal to approximately 51% prior to this Offering, aligns the interests of their affiliated Lessees with the interests of stockholders.



    Prior to the IPO, the Chairman of the Board, Chief Executive Officer and President of the Company, W. Bradley Blair, II, served as the Executive Vice President and Chief Operating Officer of Legends Group, Ltd., which controls The Legends Group, a leading golf course owner, developer and operator in the southeast and mid-Atlantic regions of the United States. Certain of the Lessees are affiliates of The Legends Group. Upon completion of the IPO, Mr. Blair resigned from Legends Group, Ltd. and no longer holds any interest in the golf operations of The Legends Group.


    Seven of the Company's Initial Courses were acquired from The Legends Group. As part of the Formation Transactions (as herein defined), the Company entered into an Option to Purchase and Right of First Refusal

Agreement relating to golf courses owned, developed or acquired by The Legends Group. The Participating Leases with affiliates of The Legends Group (the "Legends Lessees") are cross-collateralized and cross-defaulted. Larry D. Young, a director of the Company, is the majority owner of The Legends Group and the Legends Lessee.

    Certain investors in the entities that contributed the Initial Golf Courses to the Company at the IPO received certain benefits in connection with the IPO. See "Formation Transactions."


    OPERATING PARTNERSHIP. GTA, through its wholly-owned subsidiaries GTA GP and GTA LP, currently holds a 47.5% interest in the Operating Partnership (60.8% after giving effect to this Offering and the Pending Acquisition). GTA GP is the sole general partner of the Operating Partnership. GTA LP is a limited partner of the Operating Partnership. The other limited partners include those Prior Owners who received OP Units in exchange for the contribution of their Golf Courses. Pursuant to the First Amended and Restated Agreement of Limited Partnership, which was entered into concurrently with the closing of the IPO, the limited partners do not have day-to-day control over the Operating Partnership. However, the limited partners are entitled to vote on certain matters, including the sale of all or substantially all the Company's assets or the merger or consolidation of the Operating Partnership, which decisions require the approval of the holders of at least 66.7% of the limited partnership interests in the Operating Partnership. Each of the limited partners (other than GTA LP) may exercise Redemption Rights for up to 50% of its OP Units beginning one year after the IPO (February 12, 1998) and the remaining 50% two years thereafter for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis. See "Partnership Agreement -- Redemption Rights."



    The relationship between GTA, its subsidiaries, the Operating Partnership, the Limited Partners (including many Prior Owners) and the Lessees is described in the following chart:


            [ORGANIZATIONAL CHART OF THE COMPANY AND ITS AFFILIATES]

                              DISTRIBUTION POLICY


    The Company intends to make regular quarterly distributions to its stockholders. The Company paid a quarterly distribution of $0.41 per share of Common Stock ($1.64 on an annualized basis) on August 15, 1997 to stockholders of record on July 31, 1997. Purchasers in this Offering are not expected to receive a third quarter dividend as the ex-dividend date is expected to fall prior to the closing of this Offering. Future distributions will be at the discretion of the Board of Directors based on the Company's actual results of operations, economic conditions, tax considerations (including those related to REITs) and other factors. In order to maintain its status as a REIT for federal income tax purposes, the Company currently is required to distribute at least 95% of its annual taxable income. Holders of OP Units will receive distributions on a per unit basis equal to the per share distributions to owners of Common Stock. See "Partnership Agreement."

                                   TAX STATUS

    The Company will elect to be taxed as a REIT under sections 856 through 860 of the Tax Code commencing with its taxable year ending December 31, 1997. If the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be subject to federal income tax at the corporate level on its taxable income that is distributed to its stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute at least 95% of its annual taxable income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and distributions to the stockholders in any such year will not be deductible by the Company. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company has received the opinion of its legal counsel, O'Melveny & Myers LLP, as to its REIT status, which opinion is based on certain assumptions and representations and is not binding on the Service or any court. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year. See "Risk Factors -- Real Estate Investment Trust and Partnership Qualification," "-- Limits on Changes in Control" and "-- Ownership Limit," "Federal Income Tax Considerations" and "Capital Stock -- Restrictions on Ownership."

                                  THE OFFERING


Common Stock offered by the
 Company..........................  3,000,000 shares (1)

Common Stock and OP Units to be
 outstanding after completion of
 the Offering and the Pending
 Acquisition......................  11,780,356 shares (1)(2)

Use of Proceeds...................  To repay outstanding mortgage indebtedness under the
                                    Line of Credit and for working capital, including the
                                    acquisition of additional golf courses

American Stock Exchange symbol....  GTA


------------


(1) Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting."


(2) Includes 70,000 shares of restricted Common Stock issued to the Company's officers, which shares are subject to vesting conditions. See "Management -- Executive Compensation." Does not include an aggregate of 1,130,000 shares reserved for issuance pursuant to the Company's Stock Incentive Plans and the Directors' Plan (each as herein defined), see "Management -- Stock Incentive Plans" and "Management -- Directors' Plan," and does not include additional OP Units that may be issued pursuant to the Performance Option, see "The Company -- Business Strategies and Objectives -- Internal Growth -- Performance Option."

                             SUMMARY FINANCIAL DATA


    The following tables set forth (i) unaudited selected consolidated historical and pro forma financial information for the Company and The Legends Group and (ii) selected historical financial information for The Legends Group, the accounting acquiror, and for the Legends Lessee, the significant lessee. The pro forma operating information is presented as if the Formation Transactions, this Offering, the acquisition of the Golf Courses acquired subsequent to the IPO (the "Subsequent Acquisitions") and the Pending Acquisition had occurred as of January 1, 1996, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Condensed Statements of Operations included elsewhere in this Prospectus. The pro forma balance sheet information is presented as if this Offering, the Subsequent Acquisitions and the Pending Acquisition had occurred on June 30, 1997. The pro forma information does not purport to represent what the Company's nor the Legends Group's financial position or results of operations actually would have been had the Formation Transactions, this Offering, the Subsequent Acquisitions, and the Pending Acquisition, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's or The Legends Group's financial position or results of operations at any future date or for any future period.



                          GOLF TRUST OF AMERICA, INC.
                 UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)



                                                                                                   PERIOD FROM
                                                                                  SIX MONTHS    FEBRUARY 12, 1997
                                                                    YEAR ENDED    ENDED JUNE      (INCEPTION OF
                                                                   DECEMBER 31,       30,      OPERATIONS) THROUGH
                                                                       1996          1997         JUNE 30, 1997
                                                                   -------------  -----------  -------------------
                                                                          (PRO FORMA)             (HISTORICAL)
OPERATING DATA:
Revenue:
  Participating Leases (1).......................................    $  15,949     $   9,033       $     5,859
  Participating Mortgage.........................................        8,067         4,034               181
  Other interest income..........................................       --            --                   448
                                                                   -------------  -----------       ----------
    Total revenue................................................       24,016        13,067             6,488
                                                                   -------------  -----------       ----------
Depreciation and amortization (1)................................        5,317         2,950             1,149
General and administrative.......................................        2,097         1,300               910
Interest expense.................................................          368           184               290
                                                                   -------------  -----------       ----------
    Total expenses...............................................        7,782         4,434             2,349
                                                                   -------------  -----------       ----------
Income before minority interest (1)..............................       16,234         8,633             4,139
Minority interest (2)............................................        6,104         3,384             2,129
                                                                   -------------  -----------       ----------
Net income applicable to common stockholders.....................    $  10,130     $   5,249       $     2,010
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
Net income per share of Common Stock.............................    $    1.42     $    0.73       $      0.50
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
Weighted average shares of Common Stock outstanding..............        7,161         7,161             4,007
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
CASH FLOW DATA:
  Cash flows from operating activities (3).......................    $  21,551     $  11,583       $     3,578
  Cash flows used in investing activities (4)....................         (719)         (359)         (116,497)
  Cash flows used in financing activities (5)....................       14,504         9,660           115,190

OTHER DATA:
  Funds From Operations (6)......................................    $  21,551     $  11,583       $     5,288
  Cash Available for Distribution (6)............................    $  19,504     $  10,560       $     5,011
  Weighted average Common Stock and OP Units outstanding.........       11,481        11,780             8,479



                                                                                                  JUNE 30,
                                                                                          ------------------------
                                                                                                          1997
                                                                                                       -----------
                                                                                             1997      (HISTORICAL)
                                                                                          -----------
                                                                                          (PRO FORMA)
BALANCE SHEET DATA:
  Investment in Golf Courses............................................................   $  87,599    $  61,724
  Mortgage note receivable (7)..........................................................      61,680       61,680
  Notes payable.........................................................................       4,325       43,900
  Minority interest in Operating Partnership............................................      49,267       43,487
  Total stockholders' equity............................................................     116,506       40,361



(NOTES ON PAGE 19)

                    THE LEGENDS GROUP GOLF COURSE OPERATIONS
                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA
                                 (in thousands)

                                                                                       SEASIDE    LEGENDS
                                                                                       RESORTS      OF        TOTAL
                                                                GOLF      HERITAGE     (OYSTER   VIRGINIA    LEGENDS
                                                               LEGENDS    GOLF CLUB     BAY)        (8)       GOLF
                                                              ---------  -----------  ---------  ---------  ---------
YEAR ENDED DECEMBER 31, 1996
OPERATING DATA:
  Revenue from Golf Course operations.......................  $   8,078   $   3,141   $   3,288  $     692  $  15,199
  Other revenue.............................................      2,534         745         784        151      4,214
                                                              ---------  -----------  ---------  ---------  ---------
  Total revenue.............................................     10,612       3,886       4,072        843     19,413
  Participating Lease payments (1)..........................      4,670       1,825       1,856        928      9,279
  Other operating expenses (9)..............................      6,216       2,171       2,296      2,492     13,175
                                                              ---------  -----------  ---------  ---------  ---------
  Net income (loss).........................................  $    (274)  $    (110)  $     (80) $  (2,577) $  (3,041)
                                                              ---------  -----------  ---------  ---------  ---------
                                                              ---------  -----------  ---------  ---------  ---------
CASH FLOW DATA:
  Cash flows from (used in) operating activities (10).......  $    (125)  $     (69)  $      40  $  (2,577) $  (2,731)
  Cash flows from investing activities (11).................     --          --          --         --         --
  Cash flows from financing activities (12).................     --          --          --         --         --

OTHER DATA:
  EBITDA (13)...............................................  $     (31)  $     (55)  $      59  $  (2,577) $  (2,604)

SIX MONTHS ENDED JUNE 30, 1997
OPERATING DATA:
  Revenue from Golf Course operations.......................  $   4,853   $   1,943   $   2,012  $   1,274  $  10,082
  Other revenue.............................................      1,692         453         517        252      2,914
                                                              ---------  -----------  ---------  ---------  ---------
  Total revenue.............................................      6,545       2,396       2,529      1,526     12,996
  Participating Lease payments (1)..........................      2,335         913         928      1,853      6,029
  Other operating expenses (9)..............................      3,714       1,204       1,168      1,857      7,943
                                                              ---------  -----------  ---------  ---------  ---------
  Net income (loss).........................................  $     496   $     279   $     433  $  (2,184) $    (976)
                                                              ---------  -----------  ---------  ---------  ---------
                                                              ---------  -----------  ---------  ---------  ---------
CASH FLOW DATA:
  Cash flows from (used in) operating activities (10).......  $     548   $     295   $     450  $  (2,184) $    (891)
  Cash flows from investing activities (11).................     --          --          --         --         --
  Cash flows from financing activities (12).................     --          --          --         --         --

OTHER DATA:
  EBITDA (13)...............................................  $     557   $     298   $     453  $  (2,184) $    (876)


(NOTES ON PAGE 19)

                               THE LEGENDS GROUP
               SUMMARY COMBINED HISTORICAL FINANCIAL INFORMATION
                                 (in thousands)


                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996     1997(14)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
FINANCIAL DATA:
  Revenue from golf course
    operations.......................  $  11,724  $  13,455  $  14,371  $  14,619  $  15,199  $   8,641  $  10,082
  Other revenue......................      2,931      3,438      4,725      3,823      4,214      2,284      2,914
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue......................     14,655     16,893     19,096     18,442     19,413     10,925     12,996
  Operating expenses(9)..............      8,895      9,882     10,083     10,322     13,556      5,757     12,540
  Depreciation and amortization......      1,406      1,564      1,830      1,791      2,400      1,004        808
  Interest expense...................        648        619        998      1,017      1,589        515        420
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before equity in earnings of
    the Operating Partnership........      3,706      4,828      6,185      5,312      1,868      3,649       (772)
  Equity in earnings of the Operating
    Partnership(15)..................     --         --         --         --         --         --          1,916
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.........................  $   3,706  $   4,828  $   6,185  $   5,312  $   1,868  $   3,649  $   1,144
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Investment in Golf Courses and
    related equipment................  $  17,425  $  16,663  $  19,301  $  33,099  $  35,060  $  34,738  $   1,083
  Total assets.......................     20,484     22,719     24,649     42,300     49,804     49,458     23,042
  Mortgages, notes payable and
    advances from affiliates and
    stockholders.....................     16,293     19,285     18,638     35,163     40,480     37,512      9,291
  Capital lease obligations..........        332     --         --         --         --         --         --
  Total owners' equity...............      2,086      2,263      3,772      6,328      7,174      9,976     11,000


(NOTES ON PAGE 19)

---------------

 (1) Represents payments of Base Rent from the Lessees to the Company calculated on a pro forma basis as if the beginning of the period presented was the beginning of a lease year, except for Legends of Virginia, the Lessee of Stonehouse Golf Club and Royal New Kent, which courses opened in June 1996 and August 1996, respectively. Pro forma Participating Lease revenue payable by Legends of Virginia reflects only the periods during which such Golf Courses were actually operating. Pro forma rent includes Base Rent from the Pending Acquisition of $330 and $165 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.



    If Stonehouse Golf Club and Royal New Kent had been operating during the entire period presented (i) Participating Lease revenue would have been $1,847 higher for the year ended December 31, 1996, for a total of $17,796,
    (ii) depreciation and amortization would have been $580 higher for the year ended December 31, 1996, for a total of $5,897, and (iii) income before minority interest for the year ended December 31, 1996 would have been $1,267 higher for a total of $17,501.



    The pro forma information does not include estimates of Base Rent increases in the second year. Pro forma results for the six months ended June 30, 1997 and actual results for the period from February 12, 1997 through June 30, 1997 include $109 of Participating Rent.



 (2) Calculated as approximately 37.6%, 39.2% and 51.4% of the Operating Partnership's net income for the applicable period based on the OP Units outstanding for the period not owned by the Company.


 (3) Represents the Company's income before minority interest adjusted for non-cash depreciation and amortization. Estimated pro forma cash flows from operating activities excludes cash provided by (used in) operating activities due to changes in working capital resulting from changes in current assets and current liabilities. The Company does not believe these excluded items are material to cash flows from operating activities.


 (4) Pro forma cash flows used in investing activities represents the amount of the reserve which the Company will be required to make available annually under the Participating Leases to fund capital expenditures, calculated as 2.0% to 5.0% of Gross Golf Revenue at the Golf Courses. In addition to increases resulting from the Base Rent Escalator and payments of Participating Rent, the Lessees generally are obligated to increase their lease payments each year in an amount equal to the increase in the capital expenditure reserve from the prior year. Historical cash flows used in investing activities additionally reflects golf course acquisitions and mortgage note issuance.



 (5) Pro forma cash flows used in financing activities represent estimated distributions to be paid based on the current quarterly dividend rate of $0.41 per share of Common Stock or per OP Unit and an aggregate of 11,481 and 11,780 shares of Common Stock and OP Units outstanding for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and debt of $4,325.



 (6) Estimated Funds From Operations and Cash Available for Distribution are calculated as follows:



                                                                                                       PERIOD FROM FEBRUARY 12,
                                                                                                                 1997
                                                                                                            (INCEPTION OF
                                                                 YEAR ENDED        SIX MONTHS ENDED          OPERATIONS)
                                                              DECEMBER 31, 1996     JUNE 30, 1997       THROUGH JUNE 30, 1997
                                                              -----------------   ------------------   ------------------------
                                                                           (PRO FORMA)                       (HISTORICAL)
Income before minority interest.............................       $16,234             $ 8,633                  $4,139
Depreciation and amortization...............................         5,317               2,950                   1,149
                                                              -----------------     ----------                 -------
Funds From Operations.......................................        21,551              11,583                   5,288
Adjustments:
  Noncash mortgage revenue..................................        (1,328)               (664)                    (30)
  Estimated capital expenditures............................          (719)               (359)                   (247)
                                                              -----------------     ----------                 -------
Cash Available for Distribution.............................        19,504              10,560                   5,011
Additional Base Rent for courses not operational during
 entire period..............................................         1,847             --                    --
                                                              -----------------     ----------                 -------
Adjusted Cash Available for Distribution....................       $21,351             $10,560                  $5,011



    In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), Funds From Operations represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnership and joint ventures. Funds From Operations should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating investing or financial activities as a measure of liquidity. Funds From Operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. The Company believes that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Compliance with the NAREIT definition of Funds From Operations is voluntary. Accordingly, the Company's calculation of Funds From Operations in accordance with the NAREIT definition may be different than similarly titled measures used by other REITs. See "Distribution Policy." Pro forma income before minority interest for the year ended December 31, 1996, reflects base rent from Legends of Virginia for the period during which the Golf Courses it leases from the Company, Stonehouse Golf Club and Royal New Kent, were actually operating (Stonehouse Golf Club opened in June 1996 and Royal New Kent opened in August 1996). The adjustment above reflects additional Base Rent payable during the Golf Courses' initial year of operations (i.e., to reflect a full year's initial Base Rent). Noncash mortgage revenue represents the difference between interest revenue on the Participating Mortgage reported by the Company in accordance with GAAP and the actual cash payment to be received by the Company. See "The Golf Courses -- The Participating Mortgage -- Fixed Interest Rate Escalation."

    The Participating Leases require the Company to reserve annually between 2.0% and 5.0% of the Gross Golf Revenues of the Golf Courses to fund capital expenditures. Any capital expenditures in excess of such amounts will be funded by the Lessees.

 (7) Represents amounts outstanding under the Participating Mortgage exclusive of the amounts used to acquire OP Units and shares of the Common Stock.

 (8) Legends of Virginia financial data reflects partial period operations at both Stonehouse Golf Club and Royal New Kent, which opened in June 1996 and August 1996, respectively. Participating Lease payments reflect the periods in which the Golf Courses were actually operating.


 (9) Represents operating costs and expenses, general and administrative, repairs and maintenance, utilities, marketing and management fees. Operating Expenses for The Legends Group for the six months ended June 30, 1997 includes Base Rent payments for the period commencing February 12, 1997.


(10) Represents pro forma income adjusted for non-cash depreciation and amortization. Estimated pro forma cash flows from operating activities excludes cash provided by (used in) operating activities due to changes in working capital resulting from changes in current assets and current liabilities. The Company does not believe these excluded items are material to cash flows from operating activities.


(11) Cash flows from investing activities consists principally of capital improvements to the Golf Courses. As such improvements are expected to be funded through a capital expenditure reserve funded by the Company, cash flows from investing activities funded by the Lessees are not expected to be material.



(12) Cash flows from financing activities primarily includes transactions with the Prior Owners and borrowings and repayments on loans. Such cash flows have been excluded in the determination of cash flows from financing activities as the Company does not believe these excluded items are material to cash flows from financing activities.


(13) EBITDA is defined as operating income before interest, income taxes, depreciation and amortization. Management considers EBITDA to be an important measure of the cash flows from operations of the Lessees (before payment of debt service obligations and non-cash depreciation charges). EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of financial performance or to cash flows from operating activities as a measure of liquidity.


(14) Information presented includes the Prior Owners and the Legends Lessees combined, as the operations were transferred to the Legends Lessee effective February 12, 1997. Summary unaudited operating results for the Legends Lessees for the period February 12, 1997 (inception) through June 30, 1997 included in The Legends Group for the six months ended June 30, 1997 are as follows:



Gross golf revenue...............................................................................  $   9,164
Other revenue....................................................................................      2,496
                                                                                                   ---------
  Total Revenue..................................................................................     11,660
Operating expenses...............................................................................      6,368
Lease Payments...................................................................................      4,629
Depreciation and amortization....................................................................         37
                                                                                                   ---------
  Total Expenses.................................................................................     11,034
                                                                                                   ---------
Net income.......................................................................................  $     626
                                                                                                   ---------
                                                                                                   ---------



(15) Equity in earnings of the Operating Partnership reflects the Prior Owner's proportionate interest in the earnings of the Operating Partnership based on its limited partnership interest. These amounts do not represent cash distributions to the Legends Group Prior Owner. Earnings reflect the interest of the Prior Owner and not the Legends Lessee, and any distributions payable to the Legends Group Prior Owner will not necessarily be available to the Legends Lessee to make Lease Payments.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF COMMON STOCK IN THIS OFFERING.

    WHEN USED IN THIS PROSPECTUS, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, RESULTS OF OPERATIONS AND FINANCIAL POSITION. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED BELOW, UNDER THE HEADING "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS PROSPECTUS.


USE OF ADJUSTMENTS AND PROJECTIONS IN ESTABLISHING LEASE PAYMENTS AND
  PARTICIPATING MORTGAGE PAYMENTS



    The Company generally values golf courses, and establishes Lease Payments (and established the Participating Mortgage Payments), based on selected adjustments to historical operating results or estimates of future performance that the Company believes are appropriate. These adjustments include projected increases in revenues from golf course operations and elimination of certain operating expenses. If such adjustments are not appropriate, or if estimates of future performance are not met, a Lessee or the Innisbrook Resort Owner may not be able to make its scheduled payments to the Company. Failure of an operator to make such a payment would have a material adverse effect on the operations of the Company. Estimates of future performance were particularly significant with respect to two recently-opened Virginia courses and the Innisbrook Resort. In addition, although the Westin Guaranty is designed to supplement results of operations at the Innisbrook Resort, it is for a limited period and limited amount and may be insufficient to ensure receipt by the Company of Base Interest under the Participating Mortgage.


DEPENDENCE ON PAYMENTS UNDER THE PARTICIPATING LEASES AND THE PARTICIPATING
  MORTGAGE;
  DIFFICULTY OF FINDING REPLACEMENT OPERATORS

    The Company's ability to make distributions to stockholders will depend primarily upon the ability of the Lessees to make Lease Payments under Participating Leases and of the Innisbrook Resort Owner to make interest payments under the Participating Mortgage (which, in both cases, will be dependent primarily on the Golf Course operators' ability to generate sufficient revenues in excess of operating expenses from the Golf Courses). Any failure or delay by a Lessee or the Innisbrook Resort Owner in making such payments may affect adversely the Company's ability to make anticipated distributions to stockholders. Such failure or delay may be caused by reductions in revenue from the Golf Courses or in the net operating income of a Lessee or otherwise. In addition, the Lessees are recently-organized limited purpose entities and have nominal capitalization. Although failure on the part of a Lessee materially to comply with the terms of its Participating Lease would give the Company the right to terminate such Participating Lease, recover any OP Units pledged as a security deposit, repossess the applicable Golf Course and enforce the Lease Payment obligations under the Participating Lease, the Company then would be required to find another lessee to lease such Golf Course or risk losing its ability to elect or maintain REIT status, as applicable. It may be difficult for the Company to find suitable replacement lessees following a default, particularly in instances where the prior lessee was not able to operate profitably. In such instances the Company would likely be required to reduce the Base Rent and consequently the Cash Available for Distribution on a per share basis would be reduced.

DURATION OF LEASE; NO RIGHT TO TERMINATE PARTICIPATING LEASES ON A SALE

    The Participating Leases, with extensions, may have terms of up to 40 years and do not terminate when a Golf Course is sold. It may therefore be more difficult to sell a Golf Course, and the value to a prospective buyer, and therefore the price paid to the Company for a Golf Course, may be less than if the Participating Leases were to terminate upon a sale. See "The Golf Courses -- The Participating Leases."

NEED FOR CERTAIN CONSENTS FROM THE LIMITED PARTNERS


    Under the Partnership Agreement (as herein defined) the holders of at least 66.7% of the interests in the Operating Partnership, including the Company which currently owns a 60.8% interest in the Operating Partnership (after giving effect to this Offering and the Pending Acquisition), must approve a sale of all or substantially all of the assets of the Operating Partnership or a merger or consolidation of the Operating Partnership. Larry D. Young, majority owner of The Legends Group and a director of the Company, and his affiliates own a 31.7% interest in the Operating Partnership (after giving effect to this Offering and the Pending Acquisition) and thus effectively hold veto power over such extraordinary transactions. See "Partnership Agreement -- Management."


LACK OF CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF THE GOLF COURSES


    In order to qualify as a REIT for federal income tax purposes, the Company may not operate the Golf Courses or participate in the decisions affecting the operations of the Golf Courses. Each of the Lessees and the Innisbrook Resort Owner controls the operations of the respective Golf Courses. The Participating Leases have initial terms of 10 years and generally may be extended at the option of each Lessee for up to six five-year renewal terms. The Company will not have the authority to require any operator to operate the Golf Courses in a particular manner, or to govern any particular aspect of their operation (e.g., setting green fees), except as set forth in the Participating Leases or the Participating Mortgage. Thus, even if the Company believes an operator is operating a Golf Course inefficiently or in a manner that does not result in a maximization of Participating Rent or Participating Interest to the Company and, therefore, does not increase Cash Available for Distribution to the stockholders, the Company may not require an operator to change its method of operation. The Company is limited to seeking redress only if a operator violates the terms of the Participating Lease or the Participating Mortgage, as applicable, in which case the Company's primary remedy is to terminate the Participating Leases or the Participating Mortgage as applicable and seek to recover damages from such operator. If a Participating Lease is terminated, the Company will be required to find another lessee or risk losing its ability to elect or maintain REIT status, as applicable. See "The Golf Courses -- The Participating Leases."



THE PARTICIPATING MORTGAGE



  DEFAULT ON PARTICIPATING MORTGAGE



    A default by the Innisbrook Resort Owner under the Participating Mortgage could materially and adversely affect the Company's results from operations. A default under the Participating Mortgage may require the Company to become involved in expensive and time-consuming proceedings, including bankruptcy, reorganization or foreclosure proceedings, in an attempt to recover some portion or all of its investment. It is anticipated that the resort property underlying the Participating Mortgage will be the primary source of any recovery for the Company. Because of the Company's status as a REIT, the Company may not operate the Innisbrook Resort in the event of foreclosure. Accordingly, in the event of a foreclosure, the Company will be materially dependent upon (i) its ability to lease the Innisbrook Resort on favorable economic terms and (ii) the value of the real property underlying the Participating Mortgage, each of which may be affected by numerous factors outside the control of the Company. See "-- Dependence on Payments Under the Participating Leases; Difficulty of Finding Replacement Lessees."

  LACK OF AMORTIZATION OF PARTICIPATING MORTGAGE



    The Participating Mortgage does not provide for the amortization of principal during its term. As a result, the entire principal balance of the Participating Mortgage will be due at its maturity. Failure to amortize the principal balance of the Participating Mortgage may increase the risk of a default during the term, and at maturity, of the Participating Mortgage. A default under the Participating Mortgage would have a material adverse effect on the operations of the Company.


GOLF INDUSTRY RISKS

  OPERATING RISKS

    The Golf Courses will be subject to all operating risks common to the golf industry. These risks include, among other things (i) increases in operating costs due to inflation and other factors, which increases may not be offset by increased dues and fees; (ii) dependence on tourism, particularly for the Resort Courses, which may fluctuate and is seasonal; and (iii) adverse effects of general and local economic conditions. These factors could adversely affect the Golf Course operators' ability to generate revenues and to make payments under the Participating Leases and the Participating Mortgage and, in turn, the Company's ability to make expected distributions to the Company's stockholders.

  COMPETITION; SUPPLY OF GOLF COURSES

    The Company's Golf Courses face competition for golfers from other golf courses. A substantial number of new golf courses have opened in recent years and a number of new courses currently are under development, or planned for development including golf courses located near the Golf Courses. These new golf courses could increase the competition faced by one or more of the Golf Courses and reduce the rounds played and revenues associated with one or more of the Golf Courses. Any such decrease in revenues may adversely affect the net operating income of a Golf Course operator and, therefore, its ability to make its scheduled payments to the Company.

  INVESTMENT IN SINGLE INDUSTRY

    The Company's current strategy is to acquire only golf courses and related facilities. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution to stockholders resulting from a downturn in the golf industry will be more pronounced than if the Company had diversified its investments.

  SEASONALITY

    The golf industry is seasonal. Seasonal variations in revenue at the Golf Courses may require the Golf Course operators to supplement revenue at the applicable Golf Course to make scheduled payments to the Company. Failure of a Golf Course operator to manage properly its cash flow may result in such operator having insufficient cash to make its scheduled payments to the Company during low seasons and, therefore, adversely affect Cash Available for Distribution to stockholders.

  ADVERSE WEATHER CONDITIONS

    Several climatological factors beyond the control of the Golf Course operators may influence the revenues at the Golf Courses, including adverse weather such as hurricanes, heat waves, frosts and floods. In the event of adverse weather or destruction of the turf grass at a Golf Course, the number of rounds played at such Golf Course could decrease, which could have a negative impact on any Participating Rent or Participating Interest received from the affected Golf Course and the ability of the applicable Golf Course operator to make its scheduled payments to the Company. The 10 Golf Courses in the Myrtle Beach, Tampa and Gulf Shores areas are susceptible to damage from hurricanes, which damage (including loss of revenue) is not generally insurable at commercially reasonable rates. Consequently, a hurricane may adversely affect both the value of the Company's investment in a particular Golf Course as well as the ability of the operator of such Golf Course to make its scheduled payments to the Company. Additionally, hurricanes may damage local accommodations such as hotels and condominiums, thereby limiting play, particularly at the Company's Resort Courses.

  FACTORS AFFECTING GOLF PARTICIPATION

    The success of efforts to attract and retain members at private country clubs and the number of rounds played at public golf courses historically has been dependent upon discretionary spending by consumers, which may be adversely affected by regional and economic conditions. A decrease in the number of golfers or their rates of participation or in consumer spending on golf could have an adverse effect on the Gross Golf Revenue generated per Golf Course and, therefore, the Lease Payments to be paid under the Participating Leases or the interest payable under the Participating Mortgage. For the period 1991 through 1996 golf participation decreased by 0.3%, according to NGF.

  COURSE CONDITIONS

    General turf grass conditions must be satisfactory to attract play on the Golf Courses. Severe weather or other factors, including disease and insect infestation, could adversely affect the turf grass conditions at the Golf Courses. Turf grass conditions at the Golf Courses also depend to a large extent on the quality and quantity of water available. The quality and quantity of water available is affected by various factors, many of which are beyond the control of the Company. There can be no assurance that certain conditions, including drought, governmental regulation or environmental concerns, which could adversely affect the supply of water to a particular Golf Course, may not arise in the future.

DEPENDENCE UPON KEY PERSONNEL

    The Company's success depends to a large extent upon the experience and abilities of its founders W. Bradley Blair, II, who serves as the Company's Chief Executive Officer and President, David J. Dick, who serves as Executive Vice President, and Scott D. Peters, who serves as Senior Vice President and Chief Financial Officer. See "Management -- Directors and Executive Officers." The loss of the services of any of these individuals could have a material adverse effect on the Company, its operations and its business prospects. See "Certain Relationships and Transactions -- Employment Agreements." The Company's success is also dependent upon its ability to attract and retain qualified personnel.

REAL ESTATE INVESTMENT TRUST AND PARTNERSHIP QUALIFICATION

    The Company operates and intends to continue to operate so as to qualify as a REIT under the Tax Code. Although the Company believes that it is so organized and operates in such a manner and has received a favorable opinion of its legal counsel, O'Melveny & Myers LLP, as to its REIT status (which opinion is based on certain assumptions and representations), no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Tax Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Tax Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Federal Income Tax Considerations."

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Cash Available for Distribution to the Company's stockholders would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."



    The Operating Partnership has been structured to be classified as a partnership for federal income tax purposes. If the Service were to challenge successfully the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be treated as an association taxable as a regular corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (imposed by the Tax Code as discussed below) and, in turn, would prevent the Company from qualifying as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." In addition, the imposition of a corporate income tax on the Operating Partnership would reduce the amount of Cash Available for Distribution to the Company and its stockholders. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."


RISKS RELATING TO CONSTRUCTION FINANCING

    The Company has agreed to fund certain additional construction at certain of the Golf Courses and anticipates that it may make other construction loans, generally either (i) as financing that repays constructions costs, or (ii) where the loan is secured by property with a pre-construction value that is within the Company's investment guidelines. Construction loans often involve a higher degree of risk than other lending because, among other reasons, (i) repayment may be dependent upon successful completion of the project, (ii) the project, as constructed or rehabilitated, may lack any operating history upon which to base the loan's underwriting, (iii) estimating construction costs and timing is difficult, (iv) construction costs may exceed budgeted amounts and (v) timing delays may occur.

CERTAIN GOLF COURSES WITH LIMITED OPERATING HISTORY

    The two Virginia Golf Courses recently opened and have a limited operating history. The Base Rent for these Golf Courses is based on estimates of Gross Golf Revenue and net operating income and constitutes a substantial portion of the Company's pro forma Lease revenue. These Golf Courses may not achieve such anticipated Gross Golf Revenues or net operating income and, in that case, the Lessees of such Golf Courses may be unable to make their Lease Payments to the Company.

LIMITED OPERATING HISTORY

    The Company was recently organized and has limited operating history. There can be no assurance that the Company will be able to generate sufficient revenue from operations to make anticipated distributions to stockholders. The Company also is subject to the risks generally associated with the formation of any new business. The Company's management has limited experience operating a public company or a REIT and limited experience working together.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE
  OF COMMON STOCK


    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices for the Common Stock. In addition to the shares of Common Stock currently outstanding and the Shares offered by the Company in this Offering, an aggregate of 4,619,600 OP Units will be outstanding (excluding OP Units held by subsidiaries of GTA) following completion of this Offering and completion of the Pending Acquisition, including an aggregate of 4,135,356 OP Units issued in connection with the Formation Transactions, see "The Formation Transactions". Fifty percent of the OP Units (I.E., 2,309,800 OP units) may be tendered for redemption by the holders of such OP Units at any time after February 12, 1998, and the remaining 50% of such OP Units may be tendered for redemption at any time after February 12, 1999, for cash or, at the Company's option, for shares of Common Stock on a one-for-one basis. See "Shares Available for Future Sale." At the conclusion of the periods described above, the shares of Common Stock issuable upon redemption of such OP Units may be sold in the public market pursuant to a shelf registration statement that the Company is obligated to file with respect to the issuance or resale of such shares, or pursuant to any available exemptions from registration. The Company also has granted the OP Unit holders certain "piggyback" registration rights commencing on February 12, 1998, subject to the requirement that each such holder agree not to sell any of its redeemed shares not included in such piggyback offering during the week prior to, and the month following, such piggyback offering. See "Shares Available for Future Sale -- Registration Rights."


    The Company's acquisition strategy depends in large part on access to additional capital through sales and issuances of equity securities, including OP Units. The market price of the Common Stock may be adversely affected by the availability for future sale and issuance of shares of Common Stock that may be issued upon redemption of the OP Units as well as any additional OP Units issued in future acquisitions or in connection with a Lessee's exercise of the Lessee Performance Option. See "The Company -- Acquisitions and Expansions." No predictions can be made as to the effect, if any, that future sales of shares, or the perception that such sales could occur, will have on the price of the Common Stock.

RISKS RELATED TO THE COMPANY'S GROWTH STRATEGY

  COMPETITION FOR ACQUISITIONS

    The Company competes for golf course acquisition opportunities with entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of golf courses. From time to time the Company may compete for such golf course acquisition opportunities with entities having substantially greater financial resources and a broader geographic knowledge base than the Company. These entities may also be able to accept more risk than the Company prudently can manage. Thus, competition may reduce the number of suitable golf course acquisition opportunities available to the Company. See "The Golf Courses -- Competition."

  POSSIBLE UNAVAILABILITY OF CAPITAL

    The success of the Company's growth strategy depends, in large part, upon its continuing access to capital necessary to acquire additional golf courses. There can be no assurance that the Company's use of excess cash flow, borrowings or subsequent issuances of Common Stock, OP Units or other securities will be sufficient to raise such necessary capital.

  INABILITY TO MANAGE GROWTH EFFECTIVELY

    The Company's success will depend upon the ability of each operator effectively to manage all of its Golf Courses, as well as the ability of the Company to continue to select an appropriate lessee for each additional Golf Course it acquires. There can be no assurance that the current operators or future lessees will operate efficiently and, if not, Cash Available for Distribution to stockholders could be affected adversely.

  CONCENTRATION OF INVESTMENTS

    Five of the Golf Courses are located in the Myrtle Beach, South Carolina area and five of the Golf Courses are located in the Tampa, Florida area. The concentration of the Company's investments in these areas leaves the Company vulnerable to regionally adverse events or conditions such as competition, hurricanes and other weather conditions, overbuilding and economic recession. If the Myrtle Beach or Tampa regions are subject to such events or conditions, the Company's Cash Available for Distribution will be more adversely affected that it would have been if the Company's investments were more geographically diverse.

RISKS OF LEVERAGE; NO LIMITATIONS ON INDEBTEDNESS

    The Company's Charter does not limit its ability to incur indebtedness. The Company may borrow under the Line of Credit or from other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by the Golf Courses owned by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Policies and Objectives with Respect to Certain Activities -- Financing." The Company has agreed to maintain up to $4.3 million of indebtedness for a period of up to 10 years following the IPO to accommodate a Prior Owner's efforts to minimize certain adverse tax consequences from the contribution of one of the Initial Courses to the Company. In the event that the Company fails to maintain such indebtedness, the Company will be liable for any resulting income tax liabilities to the Prior Owner.

    There can be no assurance that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including any Golf Courses securing such debt, to foreclosure, which could result in a financial loss to the Company. Adverse economic conditions could result in higher interest rates on variable rate debt, including borrowings under the Line of Credit, which could decrease Cash Available for Distribution and increase the risk of loss upon a sale or from a foreclosure.

LIMITS ON CHANGES IN CONTROL

    The restrictions on the ownership of outstanding shares of Common Stock intended to ensure compliance with certain requirements related to continued qualification of the Company as a REIT and restrictions on changes in control contained in the Company's Charter and Bylaws, including a staggered Board of Directors and the ability of the Board of Directors to issue preferred stock without stockholder approval, may have the effect of inhibiting a change in control of the Company, even where such a change of control could be beneficial to the Company's stockholders. See also "-- Anti-takeover Effect of Certain Provisions of Maryland Law and the Company's Charter and Bylaws."

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES

    One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock. The Company finances a portion of its operations through its Line of Credit, which bears interest at a floating rate. The Participating Mortgage bears interest at a fixed rate and the Participating Leases have fixed rent payments (subject to certain adjustments). Accordingly, increases in interest payable by the Company may not be reflected in interest received under the Participating Mortgage or rent received under the Participating Leases, exposing the Company to the risk of rises in market interest rates. A significant rise in interest rates could affect adversely the ability of the Company to make distributions to stockholders.

REAL ESTATE INVESTMENT RISKS

  GENERAL

    The Company's current holdings are subject, and any acquisitions of additional golf courses will be subject, to risks typically associated with investments in real estate. Such risks include the possibility that the Golf Courses and any additional golf courses will generate rent and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through other investments. Income from the Golf Courses may be affected by many factors, including changes in government regulation, general or local economic conditions, the available local supply of golf courses, a decrease in the number of golfers, adverse weather conditions or other factors.

  ILLIQUIDITY OF REAL ESTATE

    Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. The ground lessor of the Oyster Bay Golf Course has a right of first refusal to acquire such Golf Course upon any proposed sale of such Golf Course by the Company. In addition, each Lessee generally has a right of first offer to acquire the Golf Course(s) leased by it in the event of a proposed sale by the Company. The right of first offer is void in the event of a default by the Lessee under the Participating Lease. The three courses located at the Legends Resort -- Heathland, Moorland and Parkland -- are subject to conservatory easements that prohibit developments other than golf courses on the property, limit the ability to materially modify the existing layouts at such Golf Courses and require that such Golf Courses be open for public play. In the event that a sale of a Golf Course will result in a taxable gain to the Prior Owner thereof, the Company has agreed to use reasonable efforts to structure such a sale as a tax-deferred exchange. All of these factors may make it more difficult to transfer a Golf Course even where such transfer may be in the best interests of the Company.

  ENVIRONMENTAL MATTERS

    Operations at the Golf Courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Although all of the Golf Courses have been subjected to a Phase I environmental audit (which does not involve invasive procedures, such as soil sampling or ground water analysis) by an independent environmental consultant, no assurance can be given that these reports audits all potential environmental liabilities, that no prior or adjacent owner created any material environmental condition not known to the Company or the independent consultant or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability to the Company. While the Participating Leases and Participating Mortgage provide that the operators will indemnify the Company for certain potential environmental liabilities at the Golf Courses, the current operators have only nominal capitalization. See "The Golf Courses -- Government Regulation."

  UNINSURED LOSSES

    The Participating Leases and the Participating Mortgage require that each operator maintains insurance with respect to each of the Golf Courses it operates, including comprehensive liability, fire, flood (but only to the extent comparable golf courses in the area carry such insurance and such insurance is available at commercially reasonable rates) and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods or earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the applicable Golf Course. See "The Golf Courses -- The Participating Leases." The Participating Mortgage provides for similar insurance requirements.

  GROUND LEASE


    One of the Golf Courses, Oyster Bay, is operated pursuant to a ground lease with a remaining term of approximately 35 years. In the event of a default by the Company under the ground lease, the ground lessor may terminate the ground lease subject to certain terms and conditions. If the ground lease is terminated or is not renewed, the Company would lose its investment in the Oyster Bay Golf Course.

CONFLICTS OF INTEREST

  SALE OF GOLF COURSES

    One of the directors of the Company and his affiliates have an unrealized gain in their interests in certain of the Golf Courses transferred to the Company. The sale of such courses by the Company may cause adverse tax consequences to such director and his affiliates. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership -- Tax Allocations with Respect to the Golf Courses." Therefore, the interests of the Company and such director and his affiliates could differ in connection with the disposition of such Golf Courses.

  RISK OF ENFORCEMENT OF TERMS OF CONTRIBUTION, LEASE AND OTHER AGREEMENTS


    Because Mr. Young, a director of the Company, is the principal owner of The Legends Group, which contributed seven of the Golf Courses to the Company and the Legends Lessees, which lease those Golf Courses from the Company, there may be a conflict of interest with respect to the enforcement of the Contribution Agreement executed by The Legends Group, as well as with respect to enforcement and termination of the Participating Leases respecting the Golf Courses leased to the Legends Lessees.


  OTHER POSSIBLE CONFLICTS

    Other transactions involving the Company and affiliates of the Lessees may also give rise to possible conflicts of interest, such as future acquisitions of golf courses and selection of operators for such golf courses.

COMPETITION FOR MANAGEMENT TIME OF THE OPERATORS


    Management of the Golf Course operators devote significant time to other business interests, including in many instances resort and residential development on property adjacent to the Golf Courses and the operation of golf courses not being contributed to the Company. As a result, management of the Golf Course operators are subject to competing demands on their time, and may not devote sufficient time to the operations of the Golf Courses, which may result in less revenue being generated from the Golf Courses than if they were devoted full time to the Golf Courses.


CHANGES IN INVESTMENT AND FINANCING POLICIES

    The Board of Directors of the Company (the "Board of Directors") determines the Company's investment and financing policies and policies with respect to certain other activities, including its growth, outstanding indebtedness, capitalization, distributions and operating policies. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without a vote of the Company's stockholders. See "Policies and Objectives With Respect to Certain Activities -- Investment Objectives and Policies."

DEPENDENCE ON ACQUISITIONS TO INCREASE CASH AVAILABLE FOR DISTRIBUTION

    The Company's success in implementing its growth plan depends significantly on the Company's ability to acquire additional golf courses at attractive prices. Internal growth through increases in revenues from the Golf Courses is not expected to provide as much growth in Cash Available for Distribution to stockholders as will the acquisition of additional golf courses. See "-- Risks of Leverage; No Limitation on Indebtedness" and "-- Risks Related to the Company's Growth Strategy." If the Company is unable to acquire additional golf courses at attractive prices, the Company's ability to grow and maintain or increase Cash Available for Distribution per share may be adversely affected.

DISTRIBUTION TO STOCKHOLDERS

    The Company's continued ability to make distributions to its stockholders will be based principally on Lease Payments under the Participating Leases and interest payments under the Participating Mortgage. In the event of a default by a Lessee under a Participating Lease or by the borrower under the Participating Mortgage, there could be a decrease or cessation of payments under the Participating Leases or the Participating Mortgage. In addition, the amount available to the Company to make distributions to its stockholders may decrease on a per share basis if golf courses acquired in the future yield lower than expected revenues. In addition, if the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and Cash Available for Distribution may decrease. Distributions by the Company will also be dependent on a number of other factors, including the amount of Cash Available for Distribution, the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Tax Code (see "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualifications -- Annual Distribution Requirements") and such other factors as the Company deems relevant.

    In order to qualify as a REIT, the Company generally is required to distribute to its stockholders at least 95% of its net taxable income each year. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and undistributed income from prior years.

    The Company intends to make distributions to its stockholders to comply with the 95% distribution requirements of the Tax Code and to avoid the nondeductible excise tax. The Company's income and cash flow will consist primarily of rent payments under the Participating Leases and interest payments under the Participating Mortgage. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.


    For Federal income tax purposes, the Company is required to report interest income from the Participating Mortgage, including Participating Interest, or a yield-to-maturity Loan on a straight-line basis over the life of the Participating Mortgage. Based on the Company's estimate of future revenue, the Company expects to recognize for tax purposes interest income equal to approximately 11.5% per year with respect to the Participating Mortgage, which interest income will initially exceed cash payments to the Company under the Participating Mortgage. In addition, upon a "Transfer Triggering Event" (as herein defined), the borrower under the Participating Mortgage is required to pay to the Company an amount equal to $19 million, discounted from the maturity date of the Participating Mortgage to the date of the Transfer Triggering Event at 11.5% per annum, and income will be recognized by the Company in such amount. This amount is then required to be lent to the borrower by the Company and the amount so lent accrues interest at 11.5% per annum. As a result of these provisions, the Company will be deemed at various times to have received income without having any corresponding cash payment. Consequently, to maintain the Company's REIT status or, after 1997, to avoid a corporate level tax, the Company may be required to borrow money to make cash distributions, which may have a material adverse effect on the operations of the Company.


ERISA RISKS

    Depending upon the particular circumstances of the plan, an investment in Common Stock may not be an appropriate investment for an ERISA plan, a qualified plan or an IRA. In deciding whether to purchase Common Stock, a fiduciary of an ERISA plan, in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Tax Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

OWNERSHIP LIMIT

    In order for the Company to qualify and to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Tax Code) during the latter half of any taxable year (other than 1997). In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Tax Code. See "Federal Income Tax Considerations -- Taxation of the Company." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant) apply in determining whether these requirements are met. For the purpose of preserving the Company's REIT qualification, the Charter prohibits direct or constructive ownership of more than 9.8% of the lesser of the total number or value of the outstanding shares of the Common Stock or more than 9.8% of the outstanding preferred stock (if any) of the Company (the "Ownership Limit"). The constructive ownership rules are complex and may cause Common Stock owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Stock (or the acquisition of an interest in an entity which owns Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Stock, and thus be subject to the Ownership Limit. See "Capital Stock -- Restrictions on Ownership." Direct or constructive ownership of shares of Common Stock in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be designated as "Shares-in-Trust," as herein defined. See "Capital Stock -- Restrictions on Ownership."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S
  CHARTER AND BYLAWS

    Certain provisions of the Company's articles of incorporation (the "Charter") and bylaws (the "Bylaws"), as well as Maryland corporate law, may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that might be in the stockholders' best interest. For example, such provisions may (i) defer tender offers for Common Stock, which offers may be beneficial to stockholders, or (ii) defer purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:


  PREFERRED STOCK


    The Charter authorizes the Board of Directors to issue Preferred Stock (as defined herein) in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any class of Preferred Stock issued. No Preferred Stock will be issued or outstanding as of the closing of the Offering. See "Description of Capital Stock -- Preferred Stock."


  STAGGERED BOARD



    The Board of Directors of the Company is divided into three classes of directors. The initial terms of the first, second and third classes expire in 1998, 1999 and 2000, respectively. Directors of each class serve for a three-year term and until their successors are elected and qualified. The affirmative vote of Stockholders holding less than two-thirds of all votes entitled to be cast for the election of directors is required to remove a director. See "Policies and Objectives With Respect to Certain Activities -- Charter and Bylaw Provisions."



  MARYLAND BUSINESS COMBINATION STATUTE


    Under the Maryland General Corporation Law ("MCGL"), certain "business combinations" (including the issuance of equity securities) between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by 80% of voting shares. In addition, an Interested Stockholder may not engage in a business combination with the Maryland corporation for five years following the date he or she became an Interested

Stockholder. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Maryland Business Combination Law."


  MARYLAND CONTROL SHARE ACQUISITION


    Maryland law provides that "Control Shares" of a corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter (unless the corporation has opted out of the Control Share Acquisition statute). "Control Shares" are voting shares of beneficial interest that, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting powers. Control Shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of previously having obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other stockholders may exercise appraisal rights. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

    The Bylaws of the Company contain a provision exempting from the Control Share Acquisition statute any and all acquisitions by any person of the Company's Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

                                  THE COMPANY


    Golf Trust of America, Inc. is a self-administered REIT formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. Including the Pending Acquisition, the Company currently holds a participating interest in 19 golf courses, 15 of which are owned and four of which serve as collateral for the Participating Mortgage. The Golf Courses are located in Florida (5), South Carolina (4), Georgia (2), Virginia (2), Alabama, Kansas, Nebraska, North Carolina, Ohio and Texas.



    The Company's goal is to increase Cash Available for Distribution per share and to enhance stockholder value by becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized upscale golf courses. The Company's principal business strategy is to acquire upscale golf courses and thereafter lease the golf courses to qualified third party operators, including affiliates of the sellers. The Company may acquire golf courses through the issuance of limited partnership interest in the Operating Partnership which are redeemable for cash or, at the Company's option, shares of Common Stock on a one-for-one basis. When the Company acquires a golf course in exchange for OP Units, the golf course seller generally defers tax recognition until the seller elects to cause the OP Units to be redeemed.



    The Company believes it has a distinct competitive advantage in the acquisition of upscale golf courses, including those which might not otherwise be available for purchase, because of (i) its utilization of the multiple independent lessee structure, (ii) management's substantial industry knowledge, experience and relationships within the golf community, (iii) the Company's strategic alliances with prominent golf course operators and (iv) its ability to issue OP Units to golf course owners on a tax-deferred basis. The Company is one of only two publicly-traded REITs in the United States focused on owning and acquiring golf courses.


    In February 1997, the Company raised net proceeds of approximately $73.0 million in its initial public offering and acquired the ten Initial Courses from their Prior Owners. Each of the Initial Courses was leased-back to an affiliate of its Prior Owner as described below. The Company believes the continuity of management provided by these experienced operators facilitates the Company's growth and profitability. Since the IPO, the Company has acquired, or entered into contracts to acquire, an interest in an additional nine Golf Courses. See "Developments Since the Initial Public Offering."


    The Golf Courses which the Company owns are leased to multiple independent third party lessees pursuant to Participating Leases which provide for the payment of fixed Base Rent and Participating Rent based on growth in revenue at the Golf Courses. The interest payment under the Participating Mortgage is structured similarly to the Participating Leases to provide the Company with base interest payments and additional interest payments based on growth in revenue at the Innisbrook Resort. See "The Participating Mortgage." Neither the Company nor its executive officers owns any interest in, or participates in the management of, the Lessees or the Innisbrook Resort Owner.



    The Company believes the Initial Courses and its investments since the IPO are consistent with its goal of becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized upscale golf courses. Four of the Golf Courses were ranked among the Top Ten New Courses by either GOLF DIGEST or GOLF MAGAZINE in the year the Golf Course opened, including Stonehouse Golf Club, which in November 1996 was named the "Best New Upscale Course of 1996" by GOLF DIGEST and Oyser Bay, which was named Best New Resort Course in the United States in 1983 by GOLF DIGEST. The Copperhead Course at the Innisbrook Resort was ranked 43rd in the 1996 survey by GOLF MAGAZINE of the "Top 100 Courses You Can Play" and the Island Course at the Innisbrook Resort was ranked as one of the "Top 75 Resort Courses" by GOLF DIGEST in 1992. Heritage Golf Club was ranked in the Top 50 Public Golf Courses by GOLF DIGEST. See "The Golf Courses." The Company believes that the quality of the Golf Courses is further reflected in the average green fees at the Golf Courses, which significantly exceed national industry averages.


    The Company's executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina 29401 and its telephone number is (803) 723-GOLF
(4653).

                           THE OPERATING PARTNERSHIP


    The Operating Partnership holds the Participating Mortgage and owns the Golf Courses which are subject to the Participating Leases. GTA, through its wholly-owned subsidiaries, GTA GP and GTA LP, currently holds a 47.5% interest in the Operating Partnership (60.8% after giving effect to this Offering and the Pending Acquisition). GTA GP is the sole general partner of the Operating Partnership and GTA LP is a limited partner of the Operating Partnership. The other limited partners include those Prior Owners who received OP Units in exchange for the contribution of their Golf Courses. Pursuant to the First Amended and Restated Agreement of Limited Partnership, which was entered into concurrently with the closing of the IPO, the limited partners do not have day-to-day control over the Operating Partnership. However, the limited partners are entitled to vote on certain matters, including the sale of all or substantially all the Company's assets or the merger or consolidation of the Operating Partnership, which decisions require the approval of the holders of at least 66.7% of the interests in the Operating Partnership. Each of the limited partners (other than GTA LP) may exercise Redemption Rights for up to 50% of its OP Units beginning one year after completion of the IPO (February 12, 1998) and the remaining 50% beginning two years after completion of the IPO for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis. See "Partnership Agreement -- Redemption Rights."



    The relationship among GTA, its subsidiaries, the Operating Partnership, the Limited Partners (including many Prior Owners and the Innisbrook Resort Owner) and the Lessees is described in the following chart:


            [ORGANIZATIONAL CHART OF THE COMPANY AND ITS AFFILIATES]

                       BUSINESS STRATEGIES AND OBJECTIVES


    The Company's primary objectives are to increase its Cash Available for Distribution per share to stockholders and to enhance stockholder value. The Company's main strategy for such growth is to (i) acquire additional golf courses that meet the Company's investment criteria and (ii) participate in increased revenues at its Golf Courses. The Company currently holds (or is under contract to acquire) a participating interest in 19 Golf Courses.



    When the Company acquires a golf course, the course is either leased back to its prior owner or leased to another qualified operator. Under the Company's standard Participating Lease, the Company receives fixed Base Rent and Participating Rent based on increases in Gross Golf Revenues, if any, at such Golf Course. Currently all Golf Courses owned or under contract to be acquired by the Company are or will be leased to their Prior Owners (or such owners' affiliates) with the exception of Tiburon and Lost Oaks. The Company believes the continuity of management provided by these experienced operators will facilitate the Company's growth and profitability. Each Lessee joins the Company's Lessee Advisory Association, which provides marketing information and opportunities and potential economic benefits to the Lessees, such as bulk purchasing power for certain golf course supplies and equipment.


    In certain instances, state and federal tax laws make sale-leaseback transactions prohibitively expensive, in which case the Company may provide financing to a particular golf course, provided it receives a participating interest in revenues at the golf course on a basis comparable to the Company's standard Participating Lease. Typically, the Company's loan will be secured by a first-lien on the underlying golf course asset and will include an option to purchase the course at the end of the loan's term. In considering any financing transactions, including the Participating Mortgage, the Company seeks to obtain economic terms similar to the standard Participating Lease.

    In addition to acquiring new golf courses and new participating interests, the Company seeks to increase revenue from its current assets through internal growth. Both strategies are discussed below.

ACQUISITIONS AND EXPANSIONS

    ACQUISITIONS. The Company believes market conditions today are favorable for the acquisition of golf courses at attractive returns. The Company intends to continue to acquire additional golf courses, including multi-course portfolios, that meet one or more of its investment criteria as generally described below. The Company believes the factors described below provide it with a distinct competitive advantage in the acquisition of upscale golf courses, including courses that might not otherwise be available for purchase.


    To fund acquisitions, the Company has access to a variety of debt and equity financing sources, including the Line of Credit and the ability to issue OP Units. The issuance of OP Units can provide a means of structuring tax-deferred transactions for sellers of golf courses. Holders of OP Units generally have the right to cause the Company to redeem their OP Units after certain holding periods for cash, or at the Company's option, for Common Stock on a one-for-one basis. To the extent the Company acquires a golf course in exchange for OP Units, the golf course seller generally will not recognize taxable income until it exercises the Redemption Right.



    The Company believes it can attract sellers by offering competitive pricing and valuation and by offering them the following benefits: (i) the ability to retain control over the operations of the golf course by leasing the golf course back from the Company; (ii) the tax deferral and increased liquidity associated with owning OP Units; (iii) the ability to obtain additional OP Units through the Lessee Performance Option; (iv) marketing and purchasing economies of scale gained from participation in the Lessee Advisory Association; and (v) the ability to diversify the seller's investment by participating as an equity owner in the Company's portfolio of golf courses.

    The Company intends to concentrate its investment activities on golf courses available at attractive prices that meet one or more of the following criteria:

    - upscale Daily Fee courses that target avid golfers, who the Company believes are generally willing to pay the higher green fees associated with upscale golf courses;

    - private or semi-private golf courses with proven operating histories that have the potential for significant cash flow growth;

    - courses that offer superior facilities and service and attract a relatively high number of affluent destination golfers;

    - courses owned by multi-course owners and operators who have a strong regional presence and afford the Company the opportunity to expand in a particular region;

    - newly developed, well-designed courses with high growth potential; and

    - upscale, well-maintained golf courses with proven operating histories located in areas where significant barriers to entry exist.

    The Company will undertake an analysis with respect to golf courses to be considered for acquisition, including an evaluation of the following:

    - product and service differentiation;

    - competitive position in market;

    - barriers to entry in development of new golf courses such as scarcity of land and long lead-times for course developement;

    - conditioning of the golf course and agronomy review;

    - quantity, quality and cost of irrigation; and

    - strength of the lodging industry, including hotels and condominiums, in destination golf areas.


    There can be no assurance that the Company will be able to find additional golf courses that meet its investment criteria and there can be no assurance that the Company will have access to sufficient debt and equity financing to allow it successfully to acquire such courses. Moreover, acquisitions entail risks that acquired courses will fail to perform in accordance with expectations.



    AFFILIATION WITH STARWOOD. Starwood, through an affiliate operates the Golf Courses at the Innisbrook Resort and leases Lost Oaks. In addition, the golf and conference facilities of the Innisbrook Resort are owned by an affiliate of Starwood and the hotel and conference facilities are managed by Westin, an affiliate of Starwood. The Company believes Starwood, through its affiliate is one of the United States' leading golf course management, development and consulting companies. Troon Golf has the exclusive right to operate golf courses at hotels owned by Westin. The Company believes that its existing relationship with Starwood, Westin and Troon Golf, will provide the Company with additional acquisition opportunities throughout the United States.



    AFFILIATION WITH GRANITE GOLF. The Lessee of Tiburon is an affiliate of Granite Golf. Granite Golf and its affiliates currently manage over 30 golf courses throughout the United States. Granite Golf identified the acquisition opportunities at Tiburon. The Company believes its affiliation with Granite Golf will provide the Company with additional acquisition opportunities.



    EXPANSIONS. The Prior Owner of Northgate Country Club currently plans to add nine holes to that Golf Course, the Prior Owner of Woodlands is constructing a new clubhouse at Woodlands and the owner of Lost Oaks plans to renovate and remodel the clubhouse and course there (collectively, the "Expansion Facilities"). Subject to satisfaction of certain conditions, the Company has agreed that it will purchase the Expansion Facilities when fully completed and operational and may fund the construction thereof. The Company will acquire each Expansion Facility for a price equal to the cost of construction, which cost must be approved in advance by the Company and which may include an allowance for land. Upon such purchase or funding, the Base Rent payable at each such course will be increased. No development fee will be paid to a Prior Owner or any affiliate thereof in connection with the construction of the Expansion Facilities.

    The Company has tentatively agreed that it will provide construction financing of approximately $3.0 million for the additional 9-hole facility at Northgate Country Club, which construction is expected to commence in late 1997, although no definitive agreement has been reached.


    Upon the Company's acquisition of the respective Expansion Facilities, the Participating Leases for Northgate Country Club, Woodlands and Lost Oaks will be amended to include the applicable Expansion Facility, to increase the Base Rent in an amount designed to be accretive to the Company's Funds From Operations (as herein defined) per share, and, with the exception of Lost Oaks (which Participating Lease is cross-defaulted with the Participating Mortgage on the Innisbrook Resort), the Prior Owner will be required to pledge additional OP Units (or cash or other security acceptable to the Company) equal to 15% of the purchase price paid by the Company for the applicable Expansion Facility. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions."


    The Prior Owner of Stonehouse Golf Club and Royal New Kent currently is constructing clubhouses of 6,600 square feet and 7,700 square feet, respectively, at such courses. The clubhouses are expected to be completed by June 30, 1998 and will be constructed at the Lessee's expense. Base Rent will not be adjusted but the Company will participate in any increases in Gross Golf Revenue. See "The Golf Courses -- The Participating Leases."

    The Innisbrook Resort Owner currently is adding an additional nine holes at the Innisbrook Resort and is making significant capital improvements to the resort and conference facilities. The Company, under the Participating Mortgage, has agreed to fund up to $9.0 million for these improvements.

INTERNAL GROWTH

    Based on the experience of its management, the Company believes the Golf Courses offer opportunities for revenue growth through effective marketing and efficient operations. See "The Golf Courses -- The Participating Leases -- Advisory Association." The Participating Leases and the Participating Mortgage have been structured to provide the operators with incentives to manage and maintain the Golf Courses in a manner designed to increase revenue and, as a result, increase payments to the Company under the Participating Leases and the Participating Mortgage. The Company believes that management of the Lessees, as well as Troon Golf, have demonstrated expertise in the operation of the Golf Courses and that the Golf Courses are positioned to benefit from favorable trends in the golf industry. See "Lessees and Operators" and "The Golf Industry."


    PARTICIPATING LEASES. The Participating Leases generally provide that for any calendar year, the Company will receive with respect to each leased Golf Course, the greater of (a) Base Rent (as adjusted by the Base Rent Escalator described below) or (b) an amount equal to the original (unescalated) Base Rent plus the Participating Rent payable at the Golf Course. Participating Rent is equal to 33 1/3% of the difference between that calendar year's Gross Golf Revenue and Gross Golf Revenue at the Golf Course in the calendar year prior to the course's acquisition, as adjusted in determining the original Base Rent. Base Rent under each Participating Lease generally increases annually by the lesser of (i) 3% or (ii) 200% of the change in the Consumer Price Index ("CPI") for the prior year (the "Base Rent Escalator") during each of the first five years of the Participating Lease and, if the Lessee Performance Option is exercised, for an additional five years thereafter. Annual increases in Lease Payments are limited to 5% during the first five years of the lease terms. "Gross Golf Revenue" is generally defined as all revenues from a Golf Course including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, excluding, however, food and beverage and merchandise revenue. See "The Golf Courses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PARTICIPATING MORTGAGE. The $78.9 million Participating Mortgage is structured similarly to the Participating Leases. The Company anticipates that it will receive a return similar to the return it anticipates on the Participating Leases. Under the Participating Mortgage, the Company has made an initial advance of $69.975 million, which will be followed by additional advances of up to $9.0 million to be used for a nine-hole expansion and other improvements to the Innisbrook Resort facilities currently underway. The loan term is 30 years, with an initial Base Interest rate of 9.63% per annum and an interest rate of 9.75% per annum on the amount of the loan in excess of $69.975 million. The loan provides for minimum increases in the aggregate annual payment of Base Interest of 5% per year for the first five years and a participating interest feature throughout the term based upon the growth in Gross Golf Revenues, as well as in other revenues, at the Innisbrook Resort over a 1996 base year. The annual increases in the Mortgage Payment are limited to 7% during the first five years. Westin has agreed to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations at the Innisbrook Resort for up to five years.



    LESSEE PERFORMANCE OPTION. The Participating Leases utilize an incentive-based performance structure. This Performance Option structure, is designed to encourage the operators to seek aggressive growth in revenue at the Golf Courses. The structure also is designed to attract potential sellers of golf courses that the Company believes have high growth potential and that might not otherwise be available for purchase. Under the Performance Option for the Participating Leases, during years three through five of each Participating Lease, the operator or its affiliate, subject to certain qualifications and restrictions, may elect one time to increase the Base Rent in order to receive additional OP Units or Common Stock. The Prior Owner of the Northgate Country Club will have an additional two-year period to exercise the Performance Option if it elects to construct the planned nine-hole expansion. The Performance Option for the Participating Leases may only be exercised if the current-year net operating income of the operator of the applicable Golf Course, inclusive of a capital replacement reserve, exceeds 113.5% of such Lessee's Lease Payment after taking into account the increased amount of Base Rent. If the Performance Option is exercised, the Base Rent is increased by an amount calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Lessee Performance Option, the adjusted Base Rent will be increased by the Base Rent Escalator each year for a period of five years. An operator's ability to exercise the Performance Option and the number of OP Units or Common Stock issuable to such Prior Owner in connection therewith, will depend on future operating results at the applicable Golf Course and therefore cannot be determined in advance.



    PERFORMANCE OPTION FOR THE PARTICIPATING MORTGAGE. The structure of the Performance Option for the Participating Mortgage is similar to the Performance Option for the Participating Leases. Under the Performance Option for the Participating Mortgage, during years three and five of the Participating Mortgage the Innisbrook Resort Owner, subject to certain qualifications and restrictions, may elect one time to require the Company to make an additional advance under the Participating Mortgage and the Innisbrook Resort Owner will be required to purchase additional OP Units with that advance. The Performance Option for the Participating Mortgage may be exercised only if the current-year net operating income of the Innisbrook Resort, inclusive of a capital replacement reserve, exceeds 113.5% of such operator's Participating Mortgage obligation after taking into account the increased amount of Base Interest. If the Performance Advance is made, interest on the Performance Advance will be calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Performance Option for the Participating Mortgage, the adjusted Base Interest will be increased by 3% per year for five years. The Innisbrook Resort Owner's ability to exercise the Performance Option will depend on future operating results and therefore cannot be determined in advance.

                                USE OF PROCEEDS



    The net proceeds to the Company from this Offering, after payment of
estimated expenses of approximately $   incurred in connection with this
Offering, are estimated to be approximately $ . GTA, through its corporate subsidiaries, intends to contribute the net proceeds of this Offering to the Operating Partnership in exchange for additional interests in the Operating Partnership, increasing GTA's ownership in the Operating Partnership from 47.5%, currently, to 60.8% (assuming completion of the Pending Acquisition). The Operating Partnership will use the net proceeds of this Offering to repay approximately $56.5 million outstanding under the Line of Credit and for general corporate purposes, including the acquisition of additional golf courses.


              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY


    The Company's Common Stock began trading on the American Stock Exchange ("AMEX") on February 7, 1997, under the symbol "GTA." On October 7, 1997, the last reported sale price per share of Common Stock on the AMEX was $26.75 and there were approximately 50 holders of record of the Common Stock. The following table sets forth the quarterly high and low closing sale prices per share of Common Stock reported on the AMEX and the distributions paid by the Company with respect to each such period.



                                                                                              CASH DISTRIBUTIONS
                                                                                                   DECLARED
QUARTER ENDED                                                                     HIGH   LOW      PER SHARE
--------------------------------------------------------------------------------  ----   ---  ------------------
March 31, 1997 (from February 7, 1997)..........................................  $261/8 $223/4       $0.21(1)
June 30, 1997...................................................................  $283/4 $235/8       $0.41
September 30, 1997..............................................................  $285/8 $263/16         N/A(2)


------------

(1) The distribution was for a partial period from the closing of the IPO and was equivalent to a quarterly distribution of $0.41 per share of Common Stock.


(2) The third quarter dividend has not yet been declared. Purchasers of Common Stock in this Offering will not receive the third quarter distribution in respect of the shares of Common Stock offered hereby.


    The Company's Board of Directors paid a quarterly distribution of $0.41 per share for the quarter ended June 30, 1997. Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Tax Code and such other factors as the Board of Directors deems relevant. There can be no assurance that any such distributions will be made by the Company.

    Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profit will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company anticipates that, for federal income tax purposes, only a nominal portion of the per share distribution paid for 1997 will represent a return of capital to the stockholders. See "Federal Income Tax Considerations."

    In the future, the Company may implement a dividend reinvestment program under which holders of Common Stock may elect automatically to reinvest dividends and make additional investments in shares of Common Stock. If a dividend reinvestment and stock purchase program is implemented, the Company, from time to time, may repurchase Common Stock in the open market for purposes of fulfilling its obligations under the program, or may elect to issue additional shares of Common Stock.

                                 CAPITALIZATION


    The following table sets forth the historical capitalization of the Company and the pro forma capitalization of the Company as of June 30, 1997, assuming completion of this Offering, use of the proceeds from this Offering as described in "Use of Proceeds," and the acquisition of the Pending Acquisition.



                                                             JUNE 30, 1997
                                                          --------------------
                                                          HISTORICAL PRO FORMA
                                                          ---------  ---------
                                                             (IN THOUSANDS)
Borrowings under the Line of Credit.....................  $  43,900  $   4,325
Minority interest in Operating Partnership..............     43,487     49,267
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
    authorized, no shares issued and outstanding........     --         --
  Common stock, $0.01 par value per share, 90,000,000
    shares authorized, 4,069,326 shares issued and
    outstanding, 7,160,755 issued and outstanding pro
    forma (1)...........................................         41         72
  Additional paid-in capital............................     42,429    118,543
  Note receivable from stock sale.......................     (3,298)    (3,298)
  Accumulated earnings..................................      1,189      1,189
                                                          ---------  ---------
  Total stockholders' equity............................     40,361    116,506
                                                          ---------  ---------
    Total capitalization................................  $ 127,748  $ 170,098
                                                          ---------  ---------
                                                          ---------  ---------


------------


(1) Excludes 4,619,600 shares issuable upon redemption of OP Units outstanding prior to this Offering, including OP Units to be issued in connection with the Pending Acquisition.

                         SELECTED FINANCIAL INFORMATION


    The following tables set forth (i) unaudited selected consolidated historical and pro forma financial information for the Company and The Legends Group and (ii) selected historical financial information for The Legends Group, the accounting acquiror, and for the Legends Lessee, the significant lessee. The pro forma operating information is presented as if the Formation Transactions, this Offering, the Subsequent Acquisitions and the Pending Acquisition had occurred as of January 1, 1996, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Condensed Statements of Operations included elsewhere in this Prospectus. The pro forma balance sheet information is presented as if this Offering the Subsequent Acquisitions and the Pending Acquisition had occurred on June 30, 1997. The pro forma information does not purport to represent what the Company's nor the Legends Group's financial position or results of operations actually would have been had the Formation Transactions, this Offering, the Subsequent Acquisitions, and the Pending Acquisition, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's or the Legends Group's financial position or results of operations at any future date or for any future period.



                          GOLF TRUST OF AMERICA, INC.
                 UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)



                                                                                                   PERIOD FROM
                                                                                  SIX MONTHS    FEBRUARY 12, 1997
                                                                    YEAR ENDED    ENDED JUNE      (INCEPTION OF
                                                                   DECEMBER 31,       30,      OPERATIONS) THROUGH
                                                                       1996          1997         JUNE 30, 1997
                                                                   -------------  -----------  -------------------
                                                                          (PRO FORMA)             (HISTORICAL)
OPERATING DATA:
Revenue:
  Participating Leases (1).......................................    $  15,949     $   9,033       $     5,859
  Participating Mortgage.........................................        8,067         4,034               181
  Other interest income..........................................       --            --                   448
                                                                   -------------  -----------       ----------
    Total revenue................................................       24,016        13,067             6,488
                                                                   -------------  -----------       ----------
Depreciation and amortization (1)................................        5,317         2,950             1,149
General and administrative.......................................        2,097         1,300               910
Interest expense.................................................          368           184               290
                                                                   -------------  -----------       ----------
    Total expenses...............................................        7,782         4,434             2,349
                                                                   -------------  -----------       ----------
Income before minority interest (1)..............................       16,234         8,633             4,139
Minority interest (2)............................................        6,104         3,384             2,129
                                                                   -------------  -----------       ----------
Net income applicable to common stockholders.....................    $  10,130     $   5,249       $     2,010
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
Net income per share of Common Stock.............................    $    1.42     $    0.73       $      0.50
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
Weighted average shares of Common Stock outstanding..............        7,161         7,161             4,007
                                                                   -------------  -----------       ----------
                                                                   -------------  -----------       ----------
CASH FLOW DATA:
  Cash flows from operating activities (3).......................    $  21,551     $  11,583       $     3,578
  Cash flows used in investing activities (4)....................         (719)         (359)         (116,497)
  Cash flows used in financing activities (5)....................       14,504         9,660           115,190
OTHER DATA:
  Funds From Operations (6)......................................    $  21,551     $  11,583       $     5,288
  Cash Available for Distribution (6)............................    $  19,504     $  10,560       $     5,011
  Weighted average Common Stock and OP Units outstanding.........       11,481        11,780             8,479



                                                                                                  JUNE 30,
                                                                                          ------------------------
                                                                                                          1997
                                                                                                       -----------
                                                                                             1997      (HISTORICAL)
                                                                                          -----------
                                                                                          (PRO FORMA)
BALANCE SHEET DATA:
  Investment in Golf Courses............................................................   $  87,599    $  61,724
  Mortgage note receivable (7)..........................................................      61,680       61,680
  Notes payable.........................................................................       4,325       43,900
  Minority interest in Operating Partnership............................................      49,267       43,487
  Total stockholders' equity............................................................     116,506       40,361



(NOTES ON PAGE 44)

                    THE LEGENDS GROUP GOLF COURSE OPERATIONS
                  UNAUDITED SELECTED PRO FORMA FINANCIAL DATA
                                 (in thousands)

                                                                                       SEASIDE    LEGENDS
                                                                                       RESORTS      OF        TOTAL
                                                                GOLF      HERITAGE     (OYSTER   VIRGINIA    LEGENDS
                                                               LEGENDS    GOLF CLUB     BAY)        (8)       GOLF
                                                              ---------  -----------  ---------  ---------  ---------
YEAR ENDED DECEMBER 31, 1996
OPERATING DATA:
  Revenue from Golf Course operations.......................  $   8,078   $   3,141   $   3,288  $     692  $  15,199
  Other revenue.............................................      2,534         745         784        151      4,214
                                                              ---------  -----------  ---------  ---------  ---------
  Total revenue.............................................     10,612       3,886       4,072        843     19,413
  Participating Lease payments (1)..........................      4,670       1,825       1,856        928      9,279
  Other operating expenses (9)..............................      6,216       2,171       2,296      2,492     13,175
                                                              ---------  -----------  ---------  ---------  ---------
  Net income (loss).........................................  $    (274)  $    (110)  $     (80) $  (2,577) $  (3,041)
                                                              ---------  -----------  ---------  ---------  ---------
                                                              ---------  -----------  ---------  ---------  ---------
CASH FLOW DATA:
  Cash flows from (used in) operating activities (10).......  $    (125)  $     (69)  $      40  $  (2,577) $  (2,731)
  Cash flows from investing activities (11).................     --          --          --         --         --
  Cash flows from financing activities (12).................     --          --          --         --         --

OTHER DATA:
  EBITDA (13)...............................................  $     (31)  $     (55)  $      59  $  (2,577) $  (2,604)

SIX MONTHS ENDED JUNE 30, 1997
OPERATING DATA:
  Revenue from Golf Course operations.......................  $   4,853   $   1,943   $   2,012  $   1,274  $  10,082
  Other revenue.............................................      1,692         453         517        252      2,914
                                                              ---------  -----------  ---------  ---------  ---------
  Total revenue.............................................      6,545       2,396       2,529      1,526     12,996
  Participating Lease payments (1)..........................      2,335         913         928      1,853      6,029
  Other operating expenses (9)..............................      3,714       1,204       1,168      1,857      7,943
                                                              ---------  -----------  ---------  ---------  ---------
  Net income (loss).........................................  $     496   $     279   $     433  $  (2,184) $    (976)
                                                              ---------  -----------  ---------  ---------  ---------
                                                              ---------  -----------  ---------  ---------  ---------
CASH FLOW DATA:
  Cash flows from (used in) operating activities (10).......  $     548   $     295   $     450  $  (2,184) $    (891)
  Cash flows from investing activities (11).................     --          --          --         --         --
  Cash flows from financing activities (12).................     --          --          --         --         --

OTHER DATA:
  EBITDA (13)...............................................  $     557   $     298   $     453  $  (2,184) $    (876)


(NOTES ON PAGE 44)

                                  LEGENDS GOLF
               SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION
                                 (in thousands)

                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996     1997(14)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
FINANCIAL DATA:
  Revenue from golf course
    operations.......................  $  11,724  $  13,455  $  14,371  $  14,619  $  15,199  $   8,641  $  10,082
  Other revenue......................      2,931      3,438      4,725      3,823      4,214      2,284      2,914
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue......................     14,655     16,893     19,096     18,442     19,413     10,925     12,996
  Operating expenses(9)..............      8,895      9,882     10,083     10,322     13,556      5,757     12,540
  Depreciation and amortization......      1,406      1,564      1,830      1,791      2,400      1,004        808
  Interest expense...................        648        619        998      1,017      1,589        515        420
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before equity in earnings of
    the Operating Partnership........      3,706      4,828      6,185      5,312      1,868      3,649       (772)
  Equity in earnings of the Operating
    Partnership(15)..................     --         --         --         --         --         --          1,916
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.........................  $   3,706  $   4,828  $   6,185  $   5,312  $   1,868  $   3,649  $   1,144
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Investment in Golf Courses and
    related equipment................  $  17,425  $  16,663  $  19,301  $  33,099  $  35,060  $  34,738  $   1,083
  Total assets.......................     20,484     22,719     24,649     42,300     49,804     49,458     23,042
  Mortgages, notes payable and
    advances from affiliates and
    stockholders.....................     16,293     19,285     18,638     35,163     40,480     37,512      9,291
  Capital lease obligations..........        332     --         --         --         --         --         --
  Total owners' equity...............      2,086      2,263      3,772      6,328      7,174      9,976     11,000


(NOTES ON PAGE 44)

---------------


 (1) Represents payments of Base Rent from the Lessees to the Company calculated on a pro forma basis as if the beginning of the period presented was the beginning of a lease year, except for Legends of Virginia, the Lessee of Stonehouse Golf Club and Royal New Kent, which courses opened in June 1996 and August 1996, respectively. Pro forma Participating Lease revenue payable by Legends of Virginia reflects only the periods during which such Golf Courses were actually operating. Pro forma rent includes Base Rent from the Pending Acquisition of $330 and $165 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.



    If Stonehouse Golf Club and Royal New Kent had been operating during the entire period presented (i) Participating Lease revenue would have been $1,847 higher for the year ended December 31, 1996, for a total of $17,796,
    (ii) depreciation and amortization would have been $580 higher for the year ended December 31, 1996, for a total of $5,897, and (iii) income before minority interest for the year ended December 31, 1996 would have been $1,267 higher for a total of $17,501.



    The pro forma information does not include estimates of Base Rent increases in the second year. Pro forma results for the six months ended June 30, 1997 and actual results for the period from February 12, 1997 through June 30, 1997 include $109 of Participating Rent.



 (2) Calculated as approximately 37.5%, 39.2% and 51.4% of the Operating Partnership's net income for the applicable period based on the OP Units outstanding for the period not owned by the Company.


 (3) Represents the Company's income before minority interest adjusted for non-cash depreciation and amortization. Estimated pro forma cash flows from operating activities excludes cash provided by (used in) operating activities due to changes in working capital resulting from changes in current assets and current liabilities. The Company does not believe these excluded items are material to cash flows from operating activities.


 (4) Pro forma cash flows used in investing activities represents the amount of the reserve which the Company will be required to make available annually under the Participating Leases to fund capital expenditures, calculated as 2.0% to 5.0% of Gross Golf Revenue at the Golf Courses. In addition to increases resulting from the Base Rent Escalator and payments of Participating Rent, the Lessees generally are obligated to increase their lease payments each year in an amount equal to the increase in the capital expenditure reserve from the prior year. Historical cash flows used in investing activities additionally reflects golf course acquisitions and mortgage note issuance.



 (5) Pro forma cash flows used in financing activities represents estimated distributions to be paid based on the current quarterly dividend rate of $0.41 per share of Common Stock or per OP Unit and an aggregate of 11,481 and 11,780 shares of Common Stock and OP Units outstanding for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and debt of $4,325.



 (6) Estimated Funds From Operations and Cash Available for Distribution are calculated as follows:



                                                                                                       PERIOD FROM FEBRUARY 12,
                                                                                                                 1997
                                                                                                            (INCEPTION OF
                                                                 YEAR ENDED        SIX MONTHS ENDED          OPERATIONS)
                                                              DECEMBER 31, 1996     JUNE 30, 1997       THROUGH JUNE 30, 1997
                                                              -----------------   ------------------   ------------------------
                                                                           (PRO FORMA)                       (HISTORICAL)
Income before minority interest.............................       $16,234             $ 8,633                  $4,139
Depreciation and amortization...............................         5,317               2,950                   1,149
                                                                   -------             -------                  ------
Funds From Operations.......................................        21,551              11,583                   5,288
Adjustments:
  Noncash mortgage revenue..................................        (1,328)               (664)                    (30)
  Estimated capital expenditures............................          (719)               (359)                   (247)
                                                                   -------             -------                  ------
Cash Available for Distribution.............................        19,504              10,560                   5,011
Additional Base Rent for courses not operational during
 entire period..............................................         1,847             --                    --
                                                                   -------             -------                  ------
Adjusted Cash Available for Distribution....................       $21,351             $10,560                  $5,011



    In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), Funds From Operations represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnership and joint ventures. Funds From Operations should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating investing or financial activities as a measure of liquidity. Funds From Operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. The Company believes that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Compliance with the NAREIT definition of Funds From Operations is voluntary. Accordingly, the Company's calculation of Funds From Operations in accordance with the NAREIT definition may be different than similarly titled measures used by other REITs. See "Distribution Policy." Pro forma income before minority interest for the year ended December 31, 1996, reflects base rent from Legends of Virginia for the period during which the Golf Courses it leases from the Company, Stonehouse Golf Club and Royal New Kent, were actually operating (Stonehouse Golf Club opened in June 1996 and Royal New Kent opened in August 1996). The adjustment above reflects additional Base Rent payable during the Golf Courses' initial year of operations (i.e., to reflect a full year's initial Base Rent). Noncash mortgage revenue represents the difference between interest revenue on the Participating Mortgage reported by the Company in accordance with GAAP and the actual cash payment to be received by the Company. See "The Golf Courses -- The Participating Mortgage -- Fixed Interest Rate Escalation."

    The Participating Leases require the Company to reserve annually between 2.0% and 5.0% of the Gross Golf Revenues of the Golf Courses to fund capital expenditures. Any capital expenditures in excess of such amounts will be funded by the Lessees.

 (7) Represents amounts outstanding under the Participating Mortgage exclusive of the amounts used to acquire OP Units and shares of the Common Stock.

 (8) Legends of Virginia financial data reflects partial period operations at both Stonehouse Golf Club and Royal New Kent, which opened in June 1996 and August 1996, respectively. Participating Lease payments reflect the periods in which the Golf Courses were actually operating.


 (9) Represents operating costs and expenses, general and administrative, repairs and maintenance, utilities, marketing and management fees. Operating Expenses for The Legends Group for the six months ended June 30, 1997 includes Base Rent payments for the period commencing February 12, 1997.


(10) Represents pro forma income adjusted for non-cash depreciation and amortization. Estimated pro forma cash flows from operating activities excludes cash provided by (used in) operating activities due to changes in working capital resulting from changes in current assets and current liabilities. The Company does not believe these excluded items are material to cash flows from operating activities.


(11) Cash flows from investing activities consists principally of capital improvements to the Golf Courses. As such improvements are expected to be funded through a capital expenditure reserve funded by the Company, cash flows from investing activities funded by the Lessees are not expected to be material.



(12) Cash flows from financing activities primarily includes transactions with the Prior Owners and borrowings and repayments on loans. Such cash flows have been excluded in the determination of cash flows from financing activities as the Company does not believe these excluded items are material to cash flows from financing activities.


(13) EBITDA is defined as operating income before interest, income taxes, depreciation and amortization. Management considers EBITDA to be an important measure of the cash flows from operations of the Lessees (before payment of debt service obligations and non-cash depreciation charges). EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of financial performance or to cash flows from operating activities as a measure of liquidity.


(14) Information presented includes the Prior Owners and the Legends Lessee combined, as the operations were transferred to the Legends Lessee effective February 12, 1997. Summary unaudited operating results for the Legends Lessees for the period February 12, 1997 (inception) through June 30, 1997 included in The Legends Group for the six months ended June 30, 1997 are as follows:



Gross golf revenue...............................................................................  $   9,164
Other revenue....................................................................................      2,496
                                                                                                   ---------
        Total revenue............................................................................     11,660
Operating expenses...............................................................................      6,368
Lease payments...................................................................................      4,629
Depreciation and amortization....................................................................         37
                                                                                                   ---------
        Total expenses...........................................................................     11,034
                                                                                                   ---------
Net income.......................................................................................  $     626
                                                                                                   ---------
                                                                                                   ---------



(15) Equity in earnings of the Operating Partnership reflects the Prior Owner's proportionate interest in the earnings of the Operating Partnership based on its limited partnership interest. These amounts do not represent cash distributions to the Legends Group Prior Owner. Earnings reflect the interest of the Prior Owner and not the Legends Lessee, and any distributions payable to the Legends Group Prior Owner will not necessarily be available to the Legends Lessee to make Lease Payments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    GTA was incorporated in Maryland on November 8, 1996. The Company was formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses in the United States. The Company's principal business strategy is to acquire upscale golf courses and then lease the golf courses to qualified third party operators, including affiliates of the sellers. Title to the acquired courses is held by the Operating Partnership, in which the Company is the sole general partner. The Company has the ability to issue OP Units in the Operating Partnership. OP Units are redeemable by their holder for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis. When the Company acquires a golf course in exchange for OP Units, in most instances the seller of the golf course does not recognize taxable gain until it exercises the Redemption Right. OP Units can thus provide an attractive tax-deferred sale structure for golf course sellers. The Company believes it has a distinct competitive advantage in the acquisition of upscale golf courses, including those which might not otherwise be available for purchase, because of (i) its utilization of a multiple independent lessee structure, (ii) management's substantial industry knowledge, experience and relationships within the golf community, (iii) the Company's strategic alliances with prominent golf course operators and (iv) its ability to issue OP Units to golf course owners on a tax-deferred basis.

    In February 1997, the Company raised net proceeds of approximately $73 million in its IPO and consummated the Formation Transactions. In the IPO the Company sold 3,910,000 shares of Common Stock at $21.00 per share (including 510,000 shares sold pursuant to the underwriters' over-allotment option, which was exercised in full). The Company contributed the net proceeds of the IPO to the Operating Partnership in exchange for a 49% interest in the Operating Partnership.

THE GOLF COURSES

    Concurrently with the closing of the IPO, the Company acquired the 10 Initial Courses from their Prior Owners. The ten Initial Courses are located in South Carolina (4), Virginia (2), Alabama, Georgia, North Carolina and Texas. Title to the Initial Courses is held by the Operating Partnership. The Initial Courses were contributed by their Prior Owners to the Operating Partnership in exchange for approximately $6.2 million in cash, the assumption of approximately $43.1 million of mortgage and other indebtedness and approximately 4.1 million OP Units, which represented a 51% limited partnership interest in the Operating Partnership. Control of the Operating Partnership remains in the hands of the Company, as the sole general partner.


    On June 23, 1997, the Company closed the $78.9 million Participating Mortgage with the Innisbrook Resort Owner in connection with a merger transaction that resulted in the Innisbrook Resort Owner acquiring the Innisbrook Resort, as well as the Tamarron Resort, an 18-hole destination golf and conference facility located near Durango, Colorado. The Company made an initial advance of $69.975 million, which will be followed by additional advances of up to $9.0 million to be used for a nine-hole expansion and other improvement to the Innisbrook Resort facilities currently underway. The Company was granted a first lien on the Innisbrook Resort, including the golf courses, the conference facilities and the undeveloped land, but excluding the hotel, which consists of individually-owned condominiums. Troon Golf manages the golf facilities at the Innisbrook Resort. The condominium rental pool and conference facility at the Innisbrook Resort is managed by Westin. Westin has agreed to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations at the Innisbrook Resort. The Westin Guaranty, which is for a period of up to five years, is designed to ensure receipt by the Company of Base Interest payments under the Participating Mortgage. The Participating Mortgage has a 30-year maturity, a 5% annual increase in the Base Interest for the first five years and a participating interest feature throughout the term based upon the growth in revenues over a base year. The Company has the right to acquire the Innisbrook Resort at the expiration of the term of the Participating Mortgage, including any early expiration resulting from a default of the borrower thereunder. The purchase price shall equal the lesser of the fair market value of the Innisbrook Resort (but in no event less than the outstanding balance of the Participating Mortgage), as determined by a third party appraisal, or 400,000 shares (125,000 shares if a Transfer Triggering Event, as hereinafter defined, has occured) of the Company's Common Stock and cancellation of the outstanding principal balance of the Participating Mortgage. See "The Golf Courses--The Participating Mortgage."


    On August 19, 1997, the Company acquired Tiburon, a 27-hole, upscale golf course located in Omaha, Nebraska for $5.4 million in cash and Common Stock valued at approximately $600,000 and leased the Golf Course to Granite Golf under a Participating Lease.



    On September 2, 1997, the Company acquired Raintree, an 18-hole golf course located in Akron, Ohio, for $1.2 million in cash and OP Units valued at approximately $3.4 million and leased the Golf Course to the Prior Owner under a Participating Lease.



    On October 3, 1997, the Company acquired Lost Oaks, an 18-hole upscale golf course located in Tampa, Florida, for $5.9 million in cash, including closing costs. The Company leases the Golf Course to an affiliate of Starwood under a Participating Lease.



    On September 30, 1997, the Company acquired Eagle Watch, an 18-hole golf course located in Atlanta, Georgia, for $4.5 million in cash and OP Units valued at approximately $1.9 million. The Company leases the Golf Course under a Participating Lease to an affiliate of the Prior Owner.



    On September 23, 1997, the Company entered into a purchase agreement to acquire Club of the Country, an 18-hole private country club located in Kansas City, Kansas, for approximately $2.6 million in cash and OP Units valued at approximately $500,000.


    The leases between the Company, as lessor, and each Lessee provide for the payment of Lease Payments comprised of Base Rent, including minimum rent increases for a minimum of five years, and Participating Rent based on growth in revenue at the Golf Course.


    The Company's primary source of revenue is Lease Payments under the Participating Leases and mortgage payments under the Participating Mortgage. Each Lessee has only nominal capitalization and a Lessee's ability to make the Lease Payments to the Company under the Participating Leases will be dependent upon the Lessee's ability to generate sufficient cash flow from the operation of the Golf Course(s) leased by it. Participating Rent is generally equal to 33 1/3% of the increase in Gross Golf Revenues over the Gross Golf Revenues for the Golf Course for the base year, as adjusted by the Company in determining the initial Base Rent. Base Rent will increase each year by the Base Rent Escalator during the first five years of the lease term (and for an additional five years thereafter following an exercise of the Lessee Performance Option). The Base Rent Escalator for a given year generally equals the lesser of (i) 3% or (ii) 200% of the change in the CPI over the prior year. Annual increases in Lease Payments are limited to a maximum of 5% for the first five years of the lease terms.


    Management believes the principal source of growth in Gross Golf Revenues at the Golf Courses will be increased green fees, cart fees and other related fees. In order to achieve higher revenues, management believes the Lessees will need to continue to offer golfers a high quality golf experience as it relates to the pace of play, condition of the Golf Course and overall quality of the facilities.


    The following discussion and analysis of financial condition and pro forma results of operations of the Company, and the Legends Group Prior Owners is based upon the Company's financial statements as of December 31, 1996, the pro forma consolidated balance sheet and income statement of the Company and the Legend Lessees, and the historical combined financial statements of The Legends Group, the accounting acquiror, with respect to seven of the Initial Courses. In establishing the amount of Base Rent for the Courses, the Company and the Lessees considered, in addition to actual historical results of operations, a number of other factors which under the accounting rules of the Securities and Exchange Commission cannot be reflected in the pro forma financial information for the Lessees. Such factors include (i) cost savings expected to be achieved by the Lessees as a result of operational changes following completion of the Formation Transaction (affecting the Legends Group courses), (ii) revenue enhancing programs that certain Lessees intend to implement following completion of the Formation Transactions (affecting Legends Resort Courses, Oyster Bay and Heritage Golf Club) and (iii) estimated revenues and expenses at the two recently opened Initial Courses (Royal New Kent and Stonehouse Golf
Club). The pro forma financial information for the Company and the Legends Lessees reflect initial Base Rent and no Participating Rent.

    RESULTS OF OPERATIONS OF THE COMPANY

FOR THE PERIOD FROM FEBRUARY 12, 1997 TO JUNE 30, 1997

    For the period from February 12, 1997 to June 30, 1997, the Company received $6,040,000 in revenue from the Participating Leases for the Initial Courses and interest received on the mortgage note receivable. Included in revenue was $109,000 Participating Rent from 8 of the 10 Initial Courses.

    Total expenses before minority interest, totaling $1,901,000 for the period from February 12 to June 30, 1997, reflect depreciation and amortization, general and administrative expenses and interest expense.

    Net income before minority interest for the period from February 12 to June 30, 1997 is $4,139,000.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

    Cash flow from operating activities for the period from February 12, 1997 to June 30, 1997, was $3,578,000. This reflects net income before minority interest, plus noncash charges to income for depreciation and loan fee amortization and working capital changes. Cash flows used in investing activities reflect mortgage receivable of $61,599,000 and original golf course acquisitions of $54,554,000. Cash flows provided by financing activities, totaling $115,190,000, represents the total borrowing of $43,825,000 under the Credit Facility (discussed below) and offering proceeds of $73,055,000 less dividend distributions.

    Concurrent with the closing of the IPO, the Company borrowed approximately $4,325,000 that, together with the net proceeds of the IPO, was used to retire mortgage indebtedness and other debt of the Prior Owners, to fund the cash portion of the purchase of the Initial Courses and to provide initial working capital. The Company has agreed to maintain approximately $4,325,000 of indebtedness for up to 10 years to accommodate a Prior Owner's efforts to seek to minimize certain adverse tax consequences from its contribution of one of the Initial Courses to the Company. This loan has been consolidated with the Line of Credit.

    On June 20, 1997, the Company entered into the Line of Credit ($43,900,000 outstanding as of June 30, 1997) to be used primarily for the acquisition of additional golf courses, although a portion also may be used for acquisition of the Expansion Facilities, for capital expenditures or for general working capital purposes. The Line of Credit imposes certain conditions on the Company's ability to draw on the Line of Credit, including, without limitation, a borrowing base calculation. On September 24, 1997 the Company negotiated a reduction in the interest rate from LIBOR plus 2.0% to LIBOR plus 1.75%. Additionally, the Company has received a commitment to increase the Line of Credit, upon completion of this Offering, to $125 million and to convert it to an unsecured facility.

    The Company intends to invest in additional golf courses as suitable opportunities arise, but the Company will not undertake investments unless adequate sources of financing are available. The Company anticipates that future acquisitions would be funded with debt financing provided by the Line of Credit, the issuance of OP Units or with proceeds of additional equity offerings. In the future, the Company may negotiate additional credit facilities or issue corporate debt instruments. Any debt issued or incurred by the Company may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms, as the Board of Directors deems prudent. Except as described in this Prospectus, the Company currently has no binding agreement to acquire any additional golf courses. The Company is in active negotiations regarding the acquisition of additional golf courses, although there can be no assurance that the Company will acquire any of these golf courses.

    The Company's acquisition capabilities are enhanced by its existing capital structure. The Company intends to maintain a capital structure with consolidated indebtedness representing no more than 50% of its total market capitalization.

    The Participating Leases require the Company to reserve annually between 2.0% and 5.0% of the Gross Golf Revenues of the Golf Courses to fund capital expenditures. Any capital expenditures in excess of such amounts will be funded by the Lessees. For the six months ended June 30, 1997, the Company had reserved $387,000 to fund capital expenditures under the Participating Leases,


    The Company has committed to acquire Club of the Country for $2.6 million in cash and $500,000 in OP Units. The Company also has agreed to fund certain improvements of $1.25 million at Lost Oaks. In addition, the Company has committed to provide up to an additional $9 million under the Participating Mortgage.


    PRO FORMA RESULTS OF OPERATIONS OF THE COMPANY


    On a pro forma basis for the year ended December 31, 1996 and the six months ended June 30, 1997, the Company would have received $15,949,000 and $9,033,000, respectively, in Base Rent from the Participating Leases for the Golf Courses. For the year ended December 31, 1996, this amount does not include $1,847,000 in rent from Legends of Virginia LC related to its two courses, Stonehouse Golf Club and Royal New Kent, because such courses opened in June 1996 and August 1996, respectively. As these Golf Courses are now fully operational, the Company contractually is entitled to receive rent of approximately $17,856,000 in its first full year of operation.



    On a pro forma basis the Company also would have recognized interest income under the Participating Mortgage of $8,067,000 and $4,034,000, respectively. None of the revenue/income amounts reflects any participation revenue.



    Total pro forma expenses of $7,782,000 and $4,434,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, reflect depreciation and amortization, general and administrative expenses and interest expense. Depreciation expense is based on the Company's cost of acquiring the Golf Courses, except for the Golf Courses acquired by the Company from The Legends Group. The contribution of these Golf Courses is treated for accounting purposes as a reorganization of the interests of The Legends Group in the contributed Golf Courses and has been accounted for at historical cost. Pro forma expenses for the year ended December 31, 1996, do not include $580,000 of depreciation related to the period these courses were not operational in 1996. If these courses had been operational for all of 1996, total pro forma expenses for the year ended December 31, 1996 would have been $8,362,000.



    Minority interest totaling $6,104,000 for the year ended December 31, 1996, ($6,860,000 if the Legends of Virginia Golf Courses had been fully operational for all of 1996) and $3,384,000 for the six months ended June 30, 1997, reflects the 37.5% and 39.2% interest respectively, of the Prior Owners, management and operators in the pro forma net income of the Operating Partnership.



    Pro forma net income for the year ended December 31, 1996 is $10,130,000 ($10,641,000 if the Legends of Virginia Golf Courses had been fully operational for all of 1996). Pro forma net income for the six months ended June 30, 1997, is $5,249,000.


    PRO FORMA LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY


    On a pro forma basis, cash flow from operating activities for the year ended December 31, 1996 and six months ended June 30, 1997, excluding changes in working capital, would have been $21,551,000 ($23,398,000 for 1996 if the Legends of Virginia Golf Courses had been fully operational for all of 1996) and $11,583,000. This reflects net income before minority interest, plus non-cash charges to income for depreciation and loan fee amortization. Cash flows used in investing activities reflects capital expenditures of $719,000 and $359,000, calculated based upon the Company's capital expenditure reserves required by the terms of the Participating Leases. Cash flows used in financing activities, totaling $14,504,000 and $9,660,000, represents distributions (based upon the current quarterly per share and per OP Unit distribution rate of $0.41) to holders of the Common Stock and OP Units and the amount of the initial borrowing of $4,325,000.

THE LEGENDS GROUP PRIOR OWNERS

    Pursuant to the Formation Transactions, the Company acquired seven Golf Courses from The Legends Group: Heritage Golf Club, Heathland, Moorland, Parkland, Oyster Bay, Royal New Kent and Stonehouse Golf Club. These seven Golf Courses are operated by four Legends Lessees. The Legends Resort Courses, Heathland, Moorland and Parkland, share a common clubhouse, driving range, golf carts and other facilities and are leased by a single Legends Lessee pursuant to a single Participating Lease. The recently opened Golf Courses -- Royal New Kent and Stonehouse Golf Club -- are in similar stages of operation and are leased by a single Legends Lessee. Each of the two other Legends Golf Courses is leased by a separate Legends Lessee. Aggregate Base Rent under the Participating Leases with the Legends Lessees represents approximately 49.0% and 50.1% of the Company's pro forma revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The Legends Group Prior Owners received OP Units representing approximately 49.6% of the outstanding Common Stock and OP Units upon completion of the Formation Transactions.

    The following discussion and analysis addresses the combined historical results of operations of the Golf Courses being contributed by The Legends Group; however, the results of operations of such Golf Courses do not purport to represent the pro forma results of operations of the Legends Lessees or the Company and should not be used to assess the operating performance of the Legends Lessees or the Company. Two of the Golf Courses being contributed by The Legends Group, Stonehouse Golf Club and Royal New Kent, opened in June and August 1996, respectively.

    The Legends Group markets its courses through media advertising (primarily in golf publications) and various other promotional arrangements (generally discounted green fees) provided to guests of local hotels in the markets where its Golf Courses are located. In addition, in 1995, affiliated entities began constructing, selling and renting golf villas as part of a resort/residential development at the Legends Resort, site of the Legends Resort Courses, Heathland, Moorland and Parkland. This development eventually is expected to include 204 golf villas with over 800 beds. The Company believes that this resort/residential development helped contribute to the number of rounds played at the Legends Resort Courses in 1996 and 1997 to date and is expected to continue to be a source of rounds played as the development is completed.

    For purposes of financial presentations, the term "Legends Golf" refers to the combined operations of all seven Golf Courses contributed by The Legends Group, and the term "Golf Legends" refers to operations of the three Golf Courses located at the Legends Resort.

    RESULTS OF OPERATIONS OF THE LEGENDS GROUP

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    Revenue from golf operations increased 16.7% from $8,641,000 to $10,082,000 while the revenue per player increased from $60.95 to $61.30, and the total rounds played increased 16.0% from 141,780 to 164,482. The increase in total number of rounds primarily is due to the opening of the two Legends of Virginia courses in mid-1996. Of the 22,702 increase in rounds, Legends of Virginia, LC accounted for 18,281 rounds and a total revenue increase of $1,253,000.

    The number of rounds played significantly influences other revenue sources, including food and beverage and merchandise sales. The number of rounds increased 16.0% and other revenue increased 19.1% to $2,719,000 from $2,284,000 principally because of (i) a 25.9% increase in food and beverage sales (which resulted from additional demand created by occupants of the newly constructed golf villas at the Legends Resort), increased sales at Legends of Virginia, LC and (iii) a 15.9% increase in pro shops sales, (which resulted principally from sales at Legends of Virginia, LC). Other income increased as a result of reinstituting the course photography.

    Operating expenses increased 97.3% to $13,348,000 from $6,761,000. Principal components of the $6,587,000 increase were (i) operating costs exclusive of lease payments to the Company and depreciation expense of approximately $1,774,000 associated with the two Legends of Virginia courses opened in mid-1996,

(ii) lease payments to the Company, land lease payments to the prior owner and depreciation expense totaling $6,287,000 for 1997 compared to $1,543,000 for 1996 (an increase of $4,744,000) when there were no lease payments to the Company, (iii) $321,000 attributable to clubhouse repairs at Heritage Golf Club and Oyster Bay along with the addition of several maintenance personnel to improve the quality of the course maintenance and (iv) increased costs of the food and beverage operations consistent with the increase in sales.

    Interest expense decreased 18.5% to $420,000 from $515,000 as a result of lower borrowings outstanding related to debt for the courses that was transferred in connection with the Formation Transaction's retirement of debt.

    Equity in earnings of the Operating Partnership resulted from an approximately 48% limited partnership interest originating with the Formation Transactions held by Legends Golf.

    Net income decreased $2,505,000 from $3,649,000 to $1,144,000 primarily as a result of the increased operating expenses from the two new courses and Lease Payments under the Participating Leases.

YEAR ENDED DECEMBER 31, 1996 AND 1995

    Revenue from golf operations increased 4.0% from $14,619,000 to $15,199,000. Revenue per player increases $55.65 to $56.21, principally as a result of increased green fees and golf cart rentals), while the total rounds played increased 2.9% from 262,700 to 270,400. The increase in total number of rounds is primarily due to the opening of the two Legends of Virginia courses in mid-1996. Without these two courses the total number of rounds decreases 1.4% to 259,000. The Company believes that the late, harsh winter of 1996 in the midwest and northeastern United States reduced vacation golfers' travel from these areas and contributed to the decrease in the number of rounds played. Rounds played were also adversely affected by two hurricanes during the summer of 1996 that resulted in minimal damage to the Golf Courses but reduced vacation golf travel to the area. The increase in total revenues in 1996 due to the two new courses approximated $690,000. In January and February 1996, management reduced available tee times and increased green and cart fees over the prior period's winter rates in an effort to enhance the quality of the golf experience during the slower time of the year.

    Other revenue sources, including food and beverage and merchandise sales, are influenced by the number of rounds played. While the number of rounds increased 2.9%, the revenue increased 19.2% to $4,214,000 from $3,823,000, principally due to a 22.6% increase in food and beverage sales resulting from additional demand created by occupants of the newly constructed golf villas at the Legends Resort. The rental units recently opened and additional units are being developed. Management is unable to estimate the future impact on food and beverage sales. However, food and beverage revenues are not included in the calculation of Gross Golf Revenue and therefore do not affect Participating Rent payments.

    Operating expenses increased 31.7% to $15,956,000 from $12,113,000. Principal components of the $3,843,000 increase were (i) initial operating costs of approximately $3,178,000 associated with the two Legends of Virginia courses opened in mid-1996, (ii) a one-time increase in chemical and fertilizer expense of approximately $90,000, (iii) periodic resurfacing of cart paths totaling $50,000, (iv) food and beverage operations of approximately $352,000 attributed to an increase in revenue and (v) an increase in repair and maintenance expense.

    Interest expense increased 56.2% to $1,589,000 from $1,017,000 as a result of higher borrowings incurred in connection with the completion and pre-opening costs of the two recently-opened Initial Courses.

    Net income decreased 64.8% from $5,312,000 to $1,868,000 primarily as a result of additional $3,178,000 of expenses associated with the two recently opened Initial Courses.

YEAR ENDED DECEMBER 31, 1995 AND 1994

    Revenue from golf operations increased 1.7% to $14,619,000 from $14,371,000. The increase resulted primarily from a 9.5% increase in revenue per player (principally as a result of increased green fees and golf cart rentals) from $50.82 to $55.65. During this same period rounds played decreased 7.1% from 282,800 to 262,700 as a result of management's focus on increasing green fees.

    Other revenue decreased 19.1% from $4,725,000 to $3,823,000 principally due to a contribution of land totaling $1,000,000, which was partially offset by increased food and beverage and merchandise sales as a result of improved merchandising efforts in the pro shop.

    Operating expenses increased 1.7% to $12,113,000 from $11,913,000, primarily as a result of normal wage and other operating cost increases,

    Interest expense increased 1.9% to $1,017,000 from $998,000 primarily due to financing costs incurred in connection with the purchase of maintenance equipment.

    Net income decreased 14.1% to $5,312,000 from $6,185,000.


INFLATION



    All of the Participating Leases provide for initial terms of 10 years with Base Rent and Participating Rent features. Base Rent will increase by the Base Rent Escalator for each year during the first five years of the term of each Participating Lease (and for an) additional five years if the Lessee Performance Option is exercised). All of such leases are triple net leases requiring the Initial Lessees to pay for all maintenance and repair, insurance, utilities and services. The Participating Mortgage has a 5% increase in the Base Interest payment for up to five years, and 3% for an additional five years if the Performance Option is exercised. As a result, the Company believes the effect of inflation on the Company is not material.



SEASONALITY



    The golf industry is seasonal in nature based on weather conditions and fewer available tee times in the rainy season and the winter months. The operator of each of the Daily Fee Golf Courses may vary green fees based on changes in demand.



RECENT ACCOUNTING PRONOUNCEMENTS



    In February 1997, the Financial Accounting Standards Board issued FAS No. 128, "EARNINGS PER SHARE," which established new standards for computations of earnings per share. Statement No. 128 will be effective for periods ending after December 15, 1997 and will require presentation of: (1) "Basic Earnings per Share," computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period and (2) "Diluted Earnings per Share," which gives effect to all dilutive potential common shares that were outstanding during the period, by increasing the denominator to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Had FAS 128 been effective for the period from February 12, 1997 (period of inception) through June 30, 1997, basic and diluted earnings per share would have been as follows:



Basic earnings per share............................................   $     .51
Diluted earnings per share..........................................   $     .50



    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable fully to evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.


CHANGES IN THE COMPANY'S CERTIFYING PUBLIC ACCOUNTANT


    On February 26, 1997, the Company dismissed Price Waterhouse LLP as independent accountants. Effective February 28, 1997, the Company engaged BDO Seidman, LLP as principal accountants. The decision to change accountants was approved by the Audit Committee and ratified by the Board of Directors of the Company.

    The Company was formed on November 8, 1996. Its balance sheet as of November 8, 1996 was audited by Price Waterhouse LLP. The balance sheet and the report of Price Waterhouse LLP thereon were included in the Company's Form S-11 which was declared effective by the Securities and Exchange Commission on February 6, 1997. In connection with Price Waterhouse LLP's audit of the November 8, 1996 balance sheet and through February 26, 1997, there were no disagreements between the Company and Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the November 8, 1996 balance sheet and there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

    The report of Price Waterhouse LLP on the Registrant's November 8, 1996 balance sheet did not contain an adverse opinion or a disclaimer of opinion and the report was not qualified or modified as to uncertainty, audit scope or accounting principles.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    The preceding section, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections of this Prospectus contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which represent the Company's expectations or beliefs concerning future events, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import; and also including, without limitation, the following: statements regarding the Company's continuing ability to target and acquire upscale golf courses; the continued availability of the Line of Credit and other debt and equity financing; the sufficiency of the Company's working capital, cash flow and financing to support the Company's future operating and capital requirements; the Lessees' and other Golf Course Operators' future cash flows, results of operations and overall financial performance; the Company's continued strategic alliance with Starwood, the planned acquisition and/or financing of certain golf courses; the expected completion and acquisition of the Expansion Facilities; the expected dividend distribution rate; the intended limit on the Company's level of consolidated indebtedness; the expected tax treatment of the Company's operations; the Company's beliefs about continued growth in the golf industry; statements regarding the possible redemption of OP Units and exercise of the Lessee Performance Options; and the expected completion of real estate developments near certain Golf Courses. Such forward-looking statements relate to future events and the future financial performance of the Company and the industry and involve known and unknown risks, uncertainties and other important factors which could cause actual results, performance or achievements of the Company or industry to differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements.


    Investors should carefully consider the various factors identified in the section "Risk Factors," in "Management's Discussion and Analysis of Financial Condition and Results of Operation," and elsewhere in this Prospectus that could cause actual results to differ materially from the results predicted in the forward-looking statements. Further, the Company specifically cautions investors to consider the following important factors in conjunction with the forward-looking statements: the possible decline in the Company's ability to locate and acquire quality golf courses and to negotiate acceptable lease terms; the possibility that the Lessees and the Innisbrook Resort Owner may be unable to make required payments under the Participating Leases and the Participating Mortgage; the possibility that the Pending Acquisition will not be consummated; the possibility that Company management lacks the skill to manage the Company's planned process of acquisitions and expansions; the possible adverse effect of changing economic conditions, including interest rate movements and changes in the real estate market both locally and nationally; the effect of severe weather or natural disasters; and the effect of competitive pressures from other golf course acquirors and other golf course lessors. Because of the foregoing factors, the actual results achieved by the Company in the future may differ materially from the expected results described in the forward-looking statements.


                               THE GOLF INDUSTRY

    The Company believes the United States golf industry is entering a period of significant growth. This belief is based, in part, on the fact that people over the age of 50 play more golf than younger people, and the expectation that over the next several years the number of people age 50 and older will increase significantly as the "baby boomers" age. See "-- Demographics." The Company expects that the aging population will contribute to an increase in the number of rounds played and Gross Golf Revenues at the Golf Courses and any golf courses subsequently acquired by the Company.

    Golf course ownership in the United States is highly fragmented. There are approximately 15,700 golf courses (approximately 12,900 eighteen-hole equivalents) in the United States that the Company believes are owned by approximately 13,000 different entities. The Company believes there are relatively few owners of more than one course. The Company believes that the 15 largest golf course owners in the United States collectively own fewer than 5% of the total number of golf courses and that fewer than 10 golf course owners own more than 10 golf courses. The Company believes that this fragmented ownership provides it with an excellent opportunity for consolidation of the ownership of upscale golf courses.

    The Company believes the current fragmentation of golf course ownership resulted from a variety of factors, including a scarcity of capital, the entrepreneurial nature of many golf course owners and operators and their associated pride of ownership. The Company believes that the economies of scale in owning and operating multiple golf courses, the growing significance of professional financial management in the operation of golf courses and the desire for liquidity by golf course owners could lead to consolidation of golf course ownership. In particular, the Company believes golf course owners will be attracted to the Company's multiple independent lessee structure, which permits the Company to acquire a course and then lease it back to an affiliate of the seller. Such structure satisfies the owner's desire to remain involved in the day-to-day operation of his course, while also satisfying his desire to obtain liquidity. The Company further believes its ability to issue OP Units in exchange for a golf course will attract potential sellers, who generally can defer recognition of taxable gain on the exchange until they exercise their Redemption Right. By offering golf course owners the tax planning benefit of OP Units and the economic benefit of participating in the independent lessee structure, including resulting economies of scale in operating golf courses, the Company believes it is able to acquire desirable upscale courses that may not otherwise be available for purchase. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions."

    Largely in response to the popularity of golf, the construction of golf courses in the United States has increased significantly in recent years. New golf course openings from the mid-1970's through 1987 averaged approximately 150 golf courses per year. For the period 1987 through 1996 an average of approximately 240 new golf courses were opened each year, with a high of 336 new golf course openings in 1995.

    The emergence and popularity of younger professional golfers, including Tiger Woods, Justin Leonard, Phil Mickelson and Karrie Webb, have increased awareness and interest in golf. According to industry statistics, 19.4 million homes watched the final round of the four major golf championships in 1996. In 1997, television viewership of the final four rounds of the four major golf championships increased 56 percent to 30.3 million. The Company believes this resurgent interest will result in increasing golf participation, including increasing participation by women and younger golfers.


    The golf industry generated approximately $15 billion in revenues in the United States in 1996. The Company believes the game of golf has exhibited strong growth in popularity in the past 16 years as illustrated below:

                                                                        1980       1996       % CHANGE
                                                                      ---------  ---------  -------------
                                                                           (MILLIONS)
Number of golfers...................................................       15.0       24.7          65%
Rounds played.......................................................        358        477          33%


    The following table illustrates the growth in demand in the United States at Daily Fee and private country clubs, as compared to municipal courses, which tend to be of lesser quality.



                                                  ROUNDS PLAYED (IN MILLIONS)
                                           ------------------------------------------
                                                   1986                  1996           PERCENT CHANGE
                                           --------------------  --------------------  -----------------
Daily Fee................................      156.4      38.9%      192.4      40.3%           23.0%
Municipal................................      110.4      27.5%      121.3      25.4%            9.9%
Private..................................      135.1      33.6%      163.7      34.3%           21.2%
                                           ---------  ---------  ---------  ---------            ---
Total....................................      401.9     100.0%      477.4     100.0%           18.8%



    The Company believes that upscale Daily Fee courses (including Resort Courses), similar to those owned and targeted by the Company, are well situated to take advantage of the changing demographics. As shown below, in recent years the top 5% of Daily Fee golf courses have been able to increase weekend green fees by an annual rate in excess of 10% from 1993 to 1995.



                                                                      DAILY FEE
                                                                    GREEN FEES --
                                                                       WEEKEND
                                                               ------------------------    PERCENT      ANNUAL
                                                                  1993         1995        CHANGE       CHANGE
                                                                   ---          ---      -----------  -----------
Median.......................................................   $      18    $      21        16.7%         8.0%
Top 25%......................................................   $      25    $      30        20.0%         9.5%
Top 5%.......................................................   $      53    $      65        22.6%        10.7%



    DEMOGRAPHICS. Additionally, the Company believes the game of golf will benefit from favorable demographic trends. The United States Census Bureau estimates that the population age 50 and over will increase by 39% between 1996 and 2010, from 69.3 million to 96.3 million. The average number of rounds played per golfer on an annual basis increases significantly as the golfer ages. Golfers in their 50's play nearly twice as many rounds annually as golfers in their 30's, and golfers age 65 and older generally play three times as many rounds annually as golfers in their 30's. The Company believes that the number of golfers as well as the total number of rounds played will increase significantly as the average age of the population continues to increase. The Company believes that "baby boomers," the oldest of whom are now in their early 50's, will contribute to the growth in total rounds played due to growing wealth and leisure time as well as the suitability of golf as a sport for an aging population. Since 1991, the number of senior golfers (golfers age 50 and over) has grown 16%, or by nearly 1 million golfers.

    The following graph sets forth the difference in age dispersion in the United States between 1996 and 2010 and the effect on the number of golf rounds played as an individual ages.


                                  DEMOGRAPHICS



            Columns Represent Average Annual Rounds/Golfer per Age Group



Graph representing average annual rounds played by golfers and the golfers' age groups. The chart also shows the U.S. population by age groups 30-65. The graph shows that golfers generally play more rounds of golf as they get older and that, by 2010, there will be over one million more 50-year old Americans than there was in 1996.

                                THE GOLF COURSES


    The Company believes that its acquisition of the 10 Initial Courses and its acquisitions since the IPO are consistent with its goal of becoming a leading owner of, and participating in increased revenue from, nationally or regionally recognized golf courses. The Company's Golf Courses consist of 19 upscale courses located in the mid-Atlantic, southeastern, midwestern and southwestern United States. Four of the Golf Courses were ranked among the Top Ten New Courses by either GOLF DIGEST or GOLF MAGAZINE in the year opened, including Stonehouse Golf Club, which was named the Best New Upscale Course in 1996 by GOLF DIGEST and Oyster Bay, which was named Best New Resort Course in the United States in 1983 by GOLF DIGEST. The Copperhead Course at the Innisbrook Resort was ranked 43rd in the 1996 survey by GOLF MAGAZINE of the "Top 100 Courses You Can Play" and the Island Course at the Innisbrook Resort was rated by GOLF DIGEST as one of the "Top 75 Resort Courses" in 1992. Heritage Golf Club was ranked in the Top 50 Public Golf Courses by GOLF DIGEST in 1992.


    The Golf Courses include 17 upscale Daily Fee courses (including 10 Resort Courses) and two private country clubs. "Daily Fee" courses are open to the public and generate revenues principally through green fees, golf cart rentals, food and beverage operations, merchandise sales and driving range charges. "Resort Courses" are Daily Fee golf courses that attract a significant percentage of players from outside the immediate area in which the golf course is located and generate a significant amount of revenue from golf vacation packages. The Company considers its Daily Fee and Resort Courses to be high-end golf courses because of the quality and maintenance of each golf course. Private country clubs generally are closed to the public and derive revenues principally from membership dues, initiation fees, transfer fees, golf cart rentals, guest fees, food and beverage operations and merchandise sales.

    The Company believes that the overall quality of the Golf Courses is reflected in the green fees charged at each Golf Course, which significantly exceed national averages. The Company believes its focus on upscale Daily Fee golf courses and private country clubs, which attract golfers with attractive demographic and economic profiles, will result in stronger and less cyclical revenue growth in comparison to golf courses with lower green fees.

    Five of the Golf Courses are located in the Myrtle Beach, South Carolina vicinity, a popular year-round golf destination area. Myrtle Beach is considered one of the nation's premier golf resort locations with nearly 100 golf courses and approximately 3.9 million rounds played in 1996, according to the MYRTLE BEACH GOLF HOLIDAY-TM-. In addition to golf courses, Myrtle Beach offers a mix of entertainment, shopping and dining, as well as proximity to beaches. All of the Golf Courses located in the Myrtle Beach vicinity were developed and contributed to the Company by The Legends Group, a leading golf course owner, developer and operator in the southeast and mid-Atlantic regions of the United States controlled by The Legends Group.


    Five of the Golf Courses are located near Tampa, Florida. Of these, four are located at the Innisbrook Resort, a destination golf resort that includes one of the largest hotel and conference facilities in the state. The fifth course, Lost Oaks, is located near the Innisbrook Resort, and all five courses are near the the Gulf of Mexico. Additionally, the courses benefit from the millions of tourists annually that visit Disneyworld-TM-, Busch Gardens-TM- and other regional recreational attractions.



    Two of the Golf Courses are located in the Williamsburg, Virginia area and were opened in June and August, 1996. Williamsburg is a leading tourist destination and has a population of approximately 2.6 million within a 60 mile radius. Williamsburg is an emerging golf resort destination, as evidenced by the six new courses that have opened in the Williamsburg vicinity since 1995, including two of the Company's courses. In addition to golf, Williamsburg and the surrounding area offer shopping, dining, entertainment and historical attractions. Both of the Golf Courses located in Williamsburg were developed and contributed to the Company by The Legends Group.



    The Company owns (or will own after the closing of the Pending Acquisition) a fee simple interest in each of the Golf Courses with the exception of Oyster Bay, which is subject to a long-term ground lease (with approximately 35 years remaining), and the four Golf Courses at the Innisbrook Resort, where the Company holds a first lien on the Golf Courses and all of the related facilities (other than the separately-owned condominium units comprising the hotel). The Company additionally holds an option to purchase the Innisbrook Resort and such facilities at the expiration of the Participating Mortgage for the lesser of its fair market value or a pre-determined number of shares of Common Stock.



    Certain unaudited information regarding each of the Golf Courses is set forth on the following page:

                                THE GOLF COURSES


                                                                                                       ROUNDS
                                                                                              -------------------------
                                                                                                               TWELVE
                                                                                                               MONTHS
                                                                                                                ENDED
                                                               YARDAGE      TYPE OF    YEAR                   JUNE 30,
NAME                                           LOCATION          (1)        COURSE    OPENED   1995    1996     1997
----------------------------------------  ------------------  ----------   ---------  ------  ------  ------  ---------
INITIAL COURSES:
Heritage Club...........................  Pawleys Island, SC    7,040       Resort     1986   55,094  52,382     53,084
Heathland...............................  Myrtle Beach, SC      6,785       Resort     1990   49,312  50,294     50,937
Moorland................................  Myrtle Beach, SC      6,799       Resort     1990   49,590  51,102     51,754
Parkland................................  Myrtle Beach, SC      7,170       Resort     1992   46,564  47,331     48,437
Oyster Bay (6)..........................  Sunset Beach, NC      6,685       Resort     1983   62,141  57,856     59,168
Woodlands...............................  Gulf Shores, AL       6,584       Resort     1994   43,459  41,744     44,623
                                          Providence Forge,
Royal New Kent (7)......................  VA                    7,291      Daily Fee   1996     --     5,743     12,948
Stonehouse Golf Club (8)................  Williamsburg, VA      6,963      Daily Fee   1996     --     5,686     16,762
Olde Atlanta............................  Atlanta, GA           6,789      Daily Fee   1993   41,195  41,053     44,485
Northgate Country Club (9)..............  Houston, TX           6,540       Private    1984   46,600  45,400     46,268

SUBSEQUENT ACQUISITIONS:
Tiburon Golf Club (10)..................  Omaha, NE             7,005      Daily Fee   1989   56,496  53,160     60,648
Raintree Country Club...................  Akron, OH             6,886      Daily Fee   1991   44,000  40,000     40,000
Eagle Watch.............................  Atlanta, GA           6,896      Daily Fee   1989   36,484  36,322     40,126
Lost Oaks...............................  Tampa, FL             6,500      Daily Fee   1975   40,072  52,760     67,708
Innisbrook Resort (6)(12)...............  Tampa, FL                                           148,294 140,922   139,094
  Copperhead............................                        7,087       Resort     1972
  Island................................                        6,999       Resort     1970
  Eagle's Watch (13)....................                        6,245       Resort     1972
  Hawk's Run (13).......................                        6,245       Resort     1972

PENDING ACQUISITION:
Club of the Country.....................  Kansas City, KS       6,412       Private    1979   15,747  17,575     19,093
    Total .............................................................................................................

                                           REVENUE PER PLAYER (2)            GROSS GOLF REVENUE (3)
                                          -------------------------   -------------------------------------
                                                           TWELVE                                 TWELVE
                                                           MONTHS                                 MONTHS
                                                            ENDED                                  ENDED
                                                          JUNE 30,                               JUNE 30,     INITIAL BASE

NAME                                       1995    1996     1997         1995         1996         1997         RENT (4)

----------------------------------------  ------  ------  ---------   -----------  -----------  -----------  --------------

INITIAL COURSES:
Heritage Club...........................  $57.28  $59.96   $  59.98   $ 3,156,000  $ 3,141,000  $ 3,184,000  $ 1,825,000

Heathland...............................   55.04   53.92      53.81     2,714,000    2,712,000    2,741,000    1,556,000(5)

Moorland................................   55.03   54.79      55.20     2,729,000    2,800,000    2,857,000    1,556,000(5)

Parkland................................   54.98   54.21      53.88     2,560,000    2,566,000    2,610,000    1,557,000(5)

Oyster Bay (6)..........................   55.66   56.83      55.98     3,459,000    3,288,000    3,312,000    1,856,000

Woodlands...............................   33.48   34.86      37.02     1,455,000    1,455,000    1,652,000      679,000

Royal New Kent (7)......................    --     60.60      64.26       --           348,000      832,000    1,817,000

Stonehouse Golf Club (8)................    --     60.50      67.65       --           344,000    1,134,000    1,890,000

Olde Atlanta............................   37.53   41.39      41.14     1,546,000    1,699,000    1,830,000      845,000

Northgate Country Club (9)..............   59.40   64.27      64.34     2,768,000    2,918,000    2,977,000    1,407,000

SUBSEQUENT ACQUISITIONS:
Tiburon Golf Club (10)..................   21.33   23.19      21.37     1,205,000    1,233,000    1,296,000      682,000

Raintree Country Club...................   19.25   20.38      21.15       847,000      815,000      846,000      520,000

Eagle Watch.............................   38.67   39.23      38.03     1,411,000    1,425,000    1,526,000      703,000

Lost Oaks...............................   31.87   29.64      24.28     1,277,000    1,564,000    1,644,000      625,000(11)

Innisbrook Resort (6)(12)...............   95.35  101.22     103.53    14,140,000   14,264,000   14,400,000    6,739,000

  Copperhead............................
  Island................................
  Eagle's Watch (13)....................
  Hawk's Run (13).......................
PENDING ACQUISITION:
Club of the Country.....................   42.47   43.93      41.01       688,000      772,000      783,000      330,000

                                                                      -----------  -----------  -----------  --------------

    Total ..............................                              $39,935,000  $41,344,000  $43,624,000  $24,587,000

                                                                      -----------  -----------  -----------  --------------

                                                                      -----------  -----------  -----------  --------------



(FOOTNOTES ON FOLLOWING PAGE)

---------------


 (1) Yardage is calculated from the championship tees.



 (2) "Revenue Per Player" is calculated by dividing Gross Golf Revenue at the applicable Golf Course by the number of rounds played at the applicable Golf Course.



 (3) Gross Golf Revenue is defined as all revenues from a golf course, including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, but excluding food and beverage and merchandise revenue. In the case of the Innisbrook Resort the amounts shown in the table include all revenue at the Innisbrook Resort, including golf and hotel revenue, and food, beverage and merchandise sales, but exclude various taxes and net of rental payments to individual condominium owners.



 (4) In addition to Base Rent, Participating Rent may be payable by the Lessees and Participating Interest may be payable by the Innisbrook Resort Owner. Participating Rent is calculated based on increases in the Gross Golf Revenue from a base year (1996 in the case of the Initial Courses), as adjusted. For the Innisbrook Resort, Base Rent shown corresponds to the Base Interest payment.


 (5) Heathland, Moorland and Parkland are subject to a single Participating Lease and the Base Rent is equally allocated among these Golf Courses.


 (6) The Company acquired or has a contract to acquire the fee simple interest in each of the Golf Courses except Oyster Bay, which is subject to a long-term ground lease with a lessor not affiliated with the Prior Owner thereof, and the Innisbrook Resort, which serves as collateral under the Participating Mortgage.


 (7) Opened in August 1996.

 (8) Opened in June 1996.

 (9) The Company expects to acquire, upon completion, an additional nine holes at this Golf Course. Amounts shown for Northgate Country Club are for its fiscal year ended December 20, or the twelve months ended June 20, as applicable.


(10) Tiburon Golf Club consists of 27 holes. Eighteen holes were built in 1989 with an additional nine holes built in 1994. With the exception of Initial Base Rent, numbers are 18-hole equivalents. Yardage and year opened is for the White/Blue course.



(11) The Company has agreed to fund up to $1.25 million to pay for additional improvements at the Lost Oaks course. If this amount is fully advanced, the Base Rent will be increased to $740,930.



(12) The Company has a participating mortgage interest in the Innisbrook Resort. The facility currently has 63 holes with an additional nine holes under construction. Under the terms of the Participating Mortgage, the Company initially funded $69.975 million and has agreed to fund an additional $9 million to fund certain improvements at the Innisbrook Resort, including the construction of the additional nine holes. Upon funding of the entire $9 million, the Base Interest will be increased to approximately $7.6 million.



(13) Eagle's Watch and Hawk's Run currently comprise the 27-hole Sandpiper course at the Innisbrook Resort. An additional nine holes are under construction, which is scheduled for completion in 1998. Yardage shown reflects 18-hole equivalents for Sandpiper.


                        DESCRIPTIONS OF THE GOLF COURSES

    Set forth below are brief descriptions of each of the Golf Courses. Unless otherwise noted, the Company owns fee title to the Golf Courses, free and clear of any material liens.

RESORT COURSES

    Resort Courses are Daily Fee golf courses that draw a high percentage of players from outside the immediate area in which the course is located and generate a significant amount of revenue from golf vacation packages. Some Resort Courses are semi-private, in that they offer membership packages that allow members special privileges at the golf course, but also allow public play.

HEATHLAND -- MYRTLE BEACH, SOUTH CAROLINA

    Heathland, a Resort Course developed and currently managed by The Legends Group, opened in 1990 and was named by GOLF MAGAZINE as one of the United States' Top 10 New Courses that year. The Heathland course has been molded in the image of the British Isles links courses and most of its holes are without trees or vegetation, providing a spectacular visual presentation. Heathland is part of the Legends Resort that consists of a 42,000 square foot clubhouse on a 1,300 acre development, along with the Moorland and Parkland courses described below. This Scottish style resort includes various amenities such as a pub adorned with Scottish memorabilia and the sounds of Scottish bagpipes at sunset. Heathland was designed by Tom Doak.

MOORLAND -- MYRTLE BEACH, SOUTH CAROLINA

    Moorland, a Resort Course developed and currently managed by The Legends Group, opened in 1990 and was named by GOLF DIGEST as one of the United States' Top 5 New Courses in 1990. Moorland is part of the

Legends Resort and was designed by P.B. Dye. Moorland consists of large expanses of natural growth, sand and water that combine with undulations and bulkheaded areas to present a challenging "target style" course.

PARKLAND -- MYRTLE BEACH, SOUTH CAROLINA

    Parkland, a Resort Course developed and currently managed by The Legends Group, opened in 1992 and is the latest golf course to be opened at the Legends Resort. Parkland demonstrates the diversity and beauty of the local natural terrain by its combination of tree-lined fairways, vast natural areas, deep-faced bunkers and massive multi-level greens.

HERITAGE GOLF CLUB -- PAWLEYS ISLAND, SOUTH CAROLINA

    The Heritage Golf Club ("Heritage Club"), developed and currently managed by The Legends Group, was designed by Dan Maples. It opened in 1986 and was named to GOLF DIGEST'S Top 50 Public Courses in the United States in 1992. Heritage Club is a semi-private resort consisting of over 600 acres of giant magnolias and oaks, fresh water lakes and marshes. Heritage Club is built on the site of two plantations and retains an historic atmosphere with facilities designed in a traditional plantation architectural style, including the southern style Colonial Clubhouse.

OYSTER BAY -- SUNSET BEACH, NORTH CAROLINA

    Oyster Bay, developed and currently managed by The Legends Group, opened in 1983 and was named by GOLF DIGEST as its Best New Resort Course in the United States in 1983 and was named to GOLF DIGEST'S Top 50 Public Courses in the United States in 1992. Oyster Bay currently is owned pursuant to a ground lease with a remaining term of 35 years. The ground lessor is not affiliated with either The Legends Group or the Company. Oyster Bay consists of several marsh-oriented holes, two island greens and strategic fresh water lakes. Over half of the holes are situated so that water hazards add an additional challenge.


WOODLANDS -- GULF SHORES, ALABAMA



    Woodlands is a 6,600-yard par 72 course that opened in 1994. The course, featuring lakes, marshes and tree-lined fairways, was designed by Larry Nelson, former United States Open champion and two-time PGA Championship winner. It was developed and currently is managed by Bright's Creek Development, LLC. Gulf Shores, Alabama, located near the Florida panhandle, is an emerging golf course destination that includes 10 golf courses in the immediate area. Gulf Shores includes over 30 miles of white sand beaches and the historic Civil War outposts of Fort Morgan and Fort Gaines.



    Subject to certain conditions, the Company has agreed to acquire a clubhouse under construction at the course by the Lessee of Woodlands for the cost of construction, which cost must be approved in advance by the Company. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions." The Company believes that upon its scheduled completion in October 1997, the clubhouse will permit the Lessee to attract more group and tournament play and also may support an increase in green fees.



    The Company has agreed to reconvey to the Prior Owner of Woodlands the land on which a portion of certain of the existing holes are located at such time as the Prior Owner is prepared to contribute comparable replacement golf holes at Woodlands to the Company. All costs associated with such exchange shall be paid for by the Prior Owner.


COPPERHEAD COURSE -- TAMPA, FLORIDA

    Located within the 1,000-acre Innisbrook Resort, the Copperhead Course is over 7,000 yards, has undulating hills, extremely narrow fairways and very tall pine trees. GOLF DIGEST rated the Copperhead Course as the 5th "Best Public Course" in Florida in 1996 and as the 43rd best under the 1996 category of "Top 100 Courses You Can Play."

ISLAND COURSE -- TAMPA, FLORIDA

    The Island Course, part of the Innisbrook Resort, has tight fairways, fast and undulating greens and water in play on a number of the holes. The golf course was ranked by GOLF DIGEST in the top 75 "Best Resort Courses" in the United States for 1992.


HAWK'S RUN COURSE AND EAGLE'S WATCH COURSE -- TAMPA, FLORIDA



    The Hawk's Run and Eagle's Watch courses, part of the Innisbrook Resort, together currently consist of three sets of nine-holes known as the Sandpiper course that can be played in various 18-hole combinations. Upon the completion of an additional nine holes, which are presently under construction, there will be two complete 18-hole courses. Designed by Larry Packwood, both courses lie on hilly terrain featuring natural lakes and woodlands. At both courses, players meander around streams, lakes and sand bunkers. Play at Eagle's Watch and Hawk's Run is demanding because of their narrow fairways and small undulating greens.


HIGH-END DAILY FEE COURSES

    The Company considers its Daily Fee courses to be high-end courses, reflected in the quality and maintenance standards of the golf courses, and the green fees, which are generally higher than other golf courses in their respective markets. Some high-end daily fee courses are semi-private, in that they offer membership packages but also allow public play.

STONEHOUSE GOLF CLUB -- WILLIAMSBURG, VIRGINIA

    Located within a 10,000 acre master planned community under development by a third party, Stonehouse Golf Club was developed and currently is managed by The Legends Group. It opened in June 1996 and was named by GOLF DIGEST as the Best New Upscale Course for 1996. Stonehouse Golf Club was designed by Mike Strantz (formerly an understudy of Tom Fazio) and constructed in a densely forested area that includes tall hardwood trees and deep ravines. One of the holes at Stonehouse Golf Club features a spring-fed waterfall behind the green while another requires players to hit over a wide, plunging ravine to a green on a cliff-like setting. Stonehouse Golf Club features large greens and wide fairways despite the nearby trees.

    Consistent with the original purchase agreement, the Lessee of this Golf Course has commenced construction of a 6,600 square foot clubhouse at the Golf Course at no cost to the Company. See "Risk Factors -- Real Estate Investment Risks -- Illiquidity of Real Estate" and "-- Certain Matters Regarding Stonehouse Golf Club and Royal New Kent."

ROYAL NEW KENT -- PROVIDENCE FORGE, VIRGINIA

    Open in August 1996, Royal New Kent is located within a third party owned master planned community outside Williamsburg, Virginia, Royal New Kent was developed and is currently managed by The Legends Group. Royal New Kent is located adjacent to Colonial Downs, which opened in September 1997 and currently is the only pari-mutual horse racing facility in Virginia. Royal New Kent also was designed by Mike Strantz and includes five sets of tees, including the "Invicta" (Latin for "unconquerable") tees to accommodate the nearly 7,300 yards of the course. Royal New Kent was fashioned after traditional links-style Irish courses.

    Consistent with the original purchase agreement, the Lessee of this Golf Course has commenced construction of a 7,700 square foot clubhouse at the Golf Course at no cost to the Company. See "Risk Factors -- Real Estate Investment Risks -- Illiquidity of Real Estate" and "-- Certain Matters Regarding Stonehouse Golf Club and Royal New Kent."

OLDE ATLANTA GOLF CLUB -- ATLANTA, GEORGIA

    Olde Atlanta Golf Club ("Olde Atlanta") is open for public play as well as for member play. Olde Atlanta was designed by Arthur Hills. It is located in Suwanee, Georgia (a northeast Atlanta suburb), in the foothills of north

Georgia, and is situated within a 594 acre master planned community consisting of 645 homesites. This geographic setting allows for multiple changes in terrain and elevation throughout the course. Olde Atlanta's course layout includes three lakes, clustered mounds, grass and sand bunkers and grassy hollows. Olde Atlanta's facilities include a 6,000 square foot clubhouse, which includes a pro shop and a dining room that can seat up to 100 persons. Olde Atlanta is managed by The Crescent Company.

TIBURON GOLF CLUB -- OMAHA, NEBRASKA


    Tiburon has three nine hole courses that are played as three 18-hole combinations. The courses are characterized by rolling fairways with mounds, berms and greenside bunkers. Two lakes come into play on the courses.


RAINTREE COUNTRY CLUB -- AKRON, OHIO


    Raintree, located near Akron, Ohio, was cut out of a wooded area and consequently has some narrow fairways demanding precision shots. Water hazards come into play on seven of the holes.


EAGLE WATCH GOLF CLUB -- ATLANTA, GEORGIA


    Eagle Watch is an 18-hole course designed by Arnold Palmer on rolling hills cut out of the Georgia forest. The course is tight with tree-lined fairways lining many of the holes. A number of ponds and lakes come into play. Routing of the course capitalizes on the beauty of the existing natural features, creating spectacular scenic views and elevation changes of up to 60 feet on some holes. The course also includes a 12,000 square foot, two-level clubhouse.



LOST OAKS GOLF COURSE -- TAMPA, FLORIDA



    Lost Oaks is located near the Innisbrook Resort in Palm Harbor, Florida. Wildlife often wanders onto the course, and alligators can be seen at a safe distance. Lost Oaks is leased to an affiliate of Starwood. The Company has agreed to fund certain improvements at Lost Oaks in an amount not to exceed $1.25 million in exchange for an increased Lease Payment.


PRIVATE CLUB COURSES

    Private clubs are generally closed to the public and generate revenue principally through initiation fees and membership dues, golf cart rentals and guest green fees. Initiation fees and membership dues are determined according to the particular market segment in which the club operates.

    Revenue and cash flows of private country clubs generally are more stable and predictable than those of public courses because the receipt of membership dues generally is independent of the level of course utilization.

NORTHGATE COUNTRY CLUB -- HOUSTON, TEXAS


    Northgate Country Club is a full service upscale country club with a championship golf course designed by Robert von Haggie and Bruce Devlin, which opened in 1984. An additional nine holes are expected to open at the course in 1998. The Company has agreed to acquire such additional holes, subject to certain conditions. See "The Company -- Acquisitions and Expansions -- Expansions." The Golf Course is located in a forested area north of Houston within a 440 acre high-end master planned community.


    Northgate recently completed the construction of a tennis center building, which includes a restaurant cafe. The improvements provide Northgate greater utilization of its facilities, which the Company believes have produced a sustainable increase in new membership sales. The adjacent country club community of Northgate Forest presently comprises 177 developed homesites with completed homes situated on 83 of these homesites. It is anticipated that 128 more homesites will be developed with approximately 80% of these new homesites to be situated on the additional nine-hole expansion referred to above, which is expected to provide Northgate with a sustainable source of future members.

CLUB OF THE COUNTRY -- KANSAS CITY, KANSAS

    Club of the Country is an 18-hole course located approximately 20 miles south of the Kansas City metropolitan area, in Louisburg, Kansas. Club of the Country is noted for its outstanding greens and playability. Club of the Country combines the serenity of a wooded countryside, meandering creeks and rolling hills with the challenge of 18 holes of championship golf.


    On September 23, 1997, the Company entered into a binding agreement to acquire Club of the Country. The Company expects the acquisition to close by October 30, 1997.


    The following table sets forth certain information regarding the Golf
Courses.

                       THE GOLF COURSES -- RESORT COURSES

                                                                                                    FACILITIES AND SERVICES
                                                                                           -----------------------------------------
                                                                NO. OF              YEAR    PRACTICE    CART                 FOOD &
COURSE NAME                              CITY, STATE            HOLES    YARDAGE   OPENED  FACILITIES  RENTAL   CLUBHOUSE   BEVERAGE
------------------------------  ------------------------------  ------   -------   ------  ----------  ------   ---------   --------
Healthland....................  Myrtle Beach, South Carolina      18      6,785     1990      Yes       Yes      Yes          Yes
Parkland......................  Myrtle Beach, South Carolina      18      7,170     1992      Yes       Yes      Yes          Yes
Moorland......................  Myrtle Beach, South Carolina      18      6,799     1990      Yes       Yes      Yes          Yes
Heritage Golf Club............  Pawleys Island, South Carolina    18      7,040     1986      Yes       Yes      Yes          Yes
Oyster Bay....................  Sunset Beach, North Carolina      18      6,685     1983      Yes       Yes      Yes          Yes
Woodlands.....................  Gulf Shores, Alabama              18      6,584     1994      Yes       Yes      Yes(1)       Yes
Copperhead Course.............  Tampa, Florida                    18      7,087     1972      Yes       Yes      Yes          Yes
Island Course.................  Tampa, Florida                    18      6,999     1970      Yes       Yes      Yes          Yes
Eagle's Watch (2).............  Tampa, Florida                    18      6,245     1972      Yes       Yes      Yes          Yes
Hawk's Run (2)................  Tampa, Florida                    18      6,245     1972      Yes       Yes      Yes          Yes


                                PRO
COURSE NAME                     SHOP
------------------------------  ----
Healthland....................  Yes
Parkland......................  Yes
Moorland......................  Yes
Heritage Golf Club............  Yes
Oyster Bay....................  Yes
Woodlands.....................  Yes
Copperhead Course.............  Yes
Island Course.................  Yes
Eagle's Watch (2).............  Yes
Hawk's Run (2)................  Yes


---------------


(1) Woodlands has a temporary clubhouse and a permanent facility is under construction. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions -- Expansions."



(2) Eagle's Watch and Hawk's Run currently comprise the 27-hole Sandpiper Course. An additional nine holes are under construction, which is scheduled for completion in 1998. Numbers shown are 18-hole equivalents for Sandpiper.


                 THE GOLF COURSES -- HIGH-END DAILY FEE COURSES

                                                                                                FACILITIES AND SERVICES
                                                                                       -----------------------------------------
                                                            NO. OF              YEAR    PRACTICE    CART                 FOOD &
COURSE NAME                       LOCATION, CITY, STATE     HOLES    YARDAGE   OPENED  FACILITIES  RENTAL   CLUBHOUSE   BEVERAGE
------------------------------  --------------------------  ------   -------   ------  ----------  ------   ---------   --------
Royal New Kent................  Providence Forge, Virginia    18      7,291     1996      Yes       Yes      Yes(1)       Yes
Stonehouse Golf Club..........  Williamsburg, Virginia        18      6,963     1996      Yes       Yes      Yes(1)       Yes
Olde Atlanta..................  Atlanta, Georgia              18      6,789     1993      Yes       Yes      Yes          Yes
Tiburon.......................  Omaha, Nebraska               27      7,005     1989      Yes       Yes      Yes          Yes
Raintree......................  Akron, Ohio                   18      6,886     1992      Yes       Yes      Yes          Yes
Eagle Watch...................  Atlanta, Georgia              18      6,896     1989      Yes       Yes      Yes          Yes
Lost Oaks.....................  Tampa, Florida                18      6,450     1977      Yes       Yes      Yes(2)       Yes


                                PRO
COURSE NAME                     SHOP
------------------------------  ----
Royal New Kent................  Yes
Stonehouse Golf Club..........  Yes
Olde Atlanta..................  Yes
Tiburon.......................  Yes
Raintree......................  Yes
Eagle Watch...................  Yes
Lost Oaks.....................  Yes


---------------

(1) These courses each have a temporary clubhouse and a permanent facility under construction at the sole cost and expense of the applicable Lessee.


(2) The Company has agreed to fund up to $1.25 million for improvements, including the reconstruction and renovation of the existing clubhouse after which the Base Rent payable by the Lessee will be increased.

                THE GOLF COURSES -- PRIVATE COUNTRY CLUB COURSES


                                                                                              FACILITIES AND SERVICES
                                                                                  -----------------------------------------------
                                                       NO. OF              YEAR    PRACTICE    CART                 FOOD &   PRO
COURSE NAME                     LOCATION, CITY, STATE  HOLES    YARDAGE   OPENED  FACILITIES  RENTAL   CLUBHOUSE   BEVERAGE  SHOP
------------------------------  ---------------------  ------   -------   ------  ----------  ------   ---------   --------  ----
Northgate Country Club........  Houston, Texas           18(1)   6,540     1984      Yes       Yes      Yes          Yes     Yes
Club of the Country...........  Kansas City, Kansas      18      6,357     1979      Yes       Yes      Yes          Yes     Yes

---------------


(1) Nine additional holes are expected to open in 1998. The Company has agreed to acquire such additional holes subject to certain conditions, after which the Base Rent payable by the Lessee will be increased. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions -- Expansions."

                            THE PARTICIPATING LEASES

    THE FOLLOWING SUMMARY OF THE PARTICIPATING LEASES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICIPATING LEASES, A FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART. THE FOLLOWING DESCRIPTION OF THE PARTICIPATING LEASES DOES NOT PURPORT TO BE COMPLETE BUT CONTAINS A SUMMARY OF THE MATERIAL PROVISIONS THEREOF. PURSUANT TO THE COMPANY'S MULTIPLE INDEPENDENT LESSEE STRUCTURE, LEASES ARE INDIVIDUALLY NEGOTIATED AND CONSEQUENTLY VARY FROM ONE ANOTHER, AT TIMES IN MATERIAL WAYS.

    All of the Participating Leases contain the same basic provisions described below. The leases for any golf course properties acquired by the Company in the future will contain such terms and conditions as are agreed upon between the Lessee and the Company at the time of such acquisitions, and such terms and conditions may vary from the terms and conditions described below with respect to the Participating Leases. The Company anticipates that each new lease will be with an existing Lessee, with an affiliate of the seller or with an unaffiliated third party experienced in the operation of similar courses.

    LEASE TERM. Each Participating Lease was entered into upon the conveyance to the Company of the underlying Golf Course. The Company's interest in each leased Golf Course includes the land, buildings and improvements, related easements and rights, and fixtures (collectively, the "Leased Property"). Each Leased Property is leased to the respective Lessee under a Participating Lease which has a primary term of 10 years (the "Fixed Term"). The Fixed Terms for the Golf Courses acquired at the IPO end on December 31, 2006 and the Fixed Terms for the Golf Courses acquired since the IPO end on December 31, 2007. In addition, each Lessee has an option to extend the term of its Participating Lease for up to six terms of five years each (the "Extended Terms") subject to earlier termination upon the occurrence of certain contingencies described in the Participating Lease.

    In addition, at the expiration of the Fixed Term and the Extended Terms, the Lessee will have a right of first offer to continue to lease the Golf Course on the terms and conditions pursuant to which the Company intends to lease the Golf Course to a third party.

    USE OF THE GOLF COURSES. Each Participating Lease permits the Lessee to operate the Leased Property as a golf course, along with a clubhouse and other activities customarily associated with or incidental to the operation of a golf course and other facilities located at the golf course, including, where applicable, swim and tennis operations. Operations may include sale or rental of golf-related merchandise, sale of memberships, furnishing of lessons, operation of practice facilities and sales of food and beverages.


    BASE RENT; PARTICIPATING RENT. The initial Base Rent for the 15 Golf Courses that the Company owns or is under agreement to purchase is set forth below:



                                                                                                           INITIAL
NAME                                                                                    LOCATION        BASE RENT (1)
--------------------------------------------------------------------------------  --------------------  --------------
Heritage Golf Club..............................................................  Pawleys Island, SC    $ 1,824,980
Heathland.......................................................................  Myrtle Beach, SC        1,556,635(2)
Moorland........................................................................  Myrtle Beach, SC        1,556,635(2)
Parkland........................................................................  Myrtle Beach, SC        1,556,635(2)
Oyster Bay......................................................................  Sunset Beach, NC        1,855,979
Woodlands.......................................................................  Gulf Shores, AL           679,029(3)
Royal New Kent..................................................................  Providence Forge, VA    1,816,501
Stonehouse Golf Club............................................................  Williamsburg, VA        1,889,835
Olde Atlanta....................................................................  Atlanta, GA               845,058
Northgate Country Club..........................................................  Houston, TX             1,406,843(3)
Tiburon Golf Club...............................................................  Omaha, NE                 682,000
Raintree Country Club...........................................................  Akron, OH                 520,000
Eagle Watch Golf Club...........................................................  Atlanta, GA               703,000
Lost Oaks.......................................................................  Tampa, FL                 625,307(3)
Club of the Country.............................................................  Kansas City, KS           330,000(4)
                                                                                                        --------------
    Total.......................................................................                        $17,848,437
                                                                                                        --------------
                                                                                                        --------------


                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

---------------

(1) Amounts shown include payments for the Capital Replacement Fund. In addition to Base Rent, Participating Rent may be payable by the Lessees. Participating Rent generally is calculated based on increases in the Gross Golf Revenue from a base year. No calculation of Participating Rent is included in the table.

(2) The Heathland, Moorland and Parkland courses are subject to a single Participating Lease providing for initial Base Rent of $4,669,905, and the Base Rent is allocated equally among these three courses.

(3) The Company has agreed to acquire Expansion Facilities or make improvements at these Golf Courses, at which time Base Rent payable will be increased.


(4) The Company has entered into an agreement to purchase this course, but the Participating Lease has not been executed.



    The Participating Leases provide for the Company to receive, with respect to each Golf Course, the greater of Base Rent or an amount equal to Participating Rent plus the initial Base Rent payable under each Participating Lease. Participating Rent is equal to 33 1/3% of any increase in Gross Golf Revenue over Gross Golf Revenue for the base year, as adjusted in determining the initial Base Rent, which base year will be reset to the year immediately preceding the date on which the Prior Owner exercises the Lessee Performance Option, if applicable. The base year is 1996 for the courses acquired at the IPO and for Golf Courses acquired since the IPO is either 1996 or the trailing 12-month period prior to the determination of the Base Rent. Base Rent will generally be increased annually by the Base Rent Escalator (generally, the lesser of (i) 3% or (ii) 200% of the change in CPI for the prior year) during the first five years of each Participating Lease term and, if the Lessee Performance Option is exercised, an additional five years thereafter from the date of exercise. Annual increases in Lease Payments are limited to 5% during the first five years of the initial lease terms. "Gross Golf Revenue" generally is defined as all revenues from a Golf Course including green fees, golf cart rentals, range fees, membership dues, membership initiation fees and transfer fees, excluding, however, food and beverage and merchandise revenue. For the two Virginia Golf Courses, which recently opened, the base year Gross Golf Revenue is based on an estimate by the Company and the Lessee of such courses, which estimate was also the basis for the valuation of those Golf Courses. Base Rent is required to be paid monthly in arrears on the first day of each calendar month and Participating Rent is payable either monthly or quarterly in arrears. The Company believes that Gross Golf Revenue, and hence the amount of any Participating Rent, will be favorably impacted by any significant capital improvements undertaken by a Lessee, such as the planned clubhouses at Woodlands, Stonehouse Golf Club and Royal New Kent and the planned renovations and improvements at Lost Oaks and Eagle Watch. See "The Company -- Business Strategies and Objectives -- Acquisitions and Expansions -- Expansions."


    TRIPLE NET LEASES. The Participating Leases are structured as triple net leases under which each Lessee is required to pay all real estate and personal property taxes, insurance, utilities and services, golf course maintenance and other operating expenses. See "-- Maintenance and Modifications."

    SECURITY DEPOSIT. As security for its affiliated Lessee's obligations under its Participating Leases, each prior owner of each Golf Course generally is obligated to pledge OP Units (or cash or other collateral acceptable to the Company) with a value initially equal to 15% of the purchase price for the applicable Golf Course. The security deposit generally will not be released for two years. Beginning in the third year and any time thereafter, one-third of pledged collateral will be released if the net operating income to lease payment coverage ratio (the "Coverage Ratio") of the Lessee for the two prior fiscal years equals or exceeds 120%, 130% and 140%, respectively. If the Coverage Ratio falls below 120% at any time following the release of pledged collateral, then the Lessee shall be required to retain and not distribute profits until such time as the Lessee has retained cash equal to at least six-months of then-current Base Rent. In addition, the Participating Leases with the Legends Lessees are cross-collateralized and cross-defaulted.


    In connection with the lease of Tiburon, Granite Golf pledged to the Company Common Stock of the Company with a value equal to approximately $600,000 and Common Stock of Granite Golf with a value equal to approximately $1.2 million, each value determined at the time of the pledge. The Company's Common Stock is released 50% upon attaining a 130% Coverage Ratio and 50% upon attaining a 140% Coverage Ratio. The

Granite Golf stock is released 50% when certain post-closing payments totaling up to $600,000 are made by Granite Golf to the Prior Owner, which payment is guaranteed by the Company and 50% when a 120% Coverage Ratio is obtained.

    The security deposit will be increased following the exercise of any Lessee Performance Option to equal approximately 15% of the sum of the initial purchase price of such Golf Course and the value of any additional OP Units issued in connection with the exercise of the Lessee Performance Option. If the Company acquires any Expansion Facility, the security deposit also will be increased by an amount equal to approximately 15% of the purchase price of the Expansion Facility.


    The collateral for Lost Oaks consists primarily of 70,980 shares of Common Stock of the Company valued at approximately $1.9 million on the date of the pledge. It is anticipated that 59,302 of the shares will be released when the Coverage Ratio reaches 113.5%, and the balance will be released in three equal installments when the Coverage Ratio reaches 120%, 130%, and 140%, respectively. The collateral also includes a pledge of the proceeds of the Option Shares, which will be released when the Coverage Ratio reaches 113.5%. The collateral for the proposed Club of the Country lease is currently being negotiated by the Company.


    ADVISORY ASSOCIATION. Each Lessee is a member of the Advisory Association, which participates in cross-marketing of the Golf Courses and identified each Golf Course as owned by the Company, thereby increasing the golfing consumer's brand name awareness of the Company. Membership in the Advisory Association is designed to provide the Lessees, collectively, greater purchasing power with vendors than each would have individually. The Advisory Association attempts to ensure a consistent, high-quality product at each member Golf Course. In conjunction with management of the Company, the Advisory Association will review and analyze any disputes between the Company and a Lessee concerning annual capital and operating budgets and in conjunction with the Company also will confirm each Lessee's compliance with its repair and maintenance obligations under each Participating Lease.

    MAINTENANCE AND MODIFICATIONS. Each Lessee at its sole cost and expense, is required, to maintain and operate its respective Leased Property in good order, repair and appearance and to make such structural and non-structural, interior and exterior foreseen and unforeseen, and ordinary and extraordinary repairs as are necessary and appropriate to keep such Leased Property in good order, repair and appearance. Each Lessee also must maintain each Golf Course it leases in substantially the same condition it was in at the commencement of the Participating Lease and otherwise in a condition comparable to other comparable golf courses in its vicinity. If the Company, in consultation with the Advisory Association, determines that a Lessee has failed to comply with its maintenance and operation obligations, then the Company shall provide a written list to the Lessee of remedial work and/or steps to be performed. If the Lessee disputes the Company's assertions, then the matter shall be handled by a committee composed of members of the Advisory Association and representatives of the Company.

    Out of the payment of Base Rent, the Company has established and will maintain with respect to each Golf Course a capital replacement reserve (a "Capital Replacement Fund") in an amount equal to between 2% and 5% of Gross Golf Revenue at such Golf Course, depending on certain factors, including the condition of the structures and the age and condition of the Golf Course. The Company and each Lessee will agree on the use of funds in these reserves and the Company has the right to approve each Lessee's annual and long-term capital expenditure budgets. Funds in the Capital Replacement Fund shall be paid to a Lessee to reimburse such Lessee for expenditures made in connection with approved capital replacements. The Lessees generally are obligated to increase their lease payment each year in an amount equal to the increase in the Capital Replacement Fund from the prior year. Amounts in the Capital Replacement Fund will be deemed to accrue interest at a money market rate. Any amounts in the Capital Replacement Fund at the expiration of the applicable Participating Lease will be retained by the Company.


    Except for its obligation to fund the Capital Replacement Fund and except for certain improvements the Company has agreed to fund at Lost Oaks and Eagle Watch in exchange for an increase in the Base Rent, the Company is not required to build or rebuild any improvements on any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with any Participating Lease, or to maintain any Leased Property in any way. In the event that the Company elects to fund additional capital improvements on a Golf Course, the Company generally will condition such election on an increase in minimum rent under the Participating Lease with respect to such Golf Course to reflect such expenditures.

    During the Fixed Term and each Extended Term, each Lessee, at its sole cost and expense, may make alterations, additions, changes and/or improvements ("Lessee Improvements") to each Leased Property, without the Company's prior written consent, provided such alterations do not diminish the value or appearance of the Golf Course. All such Lessee Improvements will be subject to all the terms and provisions of each applicable Participating Lease and will become the property of the Company upon termination of such Participating Lease.

    At the end of the Participating Lease, all remaining personal property at each Leased Property will become the property of the Company.

    INSURANCE. Each Lessee is required to maintain insurance on its Leased Property under insurance policies providing for all-risk, liability, flood (if carried by comparable golf course facilities in the area and otherwise available at commercially reasonable rates) and worker's compensation coverage, which at the time is usual and commonly obtained in connection with properties similar in type of building size and use to the Leased Property located in the geographic area where the Leased Property is located. Each insurance policy names the Company as additional insured or loss payee, as applicable.

    ASSIGNMENT AND SUBLETTING. A Lessee, without the prior written consent of the Company (which consent may be withheld by the Company in its sole discretion, except in limited instances), may not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer any Participating Lease or any interest therein, all or any part of the Leased Property or suffer or permit any lease or the leasehold estate created thereby or any other rights arising under any Participating Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law. An assignment of a Participating Lease will be deemed to include any change of control of such Lessee, as if such change of control were an assignment of the Participating Lease. However, each Lessee has the right to assign its Participating Lease to its affiliates.

    Each Prior Owner has retained the right to use the existing office facilities in any clubhouse or other improvements on a Golf Course for its continued business operations not associated with the Golf Course.


    Each Lessee, with the Company's prior approval, which approval the Company may withhold in its discretion, may be permitted to sublease portions of any Leased Property to sublessees to operate portions (but not the entirety of the operations customarily associated with or incidental to the operation of a golf course (e.g., driving range, restaurant, etc.).


    COMPANY'S RIGHT OF FIRST OFFER. In the event a Lessee desires to sell its interest in its Participating Lease to an unaffiliated third party, it must first offer the Company or its designee the right to purchase such interest. The Lessee must give the Company written notice of its intent to sell, which shall indicate the terms and conditions upon which such Lessee intends to sell its interest in the Participating Lease. The Company or its designee shall thereafter have a period of 60 days to elect to purchase the leasehold interest on the terms and conditions at which such Lessee proposes to sell its interest. If the Company or its designee elects not to purchase the interest of the Lessee, then such Lessee shall be free to sell its interest to a third party, subject to the Company's approval as described above (see "-- Assignment and Subletting"). However, if the terms on which the Lessee intends to sell its interest are reduced by 5% or more, then such Lessee shall again offer the Company the right to acquire its interest, provided the Company shall have only 15 days to accept such offer.

    LESSEE'S RIGHT OF FIRST OFFER. The Company may sell a Golf Course, but must first offer the Lessee of such course the right to purchase the Golf Course. The Company must give the relevant Lessee written notice of its intent to sell, which shall indicate the terms and conditions upon which the Company intends to sell such Golf Course. Such Lessee shall thereafter have a period of 60 days to elect to purchase the Golf Course on the terms and conditions at which the Company proposes to sell the Golf Course. If such Lessee elects not to purchase the Golf Course, then the Company shall be free to sell the Golf Course to a third party. However, if the price at which the Company intends to sell the Golf Course is reduced by 5% or more from the price offered to the Lessee, then the Company again shall offer such Lessee the right to acquire the Golf Course at the reduced price provided that such Lessee shall have only 15 days to accept such offer.

    DAMAGE TO, OR CONDEMNATION OF, A LEASED PROPERTY. In the event of damage to or destruction of any Leased Property caused by an insured risk, the Lessee will be obligated to diligently restore the Leased Property to substantially the same condition as existed immediately prior to such damage or destruction and, to the extent the insurance proceeds and the Capital Replacement Fund are insufficient to do so, such Lessee will be obligated to contribute the excess funds needed to restore the Leased Property. Any excess insurance proceeds will be paid to the Company. Notwithstanding the foregoing, in the event the damage or destruction of the Leased Property renders the Leased Property unsuitable for use as a golf course for a period of 12 months or more, the Lessee may terminate the Participating Lease.

    INDEMNIFICATION GENERALLY. Under each Participating Lease, the Lessee has agreed to indemnify, and hold harmless, the Company from and against all liabilities, obligations, claims, actual or consequential damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) imposed upon or asserted against the Company as owner of the applicable Leased Property on account of, among other things, (i) any accident, injury to or death of a person or loss of or damage to property on or about the Leased Property, (ii) any use, non-use or misuse by such Lessee of the Leased Property, (iii) any impositions (which are the obligations of the relevant Lessee to pay pursuant to the applicable provisions of such Participating Lease) or the operations thereon, (iv) any failure on the part of the Lessee to perform or comply with any of the terms of the Participating Lease or any sublease, (v) any taxes levied against the Leased Property and (vi) any liability the Company may incur or suffer as a result of any permitted contest by the Lessee under any Participating Lease.

    EVENTS OF DEFAULT. Events of Default are defined in each Participating Lease generally to include, among others, the following:

         (i) if a Lessee fails to make a rent payment when such payment becomes due and payable and such failure is not cured by such Lessee within a period of 10 days after receipt of written notice thereof from the Company;

        (ii) if a Lessee fails to observe or perform any material term, covenant or condition of a Participating Lease and such failure is not cured by such Lessee within a period of 30 days after receipt by such Lessee of written notice thereof from the Company, unless such failure cannot be cured with due diligence within a period of 30 days, in which case such failure will not constitute an Event of Default if such Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within 120 days;

        (iii) if a Lessee: (a) admits in writing its inability to pay its debts generally as they become due, (b) files a petition in bankruptcy or a petition to take advantage of any insolvency act, (c) makes an assignment for the benefit of its creditors, (d) is unable to pay its debts as they mature, (e) consents to the appointment of a receiver for itself or of the whole or any substantial part of its property or (f) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

        (iv) if the Lessee is liquidated or dissolved;

        (v) if the Lessee voluntarily ceases operations on the Leased Property, except as a result of damage, destruction or a partial or complete condemnation or other unavoidable delays; or

        (vi) if the Lessee or an affiliate thereof is in default under any other Participating Lease with the Company.

    If an Event of Default occurs and is continuing under a Participating Lease, then the Company may terminate the Participating Lease by giving the Lessee not less than 10 days notice (only if required by the Participating Lease) of such termination and upon the expiration of such time, the Fixed or Extended Term, as the case may be, will terminate and all rights of the Lessee under the Participating Lease shall cease.

    GOVERNING LAW. The Participating Leases will be governed by and construed in accordance with the law of the state where the Golf Course is located. Because the Golf Courses are located in various states, the Participating Leases may be subject to restrictions imposed by applicable local law.

                           THE PARTICIPATING MORTGAGE

    THE FOLLOWING SUMMARY OF THE PARTICIPATING MORTGAGE BETWEEN THE COMPANY AND THE INNISBROOK RESORT OWNER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICIPATING MORTGAGE, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THIS REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART.


    The Participating Mortgage transaction was structured in a manner that the Company believes provides the Company with returns similar to those from the Participating Leases used in the Company's standard purchase/ leaseback structure. Through the Participating Mortgage, the Company will participate in the growth in revenues at the Innisbrook Resort through a participating interest feature and will have the right to purchase the Innisbrook Resort at the expiration of the loan term.



    AMOUNT. The maximum principal amount of the Participating Mortgage is $78.975 million, $69.975 million of which has been funded. The Company is obligated to make additional advances up to $9 million available to the Innisbrook Resort Owner to fund the construction of an additional nine-holes and renovation of the conference and resort facility. The advance for construction purposes is subject to review and approval rights customarily granted to construction lenders, including review and approval of plans and specifications.



    In addition, the principal amount of the Participating Mortgage may be increased by an amount calculated in a manner similar to the procedures for the Lessee Performance Option. During years three through five of the Participating Mortgage, the Innisbrook Resort Owner has the one-time right to require the Company to advance an additional amount under the Participating Mortgage, subject to certain qualifications and requirements, including attaining a coverage ratio of 113.5%, after taking into account the increased amount of interest. If such Performance Advance is made, interest on the Performance Advance will be calculated to be accretive to the Company's Funds From Operations on a per share basis, and the Innisbrook Resort Owner will be required to purchase additional OP Units with that advance.


    MORTGAGE TERM. The Participating Mortgage has a term of 30 years. The Innisbrook Resort Owner has no right to prepay the Participating Mortgage for the first 10 years of the Participating Mortgage, except upon a Transfer Triggering Event (as herein defined). The Participating Mortgage is prepayable on the tenth anniversary and thereafter at the end of each five-year period. There are no extension rights associated with the Participating Mortgage. Any prepayment will require a prepayment based on the discounted value of payments under the Participating Mortgage, but in no event less than 10% of the outstanding principal balance of the Participating Mortgage. In addition, the Company will have the right to purchase the Innisbrook Resort upon a prepayment. See "-- Purchase Option."

    USE OF THE INNISBROOK RESORT. The Innisbrook Resort Owner is obligated to use the Innisbrook Resort for the operation of a golf course and related hotel and conference facilities, and other uses incidental or related thereto.

    BASE INTEREST; PARTICIPATING INTEREST. Annual Base interest payable on the Participating Mortgage on the initial $69,975,000 of principal is equal to $6,739,063, or 9.63% per annum. Advances on the remaining $9 million bear interest at 9.75% per annum. Base Interest is payable monthly in arrears.

    Base Interest is subject to annual increases of 5% per year for five years and, if the Performance Advance is funded, 3% a year for an additional five years.


    The Participating Mortgage provides for the Company to receive, in addition to Base Interest, Participating Interest. Participating Interest is equal to a percentage of gross revenues at the Innisbrook Resort, including golf, food, beverage and hotel room receipts, but excluding various taxes and net of payments made to the condominium owners at the Innisbrook Resort, over a base year revenue of $40.0 million in 1996. Participating Interest is payable in an amount equal to 17% of gross revenue in excess of the base year's gross revenues up to $43 million, 20% of gross revenue between $43 million and $50 million and 25% of gross revenue over $50 million (with the latter two thresholds subject to annual CPI increases). Total annual increases in interest payments under the Participating Mortgage are limited to of 7% for the first five years.



    PURCHASE OF STOCK, OP UNITS AND WARRANTS. The Innisbrook Resort Owner used $8,975,000 of the proceeds of the Participating Mortgage to purchase 274,039 newly issued OP Units, 159,326 newly issued shares of Common Stock and an option to purchase up to 150,000 shares of Common Stock at a price of $26.00 per share (the "Option Shares").



    The right to purchase the Option Shares is exercisable at any time until December 31, 1998. If at the time of exercise the Company does not then have an effective shelf registration statement, the Innisbrook Resort Owner can defer the date it purchases the Option Shares until the date 90 days following the date the Company has an effective shelf registration statement. If the Innisbrook Resort Owner elects to defer such purchase, then (i) it shall have the continuing right to rescind its exercise, in which case its right to purchase the Option Shares shall terminate, and (ii) the purchase price for the Option Shares shall be increased to reflect the increase in the stock price of the Company from the date the Innisbrook Resort Owner exercises its right to purchase the Option Shares and the five-day average trading price of the Company's stock for the period immediately preceding the date the Option Shares are acquired.


    COLLATERAL. Security for the Participating Mortgage consists of "Primary Collateral" and "Additional Collateral." Primary Collateral is not released and remains collateral for the Participating Mortgage throughout its terms. Additional Collateral is subject to certain release provisions upon the attainment of certain coverage ratios based on the net operating income of the Innisbrook Resort compared to the payments under the Participating Mortgage.

    The Primary Collateral consists of the Innisbrook Resort which is owned by the Innisbrook Resort Owner. The hotel and conference facilities at the Innisbrook Resort consists of common areas (generally the conference and restaurant areas) and the hotel rooms. The hotel rooms are condominium units that are individually owned by third parties (with the exception of three units owned by the Innisbrook Resort Owner). The third party owners participate in a rental pool program whereby they lease their units to the hotel operator in return for a percentage of the room revenues. As a result, the Company will not have any direct security interest in the lodging facilities located at the Innisbrook Resort. The primary collateral will consist of the Golf Courses at the Innisbrook Resort and the common area facilities.

    In addition to the Primary Collateral, the Company has a security interest in the Additional Collateral, namely (i) excess land at the Innisbrook Resort which is used for residential and commercial development, (ii) 79,663 shares of Common Stock and 274,039 OP Units owned by the Innisbrook Resort Owner (which have an approximate value of $9.6 million based on the Offering Price) and (iii) a first mortgage and a third mortgage on the Tamarron Golf Course and related facilities, an 18-hole destination golf and resort facility owned by the Innisbrook Resort Owner, located near Durango, Colorado.

    The security interest of the Company in the excess land at the Innisbrook Resort will be released by the Company at such time as the net operating income for the Innisbrook Resort equals or exceeds 113.5% of the payment obligation (the "Participating Mortgage Coverage Ratio") under the Participating Mortgage for any 12-month period.

    The Tamarron Golf Course collateral consists of a first mortgage and a third mortgage. The first mortgage is limited in amount to $250,000. A second mortgage held by a party other than the Company in the amount of $5 million relates to obligations incurred by the Innisbrook Resort Owner at the time the Innisbrook Resort Owner acquired the Innisbrook Resort. The third mortgage secures the balance of any amounts owing under the Participating Mortgage. The Company's liens on the Tamarron Golf Course will be released at such time as the lien on the excess land at the Innisbrook Resort is released.

    The shares of Common Stock and OP Units pledged to the Company as collateral for the Participating Mortgage will not be released for two years, and in no event until the Innisbrook Resort Owner's right to receive the Performance Advance has terminated. Beginning in the third year and any time thereafter, one-third of the pledged OP Units and Common Stock will be released at such time as the Participating Mortgage Coverage Ratio exceeds 120%, 130% and 140%, respectively, for the prior two fiscal years. If the Participating Mortgage Coverage Ratio falls below 120% at any time following the release of such pledged shares of Common Stock and OP Units, then the Innisbrook Resort Owner shall be required to retain and not distribute profits until such time as the Innisbrook Resort Owner has retained cash equal to six-months of the then-current Base Interest.

    PURCHASE OPTION. The Company shall have the right to purchase the Innisbrook Resort that is the collateral for the Participating Mortgage at the expiration of the term of the Participating Mortgage, including any early expiration resulting from a default by the borrower thereunder. The purchase price shall equal the lesser of (i) the fair market value of the Innisbrook Resort (but in no event less than the outstanding principal balance of the Participating Mortgage), as determined by third party appraisal, or (ii) 400,000 shares (125,000 shares if a "Transfer Triggering Event" has occurred) of the Company's Common Stock and cancellation of the outstanding principal balance of the Participating Mortgage.


    A "Transfer Triggering Event" is (i) issuance of an interest in the Innisbrook Resort Owner, (ii) sale of all or substantially all of the assets of the Innisbrook Resort Owner, (iii) any transaction pursuant to which the Innisbrook Resort Owner is merged or consolidated into another entity or (iv) any event that directly or indirectly results in the transfer of 5% of the equity interest in the Innisbrook Resort Owner to a third party during the term of the Participating Mortgage, whether voluntary or involuntary. Upon a Transfer Triggering Event, the Company will accrue an additional amount of interest equal to $19 million, discounted to present value on the date of the Transfer Triggering Event, using a discount rate of 11.5% (the "Additional Interest Amount"). The Company will lend such amount to the Borrower. As a result, the Company will be required to recognize income equal to the Additional Interest Amount, but will not receive any additional cash. Interest then accrues on such Additional Interest Amount, but is not paid by the Borrower until the maturity of the Participating Mortgage. See "Risk Factors -- Distribution to Stockholders."


    FIXED INTEREST RATE ESCALATION. The Company is required under GAAP to report interest income from the Participating Mortgage on a straight-line basis over the life of the Participating Mortgage. Based on the Company's estimate of future revenue, the Company will report for GAAP purposes interest revenue exclusive of the Participating Interest equal to approximately 11.5% per year, which initially will exceed cash payments to the Company under the Participating Mortgage.


    TRANSFER RESTRICTIONS. Subject to the Company's purchase option and right of first offer, the Innisbrook Resort Owner generally has the right to transfer the Innisbrook Resort to a third party provided such third party has the financial resources to permit it to satisfy the obligations of the borrower under the Participating Mortgage. See "-- Reciprocal Right of First Offer" and "-- Purchase Option."


    CAPITAL EXPENDITURE RESERVE. The Innisbrook Resort Owner is obligated to maintain a capital replacement reserve which provides additional collateral for the performance of the Innisbrook Resort Owner's obligations under the Participating Mortgage. The capital replacement reserve is equal to $1,076,850 for 1997 (pro rated for the period the Participating Mortgage is outstanding in 1997), $2 million in 1998, with such amount increased by 3% per annum through 2001 and 4% per annum thereafter. The Innisbrook Resort Owner may use funds in such capital replacement reserve to make capital repairs and improvements at the Innisbrook

Resort, subject to certain review and approval rights of the Company. The capital expenditure reserve will be held by Westin.


    WESTIN GUARANTY. Westin currently operates the Innisbrook Resort pursuant to a long-term management agreement. Westin has agreed to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations at the Innisbrook Resort. The Westin Guaranty, which is for a period of up to five years, is released at such time as the operating payments to the Innisbrook Resort Owner exceed 1.14 times the minimum guaranteed payments. The Company has agreed with Westin that in the event the Company forecloses its lien on the Innisbrook Resort, and provided Westin is not in default of its obligations under the Westin management agreement, the Company will permit Westin to continue to manage the Innisbrook Resort.


    RECIPROCAL RIGHT OF FIRST OFFER. The Company has a right of first offer to acquire the Innisbrook Resort if the Innisbrook Resort Owner elects to sell the same on generally the same terms and conditions as granted the Company in connection with a transfer by any lessee of its rights under a Participating Lease. In addition, the Innisbrook Resort Owner has the right of first offer to acquire the Participating Mortgage if the Company elects to sell the same, generally on the same terms and conditions as the right of first offer granted to the Lessees upon a sale by the Company of one of the Golf Courses. See " -- The Participating Leases -- Lessee's Right of First Offer."

    INSURANCE. The Innisbrook Resort Owner is obligated to carry comparable insurance to the insurance required to be carried by the Lessees under the Participating Leases.

    NON-RECOURSE. The Participating Mortgage is non-recourse to other assets of the Innisbrook Resort Owner and in general may only be satisfied by the Company foreclosing its lien on the Innisbrook Resort and any other collateral then held by the Company.


    RIGHT OF FIRST OFFER TO LEASE ADDITIONAL GOLF COURSES PROXIMATE TO THE INNISBROOK RESORT. While the Participating Mortgage is outstanding, the Company may not own or finance any existing golf course located within a 25 mile radius of the Innisbrook Resort without giving the Innisbrook Resort Owner a right of first offer to lease such golf course.


COMPETITION

    The Golf Courses are, and any additional golf courses and related facilities acquired by the Company will be, subject to competition for players and members from other golf courses located in the same geographic areas. The number and quality of golf courses in a particular area could have a material effect on the revenues of the Golf Courses. In addition, revenues of the Golf Courses will be affected by a number of factors including the demand for golf and general economic conditions. In addition, the Company will be subject to competition for the acquisition of golf courses and related facilities with other purchasers of golf courses, including other golf course acquisition companies.

EMPLOYEES

    The Company is self-administered and has 8 full-time employees, 3 of which are devoted primarily to acquisitions.

LEGAL PROCEEDINGS

    Owners and operators of golf courses are subject to a variety of legal proceedings arising in the ordinary course of operating a golf course, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a golf course, but may also be brought against the owner. The Participating Leases provide that each Lessee is responsible for claims based on personal injury and property damage at the Golf Courses which are leased and require each Lessee to maintain insurance for such purposes. See "Participating Leases" and "Risk Factors -- Real Estate Investment Risks -- Uninsured Losses."

GOVERNMENT REGULATION

    ENVIRONMENTAL MATTERS. Operations of the Golf Courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oils and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to remediate such substances properly when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of the Golf Courses and the Company is not aware of any other environmental condition with respect to any of the Golf Courses that is likely to be material for which the Company is being indemnified by the Lessees or Prior Owners. All of the Golf Courses have been subjected to a Phase I environmental audit (which does not involve invasive procedures, such as soil sampling or ground water analysis) by an independent environmental consultant.

    Based on the results of the Phase I environmental audits, the Company is not aware of any existing environmental liabilities. No assurance, however, can be given that these reports reveal all potential environmental liabilities, that no prior or adjacent owner created any material environmental condition not known to the Company or the independent consultant or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. The Participating Leases provide that the Lessees will indemnify the Company for certain potential environmental liabilities at the Golf Courses. See "Participating Leases."

    AMERICANS WITH DISABILITIES ACT. The Golf Courses are subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as clubhouses and recreation areas be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other capital improvements at the Golf Courses.

    Noncompliance could result in imposition of fines or an award of damages to private litigants. Under the Participating Leases, the Lessees are responsible for any costs associated with ADA compliance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors consists of seven (7) members. The directors include W. Bradley Blair II, Chairman, Chief Executive Officer and President, David J. Dick, Executive Vice President and Larry D. Young, founder of The Legends Group. The remaining directors are independent directors who are neither employees of the Company nor affiliates of any Prior Owner or any Lessee (the "Independent Directors"). See "Partnership Agreement -- Management" and "Capital Stock -- Corporate Governance." Subject to severance compensation rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

    Set forth below is information with respect to the Company's directors and executive officers.

NAME                   AGE                       POSITION
---------------------  ---  ---------------------------------------------------
W. Bradley Blair,      54   Chairman of the Board of Directors, Chief Executive
II...................        Officer and President

David J. Dick........  37   Executive Vice President, Director

Scott D. Peters......  39   Senior Vice President and Chief Financial Officer

Larry D. Young.......  56   Director

Roy C. Chapman         56   Independent Director
(1)(2)...............

Raymond V. Jones       50   Independent Director
(1)..................

Fred W. Reams (2)....  54   Independent Director

Edward L. Wax          60   Independent Director
(1)(2)...............

------------

(1) Audit Committee Member.

(2) Compensation Committee Member.

    W. Bradley Blair, II is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. From 1993 until the Company's IPO, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of Legends Group Ltd., Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair, Conaway Bograd & Martin, P.A., a law firm, specializing in real estate, finance, taxation and acquisitions. Mr. Blair received a Bachelor of Science Degree in Business from Indiana University and a Juris Doctorate from the University of North Carolina at Chapel Hill Law School.

    David J. Dick is Executive Vice President of the Company. From 1993 until the Company's IPO, Mr. Dick worked with the Inland Group, Inc. as a consultant specializing in real estate investment banking and golf course finance. From 1983 to 1992 Mr. Dick served as Vice President of Development and Asset/Portfolio Management for Thoner & Birmingham Development Corporation, a golf and country club community developer that is affiliated with the owner of Northgate Country Club. While with Thoner & Birmingham Development Corporation, Mr. Dick's responsibilities included many aspects of golf course and country club development, finance, operations and management. Mr. Dick received a Bachelor of Science in Business Administration from Central Missouri State University. Mr. Dick is a Certified Commercial Investment Member.

    Scott D. Peters is Senior Vice President and Chief Financial Officer of the Company. From 1992 through 1996, Mr. Peters served as Senior Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles, where he participated in the management of a 4,000 acre real estate portfolio consisting of residential, commercial and country club properties focusing on master-planned golf communities. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Homes, Inc; and during 1990 and 1991 lectured on Real Estate Finance and Asset Management at California State University at Bakersfield. Mr. Peters is a certified public accountant and worked with Arthur Andersen & Co. and

Laventhol & Horwath from 1981 to 1985. From 1986 to 1988, Mr. Peters worked with a general partnership that managed the construction of the Scottsdale Princess Resort. He received a Bachelor of Arts degree in Accounting and Finance with honors from Kent State University and a Masters Degree in Taxation from the University of Akron, Ohio.

    Larry D. Young is a director of the Company and is the founder of The Legends Group. Mr. Young has been involved in the golf business for 25 years, and for 21 of those years in Myrtle Beach. In 1975 he moved to Myrtle Beach, South Carolina, where he started what became The Legends Group, a leading golf course owner, developer and operator in the southeast and Mid-Atlantic regions of the United States. Mr. Young has developed 10 courses during that time, three of which were rated the best new course in their respective category in the year developed by GOLF DIGEST. Mr. Young has served in numerous capacities in golf industry related non-profit organizations.

    Roy C. Chapman is an Independent Director. Mr. Chapman currently is the Chairman, Chief Executive Officer and principal stockholder of Human Capital Resources, Inc., which was formed to assist students to finance higher education. From 1987 until his retirement in February 1993, he was Chairman and Chief Executive Officer of Cache, Inc., the owner and operator of a nationwide chain of upscale women's apparel stores. He has served as the Chief Financial and Administrative Officer of Brooks Fashion Stores and was a partner in the international accounting and consulting firm of Coopers & Lybrand LLP. Mr. Chapman has also served as a member of the staff of the Division of Market Regulation of the Securities and Exchange Commission and acted as a consultant to the Special Task Force to Overhaul the Securities Investors Protection Act.

    Raymond V. Jones is an Independent Director. Mr. Jones is the Executive Vice President of Summit Properties Inc., where he has been employed since 1984. Summit Properties Inc. is a publicly-traded REIT listed on the New York Stock Exchange and is one of the largest developers and operators of luxury garden multifamily apartment communities in the southeastern United States. While at Summit Properties Inc., Mr. Jones has overseen the development of 26 communities comprising nearly 6,500 apartment homes in Georgia, North Carolina, South Carolina and Ohio. Prior to 1984, Mr. Jones served as General Operations Manager for both the Charlotte and Houston divisions of Ryan Homes, Inc. Mr. Jones earned a B.A. in Political Science from George Washington University.

    Fred W. Reams is an Independent Director. Since 1981 Mr. Reams has served as the President of Reams Asset Management Company, LLC ("Reams Management"), an independent private investment firm, which he co-founded. Reams Management employs a staff of 20 persons and manages approximately $2.5 billion in assets. In addition, Mr. Reams has served as President of the Board of Directors of the Otter Creek Golf Course since 1981. Otter Creek, located in Indiana and rated in the top 25 public courses by GOLF DIGEST in 1990, recently expanded to 27 holes and has hosted several noteworthy tournaments including multiple U.S. Open and U.S. Senior Open Qualifiers and four American Junior Golf Association Championships.

    Edward L. Wax is an Independent Director. Since 1992 Mr. Wax has served as Chairman and Chief Executive Officer of Saatchi & Saatchi Advertising Worldwide. There, Mr. Wax is responsible for the operations of 143 offices, in 87 countries. Mr. Wax has been employed by Saatchi & Saatchi since 1982. Mr. Wax was formerly Chairman of The American Association of Advertising Agencies as well as a director of both the Ad Council and the Advertising Educational Foundation. Mr. Wax holds an M.B.A. from the Wharton Graduate School of Business and an undergraduate degree from Northeastern University.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Board of Directors has established an audit committee consisting of three Independent Directors (the "Audit Committee"). Raymond V. Jones is currently the chairman of the Audit Committee. The Audit Committee's role is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accounts, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

    COMPENSATION COMMITTEE. The Board of Directors has established a compensation committee (the "Compensation Committee") to determine compensation, including awards under the Company's Stock Incentive Plans, for the Company's executive officers. The Compensation Committee consists of three Independent Directors. The current chairman is Roy C. Chapman.

    The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

COMPENSATION OF DIRECTORS

    The Company pays its Independent Directors fees for their services as directors. Directors receive annual compensation of $10,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors (whether in person or telephonically) and $500 for attending committee meetings. Directors who are not Independent Directors are not paid any director fees. The Company reimburses directors for their reasonable and documented out-of-pocket travel expenses.

DIRECTORS AND OFFICERS INSURANCE

    The Company maintains directors and officers liability insurance. Directors and officers liability insurance insures (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company, and (ii) the Company to the extent that it has indemnified the directors and officers for such loss.

INDEMNIFICATION


    The Charter provides that the Company shall indemnify its officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law. In addition, pursuant to the Underwriting Agreement, the officers, directors and controlling persons of the Company will be indemnified against certain liabilities by the Underwriters, and the Underwriters will be indemnified against certain liabilities by the Company. See "Underwriting and Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

EXECUTIVE COMPENSATION

    The Company has three executive officers. Prior to the IPO, the Company did not pay any compensation to its executive officers. The following tables set forth estimated 1997 compensation (on an annualized basis) and certain information regarding stock option and restricted stock grants made through the date hereof to the Company's executive officers.

                        SUMMARY COMPENSATION TABLE, 1997

                                                                                 LONG-TERM COMPENSATION
                                                                                 -----------------------
                                                                                         AWARDS
                                                                                 -----------------------
                                                          ANNUAL COMPENSATION                 SECURITIES
                                                          --------------------   RESTRICTED   UNDERLYING
                                                           SALARY      BONUS       STOCK       OPTIONS
NAME                               PRINCIPAL POSITION        (1)        (2)      AWARDS (3)    GRANTED
------------------------------  ------------------------  ---------   --------   ----------   ----------
W. Bradley Blair, II..........  Chief Executive Officer   $ 250,000   $ 22,498    $785,325     400,000(4)
David J. Dick.................  Executive Vice President  $ 150,000   $ 18,702    $654,437     330,000(5)
Scott D. Peters...............  Chief Financial Officer   $ 138,500(6) $ 10,785   $392,663     140,000(7)

---------------

(1) Amounts given are annualized projections for the year ending December 31, 1997. No salary was paid prior to completion of the Company's IPO on February 12, 1997.

(2) Listed bonuses consist entirely of amounts paid in lieu of (first and second quarter) dividends on then-pending restricted stock grants prior to the date of issuance of such restricted stock. The named executives' employment agreements also allow the Compensation Committee to award bonuses upon the executives' achievement of performance-related criteria. To date, no such criteria have been established.

(3) On September 19, 1997, pursuant to the New Incentive Plan, Messrs. Blair, Dick and Peters were sold 30,000, 25,000 and 15,000 shares of restricted stock, respectively, for the shares' par value. Beginning in 1998, such grants will vest in four equal annual installments on the anniversary of the date of grant. Vesting generally is contingent upon each named executive's continued employment with the Company but is subject to acceleration upon termination without cause, changes of control and certain other events defined in such executive's employment agreement and in the award. The amounts shown are the fair market value of the entire award (regardless of vesting) on the date of grant (based on the closing price of $26.1875), less the purchase price paid by each named executive. Under the New Incentive Plan, dividends are payable on all restricted stock awards prior to vesting.

(4) Mr. Blair was granted: (a) on February 6, 1997, options to purchase 150,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 90,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 160,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Blair's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

(5) Mr. Dick was granted: (a) on February 6, 1997, options to purchase 125,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 75,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 130,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Dick's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

(6) Effective on July 1, 1997, Scott D. Peter's salary was increased from $125,000 per year to $150,000 per year. Mr. Peter's employment with the Company began on February 12, 1997, the closing date of the IPO. Prior to such date, Mr. Peters was paid a consulting fee totalling $12,000 by The Legends Group, which amount was subsequently reimbursed to The Legends Group by the Company.

(7) Mr. Peters was granted: (a) on February 6, 1997, options to purchase 40,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 20,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 80,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Peter's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

STOCK-BASED COMPENSATION PLANS

    The Company has established three stock-based incentive plans (collectively the "Plans"): the Directors' Plan (as defined below) is for Independent Directors and the two Stock Incentive Plans (as defined below) are for executive officers and other key employees. Such plans are described next.

DIRECTORS' PLAN

    On January 28, 1997 the Company's sole stockholder approved the Board of Director's adoption of the Golf Trust of America 1997 Non Employee Directors' Plan (the "Directors' Plan").

    SHARE AUTHORIZATION. A maximum of 100,000 shares of Common Stock may be issued under the "Directors' Plan" except that the share limitation and terms of outstanding awards may be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

    ELIGIBILITY. The Directors' Plan provides for the grant of options to purchase Common Stock to each eligible director of the Company. No director who is an employee of the Company or a Prior Owner is eligible to participate in the Directors' Plan.

    OPTIONS. Pursuant to the Directors' Plan each director was awarded nonqualified options to purchase 5,000 shares of Common Stock in connection with the Company's IPO. Such initial grants are exercisable at the IPO price of $21.00 per share. Each subsequently elected eligible director will receive nonqualified options to purchase 5,000 shares of Common Stock on the date such Director is first elected or appointed to the Board of Directors. The Directors' Plan also provides for an automatic annual grant to each eligible Director of options to purchase 5,000 shares of Common Stock, beginning in 1998. The exercise price of all options grants under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant. All awards under the Directors' Plan vest immediately upon grant. The exercise price may be paid in cash, cash equivalents, Common Stock or a combination thereof acceptable to the Compensation Committee. Options granted under the Directors' Plan are exercisable for 10 years from the date of grant.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction,upon the grant of an option. Upon the exercise of an option the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

    AMENDMENT AND TERMINATION. The Directors' Plan provides that the Board may amend or terminate the Directors' Plan, but the terms relating to the amount, price and timing of awards may not be amended more than once every six months other than to comport with changes in the Tax Code, or the rules and regulations thereunder. An amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares that may be issued under the Directors' Plan, (ii) changes the eligibility requirements or
(iii) increases the benefits that may be provided under the Directors' Plan. No options may be granted under the Directors' Plan after December 31, 2006.

STOCK INCENTIVE PLANS

    NEW INCENTIVE PLAN. On May 19, 1997 the Compensation Committee and the Board of Directors adopted the Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (the "New Incentive Plan"), subject to stockholder approval at the next annual meeting of stockholders. A maximum of 600,000 shares of Common Stock may be issued under the New Incentive Plan, which amount has been reserved for issuance by the Board of Directors. Through the date hereof, the Compensation Committee has awarded grants relating to 490,000 shares (such that 110,000 shares remain available for grant) under the New Incentive Plan.

    ORIGINAL INCENTIVE PLAN. On January 28, 1997, the Company's sole stockholder approved the Board of Director's adoption of the Golf Trust of America 1997 Stock Incentive Plan (the "Original Incentive Plan" and, together with the New Incentive Plan, the "Stock Incentive Plans"). The Original Plan relates to a maximum of 500,000 shares of Common Stock, all of which are the subject of current option grants. If any such grant fails to vest or is otherwise terminated, the underlying shares will again be available for grant under the Original Incentive Plan.

    Certain terms common to both Stock Incentive Plans are described below.

    PURPOSE. By enabling participants to share in ownership of the Company, the Stock Incentive Plans provide additional means with which the Company can attract, motivate, retain and reward its officers and key employees. The Stock Incentive Plans are designed to provide incentives to officers and key employees to maximize the Company's stock price and cash flow available for distribution. At the Compensation Committee's discretion, awards under the Stock Incentive Plans may take the form of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance share awards and/or stock bonuses (collectively "Awards"). There is no limit on the number of Awards that may be granted to any one individual under the Stock Incentive Plans so long as the grants do not violate the Ownership Limit or otherwise cause the Company to fail to qualify as a REIT for federal income tax purposes. See "Capital Stock -- Restrictions on Ownership."

    ADMINISTRATION. The Stock Incentive Plans are administered by the Compensation Committee, which is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the Plan. No member of the Compensation Committee is eligible to participate in the Stock Incentive Plans.

    AWARDS UNDER THE STOCK INCENTIVE PLANS. The Stock Incentive Plans authorize the Compensation Committee to make the following types of awards to eligible employees:

    - NONQUALIFIED STOCK OPTIONS, which provide for the right to purchase Common Stock at a specified price that may be less than fair market value on the date of grant (but not less than par value), and usually become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

    - INCENTIVE STOCK OPTIONS, which are designed to comply with the provisions of the Tax Code and will be subject to restrictions contained in the Tax Code, including exercise prices equal to at least 100% of fair market value of the Common Stock on the grant date and a 10 year restriction on their term, but may be subsequently modified to disqualify them from treatment as incentive stock options.

    - RESTRICTED STOCK, which may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Consideration for restricted stock may include notes and past services. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

    - PERFORMANCE AWARDS, which may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

    - STOCK APPRECIATION RIGHTS may be granted under the New Incentive Plan only and may be made in tandem with other Awards or independently. Each SAR entitles the holder, upon exercise, to receive the difference between the initial share value specified in the SAR Award and the fair market value of a share of Common Stock on the date of exercise. At the Compensation Committee's discretion, payments under

      SARs may be made in cash, shares of Common Stock (valued at fair market value) or any combination thereof.

DEFERRED COMPENSATION PLAN

    The Company intends to establish a deferred compensation plan under which executive officers of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one tax year until a later tax year and thereby postpone payment of tax on the deferred amount. Prior to the beginning of any taxable year, such executive officers may elect to defer receipt of such amount of cash compensation until a future date or until an event selected by such persons pursuant to the terms of the plan. Deferred compensation is invested in a separate trust account.

EMPLOYMENT AGREEMENTS

    The Company has entered into written employment agreements with W. Bradley Blair, II, David J. Dick and Scott D. Peters. The employment agreement with Mr. Blair has a term of four years, commencing February 7, 1997, the employment agreement with Mr. Dick has a term of three years, commencing February 7, 1997, and the employment agreement with Mr. Peters has a term of two years commencing February 12, 1997. The employment agreements provide for an annual salary of $250,000, $150,000 and $150,000 for Messrs. Blair, Dick and Peters, respectively, with annual performance bonuses determined by the Compensation Committee in connection with the achievement of performance criteria to be determined by the Compensation Committee. In addition, each of Messrs. Blair, Dick and Peters have received options to purchase shares of Common Stock as described above under the heading "Executive Compensation." Each of Messrs. Blair, Dick and Peters, or their estates would receive severance payments and their stock-based compensation immediately would vest in full upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive with "good reason," I.E., as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any material reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following a change in control of the Company. The severance payments of Messrs. Blair and Dick would be equal to base compensation plus bonus at the most recent annual amount for the longer of the balance of the employment term or two years. The severance payments of Mr. Peters would be equal to base compensation for a period which varies from four months to one year depending upon the time and cause of termination.

    The Compensation Committee may establish additional incentive compensation arrangements for its executive officers and certain key employees.

COVENANTS NOT TO COMPETE

    In their employment agreements, Messrs. Blair, Dick and Peters have agreed to devote substantially all of their time to the business of the Company and not to engage in any competitive business. They have agreed further not to compete directly with the Company in a business similar to that of the Company for a period of one year following any termination of employment. Mr. Blair may continue to invest with Mr. Young and his affiliates in certain residential real estate developments and resort operations.

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                             LESSEES AND OPERATORS


    Each of the Lessees is affiliated with the Prior Owner of the Golf Course that it manages, except the Tiburon Lessee and the Lost Oaks Lessee. All of the Lessees lease the Golf Courses under triple net leases. The Lessees derive revenues from golf course operations principally through receipt of green fees, membership initiation fees, food and beverage operations, sale of merchandise, membership dues, golf cart rentals and driving range charges. Each Lessee is a single purpose entity with nominal assets.


THE INNISBROOK RESORT


    Westin operates the hotel and conference facility pursuant to a long-term management agreement. Westin owns, manages, franchises and represents over 105 hotels and resorts in 23 countries, with over 18 additional projects under development. Westin was recognized as the number one upscale hotel chain by readers of BUSINESS TRAVEL NEWS in its "1996 Survey of Top Hotel Chains."


    Starwood, through an affiliate, operates the Golf Courses at the Innisbrook Resort.

THE LEGENDS COURSES

    The four Legends Lessees lease the seven golf courses contributed by The Legends Group. The three Legends Resort Courses are leased pursuant to a single Participating Lease, and two recently-opened Golf Courses. Each of the other owned Golf Courses is leased to individual Lessees pursuant to separate Participating Leases. Each Participating Lease with the Legends Lessees will be cross-defaulted and cross-collateralized. Mr. Young and his affiliates will own each of the Legends Lessees. The Legends Group contributed seven of the eight courses it currently operates. The course which was not contributed did not meet the Company's investment criteria because it is subject to a ground lease with a short remaining term. The course may be acquired by the Company at a later date should the ground lease be extended. See "Certain Transactions -- Option to Purchase and Right of First Refusal."


    Mr. Young, who is a director of the Company and majority owner of The Legends Group, has owned and managed golf courses for 25 years. During such time, Mr. Young has also been involved in the design and development of 11 golf courses, eight of which have been nationally recognized and three of which were rated the best new course in their respective category in the year developed by GOLF DIGEST. In 1975, he moved to Myrtle Beach, South Carolina, where he started what was to become The Legends Group, a company specializing in development, construction, management and ownership of golf courses. Mr. Young has served in numerous capacities in golf industry related non-profit organizations.


WOODLANDS


    Woodlands was developed, and is leased to an affiliate of Craft Farms. Craft Farms is operated by the father and son team of R.C. and Robert Craft, longtime residents of Gulf Shores, Alabama. In addition to developing Craft Farms, a successful golf community encompassing both resort and residential properties, the Crafts operate a successful turf grass farm. R.C. and Robert Craft have a total of approximately 20 years' experience in the golf industry and own and operate another golf course located near Woodlands.


    Mr. R.C. Craft has approximately 50 years of experience in real estate ownership and management and, together with his son Mr. Robert S. Craft, has over 10 years' experience in golf course development and management in a resort market. Mr. Robert S. Craft is the Chairman of the Board of Colonial Bank (Gulf Coast Region), a member of the Board of Directors of the Colonial Bank Holding Company and the President and founder of the Gulf Shores Golf Association, a cooperative golf marketing network.

OLDE ATLANTA GOLF CLUB

    Olde Atlanta Golf Club was conveyed to the Company by Olde Atlanta Golf Club Limited Partnership, a partnership in which The Crescent Company is the general partner. Olde Atlanta Golf Club Limited Partnership

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developed the course in 1993, and the course is leased to an affiliate thereof.
Senior management at The Crescent Company, including its president E. Neal Trogdon, have a combined 30 years of experience in the golf industry and affiliates of The Crescent Company currently own and manage two other golf courses.


    Mr. Trogdon is the President of The Crescent Company. Since his first golf course acquisition in 1989, Mr. Trogdon has served as managing general partner for the three Daily Fee golf courses now managed by The Crescent Company including Olde Atlanta and Eagle Watch. The golf courses are located in the Atlanta, Georgia suburbs (2) and Augusta, Georgia area (1). Mr. Trogdon was previously an Executive Vice President at The First National Bank of Chicago and a senior officer at NationsBank.


NORTHGATE COUNTRY CLUB

    Northgate Country Club was developed and is currently leased to an affiliate of Jack Thoner. Mr. Thoner has over 35 years of experience in real estate development and has owned and operated Northgate Country Club for 12 years. Mr. Thoner's real estate development includes the construction of over 5,000 multi-family units, as well as hotel and office properties.


TIBURON GOLF CLUB



    Tiburon Golf Club is leased to an affiliate of Granite Golf. Granite Golf and its affiliates currently manage over 30 golf courses throughout the United States.


RAINTREE COUNTRY CLUB

    Raintree Country Club is leased to an affiliate of John Raineri, Sr., the prior owner of the course. Mr. Raineri has been involved with golf course management since 1963, built his first golf course in 1973, and has been a member of the PGA for 35 years. In 1997 Mr. Raineri won the PGA Seniors Tournament in Cooperstown, New York.


EAGLE WATCH GOLF CLUB



    The Company leases Eagle Watch to an affiliate of the Lessee of Olde Atlanta (see above).



LOST OAKS GOLF COURSE



    Lost Oaks is leased to an affiliate of Starwood. The Company believes Starwood, through its affiliates, is one of the United States leading golf course management, development and consulting companies.


CLUB OF THE COUNTRY


    The Company is currently under negotiations to lease Club of the Country, including negotiations with the current owner.


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
           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

    Set forth below is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies are determined by the Board of Directors and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the Company's stockholders.

    As the sole general partner of the Operating Partnership, the Company also will determine the investment policies of the Operating Partnership. Under the First Amended and Restated Agreement of Limited Partnership of the Operating Parnership (the"Partnership Agreement"), all future investments generally must be made through the Operating Partnership. See "Partnership Agreement -- Management."

INVESTMENT OBJECTIVES AND POLICIES

    The Company's investment objective is to maximize both current income and long-term growth in income. The Company will seek to accomplish its objective through its ownership of the Golf Courses and selective acquisitions of additional golf courses and related facilities.

    The Company may purchase or lease properties for long-term investment, expand and improve the Golf Courses presently owned or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over the equity interest of the Company.

    While the Company intends to emphasize equity real estate investments, it may, in its discretion, invest in mortgages, stock of other REITs, partnerships and other real estate interests. Such mortgage investments may include participating or convertible mortgages.

    There are no limitations on the percentage of the Company's assets that may be invested in any one property or venture. The Board of Directors may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

DISPOSITIONS

    The Company has no current intention to cause the disposition of any of the Golf Courses, although it reserves the right to do so if the Board of Directors determines that such action would be in the best interests of the Company. The Company has agreed to use reasonable efforts to structure the sale of any Golf Course as a tax deferred like-kind exchange if the contributing Prior Owner would incur an adverse tax liability upon such sale. The Participating Leases impose restrictions on the Company's ability to sell the Golf Courses. See "The Golf Courses -- The Participating Leases -- Lessee Right of First Offer."

FINANCING

    The Company intends to maintain a ratio of debt-to-total market capitalization of 50% or less. Following the completion of this Offering and the use of net proceeds therefrom, the Company will have approximately $4.3 million of indebtedness, which will constitute approximately 1.4% of its total market capitalization after giving effect to the Offering. The Board of Directors, however, from time to time may re-evaluate this policy and decrease or increase such ratio accordingly. The Company will determine its financing policies in light of then-current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. If the Board of Directors determines that additional funding is desirable, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Tax Code concerning taxability of undistributed REIT income and REIT qualification), or a combination of these methods.

    In connection with the acquisition of one of the Golf Courses, the Company has agreed to maintain, for a period of 10 years following the completion of the Offering, at least $4.3 million of indebtedness to accommodate the effort to minimize certain adverse tax consequences of the Prior Owner of such Golf Course. Such indebtedness may be reduced upon certain taxable events relating to the disposition of the OP Units to be held by the Prior Owner of such Golf Course. In the event that the Company fails to maintain such indebtedness, the Company will be liable for any resulting income tax liabilities incurred by the Prior Owner of such Golf Course.

    It is anticipated that borrowings will be made through the Operating Partnership, although the Company also may incur indebtedness that may be re-loaned to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. See "Partnership Agreement." Indebtedness may be in the form of purchase money obligations to the Prior Owners, publicly or privately placed debt instruments, or financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Company. There are no limits on the number or amount of mortgages or other interests which may be placed on any one property. In addition, such indebtedness may be recourse to all or any part of the property of the Company or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions, working capital, to redeem OP Units, to refinance indebtedness or to finance acquisitions, expansions or development of new properties.

    In the event that the Board of Directors determines to raise additional equity capital, the Board has the authority, without stockholder approval, to issue additional shares of authorized Common Stock or other capital stock (including securities senior to the Common Stock) of the Company in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company. If the Board of Directors determines to raise additional equity capital to fund investments by the Operating Partnership, the Company will contribute such funds to the Operating Partnership as a contribution to capital and purchase of additional OP Units. In addition, the Company may issue additional shares of Common Stock in connection with the exchange of OP Units for shares of Common Stock pursuant to the exercise of Redemption Rights. See "Partnership Agreement."

    The Board of Directors also has the authority to cause the Operating Partnership to issue additional OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. See "Partnership Agreement -- Capital Contribution."

WORKING CAPITAL RESERVES

    The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

    The Company's Board of Directors is subject to certain provisions of Maryland law and of its Charter and Bylaws, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

  CHARTER AND BYLAW PROVISIONS


    The Company's Charter, with limited exceptions, requires that a majority of the Company's Board of Directors be comprised of Independent Directors (i.e., persons who are not officers or employees of the Company or Affiliates of any advisor to the Company under an advisory agreement, any lessee or management company operating any property of the Company, any subsidiary of the Company or any partnership that is an Affiliate of the Company). The Charter provides that such provisions relating to Independent Directors may not be amended, altered or repealed without the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. In addition, the Company's Bylaws provide that any purchase, sale, lease or mortgage involving the Company in which a director or officer of the Company or any affiliate of the foregoing has any direct or indirect interest, other than solely as a result of his status as a director, officer or stockholder of the Company, must be approved by a majority of the directors, including a majority of the disinterested Independent Directors.


  PROVISIONS OF MARYLAND LAW


    Pursuant to Maryland law (the jurisdiction under which the Company is organized), each director is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interests of the Company. In addition, under Maryland law, a contract or transaction between the Company and any of its directors or between the Company and a corporation, firm or other entity in which a director is a director or has a material financial interest is not void or voidable solely because of (a) the common directorship or interest, (b) the presence of the director at the meeting of the Board or a committee of the Board that authorizes or approves or ratifies the contract or transaction or (c) the counting of the vote of the director for the authorization, approval or ratification of the contract or transaction if
(i) after disclosure of the interest, the contract or transaction is authorized, approved or ratified, by the affirmative vote of a majority of the independant directors, or by the affirmative vote of a majority of the votes cast by stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or
(ii) the contract or transaction is fair and reasonable to the Company.


OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended. The Company does not intend (i) to invest in the securities of other issuers (other than the Operating Partnership) for the purpose of exercising control over such issuer,
(ii) to underwrite securities of other issuers or (iii) to trade actively in loans or other investments.

    The Company may make investments other than as previously described, although it currently does not intend to do so. The Company has authority to repurchase or otherwise reacquire Common Stock or any other securities it may issue and may engage in such activities in the future. The Board of Directors has no present intention of causing the Company to repurchase any of the shares of Common Stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Tax Code and the Treasury Regulations. Although it may do so in the future, except in connection with the Formation Transactions, the Company has not issued Common Stock or any other securities in exchange for property, nor has it reacquired any of its Common Stock or any other securities. See "The Formation Transactions." The Company may make loans to third parties, including, without limitation, to its officers and to joint ventures in which it decides to participate. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purpose of exercising control.

                           THE FORMATION TRANSACTIONS

OVERVIEW

    GTA was incorporated in Maryland in November 1996 to take advantage of opportunities in the golf course ownership business. GTA has two wholly-owned subsidiaries, GTA GP, Inc. and GTA LP, Inc., which exist solely to hold the Company's general and limited partnership interests in the Operating Partnership. The board of directors of each subsidiary is comprised of the executive officers of GTA. The Operating Partnership was formed in Delaware in November 1996. GTA GP, Inc. is the sole general partner of the Operating Partnership.

    INITIAL PUBLIC OFFERING. In February 1997, the Company raised net proceeds of approximately $73.0 million in the IPO and acquired the 10 Initial Courses from their Prior Owners. Each Initial Course was then leased

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

back to a lessee affiliated with the course's Prior Owner. The Company believes the continuity of management provided by these experienced operators will facilitate the Company's growth and profitability. The Company believes that the substantial ownership interest of affiliates of the Lessees in the Company will align the interests of the Lessees with the interests of stockholders. Each Lessee's obligations under the Participating Lease is secured for a minimum of two years by a pledge of OP Units or Common Stock or other securities having a value equal to 15% of the Company's purchase price for the Golf Course, which approximates 16 months of initial Base Rent under the applicable Participating Lease. See "The Golf Courses -- The Participating Leases."



    Prior to the IPO, the Chairman of the Board, Chief Executive Officer and President of the Company, W. Bradley Blair, II, served as the Executive Vice President and Chief Operating Officer of Legends Group, Ltd., a leading golf course owner, developer and operator in the southeast and mid-Atlantic regions of the United States. Upon completion of the IPO, Mr. Blair resigned from Legends Group, Ltd. and no longer holds any interest in the golf operations of The Legends Group.


    Seven of the Golf Courses were acquired from The Legends Group. As part of the Formation Transactions (as herein defined), the Company entered into an Option to Purchase and Right of First Refusal Agreement relating to golf courses owned, developed or acquired by The Legends Group. The initial Participating Leases with the Legends Lessees are cross-collateralized and cross-defaulted.

FORMATION TRANSACTIONS

    Prior to or simultaneously with the completion of the IPO, the Company, the Operating Partnership, the Prior Owners and the initial Lessees completed in the Formation Transactions described below.

    - The Company, which was incorporated in Maryland in November 1996, sold 3,910,000 shares of Common Stock in the IPO and contributed all of the net proceeds thereof, approximately $73 million, to GTA GP and GTA LP, which in turn contributed such net proceeds to the Operating Partnership in exchange for an aggregate of 3,910,000 OP Units.

    - The Prior Owners contributed 100% of the assets related to each of the Golf Courses to the Company in exchange for an aggregate of 4,106,606 OP Units, approximately $6.2 million in cash and the repayment of approximately $47.4 million of existing mortgages and other indebtedness at the Golf Courses as follows:

       -The Company acquired seven Golf Courses from The Legends Group for an aggregate of 3,738,556 OP Units, the assumption and repayment of approximately $34.8 million in existing indebtedness and the reimbursement of approximately $522,500 of out-of-pocket expenses incurred in connection with the Formation Transactions.

       -The Company acquired three Golf Courses from parties unaffiliated with the Company or The Legends Group for an aggregate amount of 368,050 OP Units, $6.2 million in cash and the repayment of approximately $12.7 million in existing indebtedness.

    - The Company, as lessor, leased the Golf Courses to the initial Lessees, which were newly-formed entities affiliated with the Prior Owners, pursuant to Participating Leases for initial terms of 10 years each, with each Lessee having the right to extend the term of its Participating Lease for up to six renewal terms of five years each. See "The Golf Courses -- The Participating Leases."

    - Each Prior Owner was granted the right to receive additional OP Units pursuant to the Lessee Performance Option. See "The Company -- Business Strategy -- Internal Growth." OP Units may be redeemed for cash or, at the Company's election, Common Stock on a one-for-one basis, beginning one year after the completion of the IPO. See "The Partnership Agreement -- Redemption Rights."

    - The Company entered into employment agreements with its executive officers. See "Management -- Employment Agreements and Executive Compensation."

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
    - The Company entered into the Option Agreement with The Legends Group pursuant to which the Company was granted the option and right of first refusal to acquire golf courses currently owned or subsequently acquired or developed by The Legends Group. See "Certain Relationships and Transactions -- Option to Purchase and Right of First Refusal."

    - Upon completion of the IPO, the Company had outstanding approximately $4.3 million of indebtedness, which the Company intends to keep outstanding for a period of up to 10 years to accommodate a Prior Owner's efforts to seek to minimize certain adverse tax consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Liquidity and Capital Resources of the Company."

BENEFITS TO OFFICERS AND DIRECTORS

    As a result of the Formation Transactions, executive officers and directors of the Company and certain of their affiliates received the following benefits:


    - Larry D. Young, a director of the Company and majority owner of The Legends Group, and his affiliates received 3,738,556 OP Units as consideration for their interests in the Golf Courses owned by The Legends Group. The OP Units to be received by Mr. Young and his affiliates (which are redeemable for cash or, at the Company's option, Common Stock on a one-for-one basis, beginning one year after the completion of the IPO) then were worth approximately $74.8 million (based on the IPO price) and are more liquid than their interests in the Golf Courses now that a public trading market for the Common Stock has commenced. The aggregate book value of the interests contributed by The Legends Group was approximately $36.3 million.


    - The 12,500 OP Units owned by each of Mr. Blair and Mr. Dick increased in value to $500,000, based on the IPO Price, a substantial increase over the nominal purchase price paid by Messrs. Blair and Dick for such OP Units.

    - Messrs. Blair, Dick and Peters, were granted options to acquire 150,000, 125,000 and 40,000 shares of Common Stock, respectively, at the IPO Price. The options vest ratably over three years commencing on the first anniversary of the date of grant. See "Management -- Executive Compensation."

    - Each Independent Director received options to acquire 5,000 shares of Common Stock at the IPO Price.

    - In connection with the acquisition of the Golf Courses owned by The Legends Group, the Company repaid approximately $26.3 million of debt personally guaranteed by Mr. Young.

    - The Company paid to Mr. Young and his affiliates approximately $8.4 million in repayment of a loan made by such affiliates to Legends of Virginia, LC in connection with the development of the two recently-opened Golf Courses.

    - The Company reimbursed The Legends Group $522,500 and Mr. Dick $62,000 for direct out-of-pocket expenses incurred in connection with the Formation Transactions.

    - Mr. Young and his affiliates became entitled to receive additional OP Units pursuant to the Lessee Performance Option. See "The Company -- Business Strategies and Objectives -- Internal Growth."

    - Through the operation of seven of the Golf Courses, the Legends Lessees, which are owned by Mr. Young or his affiliates, became entitled to all cash flow from such Golf Courses after payment of the Lease Payments under the applicable Participating Leases and other operating expenses.

    - Certain tax consequences to Mr. Young and his Affiliates from the contribution of their interests in the Golf Courses were deferred.

    - The Company entered into employment agreements with Messrs. Blair, Dick and Peters providing for annual base salaries of $250,000, $150,000 and $125,000 (which amount was subsequently amended to

      $150,000 effective July 1, 1997), respectively, and the possibility of cash performance bonuses. See "Management -- Employment Agreements."

TRANSFER DOCUMENTS

    The Company assumed certain past obligations of the Golf Course real estate and all obligations arising after the transfer of the Golf Courses to the Company. The agreements to transfer the Golf Courses contained representations and warranties to the Company concerning the Golf Courses customarily found in agreements of such type. Such representations and warranties generally survive the closing of the transfer of title to the Golf Courses for one year.

    The obligations of the Prior Owners to indemnify the Company for breaches of their representations and warranties is secured by a pledge of OP Units from each Prior Owner for a period of one year, which OP Units also secure the obligations of the related Lessee under its Participating Lease.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

    Larry Young, a director of the Company, is the majority owner of The Legends Group (which contributed seven of the Golf Courses to the Company) and the Legends Lessees (which lease the same seven Golf Courses from the Company). Until the IPO, Mr. Blair, who is Chairman of the Board, was the Executive Vice President and Chief Operating Officer of Legends Group Ltd., the parent company of The Legends Group. Upon completion of the IPO, Mr. Blair resigned from Legends Group Ltd. and currently has no affiliation or interest in the golf operations of The Legends Group.

ACQUISITION OF INTERESTS IN CERTAIN OF THE GOLF COURSES

    Mr. Young and his affiliates received 3,738,556 OP Units in exchange for their interests in certain of the Golf Courses. Upon exercise of their right to redeem such OP Units (which rights are not exercisable until February 1998), such persons and entities may receive an aggregate of 3,738,556 shares of Common Stock or, at the Company's option, cash. See "Partnership Agreement -- Redemption Rights."

REPAYMENT OF INDEBTEDNESS

    The Company repaid approximately $26.3 million of indebtedness guaranteed by Mr. Young. The Company also paid to Mr. Young's affiliates approximately $8.4 million in repayment of a loan made to The Legends Group in connection with the development of the two recently-opened Golf Courses.

    Additionally, the Company reimbursed The Legends Group $522,500 and Mr. Dick $62,000 for direct out-of-pocket expenses incurred in connection with the Formation Transactions.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with W. Bradley Blair, II, David J. Dick and Scott D. Peters, pursuant to which Mr. Blair will serve as Chairman of the Board, Chief Executive Officer and President, Mr. Dick served as Executive Vice President and Mr. Peters served as Senior Vice President and Chief Financial Officer of the Company for a term of four years, three years and two years, respectively, at an initial annual base compensation of $250,000, $150,000 and $150,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. Upon termination of the employments other than for cause, Messrs. Blair, Dick and Peters will be entitled to receive severance benefits and the immediate vesting of all stock-based compensation. See "Management -- Employment Agreements."

OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

    The Legends Group currently owns a golf course that is not being contributed to the Company because it is subject to a ground lease with a short remaining term, and may acquire or develop additional golf courses in the future. The Company has an option and right of first refusal to acquire all such golf courses, pursuant to an Option to Purchase and Right of First Refusal Agreement (the "Option Agreement"). Commencing four years after the public opening of a golf course developed by The Legends Group, or 24 months after the acquisition of an established operating golf course, the Company may purchase the applicable golf course under the Option Agreement for a purchase price based on the net operating income of the golf course, subject to adjustments agreed upon by the parties, divided by a capitalization rate equal to the Company's cost of equity capital plus 200 basis points. For purposes of this calculation, the Company's cost of equity capital is deemed to equal the Company's Funds From Operations yield for the then current fiscal year as published by First Call, less reserves for capital expenditures. In the event The Legends Group receives a bona fide third party offer to acquire a developed golf course, the option will not be effective pending the acquisition by the third party, in which case the Company shall have the right to purchase the developed golf course pursuant to the right of first refusal described below. The Company anticipates that any such developed golf course will have achieved stabilized operating revenues before the Company would consider purchasing such developed golf course from The Legends Group or any affiliate of The Legends Group.

    If the Company does not elect to exercise its option to acquire a golf course owned, acquired or developed by The Legends Group, or if the parties are unable to agree on the adjustments to net operating income for purposes of the pricing formula, then the Company has a right of first refusal under the Option Agreement with respect to such golf course. The right of first refusal will obligate The Legends Group to offer the Company the right to buy any such golf course on the same terms and conditions as The Legends Group intends to offer to any third party. If the Company does not exercise its right to acquire such golf course, The Legends Group will be free to sell to a third party, provided if The Legends Group either opts not to sell the golf course within nine months or reduces the purchase price by 5% or more, The Legends Group must again offer the golf course to the Company. The Option Agreement shall generally run for a period of 10 years after the IPO.

                             PARTNERSHIP AGREEMENT

    THE FOLLOWING SUMMARY OF THE PARTNERSHIP AGREEMENT, INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

MANAGEMENT

    The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, will have, subject to certain protective rights of the Limited Partners described below, full, exclusive and complete responsibility and discretion in the management and unilateral control of the Operating Partnership including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of golf course operators and to cause changes in the Operating Partnership's line of business and distribution policies. If the Company elects to sell a golf course contributed by a Limited Partner, then the Company will be obligated to use reasonable efforts to structure the sale as tax deferred exchange, subject to limited exceptions.

    The consent of Limited Partners (other than GTA LP) holding 66.67% of the interests in the Operating Partnership is required with respect to certain amendments to the Partnership Agreement, including amendments which (i) adversely affect the Limited Partners' rights to redeem their OP Units, (ii) adversely affect the Limited Partners' rights to receive cash distributions,
(iii) alter the Operating Partnership's allocation of income, or (iv) impose on the Limited Partners the obligation to make capital contributions. In addition, the affirmative vote of Limited Partners (including GTA LP) holding 66.67% of the interests in the Operating Partnership is required for a sale of all or substantially all of the assets of the Operating Partnership, or to approve a merger or consolidation of the Operating Partnership.

TRANSFERABILITY OF OP UNITS

    The Partnership Agreement generally provides that Limited Partners may not transfer their OP Units without the consent of the Company.

PLEDGE

    Each Limited Partner may pledge Partnership Units having a value, based on the price of the Common Stock, equal to 85% of the purchase price of the Golf Course contributed by it as collateral to institutional third party lenders. In addition, for a period of at least two years, each Prior Owner must pledge to the Company OP Units having a value, based on the price of the Common Stock, equal to 15% of the purchase price of the Golf Course contributed by it (which in the case of the courses acquired at the IPO, approximately 16 months of initial Base Rent, based on the IPO offering price) as collateral for the Participating Lease of its affiliated Lessee, see "Percentage Lease -- Security Deposit," and to secure its obligation to indemnify the Company for representations and warranties made in connection with the contribution of the Golf Courses. In addition, the OP Units pledged to the Company will also secure indemnification obligations of the Prior Owner in connection with the Formation Transactions for a period of one year. See "The Formation Transactions."

REDEMPTION RIGHTS

    Pursuant to the Partnership Agreement, the Limited Partners, other than GTA LP, have rights which will enable them to cause the Operating Partnership to redeem each OP Unit for cash equal to the value of a share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of Common Stock) (the "Redemption Rights"). The Company may not make such election unless a registration statement is effective with respect to the issuance of such shares. Further, the Redemption Rights may not be exercised if and to the extent that the delivery of Common Stock upon exercise of such rights (regardless of whether the Company would exercise its rights to deliver Common Stock) would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limit, (ii) result in shares of capital stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Tax Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of section 856(d)(2)(B) of the Tax Code, or (v) cause the acquisition of shares of Common Stock by such redeeming Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. The Redemption Rights may be exercised (subject to certain lock-up agreements described in "Underwriting") with respect to 50% of each Limited Partner's OP Units, at any time after one year following the completion of the IPO and with respect to the other 50% of each Limited Partner's OP Units at any time after two years following the completion of the IPO, provided that not more than four redemptions by any Limited Partner may occur during each calendar year, and each Limited Partner may not exercise the Redemption Right for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, all of the OP Units held by such Limited Partner. Prior to the expiration of such one year period, the Redemption Right may be exercised (but only for cash) by a lender to which any OP Units may have been pledged, provided that such pledge was permissible in light of the lock-up agreements described in "Underwriting." In the future, it may become necessary to place additional restrictions on the exercise of Redemption Rights in order to assure that the Operating Partnership does not become a "publicly traded partnership" that is treated as a corporation for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships." The aggregate number of shares of Common Stock initially issuable upon exercise of the Redemption Rights will be 4,135,365. The number of shares of Common Stock issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the stockholders of the Company. See "Shares Available for Future Sale."

CAPITAL CONTRIBUTION

    The Company, through GTA GP and GTA LP, contributed to the Operating Partnership substantially all of the net proceeds of the IPO, in consideration of which GTA GP received a 0.2% general partnership interest and GTA LP received an approximate 44.9% limited partnership interest in the Operating Partnership. The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through GTA GP and GTA LP, the proceeds of a share offering as additional capital to the Operating Partnership in exchange for additional interests in the Operating Partnership. Moreover, the Company is authorized, through GTA GP and GTA LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the

Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, GTA GP and GTA LP will receive additional OP Units and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than GTA LP, will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

TERM

    The Operating Partnership will continue in full force and effect until December 31, 2071, or until sooner dissolved pursuant to the terms of the Partnership Agreement.

TAX MATTERS

    Pursuant to the Partnership Agreement, GTA GP is the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Tax Code on behalf of the Operating Partnership.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS OF THE COMPANY AND PRINCIPAL PARTNERS IN THE OPERATING
  PARTNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of Common Stock and OP Units by each director, by each named executive officer of the Company, by all directors and officers of the Company as a group and by each person known to the Company to be the beneficial owner of 5% or more of the outstanding Common Stock as of September 30, 1997. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock or OP Units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.


                                                                                                  PERCENTAGE
                                                               PERCENTAGE OF                      INTEREST IN
                                          NUMBER OF SHARES   SHARES OF COMMON     NUMBER OF        OPERATING
NAME OF BENEFICIAL OWNER                  OF COMMON STOCK    STOCK OUTSTANDING   OP UNITS (5)     PARTNERSHIP
----------------------------------------  ----------------  -------------------  ------------  -----------------
W. Bradley Blair, II....................         94,000(2)            1.3%          12,500(7)          *
David J. Dick...........................         68,967(3)           *                12,500           *
Scott D. Peters.........................         28,334(4)           *                --              --
Larry D. Young (1)......................         --                 --             3,738,556          52.34%
Roy C. Chapman..........................            500              *                --              --
Raymond V. Jones........................          2,000              *                --              --
Fred W. Reams...........................         25,000              *                --              --
Edward L. Wax...........................          1,250              *                --              --
Directors and officers as a group (8
 persons)...............................        197,551               2.7%         3,763,556          52.69%
Essex Investment Management Co (7)              698,285(8)          20.54%            --              --
FMR Corp. (9) ..........................        449,000(10)         11.48%            --              --
  Edward C. Johnson III(11) ............         --                  *                --              --
  Abigail P. Johnson(11) ...............         --                  *                --              --
    Total (as a group) .................        449,000             11.48%            --              --
Golf Hosts, Inc. (12)...................        159,326              3.83%           274,039           3.84%


------------

*   Less than 1%.


(FOOTNOTES ON FOLLOWING PAGE)

------------

(1) Address is c/o The Legends Group, 1500 Legends Drive, Myrtle Beach, South Carolina 29577.

(2) Includes the 30,000 shares of restricted stock sold by the Company to Mr. Blair, all of which remain subject to vesting conditions, and the 50,000 shares underlying stock options awarded to Mr. Blair that will vest on February 6, 1998. See "Management -- Executive Compensation."

(3) Includes the 25,000 shares of restricted stock sold by the Company to Mr. Dick, all of which remain subject to vesting conditions, and the 41,667 shares underlying stock options awarded to Mr. Dick that will vest on February 6, 1998. See "Management -- Executive Compensation."

(4) Includes the 15,000 shares of restricted stock sold by the Company to Mr. Peters, all of which remain subject to vesting conditions, and the 13,334 shares underlying stock options awarded to Mr. Peters that will vest on February 6, 1998. See "Management -- Executive Compensation."


(5) The Operating Partnership has 11,780,356 OP Units outstanding as of the completion of this Offering and the Pending Acquisition, of which 7,160,755 are owned by the Company. The numbers and percentages set forth in this table assume that all outstanding OP Units are redeemed for shares of Common Stock. The OP Units (other than those owned by the Company) may be redeemed as follows: 50% after the first anniversary of the completion of the IPO and 50% after the second anniversary of the completion of the IPO.



(6) Mr. Blair is a co-trustee of, but has no equity in, the managing member of Legends of Virginia, L.C., a Prior Owner which contributed two of the Initial Courses to the Company and which currently holds 598,187 OP Units. Mr. Blair disclaims any beneficial interest in such OP Units.



(7) Essex Investment Management Co. is located at 125 High Street, South Boston, MA 02110.



(8) According to the Amendment to Schedule 13(G) filed with the SEC, the person has sole voting power with respect to 547,660 of such shares and sole dispositive power of all of such shares.



(9) FMR Corp. is located at 82 Devonshire Street, Boston MA 02104.



(10) According to Schedule 13(G) filed with the SEC, the person has sole dispositive power of 449,000 of such shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 449,000 shares of Common Stock as a result of acting as investment advisor to various investment advisors. The ownership of one investment company, Fidelity Contrafund, amounted to 375,100 shares or 9.59% of the Common Stock.



(11) Edward C. Johnson, Chairman of FMR Corp., has, through control of Fidelity and the Funds, sole power to dispose of the 449,000 shares. Members of the Edward C. Johnson, 3d Family and trusts for their benefit are the predominant owners of Class B Shares of Common Stock of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Abigail Johnson is a director of FMR Corp.



(12) Golf Hosts, Inc. is located at c/o Starwood Capital Group, L.P., Three Pickwick Plaza, Suite 250, Greenwich, CT 06830.


                                 CAPITAL STOCK

GENERAL

    Under the Charter, the total number of shares of all classes of stock that the Company has authority to issue is 100,000,000 consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). No shares of Preferred Stock are outstanding or will be outstanding immediately after completion of the Offering.

    The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any class of Preferred Stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such shares of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding class of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive PRO RATA all assets of the Company available for distributions to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

    The Charter provides for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for selection of directors following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The provisions relating to the staggered board may be amended only upon the vote of the holders of at least 66.67% of the capital stock entitled to vote for the election of directors.


    The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more classes, to establish the number of shares in each class and to fix the designation, powers, preferences and rights of each such class and the qualifications, limitations or restrictions thereof. The Company has no present intention to issue shares of Preferred Stock.


CORPORATE GOVERNANCE


    Certain significant actions will require stockholder approval, including amendments to the Charter, any merger, consolidation or sale of all or substantially all of the assets of the Company. In addition, certain actions relating to the Operating Partnership and the Company's interest therein require approval of the Limited Partners. See "Partnership Agreement -- Management."


RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Tax Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Tax Code to include certain entities) during the last half of a taxable year (other than its 1997 taxable year), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than its 1997 taxable year). See "Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership from a Lessee would not qualify as rents from real property, which would likely result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in a Lessee within the meaning of Section 856(d)(2)(B) of the Tax Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."


    Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Tax Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or more than 9.8% of the outstanding shares of Preferred Stock (the "Ownership Limit"). The constructive ownership rules of the Tax Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limit provisions of the Charter. The Charter also prohibits any transfer of Common or Preferred Stock that would (i) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Tax Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

    Subject to certain exceptions described below, any purported transfer of Common or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common or Preferred Stock in excess of the Ownership Limit, (ii) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Tax Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Stock. The record holder of the Common or Preferred Stock that are designated as Shares in Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Stock to the Share Trust for designation in the name of the Share Trustee. The Share Trustee will be designated by the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

    Shares-in-Trust will remain issued and outstanding Common or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

    The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

    The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

    "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common or Preferred Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common or Preferred Stock are listed or admitted to trading or, if the shares of Common or Preferred Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common or Preferred Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Stock as selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common or Preferred Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common or Preferred Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    Any person who acquires or attempts to acquire Common or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and
(ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

    All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Tax Code) of the outstanding shares of Common and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

    The Ownership Limit generally will not apply to the acquisitions of shares of Common or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the stockholders of the Company, determines to terminate its status as a REIT.

    The Ownership Limit will not be automatically removed even if the REIT provisions of the Tax Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limit would require an amendment to the Charter. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of delaying, deferring, discouraging or preventing an acquisition of control of the Company without the approval of the Board of Directors.

    All certificates representing shares of Common or Preferred Stock will bear a legend referring to the restrictions described above.

LIMITATIONS ON CHANGES IN CONTROL


    The provisions of the Charter and the Bylaws providing for ownership limitations, a staggered Board of Directors and the authorization of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.


TRANSFER AGENT AND REGISTRAR

    The Company has appointed ChaseMellon Shareholder Services, L.L.C. as its transfer agent and registrar.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws of the Company. Copies of the Charter and Bylaws may be obtained as described under "Available Information."

MARYLAND BUSINESS COMBINATION LAW

    Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder.

    Thereafter, any such business combination must be approved by two supermajority stockholder votes unless, among other conditions, the stockholders of common stock receive a minimum price (defined in the MGCL) for their shares and the consideration is received as cash or in the same form as previously paid by the Interested Stockholder for its Common Stock. Under the MGCL, an "Interested Stockholder" includes any individual or entity beneficially owning 10% or more of a corporation's outstanding stock which is entitled to vote generally in the election of directors ("Voting Stock"). However, as permitted by the MGCL, the Board of Directors has elected to exempt the Company from the business combination provision of the MGCL and, therefore, unless such exemption is amended or repealed by the Board of Directors, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between any Interested Stockholder and the Company.

    Although the Board of Directors has voted to exempt any business combination with an Interested Stockholder from the provisions of the business combination provisions of the MGCL, such exemption may be amended or repealed by the Board of Directors at any time, except that the exemption may not be repealed or amended with respect to the Prior Owners and their affiliates. Such action by the Board of Directors would impose the restrictions of the business combination provisions of the MGCL on the Company, which could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interests of the stockholders.


LIMITATION OF LIABILITY OF DIRECTORS; INDEMNIFICATION AGREEMENTS



    Maryland Law and the Bylaws provide that, to the maximum extent permitted by law, a director or officer will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.



    The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance.



    It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.


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CONTROL SHARE ACQUISITIONS

    The MGCL also provides that "control shares" (defined below) of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. The control share provisions of the MGCL do not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the corporation's charter or bylaws. The Bylaws of the Company currently contain a provision exempting from the control share provisions of the MGCL any and all acquisitions by any person of the Company's shares of stock and, as a result, the control share provisions currently do not apply to the Company. There can be no assurance, however, that such provisions will not be amended or eliminated by the Board of Directors at any time in the future.

    "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Thus, if an acquisition of control shares within one range is approved by stockholders and is followed by an acquisition of additional control shares by the same person that results in the total number of control shares owned by that person being in a higher range, then voting rights for the additional shares in excess of the previously approved range would also have to be approved by the stockholders. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of the stockholders meeting at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at the stockholders meeting and the acquiror becomes entitled to vote a majority of the shares, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    As stated above, the control share provisions of the MGCL do not currently apply to the Company because the Bylaws of the Company contain a provision exempting from the control share provisions of the MGCL any and all acquisitions by any person of the Company's shares of stock. There can be no assurance, however, that such provision will not be amended or eliminated by the Board of Directors at any time in the future. Moreover, any amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to shares which may be acquired in any future control share acquisitions, but also to shares acquired in prior control share acquisitions. The potential for such application of the control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interest of the stockholders.

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
INTERESTED DIRECTOR TRANSACTIONS

    The MGCL provides that a contract or other transaction between a corporation and any of its directors or between a corporation and any other entity in which any of its directors is a director or has a material financial interest is not void or voidable by reason of such common directorship or interest if: (i) the fact of the common directorship or interest is disclosed or known to the board of directors and the board of directors ratifies or approves the contract or transaction by the affirmative vote of a majority of its disinterested directors; (ii) the fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation; or (iii) the contract or transaction is fair and reasonable to the corporation. In addition, the Company's Charter contains a provision for approval by the disinterested directors that is substantially similar to the provision of the MGCL referred to in clause (i) of the preceding sentence.

AMENDMENTS TO THE CHARTER AND BYLAWS


    The Charter provides generally that its provisions may be amended only by the affirmative vote of a majority of all the votes entitled to be cast on the matter with certain amendments requiring the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.


    The Bylaws provide that the Board of Directors has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws, except that certain amendments to the Bylaws require the affirmative vote of 80% of the entire Board of Directors.

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                        SHARES AVAILABLE FOR FUTURE SALE

    Upon the completion of this Offering, the Company will have outstanding 7,160,755 shares of Common Stock. The shares of Common Stock issued in this Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Capital Stock -- Restrictions on Ownership." In addition to the shares of Common Stock issued in this Offering, the Company may issue additional shares of Common Stock if the Prior Owners exercise their Redemption Rights. Under the Partnership Agreement, the Prior Owners will have the right to cause the Operating Partnership to redeem 50% of their OP Units for cash or, at the Company's election, Common Stock on a one-for-one basis, beginning one year after the completion of the IPO. The other 50% of their OP Units may be redeemed at any time after two years following the completion of the IPO. See "The Partnership Agreement -- Redemption Rights." The Company may not make an election to redeem OP Units for Common Stock unless a registration statement is effective with respect to the issuance of such shares. Certain of the shares of Common Stock owned by the Prior Owners may be subject to limitations on resale under Rule 145 promulgated under the Securities Act. As described below, the Company has granted certain registration rights and "piggyback" rights to the Prior Owners with respect to shares of Common Stock issuable upon the redemption of their OP Units.

    The Company intends to apply to list the shares of Common Stock offered hereby on the AMEX. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales could occur, could affect adversely prevailing market prices of the Common Stock. See "Risk Factors -- Adverse effect of Shares Available for Future Sale on Market Price of Common Stock."

    For a description of certain restrictions on transfers of Common Stock held by certain stockholders of the Company, see "Underwriting" and "Capital Stock -- Restrictions on Ownership."

REGISTRATION RIGHTS

    Under the Partnership Agreement, the Company may elect to purchase OP Units offered for redemption with shares of Common Stock only pursuant to an effective registration statement with respect to the issuance of such shares. To facilitate such election, the Company has agreed to register one year from the completion of the IPO all of the shares of Common Stock issuable to Prior Owners upon redemption of their OP Units pursuant to the exercise of their Redemption Rights. The Company will be obligated to maintain the effectiveness of such registration statement until a date to be agreed upon or until such time as all of the shares registered pursuant to such registration statement (i) have been disposed of pursuant to such registration statement, (ii) have been otherwise distributed pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or (iii) have been otherwise transferred in a transaction resulting in the transferee receiving Common Stock not deemed to be "restricted securities" under Rule 144. The Company has the right to delay the filing of the shelf registration statement for a period of 120 days in the exercise of its reasonable discretion. The Company must bear the expenses of satisfying the registration requirements, except that the expenses shall not include any underwriting discounts or commissions, Blue Sky registration fees, or transfer taxes relating to the shares.

    Under the Partnership Agreement, the Prior Owners will be entitled to include within any registration statement under the Securities Act filed by the Company with respect to any underwritten public offering of Common Stock (either of its own account or the account of other security holders) at any time the shares held by such holders upon exercise of their Redemption Rights, subject to certain conditions and restrictions. The existence of such agreement to the Company may affect adversely the terms upon which the Company can obtain additional equity financing in the future.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations regarding the Offering that may be relevant to a prospective holder of Common Stock in the Company is based on current law. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations (except as described below), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as described below)) subject to special treatment under the federal income tax laws.

    The statements in this discussion and the opinion of O'Melveny & Myers LLP are based on current provisions of the Tax Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Tax Code, the legislative history of the Tax Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Tax Code, commencing with its short taxable year beginning on February 11, 1997 and ending on December 31, 1997. The Company believes that, commencing with its initial taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Tax Code, and the Company intends to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

    These sections of the Tax Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Tax Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. O'Melveny & Myers LLP has acted as tax counsel to the Company in connection with the Offering.

    In the opinion of O'Melveny & Myers LLP, commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Tax Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Tax Code discussed below, the results of which will not be reviewed by O'Melveny & Myers LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

    In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its taxable income or capital gain which is distributed to stockholders. The Company will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

    Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property or involuntarily converted property) and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," on its items of tax preference, as well as tax in certain situations not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Tax Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Tax Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Tax Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Tax Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Tax Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Additionally, if for any taxable year of the Company beginning after December 31, 1997, the Company complies with regulations requiring the maintenance of records to ascertain ownership of its outstanding stock and the Company does not know or have reason to know that it failed to satisfy condition (vi), it will be treated as having satisfied that condition for any such taxable year.

    The Company believes that it has issued sufficient shares pursuant to the IPO offering to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Capital Stock -- Restrictions on Ownership."

    The Company currently has two corporate subsidiaries and may have additional corporate subsidiaries in the future. Tax Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. Each of the Company's current subsidiaries is a "qualified REIT subsidiary." The Company's subsidiaries therefore will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Tax Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Federal Income Tax Consideration -- Tax Aspects of the Operating Partnership."

    INCOME TESTS. In order to qualify and maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test however, need not be satisfied for any taxable year of the Company beginning after December 31, 1997.

    Pursuant to the Participating Leases, the Lessees lease from the Company the land, buildings, improvements and equipment comprising the Golf Courses for a 10-year period, with, except in one instance, options to extend for six additional terms of five years each. The Participating Leases provide that the Lessees are obligated to pay to the Company (i) Base Rent and, if applicable, Participating Rent and (ii) certain other additional charges.

    In order for the Base Rent, the Participating Rent and the additional charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (E.G., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (E.G., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

    In addition, Tax Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (E.G., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service

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provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

    O'Melveny & Myers LLP is of the opinion that each Participating Lease will be treated as a true lease for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessees have the right to exclusive possession and use and quiet enjoyment of the Golf Courses during the term of the Participating Leases, (iii) the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the Golf Courses, other than the cost of certain capital expenditures, and dictate how the Golf Courses are operated, maintained, and improved, (iv) the Lessees bear all of the costs and expenses of operating the Golf Courses (including the cost of any inventory used in their operation) during the term of the Participating Leases other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessees benefit from any savings in the costs of operating the Golf Courses during the term of the Participating Leases, (vi) in the event of damage or destruction to a Golf Course, the Lessees are at economic risk because they will be obligated either (A) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Participating Lease, (vii) the Lessees have indemnified the Operating Partnership against all liabilities imposed on the Operating Partnership during the term of the Participating Leases by reason of (A) injury to persons or damage to property occurring at the Golf Courses or (B) the Lessees' use, management, maintenance or repair of the Golf Courses, (viii) the Lessees are obligated to pay substantial Base Rent for the period of use of the Golf Courses, and (ix) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the Golf Courses. Such opinion is also based upon the representation of the Company to the effect that upon termination of the Participating Leases (including the optional fixed-rate renewal periods), each such Golf Course is expected to have a remaining useful life equal to at least 20% of its expected useful life when contributed to the Operating Partnership, and a fair market value equal to at least 20% of its fair market value when contributed to the Operating Partnership.

    Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of O'Melveny & Myers LLP with respect to the relationship between the Operating Partnership and the Lessees is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Tax Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Charter provides that no stockholder may own, directly or constructively, in excess of 9.8% of the

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Common Stock. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. For taxable years of the Company beginning after December 31, 1997, the Company may operate or manage the property or furnish or render services to the tenants of such property without disqualifying any rents received from such property as "rents from real property," provided that any amounts received or accrued (directly or indirectly) by the Company for any such activities or services do not exceed 1% of all amounts received or accrued (directly or indirectly) by the Company with respect to such property. However, any amounts received or accrued (directly or indirectly) by the Company for any such activities or services will not qualify as "rents from real property," even to the extent such amounts do not exceed the 1% threshold. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) with the exception of one Golf Course derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue (subject to the 1% de minimis rule discussed above for taxable years of the Company beginning after December 31, 1997). With respect to one Golf Course, a portion of the revenues derived under the Participating Lease applicable to such Golf Course (the portion attributable to personal property) will not be considered as "rents from real property." The amount of the anticipated disqualified income under such Participating Lease, however, will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation.

    The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Tax Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

    Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the Company receives interest income with respect to a loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company acquired the loan, the interest income from the loan will be apportioned between the real property and the other property, which appointment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test.

    O'Melveny & Myers LLP is of the opinion that, for federal income tax purposes, the Participating Mortgage will be treated either as a debt obligation that produces qualifying interest income for purposes of both the 75% and the 95% gross income tests, or, alternatively, as a true lease that generates "rents from real property." Investors should be aware that there are no controlling Tax Code sections, Treasury Regulations, published

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rulings or judicial decisions involving loans with terms substantially the same as the Participating Mortgage that discuss whether such an investment constitutes debt for federal income tax purposes. Therefore, the opinion of O'Melveny & Myers LLP is based upon all of the facts and circumstances and upon judicial decisions that are considered to be analogous. Opinions of counsel are not binding upon the Service of any court, and there can be no complete assurance that the Service will not assert successfully a contrary position.

    The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Tax Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent) or (iii) that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee or the Innisbrook Resort Owner defaults on its obligations under a Participating Lease or Participating Mortgage, as applicable, the Company terminates the Lessee's leasehold interest or forecloses on the Innisbrook Resort, and the Company is unable to find a replacement lessee within 90 days of such foreclosure, gross income from the underlying property would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

    The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Tax Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Tax Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

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    The participating interest feature of the Participating Mortgage will cause the Participating Mortgage to have original issue discount ("OID"), which is treated as interest income. See "Annual Distribution Requirements" for a discussion of the effect of OID on the ability of the Company to meet the REIT distribution requirements.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Tax Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

    If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (I.E., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. For any taxable year of the Company beginning after December 31, 1997, the Company may elect to retain and pay taxes on all or a portion of its net long-term capital gains for such year, in which case, the Company's stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. The stockholders would be treated as having paid their proportionate share of the capital gains tax paid by the Company, which amounts would be credited or refunded to the stockholders. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For the Company's taxable years ending after December 31, 1997, the Company may elect to retain and pay taxes on all or a portion of its net long-term capital gains for such year, in which case the Company's stockholders would include in income their proportionate

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
share of such undistributed long-term capital gain and claim a credit for their share of the taxes paid by the Company. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.


    The participating interest feature of the Participating Mortgage will cause the Participating Mortgage to have OID, which will require the Company to accrue, as interest income, the full amount of such OID even though the Company may not be in receipt of a like amount of related cash payments during such year. The inclusion of OID in income without the related cash may make it more likely that the Company will have to borrow to meet the 95% distribution requirement. For the Company's taxable years beginning after December 31, 1997, OID will not be included in taxable income in determining whether the Company has met the 95% distribution requirement, although the Company will still be subject to tax on such income to the extent not distributed.



    In addition, upon the happening of a "Transfer Triggering Event," the Company will have to accrue the Additional Interest Amount without any related cash payment in the year the "Transfer Triggering Event" occurs. The Company will lend the Additional Interest Amount to the Innisbrook Resort Owner and interest will accrue on the Additional Interest Amount but will not be paid until the maturity of the Participating Mortgage. Accordingly, the Company will have additional OID without any related cash payment from that date until the maturity of the Participating Mortgage. If the "Transfer Triggering Event" occurs during the Company's taxable year ending December 31, 1997, the Company may have to borrow additional amounts to meet the 95% distribution requirement. If the "Transfer Triggering Event" occurs after the Company's taxable year ending December 31, 1997, such additional accrued interest will have no effect on the ability of the Company to meet the 95% distribution requirement, although the Company may have to borrow to pay a corporate income tax on such "phantom" income.


    The Company intends to calculate its "REIT taxable income" based upon the conclusion that the Operating Partnership is the owner for federal income tax purposes of all of the Golf Courses other than the Golf Courses that secure the Participating Mortgage. As a result, the Company expects that depreciation deductions with respect to all such Golf Courses will reduce its "REIT taxable income." This conclusion is consistent with the opinion of O'Melveny & Myers LLP as described above, which in turn is based upon representations from the Company as to the expected useful life and future fair market value of each such Golf Course. If the Service were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

PARTNERSHIP ANTI-ABUSE RULE

    The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Tax Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or

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utilized in connection with a transaction (or series of related transactions)
with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

    The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the Company's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. Based on the foregoing, O'Melveny & Myers LLP is of the opinion that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Tax Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (or, for taxable years of the Company beginning after December 31, 1997, net long-term capital gains retained by the Company) that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent

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that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

BACKUP WITHHOLDING

    The Company will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. The Service issued proposed regulations in April 1996 that would alter the technical requirements relating to backup withholding compliance as applied to foreign stockholders. See "-- Taxation of Foreign Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    In Revenue Ruling 66-106, 1966-1 C.B. 151, the Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the Service. However, based upon Revenue Ruling 66-106 and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    In certain circumstances, a pension trust that owns more than 10% of the Company's stock will be required to treat a percentage of the dividends received from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI Percentage rule will apply to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust and
(iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock.

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
TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

    Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Stockholders unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Stockholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT, however. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder otherwise is subject to tax on any gain from the sale or disposition of his shares in the Company (as described below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

    For any year in which the Company qualifies as a REIT, distributions (or for taxable years of the Company beginning after December 31, 1997, net long-term capital gains retained and designated as capital gain dividends by the Company) that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the same capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the

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
Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. However, because the shares of the Company are publicly-traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." In addition, a Non-U.S. Stockholder that owns, actually or constructively, 5% or less of the Company's stock throughout a specified "look back" period will not recognize gain on the sale of his stock taxable under FIRPTA if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

STATE AND LOCAL TAXES

    The Company, any of its subsidiaries, the Operating Partnership or the Company's stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    CLASSIFICATION AS A PARTNERSHIP. The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if
(i) it is not expressly classified as a corporation under Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

    The Operating Partnership will not request a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the Closing of this Offering, O'Melveny & Myers LLP will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation. Currently the Operating Partnership is not expressly classified as, and will not elect to be classified as, a corporation for federal income tax purposes. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of O'Melveny & Myers LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

    Under Section 7704 of the Tax Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the OP Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the Redemption Rights enabling the partners to dispose of their OP Units.

    The Treasury Department recently issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (I.E., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if
(x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

    The Operating Partnership is expected to have less than 100 partners (including persons owning interests through flow-through entities). The Operating Partnership has not issued any OP Units required to be registered under the Securities Act. Thus, the Operating Partnership presently qualifies for the safe harbors provided in the PTP Regulations. If the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" with the meaning of Section 7704(c)(2) of the Tax Code (including interest, dividends, "real property rents" and gains from the disposition of real property (the "90% Passive-Type Income Exception"). Because of the substantial ownership of the Operating Partnership by the Lessees (or their affiliates), the Operating Partnership currently would not be eligible for the 90% Passive-Type Income Exception. Thus, if the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), the Company would be required to place appropriate restrictions on the ability of the Limited Partners to exercise their Redemption Rights as and if deemed necessary to ensure that the Operating Partnership does not constitute a publicly traded partnership. However, there is no assurance that the Operating Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership. The opinion of O'Melveny & Myers LLP as to the classification of the Partnership is based on an assumption that the Operating Partnership will continue to fall within a safe harbor from publicly traded partnership status.

    If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

    The following discussion assumes that the Operating Partnership will be treated as a partnership for federal income tax purposes.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Tax Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Tax Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE GOLF COURSES. Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Golf Courses) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Golf Courses). Consequently, the Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

    In general, the Prior Owners will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Golf Courses) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Prior Owners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets at their agreed values.

    The Treasury Regulations under Section 704(c) of the Tax Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. The Operating Partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the properties initially contributed to it.

    The Operating Partnership has not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to any properties contributed to it in the future.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

    SALE OF THE GOLF COURSES. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Golf Courses for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Golf Courses (and other golf courses) and to make such occasional sales of the Golf Courses, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

                                  UNDERWRITING


    The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc. and Wheat, First Securities, Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                                                    NUMBER OF
UNDERWRITER                                                                           SHARES
----------------------------------------------------------------------------------  ----------
BancAmerica Robertson Stephens....................................................
A.G. Edwards & Sons, Inc..........................................................
Raymond James & Associates, Inc...................................................
Wheat, First Securities, Inc......................................................
                                                                                    ----------
    Total.........................................................................   3,000,000
                                                                                    ----------
                                                                                    ----------



    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the Offering Price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession of not in excess of $   per share, of which $   may be
reallowed to other dealers. After this Offering, the Offering Price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase from the Company. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.


    The Company has agreed with the Representatives for a period of 180 days after the consummation of Offering, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock other than the Company's sales of shares in this Offering, and the Company's issuance of options and stock under the Directors' Plan without the prior written consent of BancAmerica Robertson Stephens. In addition, Mr. Young and each of the officers of the Company have agreed that, for a period of 18 months following the completion of the IPO, they and their affiliates will not, without prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock. At the expiration of such 18-month period, transfers of 50% of any such securities held by such officers and Mr. Young shall continue to be restricted until 30 months following the completion of the IPO. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.



    The Company has received a commitment from a syndicate led by NationsBank, N.A. and Bank of America NT & SA, an affiliate of BancAmerica Robertson Stephens, to amend and restate the Comapany's Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus) and thereby create a short position in the Common Stock in connection with this Offering, then the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                    EXPERTS

    The balance sheet of the Company as of December 31, 1996 and the combined financial statements of Legends Golf and the individual financial statements of Golf Legends, Ltd., Heritage Golf Club, Ltd., Seaside Resorts, Ltd., Legends of Virginia, LC and Northgate Country Club appearing in this Prospectus and Registration Statement for the fiscal years ended December 31, 1996, 1995 and 1994 have been audited by BDO Seidman, LLP, independent auditors, as set forth in their reports appearing elsewhere herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

    The financial statements of Bright's Creek Development, LLC (Prior Owner of The Woodlands) appearing in this Prospectus and Registration Statement as of December 31, 1996 and 1995, and the years ended December 31, 1996 and 1995, and the period from inception (May 17, 1994) through December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

    The financial statements of Olde Atlanta Golf Club Limited Partnership and Eagle Watch Golf Club Limited Partnership appearing in this Prospectus and Registration Statement for the fiscal years ended December 31, 1996, 1995 and 1994 have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their reports appearing elsewhere herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

    The financial statements of Golf Host Resorts, Inc. (the Innisbrook Resort Owner) appearing in this Prospectus and Registration Statement for the years ended December 31, 1996, 1995 and 1994 have been audited by Arthur Andersen, LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Melveny & Myers LLP, San Francisco, California, and certain legal matters will be passed upon for the Underwriters by Hunton & Williams. O'Melveny & Myers LLP and Hunton & Williams will rely as to certain matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of O'Melveny & Myers LLP.


                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-11 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at CitiCorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.


    The Company is required to file reports and other information with the Commission pursuant to the Exchange Act, in addition to any other legal or American Stock Exchange requirements. The Company furnishes to its stockholders annual reports containing audited financial statements examined by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company intends to initially include in such reports annual audited and quarterly unaudited financial statements for the Legends Lessees.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "ADA" means the Americans with Disabilities Act of 1990, as amended.


    "ADDITIONAL INTEREST AMOUNT" means the additional interest of $19 million that will accrue upon a Transfer Triggering Event.



    "ADVISORY ASSOCIATION" means the association of Lessees, established to facilitate the cross-marketing of the Golf Courses and to promote awareness of the Golf Courses.



    "AMEX" means the American Stock Exchange.



    "ANTI-ABUSE RULE" means the regulation that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate.


    "AUDIT COMMITTEE" means the committee established by the Board of Directors to make recommendations concerning the Company's accounting practices, including the engagement and review of independent public accountants.


    "AWARDS" means awards under the Stock Incentive Plans which may take the form of stock options, SARs, restricted stock awards, performance share awards and/or stock bonuses.



    "BASE INTEREST" means 9.63% on the first $69.975 million of the Participating Mortgage and 9.75% on any funds lent in excess of $69.975 million.


    "BASE RENT" means the fixed base rent payable under the Participating
Leases.

    "BASE RENT ESCALATOR" means the lesser of (i) 3% or (ii) 200% of the change in the CPI for the prior year.


    "BENEFICIARY" means the beneficiary of the Share Trust.


    "BOARD OF DIRECTORS" means the board of directors of the Company.

    "BOOK-TAX DIFFERENCES" means the difference between the fair market value of property contributed to a partnership and the adjusted tax basis of such property at the time of contribution.

    "BUILT-IN GAIN" means the difference between the fair market value and the adjusted basis of a Built-in Gain Asset as determined by the Operating Partnership in consultation with the REIT and with the advice of counsel.

    "BUILT-IN GAIN ASSET" means an asset acquired by the Company in certain transactions from a corporation which is or has been a C corporation.

    "BUSINESS COMBINATIONS" means any business combination as defined in the Charter.

    "BYLAWS" means the bylaws of the Company, as amended.

    "CAPITAL REPLACEMENT FUND" means the fund established by the Company in amounts ranging from 2% to 5% of Gross Golf Revenue at each Golf Course, to fund capital expenditures.

    "CASH AVAILABLE FOR DISTRIBUTION" means net income (loss) computed in accordance with generally accepted accounting principles of the Company plus depreciation and amortization and minority interest minus capital expenditures and principal payments on indebtedness.

    "CHARTER" means the Articles of Incorporation of the Company.


    "CLOSING PRICE" generally means the last sale price or the average of the closing bid and asked prices.


    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means common stock, par value $.01 per share, of the Company.

    "COMPANY" means Golf Trust of America, Inc., a Maryland corporation, together with its wholly-owned subsidiaries, GTA GP and GTA LP, and the Operating Partnership, in which GTA GP is the sole general partner.

    "COMPENSATION COMMITTEE" means the committee established by the Board of Directors to determine compensation for the Company's executive officers.



    "CONTROL SHARES" means Voting Stock which entitles its owner to exercise up to a majority of voting power.


    "COVERAGE RATIO" means the ratio of an Lessee's net operating income to such Lessee's Lease Payment or, in the case of the Participating Mortgage, the ratio of the borrower's net operating income to the Mortgage Payment.

    "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982-84 = 100).

    "DAILY FEE" means those Golf Courses that are open to the public and generate revenues principally through green fees, golf cart rentals, merchandise sales, driving range charges, and food and beverage operations.

    "DIRECTORS' PLAN" means the Company's Non-Employee Directors' Plan.

    "DISQUALIFIED PERSONS" means persons who have specified relationships with Plans.


    "EAGLE WATCH" means Eagle Watch Golf Club.


    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXPANSION FACILITIES" means the planned expansion of the Northgate Country Club course (nine additional holes), and the planned new clubhouse to be constructed at The Woodlands.

    "EXTENDED TERMS" means the up to six consecutive five-year extension terms after the Fixed Term of each Participating Lease, by which each Lessee may elect to extend the term of each Participating Lease, subject to earlier termination upon the occurrence of certain contingencies described in each Participating Lease.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "FIXED TERM" means the initial 10 year term of each Participating Lease.

    "FORMATION TRANSACTIONS" means the series of transactions described in "The Formation Transactions" in this Prospectus.

    "FUNDS FROM OPERATIONS" means income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs).


    "GAAP" means generally accepted accounting principles.


    "GTA" means Golf Trust of America, Inc.

    "GTA GP" means GTA GP, Inc., a wholly-owned subsidiary of the Company.

    "GTA LP" means GTA LP, Inc., a wholly-owned subsidiary of the Company.


    "GOLF COURSES" means the 19 golf courses in which the Company currently holds or for which the Company has an agreement to acquire a participating interest.



    "GRANITE GOLF" means Granite Golf Group, Inc. and its affiliates.



    "GROSS GOLF REVENUE" means all revenues received from or by reason of a Golf Course including revenues from memberships, initiation fees, dues, greens fees, range fees and income, fees to reserve tee times, golf related guest fees, golf cart rental and surcharges, fees and other charges paid to sponsors of any golf tournament; provided, however, that Gross Golf Revenue does not include revenue relating to food and beverage operations, golf professional shops, parking, fitness centers, tennis facilities, locker rentals, bag storage, video games, vending machines, fees paid by the providers of golf lessons, certain uncollectible amounts relating to sales or excise taxes, uncollectible debts (i.e., checks and charges), interest paid by customers for the extension of credit and certain other revenues relating to marketing programs, refunds and employees.

    "INDEPENDENT DIRECTORS" means the directors who are unaffiliated with the Prior Owners and the Lessees and are not officers or employees of the Company.


    "INITIAL COURSES" means the first 10 Golf Courses acquired by the Company.



    "INNISBROOK RESORT OWNER" means Golf Host Resorts, Inc., the owner of the Innisbrook Resort.



    "INTERESTED STOCKHOLDER" means according to the MCGL, any person who owns, directly or indirectly, 10% or more of the voting power of the Corporation's shares of capital stock.



    "IPO" means the Company's initial public offering in February, 1997.


    "LESSEE IMPROVEMENTS" means alteration, additions, changes and/or improvements made by each Lessee at its sole cost and expense, with the Company's prior written consent.


    "LESSEES" means the multiple independent third party lessees which lease the Golf Courses owned by the Company.



    "LEASE PAYMENTS" means the rent payable to the Company under the Participating Leases, consisting of the Base Rent plus any Participating Rent.


    "LEASED PROPERTY" means the Company's interest in each Golf Course, including land, buildings and improvements, related easements and rights, and fixtures.

    "LEGENDS LESSEES" means the four Lessees which are affiliates of The Legends Group and which lease the seven Golf Courses contributed by The Legends Group.


    "LEGENDS GROUP" means Legends Group Ltd., headquartered in Myrtle Beach, South Carolina and its affiliates and predecessors which are in the business of owning and operating golf courses.


    "LEGENDS RESORT COURSES" means the three Legends Group Golf Courses in Myrtle Beach--Heathland, Moorland and Parkland--which share a common clubhouse, driving range, golf carts, and other facilities.

    "LESSEE PERFORMANCE OPTION" means the one-time right of each lessee or its affiliate to elect to receive additional OP Units or Common Stock in exchange for an increase in Base Rent as described in "The Company--Internal Growth."

    "LIMITED PARTNERS" means the limited partners of the Operating Partnership, initially GTA LP, the Prior Owners and certain officers of the Company.

    "LINE OF CREDIT" means the $100 million line of credit from NationsBank, N.A. and three other lenders.


    "LOST OAKS" means the Lost Oaks Golf Course, formerly known as Tarpon Woods Golf & Country Club.



    "MARKET PRICE" means the average of the Closing Price for the five consecutive Trading Days ending on such date.



    "MCGL" means the Maryland General Corporation Law



    "MORTGAGE PAYMENT" means the Participating Interest together with the Base Interest.



    "NAREIT" means National Association of Real Estate Investment Trusts, Inc.


    "NEW INCENTIVE PLAN" means the Company's 1997 Stock-Based Incentive Plan.

    "NGF" means the National Golf Foundation, an industry trade association.

    "NON-U.S. STOCKHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "OFFERING" means the offering of shares of Common Stock of the Company, pursuant to this Prospectus.


    "OFFERING PRICE" means, for purposes of calculations included in this Prospectus, an assumed price of $27.00 per share.



    "OID" means original issue discount.



    "OLDE ATLANTA" means Olde Atlanta Golf Course.

    "OP UNITS" means units of limited partnership interest in the Operating Partnership held by the Limited Partners other than GTA LP.

    "OPERATING PARTNERSHIP" means Golf Trust of America, L.P., a Delaware limited partnership in which GTA GP, a wholly-owned subsidiary of Golf Trust of America, Inc., is the sole general partner.

    "OPTION AGREEMENT" means the Option to Purchase and Right of First Refusal Agreement between the Company and The Legends Group, pursuant to which the Company will have an option and right of first refusal to purchase any golf courses currently owned or subsequently acquired or developed in the future by The Legends Group or its affiliates.


    "OPTION SHARES" means the Innisbrook Resort Owner's option to purchase up to 150,000 shares of Common Stock at a price of $26.00 per share.


    "ORIGINAL INCENTIVE PLAN" means the Company's 1997 Stock Incentive Plan.

    "OWNERSHIP LIMIT" means the direct or constructive ownership by any stockholder or group of affiliated stockholders of more than 9.8% of the outstanding Common Stock.

    "OWNERSHIP LIMIT PROVISION" means the provision of the Charter that prohibits the direct or constructive ownership by any stockholder or group of affiliated stockholders of more than 9.8% of the outstanding Common Stock.


    "PARTICIPATING INTEREST" means a participating interest feature of the Participating Mortgage loan based upon the growth in Gross Golf Revenues and other revenues at the Innisbrook Resort over a 1996 base year.


    "PARTICIPATING LEASES" means the leases between the Operating Partnership, as lessor, and the Lessees, as lessees.


    "PARTICIPATING MORTGAGE" means a $78.975 million participating mortgage made to Golf Host Resorts, Inc.



    "PARTICIPATING MORTGAGE COVERAGE RATIO" means the ratio of the borrower's net operating income to the Mortgage Payment.


    "PARTICIPATING RENT" means the additional rent due annually to the Company under the Participating Leases, in addition to Base Rent, in the amount of 33.33% of any increase in Gross Golf Revenue over Gross Golf Revenue in 1996, as adjusted.

    "PARTNERSHIP AGREEMENT" means the agreement of limited partnership of the Operating Partnership.

    "PARTNERSHIP PROVISIONS" means the provisions of the Tax Code relating to partnerships.


    "PENDING ACQUISITION" means the Golf Course (Club of the Country) that the Company is under contract to acquire.



    "PERFORMANCE ADVANCE" means the Innisbrook Resort Owner's one-time right to require the Company to advance an additional amount under the Participating Mortgage.



    "PERFORMANCE OPTION" means an incentive-based performance structure.



    "PLANS" means the Company's three stock based incentive plans.


    "PREFERRED STOCK" means preferred stock, par value $.01 per share, of the Company.

    "PRIOR OWNERS" means the owners of the Golf Courses prior to the Formation Transactions who will contribute their interests in the Golf Courses to the Company and who will be Limited Partners of the Operating Partnership.


    "PROHIBITED OWNER" means the record holder of the Common or Preferred Stock that are designated Shares-In-Trust.



    "PTP REGULATIONS" means regulations governing the classification of partnerships under Section 7704 of the Tax Code.



    "RAINTREE" means Raintree Country Club.

    "REDEMPTION RIGHTS" means those rights granted to the Limited Partners (other than GTA LP), pursuant to the Partnership Agreement, enabling them to cause the Operating Partnership to redeem each OP Unit for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis, subject to the Ownership Limit.

    "REIT" means real estate investment trust as defined in Section 856 of the Tax Code.

    "RELATED PARTY TENANT" under the Tax Code means with respect to the Company a tenant of which the Company, or an owner of 10% or more of the Company, directly or constructively owns a 10% or greater ownership interest.

    "RESORT COURSES" means Daily Fee courses that attract a significant percentage of players from outside the immediate area in which the course is located, generating significant revenue through golf packages.

    "RULE 144" means Rule 144 promulgated under the Securities Act.


    "SARS" means stock appreciation rights.


    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SERVICE" means the Internal Revenue Service.

    "SHARES-IN-TRUST" means the separate class of stock into which shares of Common Stock directly or constructively owned by an individual in excess of the Ownership Limit will be automatically exchanged.


    "STARWOOD" means Starwood Capital Group, LLC and its affiliates.


    "STOCK INCENTIVE PLANS" means the Original Incentive Plan and the New Incentive Plan.


    "SUBSEQUENT ACQUISITIONS" means the Golf Courses acquired subsequent to the IPO.



    "TAX CODE" means Internal Revenue Code of 1986, as amended.



    "TIBURON" means Tiburon Golf Club.



    "TRADING DAY" generally means a day on which the principal national securities exchanges on which the Company stock is traded are open.



    "TRANSFER TRIGGERING EVENT" means any event that directly or indirectly results in the transfer of 5% of the equity interest in the Innisbrook Resort Owner to a third party during the term of the Participating Mortgage, whether voluntary or involuntary.


    "TREASURY REGULATIONS" means the income tax regulations that have been promulgated under the Tax Code.


    "TROON GOLF" means Troon Management Company LLC.


    "UBTI" means "unrelated business taxable income" as defined in Section 512(a) of the Tax Code.


    "UBTI PERCENTAGE" generally means the percentage of dividends received from the Company as UBTI if a pension fund owns more than 10% of the Company's stock.



    "VOTING STOCK" means stock which entitles its owner to vote generally in the election of directors.



    "WESTIN" means Westin Resorts & Hotels Company.



    "WESTIN GUARANTY" means Westin's agreement to pay up to $2.5 million per year to the Innisbrook Resort Owner to supplement results of operations with respect to the operations of the Innisbrook Resort for a period of up to five years.



    "WOODLANDS" means the Woodlands Golf Course.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
GOLF TRUST OF AMERICA, INC.

  Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31,
    1996..................................................................................................        F-5

  Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Six Months Ended June 30,
    1997..................................................................................................        F-6

  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations............................        F-7

  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997............................        F-8

  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.......................................        F-9

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-10

  Consolidated Balance Sheet as of December 31, 1996 and June 30, 1997....................................       F-11

  Consolidated Statement of Income -- Period from February 12 to June 30, 1997............................       F-12

  Consolidated Statement of Cash Flows -- Period from February 12 to June 30, 1997........................       F-13

  Notes to Consolidated Financial Statements..............................................................       F-14

GOLF COURSES AND LEGENDS GROUP

  Legends Golf Pro Forma Condensed Combined Statements of Operations -- Year Ended December 31, 1996 and
    Six Months Ended June 30, 1997........................................................................       F-23

  Golf Legends Pro Forma Condensed Combined Statements of Operations -- Year Ended December 31, 1996 and
    Six Months Ended June 30, 1997........................................................................       F-24

  Heritage Golf Club Pro Forma Condensed Combined Statements of Operations -- Year Ended December 31, 1996
    and Six Months Ended June 30, 1997....................................................................       F-25

  Seaside Resorts Pro Forma Condensed Combined Statements of Operations -- Year Ended December 31, 1996
    and Six Months Ended June 30, 1997....................................................................       F-26

  Legends of Virginia Pro Forma Condensed Combined Statements of Operations -- Year Ended December 31,
    1996 and Six Months Ended June 30, 1997...............................................................       F-27

  Notes to Pro Forma Condensed Financial Statements.......................................................       F-28

LEGENDS GOLF, LTD. COMBINED FINANCIAL STATEMENTS

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-30

  Combined Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997.................................       F-31

  Combined Statements of Income -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June
    30, 1996 and 1997.....................................................................................       F-32

  Combined Statements of Owners' Equity -- Years Ended December 31, 1994, 1995, and 1996 and Six Months
    Ended June 30, 1997...................................................................................       F-33

  Combined Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended
    June 30, 1996 and 1997................................................................................       F-34

  Notes to Combined Financial Statements..................................................................       F-35

                                                                                                              PAGE
                                                                                                            ---------
GOLF LEGENDS, LTD.

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-43

  Combined Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997.................................       F-44

  Combined Statements of Income and Retained Earnings -- Years Ended December 31, 1994, 1995, and 1996 and
    Six Months Ended June 30, 1996 and 1997...............................................................       F-45

  Combined Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended
    June 30, 1996 and 1997................................................................................       F-46

  Summary of Significant Accounting Policies..............................................................       F-47

  Notes to Combined Financial Statements..................................................................       F-49

HERITAGE GOLF CLUB, LTD.

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-55

  Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997..........................................       F-56

  Statements of Income and Retained Earnings -- Years Ended December 31, 1994, 1995, and 1996 and Six
    Months Ended June 30, 1996 and 1997...................................................................       F-57

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 and 1997.........................................................................................       F-58

  Summary of Significant Accounting Policies..............................................................       F-59

  Notes to Financial Statements...........................................................................       F-61

SEASIDE RESORTS, LTD.

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-66

  Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997..........................................       F-67

  Statements of Income and Retained Earnings -- Years Ended December 31, 1994, 1995, and 1996 and Six
    Months Ended June 30, 1996 and 1997...................................................................       F-68

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 and 1997.........................................................................................       F-69

  Summary of Significant Accounting Policies..............................................................       F-70

  Notes to Financial Statements...........................................................................       F-72

LEGENDS OF VIRGINIA, LC

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-77

  Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997..........................................       F-78

  Statements of Operations and Members' Accumulated Deficit -- Years Ended December 31, 1994, 1995, and
    1996 and Six Months Ended June 30, 1996 and 1997......................................................       F-79

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 and 1997.........................................................................................       F-80

  Summary of Significant Accounting Policies..............................................................       F-81

                                                                                                              PAGE
                                                                                                            ---------
  Notes to Financial Statements...........................................................................       F-83

NORTHGATE COUNTRY CLUB

  Report of Independent Public Accountants -- BDO Seidman, LLP............................................       F-88

  Consolidated Balance Sheets -- December 20, 1994, 1995 and 1996 and February 12, 1997...................       F-89

  Consolidated Statements of Operations and Partners' Equity -- Years Ended December 20, 1994, 1995, and
    1996 and Six Months Ended June 30, 1996 and Period from December 21, 1996 through February 12, 1997...       F-90

  Statements of Cash Flows -- Years Ended December 20, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 and Period from December 21, 1996 through February 12, 1997......................................       F-91

  Notes to Combined Financial Statements..................................................................       F-92

BRIGHT'S CREEK DEVELOPMENT, LLC

  Report of Independent Public Accountants -- Coopers & Lybrand L.L.P.....................................       F-96

  Balance Sheets -- December 31, 1995 and 1996 and February 12, 1997......................................       F-97

  Statements of Operations -- Period from Inception (May 17, 1994) through December 31, 1994 and Years
    Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1996 and the Period from January 1 1997
    to February 11, 1997..................................................................................       F-98

  Statements of Members' Deficit -- Period May 17, 1994 through February 11, 1997.........................       F-99

  Statements of Cash Flows -- Period from Inception (May 17, 1994) through December 31, 1994 and Years
    Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1996 and the Period from January 1 1997
    to February 11, 1997..................................................................................      F-100

  Notes to Financial Statements...........................................................................      F-101

OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

  Report of Independent Public Accountants -- Crowe, Chizek and Company LLP...............................      F-104

  Balance Sheets -- December 31, 1995 and 1996 and February 12, 1997 (Unaudited)..........................      F-105

  Statements of Income (Loss) -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June
    30, 1996 (Unaudited) and the Period from January 1 1997 to February 12, 1997 (Unaudited)..............      F-106

  Statements of Changes in Partners' Capital -- Years ended December 31, 1994, 1995 and 1996 and the
    Period from January 1, 1997 to February 12, 1997 (Unaudited)..........................................      F-107

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 (Unaudited) and Period from January 1, 1997 to February 12, 1997 (Unaudited).....................      F-108

  Notes to Financial Statements...........................................................................      F-109

EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

  Report of Independent Public Accountants -- Crowe, Chizek and Company LLP...............................      F-112

  Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997 (Unaudited)..............................      F-113

                                                                                                              PAGE
                                                                                                            ---------
  Statements of Operations -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 (Unaudited) and 1997 (Unaudited).................................................................      F-114

  Statements of Changes in Partners' Capital -- Years Ended December 31, 1994, 1995 and 1996 and the
    Period from January 1, 1997 to June 30, 1997 (Unaudited)..............................................      F-115

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996 and Six Months Ended June 30,
    1996 (Unaudited) and 1997 (Unaudited).................................................................      F-116

  Notes to Financial Statements...........................................................................      F-117

GOLF HOSTS RESORTS, INC.

  Report of Independent Public Accountants -- Arthur Andersen, LLP........................................      F-120

  Balance Sheets -- December 31, 1995 and 1996 and June 30, 1997..........................................      F-121

  Statements of Income -- Years Ended December 31, 1994, 1995, and 1996...................................      F-122

  Statements of Income -- Six Months Ended June 30, 1996 and 174 Day Period Ended June 23, 1997 and 7-Day
    Period Ended June 30, 1997............................................................................      F-123

  Statements of Shareholders' Investment -- Years ended December 31, 1995 and 1996 and Six Months Ended
    June 30, 1997.........................................................................................      F-124

  Statements of Cash Flows -- Years Ended December 31, 1994, 1995, and 1996...............................      F-125

  Statements of Cash Flows -- Six Months Ended June 30, 1996 and 174 Day Period Ended June 23, 1997 and
    7-Day Period Ended June 30, 1997......................................................................      F-126

  Notes to Financial Statements...........................................................................      F-127

The following financial statements supplementary dates of the Company required to be included in Item 14(a)(2) is listed below:

Schedule III--Real Estate and Accumulated Depreciation....................................................

Schedule IV--Mortgage Loans on Real Estate................................................................

All other schedules are omitted because they are not applicable or not required.

                          GOLF TRUST OF AMERICA, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The Company's unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 1996, and the six months ended June 30, 1997, are presented as if the completion of the Formation Transactions, Subsequent Acquisitions, Offering and the Pending Acquisition had occurred as of January 1, 1996, and carried forward through each period presented. The Company was formed in November 1996 and has no operating history prior to the Formation Transactions on February 12, 1997. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions, Subsequent Acquisitions, Offering and the Pending Acquisition have been made.



    The following unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such Formation Transactions, Subsequent Acquisitions, Offering and the Pending Acquisition had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods.


                                                                         ACQUISITIONS          SUBSEQUENT ACQUISITIONS
                                                                            THROUGH     -------------------------------------
                                                           HISTORICAL    JUNE 30, 1997    TIBURON     RAINTREE    EAGLE WATCH
                                                          -------------  -------------  -----------  -----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1996
  Leases................................................    $  --          $  13,141     $     682    $     520    $     703
  Mortgage..............................................       --              8,067        --           --           --
                                                                  ---    -------------         ---          ---          ---
  Participating revenue (A).............................       --             21,208           682          520          703
                                                                  ---    -------------         ---          ---          ---
  Depreciation and amortization (B).....................       --              3,671           422          437          397
  General and administrative (C)........................       --              2,097        --           --           --
  Interest expense (D)..................................       --                368        --           --           --
                                                                  ---    -------------         ---          ---          ---
  Total expenses........................................       --              6,136           422          437          397
                                                                  ---    -------------         ---          ---          ---
  Income before minority interest.......................       --             15,072     $     260    $      83    $     306
                                                                                               ---          ---          ---
                                                                                               ---          ---          ---
  Minority interest (E).................................       --              7,783
                                                                  ---    -------------
  Net income applicable to common shareholders..........    $  --          $   7,289
                                                                  ---    -------------
                                                                  ---    -------------
  Net income per share of common stock..................
  Weighted average shares of common stock outstanding...

                                                                                    PENDING
                                                                                  ACQUISITION
                                                                                ---------------
                                                                                    CLUB OF
                                                          LOST OAKS  SUBTOTAL     THE COUNTRY     PRO FORMA
                                                          ---------  ---------  ---------------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1996
  Leases................................................  $     573  $  15,619     $     330      $  15,949
  Mortgage..............................................     --          8,067        --              8,067
                                                                ---  ---------           ---     -----------
  Participating revenue (A).............................        573     23,686           330         24,016
                                                                ---  ---------           ---     -----------
  Depreciation and amortization (B).....................        263      5,190           127          5,317
  General and administrative (C)........................     --          2,097        --              2,097
  Interest expense (D)..................................     --            368        --                368
                                                                ---  ---------           ---     -----------
  Total expenses........................................        263      7,655           127          7,782
                                                                ---  ---------           ---     -----------
  Income before minority interest.......................  $     310     16,031     $     203         16,234
                                                                ---  ---------           ---
                                                                ---  ---------           ---
  Minority interest (E).................................                 6,011                        6,104
                                                                     ---------                   -----------
  Net income applicable to common shareholders..........             $  10,020                    $  10,130
                                                                     ---------                   -----------
                                                                     ---------                   -----------
  Net income per share of common stock..................                                          $    1.42
                                                                                                 -----------
                                                                                                 -----------
  Weighted average shares of common stock outstanding...                                              7,161
                                                                                                 -----------
                                                                                                 -----------


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          GOLF TRUST OF AMERICA, INC.


         PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A)
                                  (UNAUDITED)


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ACQUISITIONS          SUBSEQUENT ACQUISITIONS
                                                                            THROUGH     -------------------------------------
                                                           HISTORICAL    JUNE 30, 1997    TIBURON     RAINTREE    EAGLE WATCH
                                                          -------------  -------------  -----------  -----------  -----------
FOR THE SIX MONTHS ENDED JUNE 30, 1997
  Leases................................................    $  --          $   7,603     $     341    $     260    $     351
  Mortgage..............................................       --              4,034        --           --           --
                                                                  ---    -------------         ---          ---          ---
  Participating revenue (B).............................       --             11,637           341          260          351
                                                                  ---    -------------         ---          ---          ---
  Depreciation and amortization (C).....................       --              2,126           211          219          198
  General and administrative (D)........................       --              1,300        --           --           --
  Interest expense (E)..................................       --                184        --           --           --
                                                                  ---    -------------         ---          ---          ---
  Total expenses........................................       --              3,610           211          219          198
                                                                  ---    -------------         ---          ---          ---
  Income before minority interest.......................       --              8,027     $     130    $      41    $     153
                                                                                               ---          ---          ---
                                                                                               ---          ---          ---
  Minority interest (F).................................       --              3,852
                                                                  ---    -------------
  Net income applicable to common shareholders..........    $  --          $   4,175
                                                                  ---    -------------
                                                                  ---    -------------
  Net income per share of common stock..................
  Weighted average shares of common stock outstanding...

                                                                                    PENDING
                                                                                  ACQUISITION
                                                                                ---------------
                                                                                    CLUB OF
                                                          LOST OAKS  SUBTOTAL     THE COUNTRY     PRO FORMA
                                                          ---------  ---------  ---------------  -----------
FOR THE SIX MONTHS ENDED JUNE 30, 1997
  Leases................................................  $     313  $   8,868     $     165      $   9,033
  Mortgage..............................................     --          4,034        --              4,034
                                                                ---  ---------           ---     -----------
  Participating revenue (B).............................        313     12,902           165         13,067
                                                                ---  ---------           ---     -----------
  Depreciation and amortization (C).....................        132      2,886            64          2,950
  General and administrative (D)........................     --          1,300        --              1,300
  Interest expense (E)..................................     --            184        --                184
                                                                ---  ---------           ---     -----------
  Total expenses........................................        132      4,370            64          4,434
                                                                ---  ---------           ---     -----------
  Income before minority interest.......................  $     181      8,532     $     101          8,633
                                                                ---                      ---
                                                                ---                      ---
  Minority interest (F).................................                 3,345                        3,384
                                                                     ---------                   -----------
  Net income applicable to common shareholders..........             $   5,187                    $   5,249
                                                                     ---------                   -----------
                                                                     ---------                   -----------
  Net income per share of common stock..................                                          $    0.73
                                                                                                 -----------
                                                                                                 -----------
  Weighted average shares of common stock outstanding...                                              7,161
                                                                                                 -----------
                                                                                                 -----------


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          GOLF TRUST OF AMERICA, INC.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


(A) The Company, as sole general partner of the Operating Partnership, will have, subject to certain protective rights of the Limited Partners, full, exclusive and complete responsibility and discretion in the management and unilateral control of the Operating Partnership. Such responsibilities permit the Company to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of golf course operators and to cause changes in the Operating Partnership's line of business and distribution policies. Further, the Company may not be replaced as general partner by the Limited Partners, except in certain limited circumstances. Accordingly, for accounting purposes, the Company is considered to control the Operating Partnership and the accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations consolidates the accounts of the Company and the Operating Partnership.



(B) Represents payments of Base Rent from the Lessees to the Company calculated on a pro forma basis as if the beginning of the period presented was the beginning of a lease year, except for Legends of Virginia, the Initial Lessee of Stonehouse Golf Club and Royal New Kent, which courses opened in June 1996 and August 1996, respectively. Pro forma Participating Lease revenue payable by Legends of Virginia reflects only the periods during which such Golf Courses were actually operating. If Stonehouse and Royal New Kent had been operating during the entire year presented, Participating Lease revenue would have been $1,847 higher for the year ended December 31, 1996, for a total of $17,856.



    The Company has abated the Capital Replacement Fund portion of the initial year rent for Lost Oaks. If this portion of the rent had not been abated, Participating Lease revenue would have been $52 higher.



(C) Represents depreciation on buildings, improvements, and furniture and equipment and amortization. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 30 years for buildings, 15 years for improvements and 3 to 10 years for furniture and equipment. If Stonehouse and Royal New Kent had been operating during the entire period presented, depreciation expense would have been $580 higher for the year ended December 31, 1996, for a total of $5,897.



(D) Represents legal, audit, office costs, salaries and other general and administrative expenses to be paid by the Company as follows:



                                                                                         SIX
                                                                                       MONTHS
                                                                       YEAR ENDED       ENDED
                                                                      DECEMBER 31,    JUNE 30,
                                                                          1996          1997
                                                                      -------------  -----------
Operations..........................................................    $     895     $     614
Acquisitions........................................................          273           192
Accounting..........................................................          458           346
Shareholder services................................................          387           133
Other...............................................................           84            15
                                                                      -------------  -----------
                                                                        $   2,097     $   1,300
                                                                      -------------  -----------
                                                                      -------------  -----------


    Salaries and benefits for executive officers are based upon agreements with the respective officers. Other amounts are based upon management's estimates of expenses to be incurred given the Company's estimated level of operations and related administrative requirements.


(E) Reflects interest expense at 8.5% per annum to be paid on the initial borrowing of $4,325 and loan costs amortized as interest expense. Loan costs, aggregating $72, include estimated fees and legal costs of obtaining the Company's initial borrowing and are amortized over the expected two year term of the initial borrowing.



(F) Calculated as approximately 37.6% and 39.2% of the Operating Partnership's net income for the year ended December 31, 1996, and June 30, 1997, respectively based on the weighted average of OP Units outstanding.

                          GOLF TRUST OF AMERICA, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                 (IN THOUSANDS)


    The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Subsequent Acquisitions, Pending Acquisition, and the application of the net proceeds of the Offering had occurred on June 30, 1997. This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the Company's actual financial position would have been assuming formation such transactions had been completed as of June 30, 1997, nor does it purport to represent the future financial position of the Company.


                                                                                 SUBSEQUENT ACQUISITIONS
                                                         HISTORICAL   ----------------------------------------------
                                                          JUNE 30,                                EAGLE      LOST         (B)
                                                            1997        TIBURON     RAINTREE      WATCH      OAKS      OFFERING
                                                         -----------  -----------  -----------  ---------  ---------  -----------

ASSETS

  Properties, net (A)..................................   $  45,805    $   4,256    $   2,550   $   4,483  $   3,608   $  --
  Land (A).............................................      15,919        1,744        2,000       1,917      2,267      --
  Mortgage notes receivable............................      61,680       --               --      --         --          --
  Cash (A).............................................       2,271       --               --                             19,025
  Accounts receivable..................................       1,451       --                       --         --          --
  Other assets.........................................       1,495       --           --          --         --          --
                                                         -----------  -----------  -----------  ---------  ---------  -----------
    Total assets.......................................   $ 128,621    $   6,000    $   4,550   $   6,400  $   5,875   $  19,025
                                                         -----------  -----------  -----------  ---------  ---------  -----------
                                                         -----------  -----------  -----------  ---------  ---------  -----------

LIABILITIES AND EQUITY

  Notes payable (A)....................................   $  43,900        5,400        1,147   $  (4,523) $  (5,875)  $ (56,520)
  Accounts payable and accrued expenses................         873       --           --          --         --          --
  Minority interest (A)................................      43,487       --            3,403       1,877     --          --
  Common stock (A).....................................          41            1       --          --         --              30
  Additional paid-in capital (A).......................      42,429          599       --          --         --          75,515
  Note receivable from stock sale......................      (3,298)      --           --          --         --          --
  Retained earnings....................................       1,189       --           --          --         --          --
                                                         -----------  -----------  -----------  ---------  ---------  -----------
    Total liabilities and equity.......................   $ 128,621    $   6,000    $   4,550   $   6,400  $   5,875   $  19,025
                                                         -----------  -----------  -----------  ---------  ---------  -----------
                                                         -----------  -----------  -----------  ---------  ---------  -----------

                                                                        PENDING
                                                                      ACQUISITION
                                                          PRO FORMA   -----------
                                                            AFTER     CLUB OF THE      (B)
                                                          OFFERING      COUNTRY    CONSOLIDATED
                                                         -----------  -----------  ------------
ASSETS
  Properties, net (A)..................................   $  60,702    $     870    $   61,572
  Land (A).............................................      23,847        2,180        26,027
  Mortgage notes receivable............................      61,680       --            61,680
  Cash (A).............................................      21,296       (2,550)       18,746
  Accounts receivable..................................       1,451       --             1,451
  Other assets.........................................       1,495       --             1,495
                                                         -----------  -----------  ------------
    Total assets.......................................   $ 170,471    $     500    $  170,971
                                                         -----------  -----------  ------------
                                                         -----------  -----------  ------------
LIABILITIES AND EQUITY
  Notes payable (A)....................................   $   4,325    $  --        $    4,325
  Accounts payable and accrued expenses................         873       --               873
  Minority interest (A)................................      48,767          500        49,267
  Common stock (A).....................................          72       --                72
  Additional paid-in capital (A).......................     118,543       --           118,543
  Note receivable from stock sale......................      (3,298)      --            (3,298)
  Retained earnings....................................       1,189       --             1,189
                                                         -----------  -----------  ------------
    Total liabilities and equity.......................   $ 170,471    $     500    $  170,971
                                                         -----------  -----------  ------------
                                                         -----------  -----------  ------------


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          GOLF TRUST OF AMERICA, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                 (IN THOUSANDS)


(A) Reflects the acquisition of property and equipment from Tiburon, Raintree, Lost Oaks, Club of the Country, and Eagle Watch, which includes, but is not limited to, the Golf Courses and related land, buildings, improvements, fixed assets and equipment (except golf carts) as follows:



Cash and assumption of debt........................................  $  19,495
Issuance of 231,635 OP Units and shares of Common Stock............      6,380
                                                                     ---------
Consideration paid for acquired Golf Courses and land..............  $  25,875
                                                                     ---------
                                                                     ---------


    The increase in basis has been allocated to the assets of the Other Acquired Golf Courses as summarized below. The allocation is preliminary and is based upon management's best estimate of the fair value of the assets acquired.


                                                                                              ACQUIRED
                                                                                     GOLF       GOLF
                                                                                     TRUST     COURSES   PRO FORMA
                                                                                   ---------  ---------  ---------
Land.............................................................................  $  15,919  $  10,108  $  26,027
Golf course improvements.........................................................     43,964      5,259     49,223
Buildings........................................................................      8,659      4,890     13,549
Furniture and equipment..........................................................      5,159      5,618     10,777
                                                                                   ---------  ---------  ---------
Total properties.................................................................     73,701     25,875     99,576
Accumulated depreciation.........................................................     11,977     --         11,977
                                                                                   ---------  ---------  ---------
Total property, net                                                                $  61,724  $  25,875  $  87,599
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------


(B) Reflects the following proposed transaction


Gross proceeds from sale of 3,000,000 shares of Common Stock of underwriting discount assuming $27.00 per share price............  $  76,545
Expenses of the offering..........................................     (1,000)
Repayment of line-of-credit.......................................    (56,520)
                                                                    ---------
                                                                       19,025
Pending acquisition...............................................      3,050
                                                                    ---------
                                                                    $  15,975
                                                                    ---------
                                                                    ---------

                  REPORT OF INDEPENDENT CERTIFIED ACCOUNTANTS

To the Board of Directors and
Shareholders of Golf Trust of America, Inc.


    We have audited the accompanying balance sheet of GOLF TRUST OF AMERICA, INC. as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of GOLF TRUST OF AMERICA, INC. at December 31, 1996, in conformity with generally accepted accounting principles.


                                                          BDO SEIDMAN, LLP

Charlotte, North Carolina
March 26, 1997

                          GOLF TRUST OF AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                        DECEMBER 31,   -----------
                                                                                            1996
                                                                                        -------------  (UNAUDITED)
ASSETS

Property and equipment:
  Land................................................................................    $  --         $  15,919
  Golf course improvements............................................................       --            43,964
  Buildings...........................................................................       --             8,659
  Furniture, fixtures, and equipment..................................................       --             5,159
                                                                                        -------------  -----------
Total property and equipment..........................................................       --            73,701
  Less accumulated depreciation.......................................................       --            11,977
                                                                                        -------------  -----------
Property and equipment, net...........................................................       --            61,724
                                                                                        -------------  -----------
Mortgage notes receivable.............................................................       --            61,680
Cash and cash equivalents.............................................................       --             2,271
Rents and interest receivable.........................................................       --             1,451
Other.................................................................................       --             1,495
                                                                                        -------------  -----------
Total assets..........................................................................    $  --         $ 128,621
                                                                                        -------------  -----------
                                                                                        -------------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY:

Notes payable.........................................................................    $  --         $  43,900
Accounts payable and other liabilities................................................       --               873
                                                                                        -------------  -----------
Total liabilities.....................................................................       --            44,773
                                                                                        -------------  -----------
Minority interest.....................................................................       --            43,487
                                                                                        -------------  -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized, no shares issued.....       --            --
  Common stock, $.01 par value, 90,000,000 shares authorized, 4,069,326 shares issued
    and outstanding...................................................................       --                41
Additional paid-in capital............................................................       --            42,429
  Note receivable from stock sale.....................................................       --            (3,298)
  Retained earnings...................................................................       --             1,189
                                                                                        -------------  -----------
Stockholders' equity..................................................................       --            40,361
                                                                                        -------------  -----------
Total liabilities and stockholders' equity............................................    $  --         $ 128,621
                                                                                        -------------  -----------
                                                                                        -------------  -----------

          See accompanying summary of significant accounting policies and notes to consolidated financial statements

                          GOLF TRUST OF AMERICA, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                                                       PERIOD FROM
                                                                                                     FEBRUARY 12 TO
                                                                                                      JUNE 30, 1997
                                                                                                     ---------------
                                                                                                       (UNAUDITED)
REVENUES:
  Minimum rents....................................................................................     $   5,503
  Capital expenditure reserve......................................................................           247
  Percentage rents.................................................................................           109
  Mortgage interest................................................................................           181
                                                                                                           ------
Total revenues.....................................................................................         6,040
                                                                                                           ------
EXPENSES:
  Depreciation and amortization....................................................................         1,149
  General and administrative.......................................................................           910
                                                                                                           ------
Total expenses.....................................................................................         2,059
                                                                                                           ------
Operating income...................................................................................         3,981
                                                                                                           ------
OTHER INCOME (EXPENSE):
  Interest income..................................................................................           448
  Interest expense.................................................................................          (290)
                                                                                                           ------
Total other income (expense).......................................................................           158
                                                                                                           ------
Net income before minority interest................................................................         4,139
Income applicable to minority interest.............................................................         2,129
                                                                                                           ------
Net income.........................................................................................         2,010
                                                                                                           ------
Net income per common share........................................................................     $     .50
                                                                                                           ------
                                                                                                           ------
Weighted average number of common shares outstanding...............................................         4,007
                                                                                                           ------
                                                                                                           ------
Distribution declared per common share outstanding.................................................     $     .62
                                                                                                           ------
                                                                                                           ------

          SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          GOLF TRUST OF AMERICA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                      PERIOD FROM
                                                                                                      FEBRUARY 12
                                                                                                          TO
                                                                                                     JUNE 30, 1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................................   $     2,010
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................................         1,149
    Income applicable to minority interest.........................................................         2,492
    Increase in rents and interest receivable......................................................        (1,451)
    Increase in other assets.......................................................................        (1,495)
    Increase in accounts payable and other liabilities.............................................           873
                                                                                                     -------------
Net cash used in operating activities..............................................................         3,578
                                                                                                     -------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Golf course acquisitions.........................................................................       (54,554)
  Increase in mortgage notes receivable............................................................       (61,599)
  Capital additions................................................................................          (344)
                                                                                                     -------------
Net cash used in investing activities..............................................................      (116,497)
                                                                                                     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.....................................................................        43,825
  Net proceeds from offering.......................................................................        73,055
  Dividends paid...................................................................................        (1,690)
                                                                                                     -------------
Net cash provided by financing activities..........................................................       115,190
                                                                                                     -------------
Net increase in cash...............................................................................         2,271
Cash and cash equivalents, beginning of period.....................................................       --
                                                                                                     -------------
Cash and cash equivalents, end of period...........................................................   $     2,271
                                                                                                     -------------
                                                                                                     -------------

          SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

    Golf Trust of America, Inc. (the "Company") was incorporated in Maryland on November 8, 1996. The Company is a self-administered real estate investment trust ("REIT") formed to capitalize upon consolidation opportunities in the ownership of golf courses in the United States. The principal business strategy of the Company is to acquire high quality golf courses and to lease the golf courses to qualified third party operators, including affiliates of the sellers. Title to the acquired courses is held by Golf Trust of America, L.P., a Delaware limited partnership (the "Operating Partnership"), in which the Company is the sole general partner.

    Golf Trust of America, Inc., through its wholly owned subsidiaries GTA GP, Inc. ("GTA GP") and GTA LP, Inc. ("GTA LP"), holds a 48.0% interest in the Operating Partnership. GTA GP is the sole general partner of the Operating Partnership and owns a 0.2% interest therein. GTA LP is a limited partner in the Operating Partnership and owns a 47.8% interest therein.

    In February 1997, the Company raised net proceeds of approximately $73 million in its initial public offering ("the IPO"). In the IPO the Company sold 3,910,000 shares of common stock at $21.00 per share (including 510,000 shares sold pursuant to the underwriters' over-allotment option, which was exercised in full). The Company contributed the net proceeds of the IPO to the Operating Partnership in exchange for 48.6% interest in the Operating Partnership. Concurrently with the closing of the IPO, the Operating Partnership acquired ten golf courses (the "Initial Courses") from their prior owners ( the "Prior Owners").

    The Prior Owners were paid an aggregate of approximately $6.2 million in cash and approximately $43.1 million in repayment of mortgage and other indebtedness and were issued approximately 4.1 million OP units which represents a 51% limited partnership interest in the Operating Partnership. Control of the Operating Partnership remains in the Company as the sole general partner.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    The accompanying condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and the Operating Partnership. All significant intercompany transactions and balances have been eliminated in consolidation.

  REVENUE RECOGNITION

    The Company recognizes rental revenue on an accrual basis over the terms of the leases. The Company recognizes interest income ratable over the term of the loan.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

  CONCENTRATION OF CREDIT RISK

    The Company has cash and cash equivalents in a financial institution which is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per institution. As June 30, 1997, the Company had amounts in excess of FDIC limits. The Company limits its risk by placing its cash and cash equivalents in a high

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) quality financial institution. Rents and interest receivable from the Company's lessees and mortgagee are payable in arrears for the preceding month were collected subsequent to the issuance of this report.

  PROPERTY AND EQUIPMENT

    Property and equipment is carried at the lower of cost or net realizable value. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Golf course improvements................   15 years
Buildings and improvements..............   30 years
Furniture and equipment.................  3-8 years

    The leases presently provide that at the end or termination of the existing leases, all improvements and fixtures placed on the rental property become property of the Company. In addition, the leases provide for a capital replacement reserve to be established by the Company for each property. The Company will approve disbursements from this fund for capital improvements to the properties.

  NEW ACCOUNTING PRONOUNCEMENTS


    In February 1997, the Financial Accounting Standards Board issued FAS No. 128, "Earnings per Share," which established new standards for computations of earnings per share. Statement No. 128 will be effective for periods ending after December 15, 1997 and will require presentation of: (1) "Basic Earnings per Share," computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period and (2) "Diluted Earnings per Share," which gives effect to all dilutive potential common shares that were outstanding during the period, by increasing the denominator to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Had FAS 128 been effective for the period from February 12, 1997 (period of inception) through June 30, 1997, basic and diluted earnings per share would have been as follows:



Basic earnings per share................   $     .51
Diluted earnings per share..............   $     .50


    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, (SFAS 131) which supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    SFAS 131 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the period from February 12 to June 30, 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessary indicative of the results to be obtained for the full year.

3.  ACQUISITION OF GOLF COURSES

    On February 12, 1997, concurrent with the initial public offering of the Company's stock, the Company acquired the ten initial golf courses in exchange for $4.1 million Operating Partnership units, assumptions of $48.3 million of notes payable and affiliate debt and $6.2 million cash. The debt was repaid concurrent with the acquisition. The seven golf courses acquired from The Legends Group have been accounted for at historical cost as The Legends Group is considered the accounting acquirer under APB No. 16. The other three courses have

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

3.  ACQUISITION OF GOLF COURSES (CONTINUED)
been accounted for as a purchase. The following is a summary of the golf courses and related property and equipment at the acquisition:

                                                                            OTHER
                                                                LEGENDS    COURSES     TOTAL
                                                               ---------  ---------  ---------
Land.........................................................  $   4,532  $  11,387  $  15,919
Golf course improvements.....................................     35,063      8,901     43,964
Buildings and improvements...................................      4,254      4,405      8,659
Furniture and equipment......................................      3,299      1,516      4,815
                                                               ---------  ---------  ---------
Net property and equipment...................................     47,148     26,209     73,357
Less accumulated depreciation and amortization...............    (10,827)    --        (10,827)
                                                               ---------  ---------  ---------
Total property and equipment.................................  $  36,321  $  26,209  $  62,530
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

4.  MORTGAGE NOTES RECEIVABLE

    On June 23, 1997, the Operating Partnership closed and funded an initial $69.9 million participating loan to Golf Host Resorts, Inc., which is affiliated with Starwood Capital Group LLC. The loan is secured by the Innisbrook Resort, a 63-hole destination golf and conference facility located near Tampa, Florida.

    The Operating Partnership funded the loan with net proceeds from the Company's initial public offering which closed in February 1997 and with borrowings under the credit facility from NationsBank, N.A. described in Note 6.

    The initial loan of $69.9 million will be followed by up to a $9 million additional loan, a portion of which was funded at closing, which will be used for a nine-hole expansion and other improvements to the Innisbrook Resort facilities, currently underway. The loan term is 30 years, with an initial base interest rate of 9.63% per annum, annual increases (of at least 5% but no more than 7%) in the interest payment for up to the first five years, and a participating interest feature throughout the term based upon the growth in revenues, if any, over the base year.

    Golf Host Resorts, Inc. has been admitted to the Operating Partnership as a limited partner. Golf Host Resorts, Inc. used $8,975,000 of the proceeds of the loan to purchase 274,039 OP Units (i.e., units of limited partnership interest in the Operating Partnership) together with 159,326 shares of common stock of the Company and an option to purchase an additional 150,000 shares of common stock of the Company at a price (subject to certain adjustments) of $26 per share, exercisable before December 31, 1997 (subject to extension in certain circumstances). The purchase of shares and OP Units by Golf Host Resorts, Inc. gives it an approximate 3.92% equity interest in the Company and an approximate 3.23% limited partner's interest in the Operating Partnership. Such interests represents an approximate 5.11% economic interest in the Company and the Operating Partnership, considered as one entity. The Company retains an aggregate approximate 47.99% limited and general partner's interest in the Operating Partnership through its two wholly owned subsidiaries, GTA LP, Inc. and GTA GP, Inc.

    The $5,675,000 used to purchase the OP Units has been recorded as an adjustment to minority interest and the $3,298,000 used to purchase common stock has been recorded as a reduction of stockholders' equity.

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

4.  MORTGAGE NOTES RECEIVABLE (CONTINUED)
    According to SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," the present value of the future payments should be recognized over the life of the loan. Accordingly, the Company recognizes revenue on a straight-line basis. Income recognized is approximately $30,000 in excess of the cash received for the three months ended June 30, 1997, and the period from February 12 to June 30, 1997.

5.  LEASES

    The Company leases its Golf Courses to affiliates of the prior owners under non-cancelable lease agreements over an initial period of ten years. From the minimum lease payments, the Company is required to make available a reserve (totaling $267,000 as of June 30, 1997) of 2-5% of the annual gross golf revenue of each course for course capital expenditure reimbursement to the lessor. Capital expenditures are approved in advance by the Company.

    Future minimum rents to be received by the Company under the Leases for the next five years ending December 31 and in total thereafter are as follows:

                                            AMOUNT
                                          ----------
1997....................................  $   13,222
1998....................................      14,988
1999....................................      14,988
2000....................................      14,988
2001....................................      14,988
Thereafter..............................      74,940
                                          ----------
                                          $  148,114
                                          ----------
                                          ----------

    The non-cancelable leases provide for the Company to receive, the greater of the Base Rent Escalation or an amount equal to Participating Rent plus the Base Rent Escalation payable under each non-cancelable lease. Participating rent will be paid to the Company each year in the amount, if any, by which the sum of 33 and 1/3% of Gross Golf Revenue exceeds the cumulative Base Rent Escalation since the commencement date of such Leases. The base rent will be increased each year by the lesser of (i) 3% or (ii) 200% of the annual percentage increase in the Consumer Price Index ("CPI"). Annual increases in lease payments are limited to 5% during the first five years of the initial lease term.

    Each Lessee has options to extend the term of its lease for up to six consecutive five year periods.

6.  NOTE PAYABLE


    The Company has obtained a $100 million secured revolving credit facility (the "Credit Facility") from a group of four commercial banks led by NationsBank, N.A. Borrowings under the Credit Facility carry a floating interest rate of LIBOR plus 2.0% (7.4% at September 30, 1997) with provisions for the rate to be reduced upon the attainment of Senior Debt Rating. The Credit Facility availability is limited to a borrowing base calculation for each "stabilized" location (as defined in the Credit Facility). Additional financial covenants include net worth, liquidity and cash flow covenants. Non-financial covenants include restrictions on loans outstanding,

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

6.  NOTE PAYABLE (CONTINUED)
construction in progress, loans to officers and changes to Board of Directors. At the present time, these covenants have been met.

    On September 24, 1997, the Company received a commitment letter from NationsBank, NA and Bank of America NT & SA to amend and restate the Credit Facility. The restated Credit Facility would increase the amount available to $125 million on an unsecured basis and adjust the interest rate to LIBOR plus 1.75%. Up to 20% of the Credit Facility may be used for working capital needs.

7.  COMMON STOCK AND EMPLOYEE INCENTIVE PLANS

    In February, 1997, the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan") and the 1997 Non-Employee Directors' Plan (the "Directors' Plan"). The 1997 Plan authorized by the Compensation Committee of the Board of Directors may grant stock awards relating to 500,000 shares of Common Stock. Under the Directors' Plan, the Compensation Committee is authorized to grant stock awards to purchase up to 100,000 shares of the Company's common stock at prices equal to the fair value of the stock on the date of grant. Under the Directors' Plan, 20,000 options have been granted to date. Option grants under the 1997 Plan vest ratably over a period of three years from the date of grant and expire ten years from the date of grant. Options granted under the Directors' Plan vest immediately.

    In May 1997, the Company adopted the 1997 Stock-Based Incentive Plan (the "New Stock Incentive Plan"). Under the New Stock Incentive Plan, the Compensation Committee of the Board of Directors is authorized to grant awards relating in the aggregate up to 600,000 shares of the Company's common stock. Option grants generally vest ratably over a period of three years from the date of grant and expire ten years from the date of grant. Restricted stock grants generally vest at the end of four years from the date of grant.

    Transactions involving both plans are summarized as follows:

                                                       WEIGHTED
                                                        AVERAGE
                                                       EXERCISE
OPTION SHARES                              SHARES        PRICE
----------------------------------------  ---------  -------------
Outstanding at December 31, 1996........     --        $  --
Granted.................................    940,000        23.88
Exercised...............................     --           --
Expired and/or canceled.................     --           --
                                          ---------       ------
Outstanding at June 30, 1997............    940,000    $   23.88
                                          ---------       ------
                                          ---------       ------

    On September 19, the Company issued 70,000 restricted common shares to officers of the Company under the New 1997 Plan.

8.  COMMON STOCK AND EMPLOYEE INCENTIVE PLANS

    The Company has adopted Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective February, 1997. In accordance with the provisions of SFAS No. 123, the Company continues to apply APB Opinion 25 and related interpretation in accounting for its stock option plans and, accordingly, has not recognized compensation cost. If the Company had elected to recognize compensation cost based on fair value of the options granted at the grant date as prescribed by SFAS No. 123, net income per

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

8. COMMON STOCK AND EMPLOYEE INCENTIVE PLANS (CONTINUED) quarter and earnings per share would have been reduced to the pro forma amounts indicated in the table below (in thousands, except per share amounts):

                                            PERIOD FROM
                                          FEBRUARY 12 TO
                                           JUNE 30, 1997
                                          ---------------
Net income -- as reported...............     $   2,010
Net income -- pro forma.................     $   1,067
Earnings per share -- as reported.......     $     .50
Earnings per share -- pro forma.........     $     .27

    The fair value of each option grant is estimated on the date of grand using the Black-Scholes option-pricing model with the following assumptions:

                                             PERIOD FROM
                                           FEBRUARY 12 TO
                                            JUNE 30, 1997
                                          -----------------
Expected dividend yield.................           5.9%
Expected stock price volatility.........          13.4%
Risk-free interest rate.................          6.25%
Expected life of options................       4 years

    The weighted average fair value of options granted during 1997 was $3.81.

9.  MINORITY INTEREST

    Minority interest consisting of OP Units is redeemable for cash or convertible into shares of stock of the Company at the request of the OP Unit holder subject to certain limitations.

10.  SUBSEQUENT EVENTS

  DECLARATION OF DIVIDENDS

    On July 25, 1997, the Board of Directors declared dividend distribution of $.41 per share for the quarter ended June 30, 1997, to stockholders of record on August 4, 1997, which were paid on August 15, 1997.

  PROPOSED PUBLIC OFFERING

    The Company has filed a Form S-11 registration statement with the Securities and Exchange Commission in connection with a proposed offering of shares to the public.

  ACQUISITIONS

    On August 19, 1997, the Company acquired Tiburon Golf Club, a 27-hole, upscale golf course located in Omaha, Nebraska for $5.4 million in cash and Common Stock valued at approximately $600,000.


    On September 2, 1997, the Company acquired Raintree Country Club, an 18-hole golf course facility located in Akron, Ohio, for $1,147,000 in cash and OP Units valued at approximately $3,403,000.

                          GOLF TRUST OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR JUNE 30, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

10.  SUBSEQUENT EVENTS (CONTINUED)

    On October 3, 1997, the Company acquired Lost Oaks Golf Course (formerly, Tarpon Woods), an 18-hole golf course located in Tampa, Florida for approximately $5.9 million in cash including closing costs.



    On September 30, 1997, the Company acquired Eagle Watch Golf Club an 18-hole golf course located in Atlanta, Georgia for $4.5 million cash and OP Units valued at approximately $1.9 million.



  PENDING ACQUISITION



    On September 23, 1997, the Company entered into a binding agreement to acquire Club of the Country, an 18-hole private country club located in Kansas for $2.6 million in cash and OP Units valued at approximately $.5 million.

                       GOLF COURSES AND THE LEGENDS GROUP
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS


    The following unaudited Pro Forma Condensed Financial Statements of the Legends Group give effect to the contribution of assets and liabilities to the Operating Partnership in connection with the Formation Transactions and the contribution of certain other assets and liabilities by the Legends Group Prior Owners to the Legends Initial Lessees. The unaudited Pro Forma Condensed Balance Sheets are based upon the individual historical balance sheets of each of the Prior Owners and have been prepared to reflect the contribution of assets and liabilities by the Prior Owners to the Operating Partnership and Legends Initial Lessees as if such events had occurred on June 30, 1997. The unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are based upon the individual historical statements of operations of each of the Golf Courses and have been prepared to reflect the operating results of the Legends Initial Lessees as if such events had occurred as of the beginning of the period presented and carried forward through each period presented. The pro forma condensed financial information has been prepared by the management of the Legends Group Prior Owners. These Pro Forma Condensed Financial Statements may not be indicative of the results that actually would have occurred if the proposed transactions had occurred on the dates indicated nor are they indicative of future results

                                  LEGENDS GOLF

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                           INITIAL
                                                                             PRIOR        PRO FORMA        LESSEE
                                                                           OWNER (A)     ADJUSTMENTS      PRO FORMA
                                                                          -----------  ----------------  -----------
YEAR ENDED DECEMBER 31, 1996
  Revenue from golf operations..........................................   $  15,040   $      --          $  15,040
  Other revenue.........................................................       4,373          --              4,373
                                                                          -----------    -------         -----------
  Total revenue.........................................................      19,413          --             19,413
                                                                          -----------    -------         -----------
  Participating lease payments..........................................      --           9,279(D)           9,279
  Operating expenses....................................................      13,556        (818)(E,F,G)     12,738
  Interest expense......................................................       1,590      (1,463)(B)            127
  Depreciation..........................................................       2,401      (2,091)(C)            310
                                                                          -----------    -------         -----------
  Total expenses........................................................      17,547       4,907             22,454
                                                                          -----------    -------         -----------
  Net income (loss).....................................................   $   1,866   $  (4,907)         $  (3,041)
                                                                          -----------    -------         -----------
                                                                          -----------    -------         -----------
  Cash provided by operating activities (I).............................   $   4,675   $  (2,731)
                                                                          -----------    -------         -----------
                                                                          -----------    -------         -----------
  Cash used in investing activities (J).................................   $  (8,579)                     $  --
                                                                          -----------                    -----------
                                                                          -----------                    -----------
  Cash used in financing activities (K).................................   $   4,345                      $  --
                                                                          -----------                    -----------
                                                                          -----------                    -----------
  EBITDA (H)............................................................   $   5,857                      $  (2,604)
                                                                          -----------                    -----------
SIX MONTHS ENDED JUNE 30, 1997
  Revenue from golf operations..........................................   $   9,950   $      --          $   9,950
  Other revenue.........................................................       3,046          --              3,046
                                                                          -----------    -------         -----------
  Total revenue.........................................................      12,996          --             12,996
                                                                          -----------    -------         -----------
  Participating lease payments..........................................       4,941       1,399(D)           6,340
  Operating expenses....................................................       7,599         (67)(E,F,G)      7,532
  Interest expense......................................................         420        (405)(B)             15
  Depreciation and amortization.........................................         808        (723)(C)             85
                                                                          -----------    -------         -----------
  Total expenses........................................................      13,768         204             13,972
                                                                          -----------    -------         -----------
  Equity in earnings of Golf Trust of America, LP.......................       1,916      (1,916)            --
                                                                          -----------    -------         -----------
  Net income (loss).....................................................   $   1,144   $  (2,120)         $    (976)
                                                                          -----------    -------         -----------
                                                                          -----------    -------         -----------
  Cash provided by operating activities (I).............................   $     310                      $    (891)
                                                                          -----------                    -----------
                                                                          -----------                    -----------
  Cash used in investing activities (J).................................   $  (2,509)                     $  --
                                                                          -----------                    -----------
                                                                          -----------                    -----------
  Cash used in financing activities (K).................................   $   2,477                      $  --
                                                                          -----------                    -----------
                                                                          -----------                    -----------
  EBITDA (H)............................................................   $     456                      $    (876)
                                                                          -----------                    -----------
                                                                          -----------                    -----------

                                  GOLF LEGENDS
                     COURSES: PARKLAND, HEATHLAND, MOORLAND
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                           INITIAL
                                                                                 PRIOR      PRO FORMA      LESSEE
                                                                               OWNER (A)   ADJUSTMENTS    PRO FORMA
                                                                              -----------  ------------  -----------
YEAR ENDED DECEMBER 31, 1996
  Revenue from golf operations..............................................   $   8,078   $    --        $   8,078
  Other revenue.............................................................       2,534        --            2,534
                                                                              -----------  ------------  -----------
  Total revenue.............................................................      10,612        --           10,612
                                                                              -----------  ------------  -----------
  Participating lease payments..............................................      --           4,670(D)       4,670
  Operating expenses........................................................       6,558        (585)(E)      5,973
  Interest expense..........................................................         865        (771)(B)         94
  Depreciation..............................................................       1,250      (1,101)(C)        149
                                                                              -----------  ------------  -----------
  Total expenses............................................................       8,673       2,213         10,886
                                                                              -----------  ------------  -----------
  Net income (loss).........................................................   $   1,939   $  (2,213)     $    (274)
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------
  Cash provided by operating activities (I).................................   $   2,960                  $    (125)
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $  (2,350)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $    (535)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $   4,054                  $     (31)
                                                                              -----------                -----------
                                                                              -----------                -----------
SIX MONTHS ENDED JUNE 30, 1997
  Revenue from golf operations..............................................   $   4,853   $    --        $   4,853
  Other revenue.............................................................       1,692        --            1,692
                                                                              -----------  ------------  -----------
  Total revenue.............................................................       6,545        --            6,545
                                                                              -----------  ------------  -----------
  Participating lease payments..............................................       1,793         542(D)       2,335
  Operating expenses........................................................       3,690         (37)(E)      3,653
  Interest expense..........................................................         156        (147)(B)          9
  Depreciation and amortization.............................................         252        (200)(C)         52
                                                                              -----------  ------------  -----------
  Total expenses............................................................       5,891         158          6,049
                                                                              -----------  ------------  -----------
  Equity in earnings of Golf Trust of America, LP...........................         785        (785)            --
                                                                              -----------  ------------  -----------
  Net income (loss).........................................................   $   1,439   $    (943)     $     496
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------
  Cash provided by operating activities (I).................................   $   3,121                  $     548
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $  (2,742)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $    (533)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $   3,209                  $     557
                                                                              -----------                -----------
                                                                              -----------                -----------

                               HERITAGE GOLF CLUB
                           COURSE: HERITAGE GOLF CLUB
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                           INITIAL
                                                                                 PRIOR      PRO FORMA      LESSEE
                                                                               OWNER (A)   ADJUSTMENTS    PRO FORMA
                                                                              -----------  ------------  -----------
YEAR ENDED DECEMBER 31, 1996
  Revenue from golf operations..............................................   $   2,982   $    --        $   2,982
  Other revenue.............................................................         904        --              904
                                                                              -----------  ------------  -----------
  Total revenue.............................................................       3,886        --            3,886
                                                                              -----------  ------------  -----------
  Participating lease payments..............................................      --           1,825(D)       1,825
  Operating expenses........................................................       2,329        (213)(F)      2,116
  Interest expense..........................................................          59         (45)(B)         14
  Depreciation..............................................................         290        (249)(C)         41
                                                                              -----------  ------------  -----------
  Total expenses............................................................       2,678       1,318          3,996
                                                                              -----------  ------------  -----------
  Net income (loss).........................................................   $   1,208   $  (1,318)     $    (110)
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------
  Cash provided by operating activities (I).................................   $   1,491                  $     (69)
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $  (1,251)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $    (140)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $   1,557                  $     (55)
                                                                              -----------                -----------
                                                                              -----------                -----------
SIX MONTHS ENDED JUNE 30, 1997
  Revenue from golf operations..............................................   $   1,811   $    --        $   1,811
  Other revenue.............................................................         585        --              585
                                                                              -----------  ------------  -----------
  Total revenue.............................................................       2,396        --            2,396
                                                                              -----------  ------------  -----------
  Participating lease payments..............................................         701         212(D)         913
  Operating expenses........................................................       1,194          (9)(F)      1,185
  Interest expense..........................................................          14         (11)(B)          3
  Depreciation..............................................................          64         (48)(C)         16
                                                                              -----------  ------------  -----------
  Total expenses............................................................       1,973         144          2,117
                                                                              -----------  ------------  -----------
  Equity in earnings of Golf Trust of America, LP...........................         411        (411)        --
                                                                              -----------  ------------  -----------
  Net income (loss).........................................................   $     834   $    (555)     $     279
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------
  Cash provided by operating activities (I).................................   $     517                  $     295
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $    (699)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $     168                  $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $     912                  $     298
                                                                              -----------                -----------
                                                                              -----------                -----------

                                 SEASIDE RESORT
                               COURSE: OYSTER BAY

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                           INITIAL
                                                                                 PRIOR      PRO FORMA      LESSEE
                                                                               OWNER (A)   ADJUSTMENTS    PRO FORMA
                                                                              -----------  ------------  -----------
YEAR ENDED DECEMBER 31, 1996
  Revenue from golf operations..............................................   $   3,288   $    --        $   3,288
  Other revenue.............................................................         784        --              784
                                                                              -----------     ------     -----------
  Total revenue.............................................................       4,072        --            4,072
                                                                              -----------     ------     -----------
  Participating lease payments..............................................      --           1,856(D)       1,856
  Operating expenses........................................................       2,177         (20)(G)      2,157
  Interest expense..........................................................          75         (56)(B)         19
  Depreciation..............................................................         175         (55)(C)        120
                                                                              -----------     ------     -----------
  Total expenses............................................................       2,427       1,725          4,152
                                                                              -----------     ------     -----------
  Net income (loss).........................................................   $   1,645   $  (1,725)     $     (80)
                                                                              -----------     ------     -----------
                                                                              -----------     ------     -----------
  Cash provided by operating activities (I).................................   $   1,843                  $      40
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $  (1,077)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $    (685)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $   1,895                  $      59
                                                                              -----------                -----------
                                                                              -----------                -----------

SIX MONTHS ENDED JUNE 30, 1997
  Revenue from golf operations..............................................   $   2,012   $    --        $   2,012
  Other revenue.............................................................         517        --              517
                                                                              -----------     ------     -----------
  Total revenue.............................................................       2,529        --            2,529
                                                                              -----------     ------     -----------
  Participating lease payments..............................................         713         215(D)         928
  Operating expenses........................................................       1,153          (5)(G)      1,148
  Interest expense..........................................................          16         (13)(B)          3
  Depreciation..............................................................          44         (27)(C)         17
                                                                              -----------     ------     -----------
  Total expenses............................................................       1,926         170          2,096
                                                                              -----------     ------     -----------
  Equity in earnings of Golf Trust of America, LP...........................         413        (413)        --
                                                                              -----------     ------     -----------
  Net income (loss).........................................................   $   1,016   $    (583)     $     433
                                                                              -----------     ------     -----------
                                                                              -----------     ------     -----------
  Cash provided by operating activities (I).................................   $     765                  $     450
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in investing activities (J).....................................   $    (781)                 $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  Cash used in financing activities (K).....................................   $      24                  $  --
                                                                              -----------                -----------
                                                                              -----------                -----------
  EBITDA (H)................................................................   $   1,076                  $     453
                                                                              -----------                -----------
                                                                              -----------                -----------

                              LEGENDS OF VIRGINIA
                  COURSE: ROYAL NEW KENT, STONEHOUSE GOLF CLUB

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                             INITIAL
                                                                                 PRIOR       PRO FORMA       LESSEE
                                                                               OWNER (A)    ADJUSTMENTS     PRO FORMA
                                                                              -----------  --------------  -----------
YEAR ENDED DECEMBER 31, 1996
  Revenue from golf operations..............................................   $     692    $    --         $     692
  Other revenue.............................................................         151         --               151
                                                                              -----------       -----      -----------
  Total revenue.............................................................         843         --               843
                                                                              -----------       -----      -----------
  Participating lease payments..............................................      --              928(D)          928
  Operating expenses........................................................       2,492         --             2,492
  Interest..................................................................         591         (591)(B)      --
  Depreciation..............................................................         686         (686)(C)      --
                                                                              -----------       -----      -----------
  Total expenses............................................................       3,769         (349)          3,420
                                                                              -----------       -----      -----------
  Net income (loss).........................................................   $  (2,926)   $     349       $  (2,577)
                                                                              -----------       -----      -----------
                                                                              -----------       -----      -----------
  Cash provided by operating activities (I).................................   $  (1,619)                   $  (2,577)
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  Cash used in investing activities (J).....................................   $  (3,901)                   $  --
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  Cash used in financing activities (K).....................................   $   5,706                    $  --
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  EBITDA (H)................................................................   $  (1,649)                   $  (2,577)
                                                                              -----------                  -----------
                                                                              -----------                  -----------

SIX MONTHS ENDED JUNE 30, 1997
  Revenue from golf operations..............................................   $   1,274    $    --         $   1,274
  Other revenue.............................................................         252         --               252
                                                                              -----------       -----      -----------
  Total revenue.............................................................       1,526         --             1,526
                                                                              -----------       -----      -----------
  Participating lease payments..............................................       1,423          430(D)        1,853
  Operating expenses........................................................       1,873          (16)(G)       1,857
  Interest expense..........................................................         448         (448)(B)      --
  Depreciation and amortization.............................................         234         (234)(C)      --
                                                                              -----------       -----      -----------
  Total expenses............................................................       3,978         (268)          3,710
                                                                              -----------       -----      -----------
  Equity in earnings of Golf Trust of America, LP...........................         307         (307)         --
                                                                              -----------       -----      -----------
  Net income (loss).........................................................   $  (2,145)   $     (39)      $  (2,184)
                                                                              -----------       -----      -----------
                                                                              -----------       -----      -----------
  Cash provided by operating activities (I).................................   $  (2,409)                   $  (2,184)
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  Cash used in investing activities (J).....................................   $    (143)                   $  --
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  Cash used in financing activities (K).....................................   $   2,334                    $  --
                                                                              -----------                  -----------
                                                                              -----------                  -----------
  EBITDA (H)................................................................   $  (1,463)                   $  (2,184)
                                                                              -----------                  -----------
                                                                              -----------                  -----------

                       GOLF COURSES AND THE LEGENDS GROUP
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A) Reflects the Prior Owner's Historical Condensed Combined Statements of Operations for the year ended December 31, 1996, and the six months ended June 30, 1997.

(B) Decrease relates to a reduction in interest expense associated with debt payoff from the Use of Proceeds.

(C) Decrease relates to a reduction in depreciation expense on the assets contributed to the Operating Partnership.

(D) Represents Participating Lease payments as calculated in accordance with the Participating Lease as if the Formation Transactions were completed as of the beginning of the period presented. The Legends of Virginia pro forma condensed statements of operations reflect Participating Lease payments on the newly developed golf courses for the period in which the courses were actually operating. Had the courses been operating and the Participating Lease payments reflected rental payments for the entire period presented, the Participating Lease payments would have been $3,706 for the year ended December 31, 1996.

(E) Represents the elimination of the following expenses not expected to recur as a result of the Formation

                                                                   YEAR ENDED        SIX MONTHS
                                                                   DECEMBER 31     ENDED JUNE 30,
                                                                      1996              1997
                                                                 ---------------  -----------------
Land lease payment to the stockholder..........................     $     533         $      21
Allocable portion of executive vice president compensation and related benefits eliminated as a result of the elimination of
 the position..................................................            52                16
                                                                                             --
                                                                          ---
                                                                    $     585         $      37
                                                                                             --
                                                                                             --
                                                                          ---
                                                                          ---

(F) Represents the elimination of the following expenses not expected to recur as a result of the Formation Transactions:

                                                                   YEAR ENDED        SIX MONTHS
                                                                   DECEMBER 31     ENDED JUNE 30,
                                                                      1996              1997
                                                                 ---------------  -----------------
Land lease payment to the stockholder..........................     $     193         $       4
Allocable portion of executive vice president compensation and related benefits eliminated as a result of the elimination of
 the position..................................................            20                 5
                                                                                             --
                                                                          ---
                                                                    $     213         $       9
                                                                                             --
                                                                                             --
                                                                          ---
                                                                          ---

(G) Represents the elimination of the allocable portion of executive vice president compensation and related benefits eliminated as a result of the elimination of the position.

(H) EBITDA represents earnings before interest, taxes, depreciation and amortization.

    The aforementioned adjustments do not reflect any allocable share of the income or distributions from the interest in the OP Units received by the Prior Owner as a result of the Formation Transactions as these pro forma statements are intended to reflect the accounts of the newly formed Initial Lessees only.

(I) Represents the Initial Lessees' pro forma income adjusted for non-cash depreciation and amortization. Estimated pro forma cash flows from operating activities excludes cash provided by (used in) operating activities due to changes in working capital resulting from changes in current assets and current liabilities. As the Initial Lessees will be newly formed entities, the Company does not believe these excluded items are material to cash flows from operating activities.

(J) Cash flows from investing activities would primarily include capital improvements to the Golf Course. As such improvements will generally be funded through a capital expenditure reserve funded by the Company, cash flows from investing activities are not expected to be material.

(K) Cash flows from financing activities would primarily include transactions with the Initial Lessees' owners and borrowings and repayments on loans. Such cash flows have been excluded in the determination of cash flows from financing activities as the Company does not believe these excluded items are material to cash flows from financing activities.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Legends Golf
Myrtle Beach, South Carolina

    We have audited the accompanying combined balance sheets of Legends Golf (as defined in Note 1) as of December 31, 1996 and 1995, and the related combined statements of income, owners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of Legends Golf's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in the notes to the combined financial statements, Legends Golf has material transactions with its majority stockholder and affiliates.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Legends Golf at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                                BDO SEIDMAN, LLP

Charlotte, North Carolina
March 21, 1997

                                  LEGENDS GOLF
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------   JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
ASSETS (NOTE 6)
CURRENT:
  Cash.........................................................................  $     400  $     841   $   1,119
  Accounts receivable (Note 3):
    Golf packages..............................................................        580        984       1,907
    Related parties............................................................         45        246      --
    Stockholder................................................................     --              1      --
    Other......................................................................         37         59      --
  Inventories..................................................................        294        498         429
  Prepaid assets...............................................................          2          4      --
                                                                                 ---------  ---------  -----------
      Total current assets.....................................................      1,358      2,633       3,455
                                                                                 ---------  ---------  -----------
  Property and equipment, less accumulated depreciation and amortization (Notes
    4 and 6)...................................................................     33,099     35,060       2,314
                                                                                 ---------  ---------  -----------
Other assets:
  Investment in Golf Trust of America, LP......................................     --         --           2,959
  Advances to affiliates (Note 3)..............................................      7,803     11,673      13,237
  Other........................................................................         40        438          54
                                                                                 ---------  ---------  -----------
      Total other assets.......................................................      7,843     12,111      16,250
                                                                                 ---------  ---------  -----------
                                                                                 $  42,300  $  49,804   $  22,019
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------


LIABILITIES AND OWNERS' EQUITY:
CURRENT LIABILITIES:
  Accounts payable.............................................................  $     430  $   1,417   $   1,023
  Accrued expenses:
    Rent (Note 7)..............................................................     --              5       1,060
    Retirement plan (Note 5)...................................................         71         95         113
    Other......................................................................        308        633         555
  Current maturities of long-term debt (Note 6)................................      1,710     26,697      --
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................      2,519     28,847       2,751
Advances from affiliates (Note 3)..............................................      8,787     13,167       7,520
Long-term debt, less current maturities (Note 6)...............................     24,666        616         748
                                                                                 ---------  ---------  -----------
      Total liabilities........................................................     35,972     42,630      11,019
                                                                                 ---------  ---------  -----------
Commitments and contingencies (Notes 5 and 7)
Owners' equity:
  Common stock, $1 par -- shares authorized, 300,000; outstanding 1,000........          3          3           3
  Members' contributions.......................................................          1          1           7
  Additional paid-in capital...................................................        300        300       3,832
  Members' accumulated deficit.................................................        956     (1,970)     (2,742)
  Retained earnings (Note 6)...................................................      5,068      8,840       9,900
                                                                                 ---------  ---------  -----------
      Total owners' equity.....................................................      6,328      7,174      11,000
                                                                                 ---------  ---------  -----------
                                                                                 $  42,300  $  49,804   $  22,019
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

            See accompanying notes to combined financial statements.

                                  LEGENDS GOLF
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
REVENUES:
  Green fees...............................................  $   9,931  $  10,147  $  10,476  $   6,139  $   7,025
  Cart rentals.............................................      4,364      4,373      4,564      2,374      2,925
  Membership dues..........................................         76         99        159        128        132
  Food and beverage sales..................................      1,652      1,708      2,095      1,127      1,419
  Pro shop merchandise sales...............................      1,857      2,021      2,089      1,122      1,276
  Other income (Note 8)....................................      1,216         94         30         35        219
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenues.........................................     19,096     18,442     19,413     10,925     12,996
                                                             ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
  General and administrative (Note 3)......................      4,150      3,998      5,171      2,256      3,273
  Repairs and maintenance..................................      2,319      2,386      3,642      1,279      2,063
  Depreciation and amortization............................      1,830      1,791      2,400      1,004        808
  Cost of merchandise sold.................................        911        983      1,053        552        584
  Rents (Note 6)...........................................        956        982      1,098        539      4,941
  Pro shop operations......................................        765        857      1,107        432        658
  Cost of food and beverage sold...........................        565        604        817        400        581
  Food and beverage operations.............................        417        512        668        299        440
                                                             ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...............................     11,913     12,113     15,956      6,761     13,348
                                                             ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................................      7,183      6,329      3,457      4,164       (352)
Equity in earnings of Golf Trust of America, LP............     --         --         --         --          1,916
Interest expense...........................................       (998)    (1,017)    (1,589)      (515)      (420)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   6,185  $   5,312  $   1,868  $   3,649  $   1,144
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                                  LEGENDS GOLF
                     COMBINED STATEMENTS OF OWNERS' EQUITY
                                 (IN THOUSANDS)

                                                                                         ADDITIONAL
                                                                           MEMBERS'        PAID-IN     RETAINED    ACCUMULATED
                                                SHARES       AMOUNT      CONTRIBUTIONS     CAPITAL     EARNINGS      DEFICIT
                                              -----------  -----------  ---------------  -----------  -----------  ------------
BALANCE, January 1, 1994                               3    $       3      $  --          $     300    $   1,960    $   --
Net income..................................      --           --             --             --            5,185         1,000
Cash dividends..............................      --           --             --             --           (4,677)       --
Members' contributions......................      --           --                  1         --           --            --
                                                      --
                                                                  ---            ---     -----------  -----------  ------------
BALANCE, December 31, 1994..................           3            3              1            300        2,468         1,000
Net income (loss)...........................      --           --             --             --            5,357           (44)
Cash dividends..............................      --           --             --             --           (2,757)       --
                                                      --
                                                                  ---            ---     -----------  -----------  ------------
BALANCE, December 31, 1995..................           3            3              1            300        5,068           956
Net income (loss)...........................      --           --             --             --            4,794        (2,926)
Cash dividends..............................      --           --             --             --           (1,022)       --
                                                      --
                                                                  ---            ---     -----------  -----------  ------------
BALANCE, December 31, 1996..................           3            3              1            300        8,840        (1,970)
Net income (loss)...........................      --           --             --             --            1,916          (772)
Cash dividends..............................      --           --             --             --             (856)       --
Owners' contributions.......................      --           --                  6          3,532       --            --
                                                      --
                                                                  ---            ---     -----------  -----------  ------------
BALANCE, June 30, 1997 (unaudited)..........           3    $       3      $       7      $   3,832    $   9,900    $   (2,742)
                                                      --
                                                      --
                                                                  ---            ---     -----------  -----------  ------------
                                                                  ---            ---     -----------  -----------  ------------

            See accompanying notes to combined financial statements.

                                  LEGENDS GOLF
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                               -------------------------------  --------------------
                                                                 1994       1995       1996       1996       1997
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................................  $   6,185  $   5,312  $   1,868  $   3,649  $   1,144
  Contribution of land (Note 8)..............................     (1,000)    --         --         --         --
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................      1,830      1,791      2,400        956        808
    Equity in earnings of Golf Trust of America, LP..........     --         --         --         --         (1,916)
    Loss on disposal of property and equipment...............     --              5         78     --         --
    Decrease (increase) in:
      Accounts receivable....................................        374       (135)      (627)    (1,118)      (617)
      Inventories............................................        (98)       135       (204)       (79)        73
      Prepaid expenses/other assets..........................        (16)         7       (182)      (315)       142
    Increase (decrease) in:
      Accounts payable.......................................        293        (87)       987        725       (319)
      Accrued expenses.......................................        777       (458)       355        437        995
                                                               ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities....................      8,345      6,570      4,675      4,255        310
                                                               ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions...........................     (1,049)   (12,213)    (5,271)    (2,571)      (534)
  Increase in investment in Golf Trust of America, LP........     --         --         --         --           (173)
  Distribution from Golf Trust of America, LP................     --         --         --         --            785
  Proceeds from sale of property and equipment...............     --            124        612     --         --
  Increase in advances to affiliates.........................       (698)    (4,843)    (3,920)    (4,173)    (2,587)
                                                               ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities........................     (1,747)   (16,932)    (8,579)    (6,744)    (2,509)
                                                               ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends......................................     (3,599)    (2,757)    (1,021)    --           (856)
  Proceeds from long-term debt...............................      1,175     11,448      2,497      1,413        202
  Payments on long-term debt.................................     (1,660)      (812)    (1,560)      (211)       (70)
  Increase (decrease) in advances from affiliates............     (2,526)     2,903      4,429      1,145      3,412
  Decrease in advances from stockholder......................     --           (525)    --         --           (211)
                                                               ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities..........     (6,610)    10,257      4,345      2,347      2,477
                                                               ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash..............................        (12)      (105)       441       (142)       278
Cash, beginning of period....................................        517        505        400        400        841
                                                               ---------  ---------  ---------  ---------  ---------
Cash, end of period..........................................  $     505  $     400  $     841  $     258  $   1,119
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                                  LEGENDS GOLF

                     NOTES TO COMBINED FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of three S-Corporations (Seaside Resorts, Ltd. d/b/a Oyster Bay Golf Club; Heritage Golf Club, Ltd.; and Golf Legends, Ltd.) and one limited liability company (Legends of Virginia, LC). The entities, referred to collectively as Legends Golf, are engaged in the operation of golf courses in North Carolina, South Carolina, and Virginia.

    The accompanying combined financial statements of Legends Golf have been presented on a historical cost basis since the Legends Golf is to be the subject of a business combination upon the contribution of real estate and other properties in exchange for interest in a limited partnership to be formed by the operating partnership for inclusion in a public offering (see Note 2). All significant intercompany balances and transactions have been eliminated. Additionally, certain classifications may vary from those of the individual companies' financial statements.

    Minority interest attributed to the minority shareholder of Legends of Virginia, LC is not reflected as the company is in a capital deficit position. Therefore, the total deficit is attributed to the majority owner.

    The Companies financial statements are being presented on a combined basis as under the terms of the operating leases to be implemented under the Formation Transactions, the lease obligations are cross-collateralized among all four Legends lessees. This presentation better presents the ability of the lessees to service the leases.

2.  CONTRIBUTION OF ASSETS

    On February 12, 1997, the Companies contributed the golf course land and improvements, buildings and certain equipment with a net book value of $36,321 net of related debt of $26,454 to Golf Trust of America, LP (GTA, LP). Concurrently with the contribution of assets, the majority owner contributed the underlying land for four of the courses to the Companies. The majority owner's basis in the land was $3,532. The contribution was concurrent with an initial public offering of the common stock of Golf Trust of America, Inc. (GTA, Inc.), its general partner. The Companies received limited partnership units convertible to common shares of GTA, Inc. and cash of $8.4 million which was used to repay certain affiliate indebtedness.

    Concurrent with the contribution of assets, the Companies transferred the operations of the golf courses along with related assets and liabilities to four newly formed affiliated lessee companies, Oyster Bay Golf Management, LLC; Heritage Golf Management, LLC; Legends Golf Management, LLC; and Virginia Golf Management, LLC (Legends Lessees) which have entered into lease agreements with GTA, LP (Note 3).

    The remaining assets of the Companies consist of limited partnership units in GTA, LP and receivables and payables from affiliates.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  INVENTORIES

    Inventories are valued at the lower-of-cost (first-in, first-out) or market and consist primarily of food, beverages, golf equipment, and clothing.

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  REVENUE RECOGNITION

    Revenue from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the time of sale.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line methods for financial reporting and accelerated methods for income tax purposes.

    Estimated useful lives for major asset categories approximate:

DESCRIPTION                                                                                 YEARS
---------------------------------------------------------------------------------------     -----
Golf course improvements...............................................................          15
Buildings..............................................................................          40
Machinery and equipment................................................................         3-8
Furniture..............................................................................           8
Golf carts.............................................................................           5

    Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts.

  INCOME TAXES

    For the S-Corporations, the absence of a provision for income taxes is due to the election by the companies, and consent by their sole stockholder, to include the taxable income or loss of the companies in his individual tax returns. As a result, no federal or state income taxes are imposed on the companies. For the limited liability company, no provision has been made for income taxes or related credits as under the Internal Revenue Code as a limited liability company is treated as a partnership for income tax purposes. Therefore, the results of operations are includable in the income tax returns of the members.

  USE OF ESTIMATES

    The preparation of combined financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject Legends Golf to concentration of credit risk consist primarily of trade receivables.

    Concentration of credit risk with respect to trade receivables, which consists primarily of golf packages from hotels and charges, is limited due to the large number of hotels comprising Legends Golf's customer base. The trade receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 31, 1994, 1995, and 1996, Legends Golf had no significant concentration of credit risk.

  RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

  ADVERTISING

    Legends Golf expenses advertising costs as incurred. Advertising costs included in general and administrative expenses were $446, $403, and $672 for the years ended December 31, 1994, 1995, and 1996, and $229 and $276 for the six months ended June 30, 1996 and 1997, respectively.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

4.  RELATED PARTY TRANSACTIONS

    Legends Golf sole stockholder (majority member) also owns and operates Marsh Harbour, Ltd.; Heritage Plantation, Ltd.; Legends Golf Development, Ltd.; The Legends Group, Ltd.; Legends Scottish Village, LLC; Legends Properties, LLC; Legends Golf Resorts, LLC; and other related businesses.

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

4.  RELATED PARTY TRANSACTIONS (CONTINUED)
    The Legends Group, Ltd. provides various management and administrative services including reservations, advertising, accounting, payroll and related benefits, and telephone for all affiliated companies. These expenses are allocated to the businesses using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees and direct effort expended. Interest on allocated external debt is charged as incurred. Legends Golf's management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had operated as separate companies. Administrative fees paid by the Legends Golf for such services are as follows.

YEAR ENDED DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  ---------
1994.................................................................................  $     934
1995.................................................................................  $   1,065
1996.................................................................................  $   1,185


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
1996.................................................................................  $     543
1997.................................................................................  $     753

    Advances to and from affiliated companies, stockholder receivable and accrued land lease (Note 7), as shown on the combined balance sheets, have no fixed payment/repayment provisions.

    Interest income and expense on advances to and from affiliates is not recorded for financial statement purposes.

    Legends Golf paid an affiliate approximately $18,221 for construction of two golf courses which represented cost plus 7 percent.

5.  PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1995       1996     JUNE 30, 1997
                                                                      ---------  ---------  -------------
Land................................................................  $   1,000  $      --    $      --
Golf course improvements............................................     15,297     36,006           --
Buildings...........................................................      3,835      4,790          637
Machinery and equipment.............................................      3,549      2,830          212
Furniture...........................................................        727        558          289
Golf carts..........................................................      1,439      1,372        1,111
Construction-in-progress............................................     16,821        332          279
                                                                      ---------  ---------       ------
                                                                         42,668     45,888        2,528
Less accumulated depreciation.......................................      9,569     10,828          214
                                                                      ---------  ---------       ------
Net property and equipment..........................................  $  33,099  $  35,060    $   2,314
                                                                      ---------  ---------       ------
                                                                      ---------  ---------       ------

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

6.  RETIREMENT PLAN

    The Legends Group, Ltd. sponsors a defined-contribution retirement plan for all eligible employees of Legends Golf and other affiliated companies including officers. The plan provides for contributions by Legends Golf equal to the level funding amount as calculated and defined in the plan agreement. The actual benefit, at any point in time for each participant, is the actual value of the participant's account based on the earnings or losses experienced by the plan. Retirement plan expense was:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $      93
  1995...............................................................................   $      71
  1996...............................................................................   $      99


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $      51
  1997...............................................................................   $      18

7.  LONG-TERM DEBT

    Long-term debt consists of the following:


                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1996      JUNE 30, 1997
                                                                                ---------  ---------  ---------------
6.25% note payable to bank, collateralized by substantially all assets (1)....  $  14,122  $  13,917     $  --
Note payable to bank at prime (8.25% as of December 31, 1996) (2).............     11,048     12,537        --
Payable to bank, due in monthly installments of principal and interest of $20, calculated by multiplying the capitalized cost by a rental factor, which is adjusted by a percentage of each basis point change in the 30-day LIBOR rate;
 due in 2000; collateralized by golf carts having a net book value of $1,000
 at December 31, 1996.........................................................        687        781           748
Note payable to bank, due in monthly installments of principal and interest at
 9.25% to October 10, 1998; collateralized by golf carts having a book value
 of $76 at December 31, 1996..................................................     --             78        --
Paid in 1996..................................................................        519     --            --
                                                                                ---------  ---------           ---
                                                                                   26,376     27,313           748
Less current maturities.......................................................      1,710     26,697        --
                                                                                ---------  ---------           ---
                                                                                $  24,666  $     616     $     748
                                                                                ---------  ---------           ---
                                                                                ---------  ---------           ---


------------

(1) Legends Golf, along with certain affiliated companies (The Legends Group, Ltd. and Marsh Harbour, Ltd.), participates in a debt agreement with a bank consisting of two term notes totaling $17,547 as of December 31, 1996. The aforementioned companies are jointly liable for the debt and the sole stockholder has guaranteed the loans.

    Effective October 26, 1996, the rate was adjusted to the bank's prime rate.

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

7.  LONG-TERM DEBT (CONTINUED)
(2) On April 19, 1995, Legends of Virginia, LC obtained a loan with a bank totaling $13,925.In addition, on this date, the affiliated entities amended an existing loan agreement of which the Legends of Virginia, LC is jointly liable.These loans are guaranteed by the majority member and collateralized by two new golf courses, New Kent and Stonehouse, and existing affiliated courses and clubhouses and other assets of the majority member.

    The above notes were paid out in full on February 13, 1997.

    The loan agreements provide, among other covenants, restrictions on certain financial ratios, a minimum aggregate cash balance of $250, payments to the sole stockholder, capital expenditures, indebtedness, liens, changes in the nature of the business and significant other limitations as to the use of funds. The Company has obtained a waiver of certain of the covenants as of December 31, 1995 and 1996.

    Legends Golf is jointly liable as a guarantor, along with the sole stockholder, and other affiliated entities for additional amounts totaling $3,035.

    Total debt of all affiliated entities of which the Company is jointly liable is approximately $33,118 at December 31, 1996.

    The aggregate annual maturities for the above mortgage notes payable at December 31, 1996, are as follows:

DECEMBER 31,                                                                          AMOUNT
-----------------------------------------------------------------------------------  ---------
  1997.............................................................................  $  26,698
  1998.............................................................................        240
  1999.............................................................................        220
  2000.............................................................................        156
                                                                                     ---------
  Total............................................................................  $  27,314
                                                                                     ---------
                                                                                     ---------

8. COMMITMENTS AND CONTINGENCIES

  LEASES

    Legends Golf leases the land for two entities included in the combined financials from the sole stockholder. Legends has four leases from the sole stockholder one expiring in 2006, two expiring in 2009, and one in 2012. An additional lease from a third party expires in 2032. The leases require rental payments of 10 percent of

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) monthly green fees as defined in the lease agreements. The leases do not contain an option to purchase the land. Total rental expense approximated the following:

YEAR ENDED DECEMBER 31,                                                STOCKHOLDER   THIRD PARTY
--------------------------------------------------------------------  -------------  -----------
  1994..............................................................    $     728     $     228
  1995..............................................................    $     734     $     248
  1996..............................................................    $     726     $     231


SIX MONTHS ENDED JUNE 30,
--------------------------------------------------------------------
  1996..............................................................    $     445     $     138
  1997..............................................................    $      27     $   4,914

    Minimum lease commitments for noncancelable operating leases for various equipment and golf carts in effect at December 31, 1996, are as follows:

YEAR ENDING DECEMBER 31.                                                                AMOUNT
-------------------------------------------------------------------------------------  ---------
  1997...............................................................................  $     531
  1998...............................................................................        531
  1999...............................................................................        494
  2000...............................................................................         86
                                                                                       ---------
  Total..............................................................................  $   1,642
                                                                                       ---------
                                                                                       ---------

  SELF-INSURANCE

    Legends Golf along with its affiliates maintain a self-insurance program for that portion of health care costs not covered by insurance. Legends Golf is liable for claims up to $15 per employee annually with an annual aggregate maximum liability under the program for all companies of $225. Cumulative amounts estimated to be payable by Legends Golf with respect to pending and potential claims have been accrued as liabilities.

  EMPLOYMENT AGREEMENT

    Legends Golf, along with other affiliated entities, has an employment agreement with an officer that expires in 1998. The agreement provides basic compensation in addition to other incentives and bonuses based upon certain conditions as defined in the agreement.

                                  LEGENDS GOLF

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

9.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid for interest:

YEAR ENDED DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  ---------
  1994...............................................................................  $   1,016
  1995...............................................................................  $   1,574
  1996...............................................................................  $   2,012


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................  $     725
  1997...............................................................................  $     420

    During 1994, equipment having a net book value of $827 and cash of $333 was exchanged for similar new equipment having a value of $1,159.

    During 1994, $1,078 of receivables from the sole stockholder were settled through the declaration of a dividend.

    During 1994, the Company acquired $2,365 of construction costs through advances from an unaffiliated company.

    On May 11, 1994, the Company received contributed land on which to build two golf courses. The value of the land has been estimated at $1,000,000 based on management's estimates of the relationship of assessed value to fair value. The $1,000,000 has been recognized as revenue in the period in which the Company entered into the contract.

    During 1995, the Company acquired $14,895 of property and equipment through advances from an affiliated company.

    During 1995, $898 of land lease payable to stockholder were netted against receivables from the stockholder.

    During 1996, equipment having a net book value of $711 and cash of $399 was exchanged for similar new equipment having a value of $1,110.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Golf Legends, Ltd.
Myrtle Beach, South Carolina

    We have audited the accompanying balance sheets of GOLF LEGENDS, LTD. as of December 31, 1995 and 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in the notes to the financial statements, GOLF LEGENDS, LTD. has material transactions with its stockholder and affiliates.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GOLF LEGENDS, LTD. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                            BDO SEIDMAN, LLP

Charlotte, North Carolina
March 21, 1997

                               GOLF LEGENDS, LTD.
                           COMINBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------   JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
ASSETS (NOTE 5)
CURRENT ASSETS:
  Cash.........................................................................  $     216  $     291   $     356
  Accounts receivable (Note 2).................................................        356        766         779
  Inventories..................................................................         98        200         167
                                                                                 ---------  ---------  -----------
      Total current assets.....................................................        670      1,257       1,302
                                                                                 ---------  ---------  -----------
  Property and equipment (Notes 3 and 5), less accumulated depreciation........     11,654     10,817       1,446
                                                                                 ---------  ---------  -----------
  Other assets:
    Investment in Golf Trust of America, LP....................................     --         --           1,070
    Advances to affiliates (Note 1)............................................      4,924      6,859       7,522
    Other......................................................................         39         69           8
                                                                                 ---------  ---------  -----------
      Total other assets.......................................................      4,963      6,928       8,600
                                                                                 ---------  ---------  -----------
                                                                                 $  17,287  $  19,002   $  11,348
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................  $     257  $     494   $     453
  Accrued expenses:
  Retirement plan (Note 4).....................................................         36         38          45
  Other........................................................................        200        271         656
  Current maturities of long-term debt (Note 5)................................        882     12,366      --
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................      1,375     13,169       1,154
Advances from affiliates (Notes 1 and 5).......................................      1,064        971       1,296
Long-term debt, less current maturities (Note 5)...............................     12,061        348         415
                                                                                 ---------  ---------  -----------
      Total liabilities........................................................     14,500     14,488       2,865
                                                                                 ---------  ---------  -----------
Commitments and contingencies (Notes 4 and 6)..................................
Stockholder's equity:
  Common stock, $1 par -- shares authorized, 100,000; outstanding, 1,000.......          1          1           1
  Members' contribution........................................................     --         --               2
  Additional paid-in capital...................................................        300        300       3,507
  Members retained earnings....................................................     --         --           1,028
  Retained earnings (Note 5)...................................................      2,486      4,213       3,945
                                                                                 ---------  ---------  -----------
      Total stockholder's equity...............................................      2,787      4,514       8,483
                                                                                 ---------  ---------  -----------
                                                                                 $  17,287  $  19,002   $  11,348
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

            See accompanying notes to combined financial statements.

                               GOLF LEGENDS, LTD.
              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)


                                                                                                   SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1994       1995       1996       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
REVENUES:
  Green fees..................................................  $   5,582  $   5,610  $   5,598  $   3,411  $   3,414
  Cart rentals................................................      2,452      2,393      2,480      1,313      1,439
  Food and beverage sales.....................................        905        969      1,292        700        828
  Pro shop merchandise sales..................................      1,009      1,119      1,183        646        687
  Other income................................................         98         89         59         32        177
                                                                ---------  ---------  ---------  ---------  ---------
      Total revenues..........................................     10,046     10,180     10,612      6,102      6,545
                                                                ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
  General and administrative (Note 1).........................      2,458      2,412      2,486      1,183      1,570
  Repairs and maintenance.....................................      1,368      1,259      1,526        638        837
  Depreciation and amortization...............................      1,291      1,256      1,250        637        252
  Cost of merchandise sold....................................        489        537        581        294        300
  Rents (Note 6)..............................................        531        534        560        325      1,846
  Pro shop operations.........................................        331        357        456        230        288
  Cost of food and beverage sold..............................        311        361        532        264        362
  Food and beverage operations................................        219        279        417        209        280
                                                                ---------  ---------  ---------  ---------  ---------
    Total costs and expenses..................................      6,998      6,995      7,808      3,780      5,735
                                                                ---------  ---------  ---------  ---------  ---------
Operating income..............................................      3,048      3,185      2,804      2,322        810
Equity in earnings of Golf Trust of America, LP...............     --         --         --         --            785
Interest expense..............................................       (857)      (877)      (865)      (397)      (156)
                                                                ---------  ---------  ---------  ---------  ---------
Net income....................................................      2,191      2,308      1,939      1,925      1,439
Retained earnings, beginning of period........................        919        212      2,486      2,486      4,213
Dividends (Notes 5 and 7).....................................     (2,898)       (34)      (212)    --           (679)
                                                                ---------  ---------  ---------  ---------  ---------
Retained earnings, end of period..............................  $     212  $   2,486  $   4,213  $   4,411  $   4,973
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                               GOLF LEGENDS, LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................  $   2,191  $   2,308  $   1,939  $   1,924  $   1,439
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................      1,291      1,257      1,250        638        252
    Equity in earnings of Golf Trust of America, LP............     --         --         --         --           (785)
    Loss (gain) on sale of property............................     --         --             40     --         --
    Decrease (increase) in:
      Accounts receivable......................................        186        (54)      (410)      (440)       (13)
      Inventories..............................................        (55)        83       (102)       (26)        33
      Prepaid expenses/other assets............................     --             (8)       (69)    --             61
    Increase (decrease) in:
      Accounts payable.........................................        148        (25)       237         59        (41)
      Accrued expenses.........................................        551        (24)        75        298        392
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities......................      4,312      3,537      2,960      2,453      1,338
                                                                 ---------  ---------  ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions.............................       (747)      (639)      (560)      (164)      (436)
  Proceeds from sale of property and equipment.................     --         --            145     --         --
  Increase in investment in Golf Trust of America, LP..........     --         --         --         --            (87)
  Distribution from Golf Trust of America, LP..................     --         --         --         --            322
  Increase in advances to affiliates...........................       (886)    (2,733)    (1,935)    (2,234)      (663)
                                                                 ---------  ---------  ---------  ---------  ---------
  Net cash used in investing activities........................     (1,633)    (3,372)    (2,350)    (2,398)      (864)
                                                                 ---------  ---------  ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends........................................     (2,370)       (34)      (212)    --           (679)
  Proceeds from long-term debt.................................        733         53        469     --         --
  Payments on long-term debt...................................     (1,123)      (715)      (699)      (147)       (55)
  Increase (decrease) in advances from affiliates..............          7      1,057        (93)       (50)       325
  Decrease in advances from stockholder........................     --           (525)    --         --         --
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities..........................     (2,753)      (164)      (535)      (197)      (409)
                                                                 ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash................................        (74)         1         75       (142)        65
Cash, beginning of period......................................        289        215        216        216        291
                                                                 ---------  ---------  ---------  ---------  ---------
Cash, end of period............................................  $     215  $     216  $     291  $      74  $     356
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

          See accompanying summary of significant accounting policies and notes to financial statements.

                               GOLF LEGENDS, LTD.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of one S Corporation (Golf Legends, Ltd.) and one limited liability company (Golf Legends Management, LLC) affiliated through common ownership. The entities, referred to collectively as Golf Legends, own and operate three golf courses, "Heathland Links," "Moorland Links," and "Parkland Links," located in Myrtle Beach, South Carolina.

    The entities' financial statements are being presented on a combined basis as Golf Legends Management, LLC was formed in February 1997 to operate the golf course previously owned by Golf Legends, Ltd. under the terms of the operating leases implemented under the formation transactions.

INVENTORIES

    Inventories are valued at the lower-of-cost (first-in, first-out) or market and consist primarily of food, beverages, golf equipment, and clothing.

REVENUE RECOGNITION

    Revenue from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the time of sale.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flow, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

    Estimated useful lives for major asset categories approximate:

DESCRIPTION                                                                                 YEARS
---------------------------------------------------------------------------------------     -----
Golf course improvements...............................................................          15
Buildings..............................................................................          40
Machinery and equipment................................................................         3-8
Furniture..............................................................................           8
Golf carts.............................................................................           5

    Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts.

INCOME TAXES

    The absence of a provision for income taxes is due to the election by the Company, and consent by its stockholder, to include the taxable income or loss of the Company in his individual tax returns. As a result, no federal or state income taxes are imposed on the Company.

                               GOLF LEGENDS, LTD.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables.

    Concentration of credit risk with respect to trade receivables, which consists primarily of golf packages from hotels and credit card charges, is limited due to the large number of hotels comprising the Company's customer base. The trade receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 31, 1994, 1995, and 1996, the Company had no significant concentration of credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

ADVERTISING

    Golf Legends expenses advertising costs as incurred. Advertising costs included in general and administrative costs in the amounts of $234, $258, and $218 for December 31, 1994, 1995, and 1996, and $50 and $82 for the six months ended June 30, 1996 and 1997, respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

                               GOLF LEGENDS, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  AFFILIATED COMPANIES

    The Company's sole stockholder also owns and operates Marsh Harbour, Ltd.; Seaside Resorts, Ltd. (d/b/a Oyster Bay Golf Links); Heritage Golf Club, Ltd.; Heritage Plantation, Ltd.; Legends Golf Development, Ltd.; The Legends Group, Ltd.; Legends of Virginia, LC; and other businesses.

    The Legends Group, Ltd. provides various management and administrative services including reservations, advertising, accounting, payroll and related benefits, and telephone for all affiliated companies. These expenses are allocated to the businesses using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees and direct effort expended. Interest on allocated external debt is charged as incurred. Management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had operated as separate companies.

    Administrative fees paid by the Company for such services are as follows:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $     560
  1995...............................................................................   $     639
  1996...............................................................................   $     639

SIX MONTHS ENDED JUNE
-------------------------------------------------------------------------------------
  1996...............................................................................   $     320
  1997...............................................................................   $     337

    Advances to and from affiliated companies, stockholder receivable and accrued land lease, as shown on the balance sheets, have no fixed payment/repayment provisions and are noninterest bearing.

2.  ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------   JUNE 30,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
Golf packages.......................................................  $     311  $     436   $     779
Related parties.....................................................         45        330      --
                                                                            ---        ---         ---
                                                                      $     356  $     766   $     779
                                                                            ---        ---         ---
                                                                            ---        ---         ---

                               GOLF LEGENDS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3.  PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                                --------------------   JUNE 30,
                                                                  1995       1996        1997
                                                                ---------  ---------  -----------
Golf course improvements......................................  $  11,642  $  11,804   $  --
Buildings.....................................................      2,567      2,644         539
Machinery and equipment.......................................      1,648      1,347          85
Furniture.....................................................        256        259          82
Golf carts....................................................        877        857         643
Construction-in-progress......................................         27          2         279
                                                                ---------  ---------  -----------
                                                                   17,017     16,913       1,628
Less accumulated depreciation.................................      5,363      6,096         246
                                                                ---------  ---------  -----------
Net property and equipment....................................  $  11,654  $  10,817   $   1,382
                                                                ---------  ---------  -----------
                                                                ---------  ---------  -----------

4.  RETIREMENT PLAN

    The Company and its affiliates sponsor a defined-contribution retirement plan for all eligible employees of Golf Legends and other affiliated companies including officers. The plan provides for contributions by Company equal to the level funding amount as calculated and defined in the plan agreement. The actual benefit, at any point in time for each participant, is the actual value of the participant's account based on the earnings or losses experienced by the plan. Retirement plan expense was:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $      54
  1995...............................................................................   $      36
  1996...............................................................................   $      39

SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $      18
  1997...............................................................................   $       6

                               GOLF LEGENDS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                              DECEMBER 31,
                                                                          --------------------   JUNE 30,
                                                                            1995       1996        1997
                                                                          ---------  ---------  -----------
6.25% note payable to bank, collateralized by substantially all
 assets (1).............................................................  $  12,455  $  12,244   $  --
Notes payable to bank, due in monthly installments of principal and interest of $12, calculated by multiplying the capitalized cost by a rental factor, which is adjusted by a percentage for each basis point change in the 30 day LIBOR rate; due in 2000; collateralized by golf
 carts having a net book value of $578 at December 31, 1996.............        435        470         415
Paid in 1996............................................................         53     --          --
                                                                          ---------  ---------         ---
                                                                             12,943     12,714         415
Less current maturities.................................................        882     12,366      --
                                                                          ---------  ---------         ---
                                                                          $  12,061  $     348   $     415
                                                                          ---------  ---------         ---
                                                                          ---------  ---------         ---

------------

(1) The Company, along with certain affiliated companies (The Legends Group, Ltd.; Seaside Resorts, Ltd.; Marsh Harbour, Ltd.; and Heritage Golf Club, Ltd.), participates in a debt agreement with a bank consisting of two term notes totaling $17,547 as of December 31, 1996. The aforementioned companies are jointly liable for the debt and the sole stockholder has guaranteed the loans.

    Effective October 26, 1996, the rate was adjusted to the bank's prime rate.

    The Company's portion of these notes were repaid on February 12, 1997. The affiliates' portion were transferred to a related entity and repaid.

    The outstanding balance at December 31, 1996, has been allocated to the various entities based on the original use of the loan proceeds net of payments to date as follows:

AFFILIATE                                                                             AMOUNT
-----------------------------------------------------------------------------------  ---------
Marsh Harbour, Ltd.................................................................  $   3,630
Seaside Resorts, Ltd...............................................................        947
Golf Legends, Ltd..................................................................     12,244
Heritage Golf Club, Ltd............................................................        726
                                                                                     ---------
                                                                                     $  17,547
                                                                                     ---------
                                                                                     ---------

    On April 19, 1995, the Company, along with the affiliated entities, amended the bank loan agreement and increased the total available loan by approximately $13,925 ($12,536 outstanding at December 31, 1996). These funds are to be used for construction of golf courses by an affiliated entity, Legends of Virginia, LC.

    The loan agreements provide, among other covenants, restrictions on certain financial ratios, a minimum aggregate cash balance of $250, payments to the sole stockholder, capital expenditures, indebtedness, liens,

                               GOLF LEGENDS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5.  LONG-TERM DEBT (CONTINUED)
changes in the nature of the business and significant other limitations as to the use of funds. The Company has obtained a waiver of certain of the covenants as of December 31, 1995 and 1996.

    The Company is jointly liable as a guarantor, along with the sole stockholder, with other affiliated entities for additional amounts totaling $3,035.

    Total debt of all affiliated entities of which the Company is jointly liable is approximately $33,118 at December 31, 1996. On February 12, 1997, concurrent with the transfer of certain assets of affiliated entities to another company, this debt was repaid.

    The aggregate annual maturities for the above notes payable at December 31, 1996, are as follows:

DECEMBER 31,                                                                          AMOUNT
-----------------------------------------------------------------------------------  ---------
  1997.............................................................................  $  12,366
  1998.............................................................................        122
  1999.............................................................................        132
  2000.............................................................................         94
                                                                                     ---------
    Total..........................................................................  $  12,714
                                                                                     ---------
                                                                                     ---------

6.  COMMITMENTS

  LEASES

    The Company leased the land for the golf courses from the sole stockholder. As of December 31, 1996, the Company has three leases for the golf courses, two expiring in 2009 and one in 2012. The leases require rental payments of 10 percent of monthly green fees as defined in the lease agreements. The total rental expense approximated the following:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $     531
  1995...............................................................................   $     534
  1996...............................................................................   $     533

SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $     325
  1997...............................................................................   $      21

                               GOLF LEGENDS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

6.  COMMITMENTS (CONTINUED)
    Minimum lease commitments for noncancelable operating leases for various equipment in effect at December 31, 1996, are as follows:

YEAR ENDING DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  -----------
  1997...............................................................................         113
  1998...............................................................................         113
  1999...............................................................................         103
                                                                                              ---
    Total............................................................................   $     329
                                                                                              ---
                                                                                              ---

  SELF-INSURANCE

    The Company and its affiliates maintain a self-insurance program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $20 per employee annually with an annual aggregate maximum liability under the program for all companies of $225. Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims have been accrued as liabilities.

  EMPLOYMENT AGREEMENT

    The Company, along with other affiliated entities, has an employment agreement with an officer that expires in 1998. The agreement provides basic compensation in addition to other incentives and bonuses based upon certain conditions as defined in the agreement.

7.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid for interest:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $     873
  1995...............................................................................   $     876
  1996...............................................................................   $     862

SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $     397
  1997...............................................................................   $     155

    During 1994, $528 of receivables from the sole stockholder were settled through the declaration of a dividend.

    During 1994, equipment having a net book value of $419 and cash of $226 was exchanged for similar equipment having a value of $645.

    During 1995, $898 of land lease payable to stockholder were netted against receivables from the stockholder.

                               GOLF LEGENDS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

7.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (CONTINUED)
    During 1996, equipment having a net book value of $403 and cash of $240 was exchanged for similar equipment having a value of $643.

    During 1996, $533 of land lease payable to stockholder were netted against receivables from the stockholder.

8.  SUBSEQUENT EVENT

    On February 12, 1997, the Company along with Heritage Golf Club, Ltd.; Legends of Virginia, LC; and Seaside Resorts, Ltd. contributed the land and improvements, buildings and certain equipment with a net book value of $33,136 net of related debt of $26,385 to Golf Trust of America, LP (GTA, LP). The contribution was concurrent with an initial public offering of the common stock of Golf Trust of America, Inc. (GTA, Inc.), its general partner. The Companies received limited partnership units convertible to common shares of GTA, Inc. and cash of $8.4 million.

    Concurrent with the contribution of assets, the Companies transferred the operations of the golf courses along with related assets and liabilities to four newly formed affiliated lessee companies (Legends Lessees) which have entered into lease agreements with GTA, LP. Under the terms of the leases, the Legends Lessees will pay annual base rent of approximately $12,057 plus percentage rent based on the increase in gross golf revenues as defined. The Legends Lessees are responsible for all expense related to the operations of the courses.

    The remaining assets of the Companies consist of limited partnership units in GTA, LP and receivables and payables from affiliates.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Heritage Golf Club, Ltd.
Myrtle Beach, South Carolina

    We have audited the accompanying balance sheets of HERITAGE GOLF CLUB, LTD. as of December 31, 1995 and 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in the notes to the financial statements, HERITAGE GOLF CLUB, LTD. has material transactions with its stockholder and affiliates.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HERITAGE GOLF CLUB, LTD. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                            BDO SEIDMAN, LLP

Charlotte, North Carolina
March 21, 1997

                            HERITAGE GOLF CLUB, LTD.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------   JUNE 30,
                                                                                                            1997
                                                                                                         -----------
                                                                                                         (UNAUDITED)
ASSETS (NOTE 5)

CURRENT ASSETS:
  Cash...........................................................................  $      75  $     175   $     161
  Accounts receivable (Note 2)...................................................        144        247         254
  Inventories....................................................................         76         75          72
  Prepaid expenses...............................................................          2          2      --
                                                                                   ---------  ---------  -----------
    Total current assets.........................................................        297        499         487
Property and equipment (Notes 3 and 5), less accumulated depreciation............      2,160      2,018         196
Investment in Golf Trust of America, LP..........................................     --         --           1,770
Advances to affiliates (Note 1)..................................................        956      2,049       2,748
Other............................................................................     --             36      --
                                                                                   ---------  ---------  -----------
                                                                                   $   3,413  $   4,602   $   5,201
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------
LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...............................................................  $     108  $     209   $      64
  Accrued expenses:
    Retirement plan (Note 4).....................................................         23         21          25
    Other........................................................................         85        106         243
Current maturities of long-term debt (Note 5)....................................         89        766      --
                                                                                   ---------  ---------  -----------
      Total current liabilities..................................................        305      1,102         332
Advances from affiliates (Note 1)................................................        595        570         754
Long-term debt, less current maturities (Note 5).................................        773        116         140
                                                                                   ---------  ---------  -----------
      Total liabilities..........................................................      1,673      1,788       1,226
                                                                                   ---------  ---------  -----------
Commitments and contingencies (Notes 4 and 6)
Owners' equity:
  Common stock, $1 par -- shares authorized, 100,000; outstanding, 1,000.........          1          1           1
  Members' contributions.........................................................     --         --               2
  Additional paid-in capital.....................................................     --         --             325
  Retained earnings (Note 5).....................................................      1,739      2,813       3,221
  Members' retained earnings.....................................................     --         --             426
                                                                                   ---------  ---------  -----------
      Total owners' equity.......................................................      1,740      2,814       3,975
                                                                                   ---------  ---------  -----------
                                                                                   $   3,413  $   4,602   $   5,201
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

          See accompanying summary of significant accounting policies and notes to financial statements.

                            HERITAGE GOLF CLUB, LTD.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                 (IN THOUSANDS)

                                                                                                      SIX MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
REVENUES:
  Green fees.....................................................  $   2,075  $   2,108  $   2,031  $   1,262  $   1,244
  Cart rentals...................................................        937        949        951        514        567
  Membership dues................................................         76         99        159        128        132
  Food and beverage sales........................................        419        405        410        226        264
  Pro shop merchandise sales.....................................        375        377        342        197        189
  Other income (expense).........................................         53     --             (7)    --         --
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenues...............................................      3,935      3,938      3,886      2,327      2,396
                                                                   ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
  General and administrative (Note 1)............................        985        895        956        443        459
  Repairs and maintenance........................................        549        619        467        155        293
  Depreciation...................................................        358        319        290        155         64
  Cost of merchandise sold.......................................        176        188        180         96         87
  Rents (Note 6).................................................        197        200        193        120        723
  Pro shop operations............................................        199        232        202        106        115
  Cost of food and beverage sold.................................        167        149        164         84        117
  Food and beverage operations...................................        138        159        167         83        101
                                                                   ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.....................................      2,769      2,761      2,619      1,242      1,959
                                                                   ---------  ---------  ---------  ---------  ---------
Operating income.................................................      1,166      1,177      1,267      1,085        437
Equity in earnings of Golf Trust America, LP.....................     --         --         --         --            411
Interest expense.................................................        (63)       (63)       (59)       (27)       (14)
                                                                   ---------  ---------  ---------  ---------  ---------
Net income.......................................................      1,103      1,114      1,208      1,058        834
Retained earnings, beginning of period...........................        858      1,264      1,739      1,739      2,813
Dividends (Notes 5 and 7)........................................        697        639        134     --         --
Retained earnings, end of period.................................  $   1,264  $   1,739  $   2,813  $   2,797  $   3,647
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

          See accompanying summary of significant accounting policies and notes to financial statements.

                            HERITAGE GOLF CLUB, LTD.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                         SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                                      -------------------------------  --------------------
                                                        1994       1995       1996       1996       1997
                                                      ---------  ---------  ---------  ---------  ---------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $   1,103  $   1,114  $   1,208  $   1,058  $     834
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Loss on sale of assets..........................     --              5         11     --         --
    Depreciation....................................        358        319        290        155         64
    Equity in earnings of Golf Trust of America,
      LP............................................     --         --         --         --           (411)
    (Increase) decrease in:
      Accounts receivable...........................        112        (52)      (103)      (221)        (7)
      Inventories...................................        (27)        22          1         (6)         3
      Prepaid expenses/other assets.................        (16)        14        (36)    --             38
    Increase (decrease) in:
      Accounts payable..............................         74        (30)       101        (31)      (145)
      Accrued expenses..............................        210       (423)        19        112        141
                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...........      1,814        969      1,491      1,067        517
                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions..................        (91)       (82)      (193)       (25)      (132)
  Proceeds from sale of assets......................     --            124         35     --         --
  Distribution from Golf Trust of America, LP.......     --         --         --         --            168
  Increase in investment in Golf Trust of America,
    LP..............................................     --         --         --         --            (36)
  Increase in advances to affiliates................         (1)      (955)    (1,093)      (985)      (699)
                                                      ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities...............        (92)      (913)    (1,251)    (1,010)      (699)
                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends.............................       (146)      (639)      (134)    --         --
  Proceeds from long-term debt......................        222     --            156     --         --
  Payments on long-term debt........................       (266)       (89)      (137)       (32)       (16)
  Increase (decrease) in advances from affiliates...     (1,499)       595        (25)         1        184
                                                      ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities...............     (1,689)      (133)      (140)       (31)       168
                                                      ---------  ---------  ---------  ---------  ---------
  Net increase (decrease) in cash...................         33        (77)       100         26        (14)
  Cash, beginning of period.........................        119        152         75         75        175
                                                      ---------  ---------  ---------  ---------  ---------
  Cash, end of period...............................  $     152  $      75  $     175  $     101  $     161
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------

    See accompanying summary of significant accounting policies and notes to financial statements.

                            HERITAGE GOLF CLUB, LTD.
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (INFORMATION FOR SEPTEMBER 30, 1995 IS UNAUDITED)
                                 (IN THOUSANDS)

ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of one S Corporation (Heritage Golf Club, Ltd.) and one limited liability company (Heritage Golf Management, LLC) affiliated through common ownership. The entities, referred to collectively as Heritage Golf Club, owned and operates Heritage Golf Club, located in the Pawleys Island, South Carolina area.

    The entities' financial statements are being presented on a combined basis as Heritage Golf Management, LLC was formed in February 1997 to operate the golf course previously owned by Heritage Golf Club, Ltd. under the terms of the operating leases implemented under the formation transactions.

INVENTORIES

    Inventories are valued at the lower-of-cost (first-in, first-out) or market and consist primarily of food, beverages, golf equipment, and clothing.

REVENUE RECOGNITION

    Revenue from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the time of sale.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flow, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line method for financial reporting purposes and accelerated method for income tax purposes.

    Estimated useful lives for major asset categories approximate:

DESCRIPTION                                  YEARS
----------------------------------------     -----
Golf course improvements................          15
Buildings...............................          40
Machinery and equipment.................         3-8
Furniture...............................           8
Golf carts..............................           5

    Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts.

INCOME TAXES

    The absence of a provision for income taxes is due to the election by the Company, and consent by its stockholder, to include the taxable income or loss of the Company in his individual tax returns. As a result, no federal or state income taxes are imposed on the Company.

                            HERITAGE GOLF CLUB, LTD.
             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
               (INFORMATION FOR SEPTEMBER 30, 1995 IS UNAUDITED)
                                 (IN THOUSANDS)

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables.

    Concentration of credit risk with respect to trade receivables, which consists primarily of golf packages from hotels and charges, is limited due to the large number of hotels comprising the Company's customer base. The trade receivables are billed and due monthly and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 31, 1995 and 1996, the Company had no significant concentration of credit risk

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

ADVERTISING

    The Company expenses advertising costs as incurred. Advertising costs included in general and administrative costs in the amounts of $76, $84, and $80 for December 31, 1994, 1995, and 1996, and $22 and $15 for the six months ended June 30, 1996 and 1997, respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

                            HERITAGE GOLF CLUB, LTD.

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. AFFILIATED COMPANIES

    The Company's sole stockholder also owns and operates Marsh Harbour, Ltd.; Seaside Resorts, Ltd. (d/b/a Oyster Bay Golf Links); Heritage Plantation, Ltd.; Legends Golf Development, Ltd.; The Legends Group, Ltd.; Golf Legends, Ltd.; Legends of Virginia, LC; and other businesses.

    The Legends Group, Ltd. provides various management and administrative services including reservations, advertising, accounting, payroll and related benefits, and telephone for all affiliated companies. These expenses are allocated to the businesses using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees and direct effort expended. Interest on allocated external debt is charged as incurred. Management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had operated as separate companies.

    Administrative fees paid by the Company for such services are as follows:

YEAR ENDED DECEMBER 31,                     AMOUNT
----------------------------------------  -----------
  1994..................................   $     187
  1995..................................   $     213
  1996..................................   $     213


SIX MONTHS ENDED JUNE 30,                   AMOUNT
----------------------------------------  -----------
  1996..................................   $     107
  1997..................................   $     112

    Advances to and from affiliated companies, stockholder receivable and accrued land lease (Note 5), as shown on the balance sheets, have no fixed payment/repayment provisions and are noninterest bearing.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------   JUNE 30,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
Golf packages.......................................................  $     144  $     225   $     254
Related parties.....................................................     --             19      --
Other...............................................................     --              3      --
                                                                            ---        ---         ---
                                                                      $     144  $     247   $     254
                                                                            ---        ---         ---
                                                                            ---        ---         ---

                            HERITAGE GOLF CLUB, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3. PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                              DECEMBER 31,
                                          --------------------   JUNE 30,
                                            1995       1996        1997
                                          ---------  ---------  -----------
Golf course improvements................  $   2,511  $   2,626   $  --
Machinery and equipment.................        758        679           6
Furniture and fixtures..................        366        231         207
Buildings...............................      1,032      1,052      --
Golf carts..............................        296        273         234
                                          ---------  ---------         ---
                                              4,963      4,861         447
Less accumulated depreciation...........      2,803      2,843         251
                                          ---------  ---------         ---
Net property and equipment..............  $   2,160  $   2,018   $     196
                                          ---------  ---------         ---
                                          ---------  ---------         ---

4. RETIREMENT PLAN

    The Company and its affiliates sponsor a defined-contribution retirement plan for all eligible employees, including officers. The plan provides for contributions by the Company equal to the level funding amount as calculated and defined in the plan agreement. The actual benefit, at any point in time for each participant, is the actual value of the participant's account based on the earnings or losses experienced by the plan. Retirement plan expense was:

YEAR ENDED DECEMBER 31,                     AMOUNT
----------------------------------------  -----------
  1994..................................   $      26
  1995..................................   $      24
  1996..................................   $      21


SIX MONTHS ENDED JUNE 30,
----------------------------------------
  1996..................................   $      11
  1997..................................   $       4

                            HERITAGE GOLF CLUB, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          DECEMBER 31
                                                                      --------------------   JUNE 30,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
6.25% note payable to bank, collateralized by substantially all
 assets(1)..........................................................  $     736  $     726   $  --

Note payable to bank, due in monthly installments of principal and interest at 9.25% to October 10, 1998; collateralized by golf carts
 having a book value of $211 at December 31, 1996...................        126        156         140
                                                                            ---        ---         ---
                                                                            862        882         140
Less current maturities.............................................         89        766      --
                                                                            ---        ---         ---
                                                                      $     773  $     116   $     140
                                                                            ---        ---         ---
                                                                            ---        ---         ---

------------

(1) The Company, along with certain affiliated companies (The Legends Group, Ltd.; Seaside Resorts, Ltd.; Marsh Harbour, Ltd.; and Golf Legends, Ltd.), participates in a debt agreement with a bank consisting of two term notes totaling $17,547 as of December 31, 1996. The aforementioned companies are jointly liable for the debt and the sole stockholder has guaranteed the loans.

    Effective October 26, 1996, the rate was adjusted to the bank's prime rate. The Company's portion of these notes were repaid on February 12, 1997. The outstanding balance at December 31, 1996, has been allocated to the various entities based on the original use of the loan proceeds net of payments to date as follows:

AFFILIATE                                  AMOUNT
----------------------------------------  ---------
Marsh Harbour, Ltd......................  $   3,630
Seaside Resorts, Ltd....................        947
Golf Legends, Ltd.......................     12,244
Heritage Golf Club, Ltd.................        726
                                          ---------
                                             17,547
                                          ---------
                                          ---------

    On April 19, 1995, the Company, along with the affiliated entities, amended the bank loan agreement and increased the total available loan by approximately $13,925 ($12,536 outstanding at December 31, 1996). These funds are to be used for construction of golf courses by an affiliated entity, Legends of Virginia, LC.

    The loan agreements provide, among other covenants, restrictions on certain financial ratios, a minimum aggregate cash balance of $250, payments to the sole stockholder, capital expenditures, indebtedness, liens, changes in the nature of the business and significant other limitations as to the use of funds. The Company has obtained a waiver of certain of the covenants as of December 31, 1995 and 1996.

    The Company is jointly liable as a guarantor, along with the sole stockholder, with other affiliated entities for additional amounts totaling $3,035.

    Total debt of all affiliated entities of which the Company is jointly liable is approximately $33,118 at December 31, 1996. On February 12, 1997, concurrent with the transfer of certain assets of affiliated entities to another company, this debt was repaid.

                            HERITAGE GOLF CLUB, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
    The aggregate annual maturities for the above notes payable at December 31, 1996, are as follows:

DECEMBER 31,                               AMOUNT
----------------------------------------  ---------
1997....................................  $     766
1998....................................         41
1999....................................         44
2000....................................         31
                                          ---------
  Total.................................  $     882
                                          ---------
                                          ---------

6. COMMITMENTS

  LEASES

    The Company leases the land for the golf course from the sole stockholder. The lease expires in June 2006 and requires a rental payment of 10% of the monthly green fees as defined in the lease agreement. The total rental expense for the land approximates:

YEAR ENDED DECEMBER 31,                     AMOUNT
----------------------------------------  -----------
  1994..................................   $     197
  1995..................................   $     200
  1996..................................   $     193


SIX MONTHS ENDED JUNE 30,
----------------------------------------
  1996..................................   $     120
  1997..................................   $       6

    Minimum lease commitments for noncancelable operating leases in effect at December 31, 1996, are as follows:

YEAR ENDING DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  -----------
1997.................................................................................   $      45
1998.................................................................................          45
1999.................................................................................          42
2000.................................................................................           2
                                                                                              ---
  Total..............................................................................   $     134
                                                                                              ---
                                                                                              ---

    The Company leases various equipment under operating leases.

  SELF-INSURANCE

    The Company and its affiliates maintain a self-insurance program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $20 per employee annually with an annual aggregate maximum liability under the program for all companies of $225. Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims have been accrued as liabilities.

                            HERITAGE GOLF CLUB, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

6. COMMITMENTS (CONTINUED)
  EMPLOYMENT AGREEMENT

    The Company, along with other affiliated entities, has an employment agreement with an officer that expires in 1998. The agreement provides basic compensation in addition to other incentives and bonuses based upon certain conditions as defined in the agreement.

7. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid during the year for interest:

YEAR ENDED DECEMBER 31,                     AMOUNT
----------------------------------------  -----------
  1994..................................   $      64
  1995..................................   $      63
  1996..................................   $      58


SIX MONTHS ENDED JUNE 30,
----------------------------------------
  1996..................................   $      27
  1997..................................   $      14

    During 1994, equipment having a net book value of $204 and cash of $53 was exchanged for similar new equipment having a value of $257.

    During 1994, $551 of receivables from the stockholder were settled through the declaration of a dividend.

    During 1996, equipment having a net book value of $154 and cash of $80 was exchanged for similar new equipment having a value of $234.

8. SUBSEQUENT EVENT

    On February 12, 1997, the Company along with Golf Legends, Ltd.; Legends of Virginia, LC; and Seaside Resorts, Ltd. contributed the land and improvements, buildings and certain equipment with a net book value of $33,136 net of related debt of $26,385 to Golf Trust of America, LP (GTA, LP). The contribution was concurrent with an initial public offering of the common stock of Golf Trust of America, Inc. (GTA, Inc.), its general partner. The Companies received limited partnership units convertible to common shares of GTA, Inc. and cash of $8.4 million.

    Concurrent with the contribution of assets, the Companies transferred the operations of the golf courses along with related assets and liabilities to four newly formed affiliated lessee companies (Legends Lessees) which have entered into lease agreements with GTA, LP. Under the terms of the leases, the Legends Lessees will pay annual base rent of approximately $12,057 plus percentage rent based on the increase in gross golf revenues as defined. The Legends Lessees are responsible for all expense related to the operations of the courses. The remaining assets of the Companies consist of limited partnership units in GTA, LP and receivables and payables from affiliates.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Seaside Resorts, Ltd.
Myrtle Beach, South Carolina

    We have audited the accompanying balance sheets of SEASIDE RESORTS, LTD. as of December 31, 1995 and 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in the notes to the financial statements, SEASIDE RESORTS, LTD. has material transactions with its shareholder and affiliates.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SEASIDE RESORTS, LTD. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Charlotte, North Carolina
March 21, 1997

                             SEASIDE RESORTS, LTD.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------   JUNE 30,
                                                                                                            1997
                                                                                                         -----------
                                                                                                         (UNAUDITED)

                                                  ASSETS (Note 5)
CURRENT ASSETS:
  Cash...........................................................................  $     109  $     190   $     198
  Accounts receivable (Note 2)...................................................        162        245         309
  Inventories....................................................................        120        142         111
                                                                                   ---------  ---------  -----------
      Total current assets.......................................................        391        577         618
Property and equipment (Notes 3 and 5), less accumulated depreciation............      1,055        983         187
Investment in Golf Trust of America, LP..........................................     --         --              34
Advances to affiliates (Note 1)..................................................      1,863      2,813       3,763
Other............................................................................     --             36           4
                                                                                   ---------  ---------  -----------
                                                                                   $   3,309  $   4,409   $   4,606
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

                                        LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable...............................................................  $      65  $     157   $     122
  Accrued expenses:
    Retirement plan (Note 4).....................................................         12         10          12
    Other........................................................................         23         74         209
    Current maturities of long-term debt (Note 5)................................        116        987      --
                                                                                   ---------  ---------  -----------
      Total current liabilities..................................................        216      1,228         343
Advances from affiliates (Note 1)................................................      1,253      1,250       1,470
Long-term debt, less current maturities (Note 5).................................        996        116         137
                                                                                   ---------  ---------  -----------
      Total liabilities..........................................................      2,465      2,594       1,950
                                                                                   ---------  ---------  -----------
Commitments (Notes 4 and 6)
Shareholder's equity:
  Common stock, $1 par--shares authorized, 100,000; outstanding, 1,000...........          1          1           1
  Members' contributions.........................................................     --         --               2
  Members' retained earnings.....................................................     --         --             644
  Retained earnings (Note 5).....................................................        843      1,814       2,009
                                                                                   ---------  ---------  -----------
      Total shareholder's equity.................................................        844      1,815       2,656
                                                                                   ---------  ---------  -----------
                                                                                   $   3,309  $   4,409   $   4,606
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

    See accompanying summary of significant accounting policies and notes to financial statements

                             SEASIDE RESORTS, LTD.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                                                      SIX MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
REVENUES:
  Green fees.....................................................  $   2,274  $   2,429  $   2,311  $   1,449  $   1,423
  Cart rentals...................................................        975      1,030        977        544        589
  Food and beverage sales........................................        329        334        349        204        215
  Pro shop merchandise sales.....................................        474        526        453        274        262
  Other income (expense).........................................         63          5        (18)    --             40
                                                                   ---------  ---------  ---------  ---------  ---------
      Total revenues.............................................      4,115      4,324      4,072      2,471      2,529
                                                                   ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
  General and administrative (Note 1)............................        707        676        724        336        391
  Repairs and maintenance........................................        403        508        592        215        277
  Depreciation and amortization..................................        181        187        175         95         44
  Cost of merchandise sold.......................................        247        259        229        135        108
  Rents (Note 6).................................................        228        248        231        139        875
  Pro shop operations............................................        234        267        235        124        109
  Cost of food and beverage sold.................................         87         94         98         56         64
  Food and beverage operations...................................         59         74         68         38         42
                                                                   ---------  ---------  ---------  ---------  ---------
      Total costs and expenses...................................      2,146      2,313      2,352      1,138      1,910
                                                                   ---------  ---------  ---------  ---------  ---------
Operating income.................................................      1,969      2,011      1,720      1,333        619
Equity in earnings of GTA LP.....................................     --         --         --         --            413
Interest expense.................................................        (78)       (77)       (75)       (35)       (16)
                                                                   ---------  ---------  ---------  ---------  ---------
Net income.......................................................      1,891      1,934      1,645      1,298      1,016
Retained earnings, beginning of period...........................        184        993        843        843      1,814
Dividends (Notes 5 and 7)........................................      1,082      2,084        674     --           (177)
                                                                   ---------  ---------  ---------  ---------  ---------
Retained earnings, end of period.................................  $     993  $     843  $   1,814  $   2,141  $   2,653
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    See accompanying summary of significant accounting policies and notes to financial statements.

                             SEASIDE RESORTS, LTD.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................  $   1,891  $   1,934  $   1,645  $   1,298  $   1,016
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................        181        187        175         96         44
    Equity in earnings of Golf Trust of America, LP............     --         --         --         --           (413)
    Gain (loss) on disposal of assets..........................     --         --             24     --         --
    (Increase) decrease in:
      Accounts receivable......................................         77        (29)       (83)      (457)       (64)
      Inventories..............................................        (16)        31        (22)       (23)        31
      Prepaid expenses/other assets............................     --         --            (36)    --             49
    Increase (decrease) in:
      Accounts payable.........................................         70        (32)        92         34        (35)
      Accrued expenses.........................................         15        (11)        48         26        137
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities......................      2,218      2,080      1,843        974        765
                                                                 ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions.............................       (209)       (51)      (195)    --         --
  Proceeds from sale of assets.................................     --         --             69        (14)    --
  Distribution from Golf Trust of America, LP..................     --         --         --         --            169
  Increase (decrease) in advances to affiliates................        189     (1,156)      (951)      (954)      (950)
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities..........................        (20)    (1,207)    (1,077)      (968)      (781)
                                                                 ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends........................................     (1,082)    (2,084)      (674)    --           (177)
  Proceeds from long-term debt.................................        220         26        160     --         --
  Payments on long-term debt...................................       (272)       (96)      (169)       (32)       (19)
  Increase (decrease) in advances from affiliates..............     (1,035)     1,252         (2)    --            220
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities..........................     (2,169)      (902)      (685)       (32)        24
                                                                 ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash................................         29        (29)        81        (26)         8
Cash, beginning of period......................................        109        138        109        109        190
                                                                 ---------  ---------  ---------  ---------  ---------
Cash, end of period............................................  $     138  $     109  $     190  $      83  $     198
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

    See accompanying summary of significant accounting policies and notes to financial statements

                             SEASIDE RESORTS, LTD.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of one S Corporation (Seaside Resorts, Ltd.) and one limited liability company (Oyster Bay Golf Management, LLC) affiliated through common ownership. The entities, referred to collectively as Oyster Bay, owned and operates Oyster Bay Golf Links located in Sunset Beach, North Carolina.

    The entities' financial statements are being presented on a combined basis as Oyster Bay Golf Management, LLC was formed in February 1997 to operate the golf course previously owned by Seaside Resorts, Ltd. under the terms of the operating leases implemented under the Formation Transactions.

INVENTORIES

    Inventories are valued at the lower-of-cost (first-in, first-out) or market and consist primarily of food, beverages, golf equipment, and clothing.

REVENUE RECOGNITION

    Revenue from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the time of sale.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line method for financial reporting purposes and accelerated method for income tax purposes.

    Estimated useful lives for major asset categories approximate:

DESCRIPTION                                                                                 YEARS
---------------------------------------------------------------------------------------     -----
Golf course improvements...............................................................          15
Buildings..............................................................................          40
Machinery and equipment................................................................         3-8
Furniture..............................................................................           8
Golf carts.............................................................................           5

INCOME TAXES

    The absence of a provision for income taxes is due to the election by the Company, and consent by its shareholder, to include the taxable income or loss of the Company in his individual tax returns. As a result, no federal or state income taxes are imposed on the Company.

                             SEASIDE RESORTS, LTD.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. Concentration of credit risk with respect to trade receivables, which consists primarily of golf packages from hotels and credit card charges, is limited due to the large number of hotels comprising the Company's customer base. The trade receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 31, 1995, and 1996, the Company had no significant concentration of credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

ADVERTISING

    The Company expenses advertising costs as incurred. Advertising costs included in general and administrative costs in the amounts of $93, $80, and $71 for December 31, 1994, 1995, and 1996, and $15 and $13 for the six months ended June 30, 1996 and 1997, respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

                             SEASIDE RESORTS, LTD.

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. AFFILIATED COMPANIES

    The Company's sole shareholder also owns and operates Marsh Harbour, Ltd.; Heritage Golf Club, Ltd.; Heritage Plantation, Ltd.; Legends Golf Development, Ltd.; Golf Legends, Ltd.; The Legends Group, Ltd.; Legends of Virginia, LC; and other businesses.

    The Legends Group, Ltd. provides various management and administrative services including reservations, advertising, accounting, payroll and related benefits and telephone for all affiliated companies. These expenses are allocated to the businesses using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees and direct effort expended. Interest on allocated external debt is charged as incurred. Management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had operated as separate companies.

    Administrative fees paid by the Company for such services are as follows:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $     187
  1995...............................................................................   $     213
  1996...............................................................................   $     213


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $     107
  1997...............................................................................   $     112

    Advances to and from affiliated companies, as shown on the balance sheets, have no fixed payment/ repayment provisions and are noninterest bearing.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------   JUNE 30,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
Golf package receivables............................................  $     125  $     191   $     278
Related parties.....................................................     --             20      --
Other...............................................................         37         34          31
                                                                            ---        ---         ---
                                                                      $     162  $     245   $     309
                                                                            ---        ---         ---
                                                                            ---        ---         ---

                             SEASIDE RESORTS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3. PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                                                       DECEMBER 31,
                                                                   --------------------   JUNE 30,
                                                                     1995       1996        1997
                                                                   ---------  ---------  -----------
Golf course improvements.........................................  $   1,144  $   1,240   $  --
Buildings........................................................        236        257      --
Machinery and equipment..........................................        679        502      --
Furniture and fixture............................................        104         26      --
Golf carts.......................................................        265        242         242
                                                                   ---------  ---------         ---
                                                                       2,428      2,267         242
Less accumulated depreciation....................................      1,373      1,284          55
                                                                   ---------  ---------         ---
Net property and equipment.......................................  $   1,055  $     983   $     187
                                                                   ---------  ---------         ---
                                                                   ---------  ---------         ---

4. RETIREMENT PLAN

    The Company and its affiliates sponsor a defined-contribution retirement plan for all eligible employees including officers. The plan provides for contributions by the Company, equal to the level funding amount as calculated and defined in the plan agreement. The actual benefit, at any point in time for each participant, is the actual value of the participant's account based on the earnings or losses experienced by the plan. Retirement plan expense was:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $      12
  1995...............................................................................   $      13
  1996...............................................................................   $      10


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $       6
  1997...............................................................................   $       2

                             SEASIDE RESORTS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                       DECEMBER 31,
                                                                   --------------------   JUNE 30,
                                                                     1995       1996        1997
                                                                   ---------  ---------  -----------
6.25% note payable to bank, collateralized by substantially all
 assets(1).......................................................  $     960  $     947   $  --

Payable to bank, due in monthly installments of principal and interest of $20, calculated by multiplying the capitalized cost by a rental factor, which is adjusted by a percentage of each basis point change in the 30-day LIBOR rate; due in 2000;
 collateralized by golf carts having a net book value of $211 at
 December 31, 1996...............................................        125        156         137

Paid in 1996.....................................................         27     --          --
                                                                   ---------  ---------         ---

                                                                       1,112      1,103         137

Less current maturities..........................................        116        987      --
                                                                   ---------  ---------         ---

                                                                   $     996  $     116   $     137
                                                                   ---------  ---------         ---
                                                                   ---------  ---------         ---

------------

(1) The Company, along with certain affiliated companies (The Legends Group, Ltd.; Marsh Harbour, Ltd.; Golf Legends, Ltd.; and Heritage Golf Club, Ltd.), participates in a debt agreement with a bank consisting of two term notes totaling $17,547 as of December 31, 1996. The aforementioned companies are jointly liable for the debt and the shareholder has guaranteed the loans.

    Effective October 26, 1996, the rate was adjusted to the bank's prime rate.

    The Company's portion of these notes were repaid on February 12, 1997.

    The outstanding balance at December 31, 1996, has been allocated to the various entities based on the original use of the loan proceeds net of payments to date as follows:

AFFILIATE                                                                             AMOUNT
-----------------------------------------------------------------------------------  ---------
Marsh Harbour, Ltd.................................................................  $   3,630
Seaside Resorts, Ltd...............................................................        947
Golf Legends, Ltd..................................................................     12,244
Heritage Golf Club, Ltd............................................................        726
                                                                                     ---------
                                                                                     $  17,547
                                                                                     ---------
                                                                                     ---------

    On April 19, 1995, the Company, along with the affiliated entities, amended the bank loan agreement and increased the total available loan by approximately $13,925 ($12,536 outstanding at December 31, 1996). These funds are to be used for construction of golf courses by an affiliated entity, Legends of Virginia, LC.

                             SEASIDE RESORTS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
    The loan agreements provide, among other covenants, restrictions on certain financial ratios, a minimum aggregate cash balance of $250, payments to the shareholder, capital expenditures, indebtedness, liens, changes in the nature of the business and significant other limitations as to the use of funds. The Company has obtained a waiver of certain of the covenants as of December 31, 1995 and 1996.

    The Company is jointly liable as a guarantor, along with the shareholder, with other affiliated entities for additional amounts totaling $3,035.

    Total debt of all affiliated entities of which the Company is jointly liable is approximately $33,118 at December 31, 1996. On February 12, 1997, concurrent with the transfer of certain assets of affiliated entities to another company, this debt was repaid.

    The aggregate annual maturities for the above notes payable at December 31, 1996, are as follows:

DECEMBER 31,                                                                            AMOUNT
-------------------------------------------------------------------------------------  ---------
  1997...............................................................................  $     987
  1998...............................................................................         41
  1999...............................................................................         44
  2000...............................................................................         31
                                                                                       ---------
  Total..............................................................................  $   1,103
                                                                                       ---------
                                                                                       ---------

6. COMMITMENTS

  LEASES

    The Company leases land for the golf course. The lease has a term of fifty years expiring April 2032. The lease requires rental payments of 10% of monthly green fees, as defined in the lease agreement. The lease does not contain an option to purchase the land. The total rental expense approximated the following:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $     228
  1995...............................................................................   $     248
  1996...............................................................................   $     231


SIX MONTHS ENDED JUNE 30,                                                                AMOUNT
-------------------------------------------------------------------------------------  -----------
  1996...............................................................................   $     139
  1997...............................................................................   $     875

  SELF-INSURANCE

    The Company and its affiliates maintain a self-insurance program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $20 per employee annually with an annual aggregate maximum liability under the program for all companies of $225. Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims have been accrued as liabilities.

                             SEASIDE RESORTS, LTD.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

6. COMMITMENTS (CONTINUED)
  EMPLOYMENT AGREEMENT

    The Company, along with other affiliated entities, has an employment agreement with an officer that expires in 1998. The agreement provides basic compensation in addition to other incentives and bonuses based upon certain conditions as defined in the agreement.

7. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid during the year for interest:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $      79
  1995...............................................................................   $      77
  1996...............................................................................   $      74


SIX MONTHS ENDED JUNE 30,                                                                AMOUNT
-------------------------------------------------------------------------------------  -----------
  1996...............................................................................   $      35
  1997...............................................................................   $      16

    During 1993, equipment having a net book value of $167 and cash of $88 was exchanged for similar new equipment having a value of $225.

    During 1994, equipment having a net book value of $204 and cash of $53 was exchanged for similar new equipment having a value of $257.

    During 1996, equipment having a net book value of $154 and cash of $80 was exchanged for similar new equipment having a value of $234.

8. SUBSEQUENT EVENT

    On February 12, 1997, the Company along with Heritage Golf Club, Ltd.; Golf Legends, Ltd.; and Legends of Virginia, LC contributed the land and improvements, buildings and certain equipment with a total net book value of $33,136 net of related debt of $26,385 to Golf Trust of America, LP (GTA, LP). The contribution was concurrent with an initial public offering of the common stock of Golf Trust of America, Inc. (GTA, Inc.), its general partner. The Companies received limited partnership units convertible to common shares of GTA, Inc. and cash of $8.4 million.

    Concurrent with the contribution of assets, the Companies transferred the operations of the golf courses along with related assets and liabilities to four newly formed affiliated lessee companies (Legends Lessees) which have entered into lease agreements with GTA, LP. Under the terms of the leases, the Legends Lessees will pay annual base rent of approximately $12,057 plus percentage rent based on the increase in gross golf revenues as defined. The Legends Lessees are responsible for all expense related to the operations of the courses.

    The remaining assets of the Companies consist of limited partnership units in GTA, LP and receivables and payables from affiliates.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Legends of Virginia, LC
Myrtle Beach, South Carolina

    We have audited the accompanying balance sheets of LEGENDS OF VIRGINIA, LC as of December 31, 1995 and 1996, and the related statements of operations and members' accumulated deficit, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in the notes to the financial statements, LEGENDS OF VIRGINIA, LC has material transactions with its members and affiliates.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LEGENDS OF VIRGINIA, LC at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                          BDO SEIDMAN, LLP

Charlotte, North Carolina

March 21, 1997

                            LEGENDS OF VIRGINIA, LC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------   JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
ASSETS (NOTE 5)
CURRENT ASSETS:
  Cash.........................................................................  $  --      $     186   $     404
  Accounts receivable (Note 2).................................................     --             31         584
  Inventories..................................................................     --             80          79
  Prepaid expenses.............................................................     --              3      --
                                                                                 ---------  ---------  -----------
    Total current assets.......................................................     --            300       1,067
Advances to affiliates (Note 1)................................................         60          1         220
Investment in Golf Trust of America, LP........................................     --         --              85
Property and equipment (Notes 3 and 5), less accumulated
 depreciation..................................................................     18,231     21,243         401
Other..........................................................................     --            297           5
                                                                                 ---------  ---------  -----------
                                                                                 $  18,291  $  21,841   $   1,778
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable...............................................................  $  --      $     558   $     329
Retirement plan (Note 4).......................................................     --             25          31
Other liabilities..............................................................     --            187         508
Current maturities of long-term debt (Note 5)..................................        622     12,578      --
                                                                                 ---------  ---------  -----------
    Total current liabilities..................................................        622     13,348         868
Advances from affiliates (Note 1)..............................................      5,876     10,425       5,022
Long-term debt (Note 5)........................................................     10,836         37      --
                                                                                 ---------  ---------  -----------
    Total liabilities..........................................................     17,334     23,810       5,890
                                                                                 ---------  ---------  -----------

Commitments (Notes 4 and 6)

Members' equity (deficit):
  Members' contributions.......................................................          1          1           3
  Members' accumulated equity (deficit)........................................        956     (1,970)     (4,115)
                                                                                 ---------  ---------  -----------
    Total members' equity (deficit)............................................        957     (1,969)     (4,112)
                                                                                 ---------  ---------  -----------
                                                                                 $  18,291  $  21,841   $   1,778
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

               See accompanying summary of significant accounting
                  policies and notes to financial statements.

                            LEGENDS OF VIRGINIA, LC

           STATEMENTS OF OPERATIONS AND MEMBERS' ACCUMULATED DEFICIT

                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
REVENUES:
  Green fees...................................................  $  --      $  --      $     536  $      17  $     944
  Cart rentals.................................................     --         --            156          4        330
  Food and beverage sales......................................     --         --             44          1        112
  Pro shop merchandise sales...................................     --         --            110          3        138
  Other income (expense) (Note 7)..............................      1,000     --             (3)    --              2
                                                                 ---------  ---------  ---------  ---------  ---------
    Total revenues.............................................      1,000     --            843         25      1,526
                                                                 ---------  ---------  ---------  ---------  ---------

COSTS AND EXPENSES:
  General and administrative (Note 1)..........................     --             15      1,004        280        853
  Repairs and maintenance......................................     --         --          1,058        184        656
  Depreciation and amortization................................     --             29        686         69        448
  Cost of merchandise sold.....................................     --         --             63         23         89
  Rent (Note 6)................................................     --         --            114     --          1,497
  Pro shop operations..........................................     --         --            213         45        146
  Cost of food and beverage sold...............................     --         --             24          1         38
  Food and beverage operations.................................     --         --             16     --             17
                                                                 ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...................................     --             44      3,178        602      3,744
                                                                 ---------  ---------  ---------  ---------  ---------
Operating income (loss)........................................      1,000        (44)    (2,335)      (577)    (2,218)
Equity of earnings of GTA, LP..................................     --         --         --         --            307
Interest expense...............................................     --         --           (591)       (55)      (234)
                                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................................      1,000        (44)    (2,926)      (632)    (2,145)
Members' accumulated equity (deficit), beginning of
 period........................................................     --          1,000        956     (1,970)    (1,970)
                                                                 ---------  ---------  ---------  ---------  ---------
Members' accumulated equity (deficit), end of period...........  $   1,000  $     956  $  (1,970) $  (2,602) $  (4,115)
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

               See accompanying summary of significant accounting
                  policies and notes to financial statements.

                            LEGENDS OF VIRGINIA, LC
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                   -------------------------------  --------------------
                                                     1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $   1,000  $     (44) $  (2,926) $    (632) $  (2,145)
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities:.......
    Contribution of land (Note 7)................     (1,000)    --         --         --         --
    Depreciation and amortization................     --             29        686         69        448
    Equity in earnings of Golf Trust of America,
      LP.........................................     --         --         --         --           (307)
    Loss (gain) from sale of assets..............     --         --              3     --         --
    (Increase) decrease in:
      Accounts receivable........................     --         --            (31)    --           (553)
      Inventories................................     --         --            (80)       (24)         1
      Prepaid expenses/other assets..............     --         --            (41)      (315)        49
    Increase (decrease) in:
      Accounts payable...........................     --         --            558        660       (229)
      Other liabilities..........................     --         --            212     --            327
                                                   ---------  ---------  ---------  ---------  ---------
Net cash used in operating activities............     --            (15)    (1,619)      (242)    (2,409)
                                                   ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions...............     --        (11,443)    (4,323)    (2,366)    --
  Proceeds from sale of assets...................     --         --            363     --         --
  Distributions from Golf Trust of America, LP...     --         --         --         --            126
  Increase in investment in Golf Trust of
    America, LP..................................     --         --         --         --            (50)
  (Increase) decrease in advances to
    affiliates...................................     --         --             59     --           (219)
                                                   ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities............     --        (11,443)    (3,901)    (2,366)      (143)
                                                   ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...................     --         11,458      1,712      1,413     --
  Increase (decrease) in advances from
    affiliates...................................     --         --          4,549      1,195      2,770
  Payments of long-term debt.....................     --         --           (555)    --         --
                                                   ---------  ---------  ---------  ---------  ---------
Net cash provided by financing activities........     --         11,458      5,706      2,608      2,770
                                                   ---------  ---------  ---------  ---------  ---------
Net increase in cash.............................     --         --            186     --            218
Cash, beginning of period........................     --         --         --         --            186
                                                   ---------  ---------  ---------  ---------  ---------
Cash, end of period..............................  $  --      $  --      $     186  $  --      $     404
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO
                             FINANCIAL STATEMENTS.

                            LEGENDS OF VIRGINIA, LC

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of one S Corporation (Legends of Virginia, LC) and one limited liability company (Virginia Legends Management, LLC) affiliated through common ownership. The entities, referred to collectively as Legends of Virginia, is in the business of operating two golf courses near Williamsburg, Virginia, Stonehouse Golf Club, and Royal New Kent which opened in June and August 1996, respectively.

    The entities' financial statements are being presented on a combined basis as Virginia Legends Management, LLC was formed in February 1997 to operate the golf course previously owned by Legends of Virginia, Ltd. under the terms of the operating leases implemented under the formation transactions.

REVENUE RECOGNITION

    Revenue from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the time of sale.

CONSTRUCTION-IN-PROGRESS

    Construction-in-progress is stated at cost.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flow, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using various accelerated and straight-line methods for financial reporting.

    Estimated useful lives for major asset categories approximate:

DESCRIPTION                                                                                 YEARS
---------------------------------------------------------------------------------------     -----
Golf course improvements...............................................................          15
Buildings..............................................................................          40
Machinery and equipment................................................................         3-8
Furniture..............................................................................           8
Golf carts.............................................................................           5

    Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts.

INCOME TAXES

    No provision has been made for income taxes or related credits, as under the Internal Revenue Code a limited liability company is treated as a partnership for income tax purposes. Therefore, the results of operations are includable in the income tax returns of the members.

                            LEGENDS OF VIRGINIA, LC

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables.

    Concentration of credit risk with respect to trade receivables, which consists primarily of golf packages from hotels and charges, is limited due to the large number of hotels comprising the Company's customer base.

    The trade receivables are billed and due monthly and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 31, 1994, 1995, and 1996, the Company had no significant concentration of credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.

ADVERTISING

    The Company expenses advertising costs as incurred. The Company incurred no advertising costs in 1994 and 1995. Amounts expended were $0 and $299 for the years ended December 31, 1995 and 1996, and $143 and $165 for the six months ended June 30, 1996 and 1997, respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of the management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

                            LEGENDS OF VIRGINIA, LC

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. AFFILIATED COMPANIES

    The Company's majority member also owns and operates Seaside Resorts, Ltd. (d/b/a Oyster Bay Golf Links); Marsh Harbour, Ltd.; Heritage Golf Club, Ltd.; Legends Golf Development, Ltd.; Heritage Plantation, Ltd.; Legends Properties, LLC; The Legends Group, Ltd.; Golf Legends, Ltd.; and other businesses.

    Legends Golf Development, Ltd. (LGD) serves as the general contractor for the projects. Under the terms of the contract, LGD will be paid 7 percent over costs as its fee.

    The Legends Group, Ltd. provides various management and administrative services including reservations, advertising, accounting, payroll and related benefits, and telephone for all affiliated companies. These expenses are allocated to the businesses using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees and direct effort expended. Interest on allocated external debt is charged as incurred. Management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had operated as separate companies.

    Administrative fees paid by the Company for such services are as follows:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $  --
  1995...............................................................................   $  --
  1996...............................................................................   $     120


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $      10
  1997...............................................................................   $     191

    Advances to and from affiliated companies, as shown on the balance sheets, have no fixed payment/ repayment provisions and are noninterest bearing.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     1995         1996       JUNE 30, 1997
                                                                      ---          ---      ---------------
Golf packages...................................................   $  --        $      29      $     429
Related parties.................................................      --                1            155
                                                                          --           --
                                                                                                     ---
                                                                   $  --        $      30      $     584
                                                                          --           --
                                                                          --           --
                                                                                                     ---
                                                                                                     ---

                            LEGENDS OF VIRGINIA, LC

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3. PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1995       1996      JUNE 30, 1997
                                                            ---------  ---------  ---------------
Land (Note 7).............................................  $   1,000  $  --         $  --
Golf course improvements..................................     --         20,336        --
Buildings.................................................     --            837            71
Machinery and equipment...................................        465        302        --
Furniture.................................................     --             42        --
Construction-in-progress..................................     16,795        330           330
                                                            ---------  ---------           ---
                                                               18,260     21,847           401
Less accumulated depreciation.............................         29        604        --
                                                            ---------  ---------           ---
Net property and equipment................................  $  18,231  $  21,243     $     401
                                                            ---------  ---------           ---
                                                            ---------  ---------           ---

4. RETIREMENT PLAN

    The Company and its sponsor affiliates a defined-contribution retirement plan for all eligible employees of Golf Legends and other affiliated companies including officers. The plan provides for contributions by the Company equal to the level funding amount as calculated and defined in the plan agreement. The actual benefit, at any point in time for each participant, is the actual value of the participant's account based on the earnings or losses experienced by the plan. Retirement plan expense was:

YEAR ENDED DECEMBER 31,                                                                  AMOUNT
-------------------------------------------------------------------------------------  -----------
  1994...............................................................................   $  --
  1995...............................................................................   $  --
  1996...............................................................................   $      40


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................   $      16
  1997...............................................................................   $       6

                            LEGENDS OF VIRGINIA, LC

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        DECEMBER 31,
                                                                                    --------------------   JUNE 30,
                                                                                      1995       1996        1997
                                                                                    ---------  ---------  -----------
Note payable to bank at prime (8.25% at December 31, 1996)(1).....................  $  11,048  $  12,537   $  --

Note payable to bank, due in monthly installments of principal and interest at
 9.25% to October 10, 1998; collateralized by golf carts having a net book value
 of $76 at December 31, 1996......................................................     --             78      --

Paid in 1996......................................................................        410     --          --
                                                                                    ---------  ---------         ---
                                                                                       11,458     12,615      --
Less current maturities...........................................................        622     12,578      --
                                                                                    ---------  ---------         ---
Total long-term debt..............................................................  $  10,836  $      37   $  --
                                                                                    ---------  ---------         ---
                                                                                    ---------  ---------         ---

------------

(1) On April 19, 1995, the Company obtained a loan with a bank totaling $13,925. In addition, on this date, the affiliated entities amended an existing loan agreement of which the Company is jointly liable. These loans are guaranteed by the majority member and collateralized by the two new golf courses, New Kent and Stonehouse, and existing affiliated courses and clubhouses and other assets of the majority member.

   Certain affiliated companies (Legends Group, Ltd.; Golf Legends, Ltd.;
    Seaside Resorts, Ltd.; Heritage Golf Club, Ltd.; and Marsh Harbour, Ltd.) participate in a debt agreement with a bank consisting of two term notes totaling $17,547 as of December 31, 1996. The aforementioned companies are jointly liable for the debt and the majority member has guaranteed the loans.

   Effective October 26, 1996, the rate was adjusted to the bank's prime rate.

   The Company's portion of these notes were repaid on February 12, 1997.

   The loan agreements provide, among other covenants, restrictions on certain financial ratios, a minimum aggregate cash balance of $250, payments to the sole stockholder, capital expenditures, indebtedness, liens, changes in the nature of the business and significant other limitations as to the use of funds. The Company has obtained a waiver of certain of the covenants as of December 31, 1995 and 1996.

   The Company is jointly liable as a guarantor, with the sole stockholder and other affiliated entities for additional amounts totaling $3,035.

   Total debt of all affiliated entities of which the Company is jointly liable is approximately $33,118 at December 31, 1996. On February 12, 1997, concurrent with the transfer of certain assets of affiliated entities to another company, this debt was repaid.

                            LEGENDS OF VIRGINIA, LC

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)

    The aggregate annual maturities are as follows:

YEAR ENDING DECEMBER 31,                                                              AMOUNT
-----------------------------------------------------------------------------------  ---------
  1997.............................................................................  $  12,578
  1998.............................................................................         37
  1999.............................................................................     --
                                                                                     ---------
    Total..........................................................................  $  12,615
                                                                                     ---------
                                                                                     ---------

6. COMMITMENTS

  EMPLOYMENT AGREEMENT

    The Company, along with other affiliated entities, has an employment agreement with an officer that expires in 1998. The agreement provides basic compensation in addition to other incentives and bonuses based upon certain conditions as defined in the agreement.

  SELF-INSURANCE

    The Company and its affiliates maintain a self-insurance program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $20 per employee annually with an annual aggregate maximum liability under the program for all companies of $225. Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims have been accrued as liabilities.

  LEASES

    Minimum lease commitments for noncancelable operating leases for various equipment and golf carts in effect at December 31, 1996, are as follows:

YEAR ENDING DECEMBER 31,                                                                AMOUNT
-------------------------------------------------------------------------------------  ---------
  1997...............................................................................  $     373
  1998...............................................................................        373
  1999...............................................................................        349
  2000...............................................................................         84
                                                                                       ---------
    Total............................................................................  $   1,179
                                                                                       ---------
                                                                                       ---------

    Total rent expense approximates the following:

SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................  $  --
  1997...............................................................................  $   1,497

                            LEGENDS OF VIRGINIA, LC

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

7. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid during the year for interest:

YEAR ENDED DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  ---------
  1994...............................................................................  $  --
  1995...............................................................................  $     558
  1996...............................................................................  $   1,019


SIX MONTHS ENDED JUNE 30,
-------------------------------------------------------------------------------------
  1996...............................................................................  $      55
  1997...............................................................................  $     234

    On May 11, 1994, the Company received contributed land on which to build two golf courses. The value of the land has been estimated at $1 million based on management's estimates of the relationship of assessed value to fair value. The $1 million has been recognized as revenue in the period in which the Company entered into the contract.

    During 1994, the Company acquired $2,365 of construction costs through advances from an affiliated company.

    During 1995, the Company acquired $14,894 of property and equipment through advances from an affiliated company.

8. SUBSEQUENT EVENT

    On February 12, 1997, the Company along with Golf Legends, Ltd.; Heritage Golf Club, Ltd.; and Seaside Resorts, Ltd. contributed the land and improvements, buildings and certain equipment with a net book value of $33,136 net of related debt of $26,385 to Golf Trust of America, LP (GTA, LP). The contribution was concurrent with an initial public offering of the common stock of Golf Trust of America, Inc. (GTA, Inc.), its general partner. The Companies received limited partnership units convertible to common shares of GTA, Inc. and cash of $8.4 million.

    Concurrent with the contribution of assets, the Companies transferred the operations of the golf courses along with related assets and liabilities to four newly formed affiliated lessee companies (Legends Lessees) which have entered into lease agreements with GTA, LP. Under the terms of the leases, the Legends Lessees will pay annual base rent of approximately $12,057 plus percentage rent based on the increase in gross golf revenues as defined. The Legends Lessees are responsible for all expense related to the operations of the courses.

    The remaining assets of the Companies consist of limited partnership units in GTA, LP and receivables and payables from affiliates.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Northgate Country Club

    We have audited the accompanying balance sheets of NORTHGATE COUNTRY CLUB as of December 31, 1995 and 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NORTHGATE COUNTRY CLUB at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP


Charlotte, North Carolina
September 26, 1997

                             NORTHGATE COUNTRY CLUB

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                         YEAR ENDED DECEMBER 20,
                                                                     -------------------------------  FEBRUARY 12,
                                                                       1994       1995       1996         1997
                                                                     ---------  ---------  ---------  ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................................  $      97  $      20  $      21   $        4
  Accounts receivable, net of allowance for doubtful accounts of
    $26, $12, $18, and $18, respectively...........................        515        539        495          385
  Receivable from affiliate........................................         70      1,953      1,308        1,306
  Inventories......................................................         99         99        104          121
  Prepaid expenses.................................................         42        176         35          145
                                                                     ---------  ---------  ---------  ------------
    Total current assets...........................................        823      2,787      1,963        1,961
Property and equipment, net........................................     10,567     10,594     10,410       10,191
                                                                     ---------  ---------  ---------  ------------
    Total assets...................................................  $  11,390  $  13,381  $  12,373   $   12,152
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

                                          LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.................................................  $     214  $     262  $      89   $        1
  Notes payable--current portion...................................         88         31        103           92
  Accrued liabilities..............................................        166         32         41           42
  Deferred revenue.................................................        229        249        167           64
  Other liabilities................................................        352        345        315          258
                                                                     ---------  ---------  ---------  ------------
    Total current liabilities......................................      1,049        919        715          457
  Membership deposits..............................................      1,649      1,482      1,435        1,413
  Notes payable....................................................      4,839      6,719      6,000        5,995
                                                                     ---------  ---------  ---------  ------------
    Total liabilities..............................................      7,537      9,120      8,150        7,865
                                                                     ---------  ---------  ---------  ------------
Contingencies (Note 6)
  Partners' equity.................................................      3,853      4,261      4,223        4,287
                                                                     ---------  ---------  ---------  ------------
    Total liabilities and partners' equity.........................  $  11,390  $  13,381  $  12,373   $   12,152
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

                             NORTHGATE COUNTRY CLUB

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                              AND PARTNERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                         PERIOD FROM
                                                           YEAR ENDED DECEMBER 20,      SIX MONTHS    DECEMBER 21, 1996
                                                       -------------------------------  ENDED JUNE         THROUGH
                                                         1994       1995       1996      30, 1996     FEBRUARY 12, 1997
                                                       ---------  ---------  ---------  -----------  -------------------
                                                                                                  (UNAUDITED)
REVENUES:
Revenue from golf operations.........................  $   2,594  $   2,768  $   2,918   $   1,436        $     356
  Food and beverage sales............................      1,170      1,370      1,398         672              132
  Pro shop merchandise sales.........................        363        393        379         185               16
  Revenue from other services........................         35         35         32          23                2
                                                       ---------  ---------  ---------  -----------          ------
    Total revenues...................................      4,162      4,566      4,727       2,316              506
                                                       ---------  ---------  ---------  -----------          ------
OPERATING COSTS AND EXPENSES:
  Operating expenses.................................      1,194      1,149      1,333         651              135
  Costs of goods sold................................        594        731        693         316               57
  General and administrative.........................        580        517        590         242               70
  Repairs and maintenance............................        746        743        716         402               90
  Depreciation and amortization......................        401        323        351         171               43
                                                       ---------  ---------  ---------  -----------          ------
    Total operating costs and expenses...............      3,515      3,463      3,683       1,782              395
                                                       ---------  ---------  ---------  -----------          ------
  Operating income...................................        647      1,103      1,044         534              111
                                                       ---------  ---------  ---------  -----------          ------
OTHER EXPENSES:
Interest expense.....................................        475        485        490         248               97
                                                       ---------  ---------  ---------  -----------          ------
Net (loss) income....................................        172        618        554         286               14
Capital contributions................................        201        577        112          10               50
Capital distributions................................       (522)      (787)      (704)       (258)          --
Partners' equity, beginning of period................      4,002      3,853      4,261       4,261            4,223
                                                       ---------  ---------  ---------  -----------          ------
Partners' equity, end of period......................  $   3,853  $   4,261  $   4,223   $   4,299        $   4,287
                                                       ---------  ---------  ---------  -----------          ------
                                                       ---------  ---------  ---------  -----------          ------

                             NORTHGATE COUNTRY CLUB
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                            PERIOD FROM
                                                                                             SIX MONTHS    DECEMBER 21,
                                                                YEAR ENDED DECEMBER 20,         ENDED      1996 THROUGH
                                                            -------------------------------   JUNE 30,     FEBRUARY 12,
                                                              1994       1995       1996        1996           1997
                                                            ---------  ---------  ---------  -----------  ---------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $     172  $     618  $     554   $     286      $      14
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation............................................        401        323        351         171             43
  Disposal of fixed assets................................     --         --         --          --                176
  Decrease (increase) in:
    Accounts receivable...................................        (17)       (24)        44         446            110
    Inventories...........................................          7     --             (5)        (13)           (17)
    Prepaid expenses......................................         (2)      (134)       141         136           (110)
  Increase (decrease) in:
    Accounts payable......................................        127         48       (173)       (193)           (88)
    Accrued liabilities...................................          8       (134)         9           4              1
    Deferred revenue......................................          7         20        (82)        (71)          (103)
    Other liabilities.....................................        (42)        (7)       (30)         (6)           (57)
    Membership deposits...................................        (77)      (167)       (47)        (21)           (22)
                                                            ---------  ---------  ---------  -----------         -----
Net cash provided by operating activities.................        584        543        762         739            (53)
                                                            ---------  ---------  ---------  -----------         -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......................        (81)      (347)      (167)        (41)        --
                                                            ---------  ---------  ---------  -----------         -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt............     --          7,000     --          --             --
  Principal payments on notes payable.....................       (115)    (5,180)      (647)       (445)           (16)
  Increase (decrease) in receivables from affiliates......        (70)    (1,883)       645      --                  2
  Contributions...........................................        201        577        112          10             50
  Distributions...........................................       (522)      (787)      (704)       (258)        --
                                                            ---------  ---------  ---------  -----------         -----
Net cash used in financing activities.....................       (506)      (273)      (594)       (693)            36
                                                            ---------  ---------  ---------  -----------         -----
Net increase (decrease) in cash...........................         (3)       (77)         1           5            (17)
Cash, beginning of year...................................        100         97         20          20             21
                                                            ---------  ---------  ---------  -----------         -----
Cash, end of year.........................................  $      97  $      20  $      21   $      25      $       4
                                                            ---------  ---------  ---------  -----------         -----
                                                            ---------  ---------  ---------  -----------         -----

 The accompanying notes to are an integral part to these financial statements.

                             NORTHGATE COUNTRY CLUB

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 1, 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Northgate, a Texas general partnership, and Northgate Country Club Beverage, Inc., a Texas corporation (collectively, the "Partnership"), Northgate was formed in 1982 for the purpose of constructing and operating a country club facility consisting of a golf course, clubhouse, pro shop, tennis courts and dining facilities, Jack A. Thoner owns an 89% general partner interest in Northgate and is the sole shareholder of Northgate Country Club Beverage, Inc.

    The term "affiliate," as used in these financial statements, refers to any entity which Jack A. Thoner has a controlling interest.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    All material intercompany transactions and balances have been eliminated.

  CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, all cash and certificates of deposit purchased with a maturity of three months or less are considered to be cash equivalents.

  INVENTORIES

    Inventories are stated at the lower of cost (using the first-in, first-out method) or market value. Inventories consist primarily of food, beverage, golf and tennis equipment, clothing and accessories.

  PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost which is less than fair value as measured in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Depreciation is computed using the straight-line basis over the estimated useful lives as follows:

DESCRIPTION                                    YEARS
----------------------------------------       ------
Buildings...............................  30
Land improvements.......................  20
Equipment...............................  3-10

    Significant expenditures which extend the useful lives of existing assets are capitalized. All other maintenance and repair costs are charged to current operations.

  MEMBERSHIP DEPOSITS

    Membership deposits consist of refundable deposits to members, provided that the membership contract has not been downgraded or terminated for a term of 30 years after the origination date. The Partnership believes that no liability exists for membership contracts which have been downgraded or terminated subsequent to the origination date and accordingly has not reflected a liability for the related membership deposits in

                             NORTHGATE COUNTRY CLUB

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 1, 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the financial statements, Any liability which may arise from these downgraded or terminated membership contracts has been assumed by Jack A. Thoner.

  REVENUE RECOGNITION

    Membership dues are recorded as revenue during the period to which the dues apply. Other revenue is recorded when earned. Fees collected in advance are deferred and recorded as revenue over the period to which they apply.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Partnership to concentration of credit risk consist primarily of trade receivables. Concentration of credit risk with respect to trade receivables, which consists primarily of membership dues and charges, is limited due to the large number of club members comprising the Partnerships customer base, The trade receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts. As of December 20, 1996, the Partnership had no significant concentration of credit risk.


    The Partnership has cash in financial institutions which is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100 per institution. At various times throughout the year, the Partnership may have cash in financial institutions which exceed the FDIC insurance limits.


  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The cost basis of the Partnerships note payable approximates fair value based on comparison with current market rates for loans of similar risks and maturities.

  INCOME TAXES

    No provision has been made in the accompanying consolidated financial statements for federal or state income taxes because, as a partnership, the results of operations are included in the tax returns of the respective partners.

  UNAUDITED FINANCIAL STATEMENTS

    The financial statements for the six months ended June 30, 1996 and the period from December 21, 1996 through February 12, 1997, are unaudited; however, in the opinion of the management, the financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the

                             NORTHGATE COUNTRY CLUB

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 1, 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) results for the period. The results of operations for the interim period ended June 30, 1996, are not necessarily indicative of the results to be obtained for the full year.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                              DECEMBER 20,
                                          --------------------  FEBRUARY 12,
                                            1995       1996         1997
                                          ---------  ---------  ------------
Land....................................  $   7,144  $   7,144   $    7,144
Golf course improvements................      2,640      2,666        2,655
Buildings...............................      3,018      3,037        2,970
Furniture, fixtures, machinery and
 equipment..............................      1,579      1,701        1,728
                                          ---------  ---------  ------------
                                             14,381     14,548       14,497
Less accumulated depreciation...........     (3,787)    (4,138)      (4,306)
                                          ---------  ---------  ------------
                                          $  10,594  $  10,410   $   10,191
                                          ---------  ---------  ------------
                                          ---------  ---------  ------------

4. NOTES PAYABLE

    Notes payable consist of the following:

                                                                   DECEMBER 20,
                                                               --------------------  FEBRUARY 12,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Notes payable to purchase equipment..........................  $      49  $      32    $      29

Note payable to Greyrock Capital Group, Inc. The note is due in the year 2000 but may be extended for five years at the
 option of the Partnership; requires monthly principal and
 interest payments and accrues interest at an annual rate of
 LIBOR plus 4 1/2%...........................................      6,701      6,071        6,058
                                                               ---------  ---------       ------
                                                               $   6,750  $   6,103    $   6,087
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

    The Partnership obtained the note payable to Greyrock Capital Group, Inc. ("Greyrock") to pay off the note with Textron Financial Corporation and to have the available capital to facilitate the lending of funds to an affiliate. The Partnership has allocated financing costs of the Greyrock note to the affiliate and charges the affiliate interest in accordance with the stated rate on the note.

                             NORTHGATE COUNTRY CLUB

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 1, 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

4. NOTES PAYABLE (CONTINUED)
    The Greyrock note is collateralized by the golf course land as well as 21 additional real estate lots deeded to the Partnership by various affiliates solely for the purpose of collateralizing and obtaining the loan. Accordingly, the Partnership has not recorded the 21 additional lots on the financial statements.

YEAR ENDED                                 AMOUNT
----------------------------------------  ---------
1997....................................  $     103
1998....................................        105
1999....................................        108
2000....................................        113
2001....................................        125
Thereafter..............................      5,549
                                          ---------
                                          $   6,103
                                          ---------
                                          ---------

5. RELATED PARTY TRANSACTIONS

    During 1995 the Partnership refinanced its note payable to facilitate the lending of funds to an affiliate. The amounts due from the affiliate are collateralized by 21 real estate lots, bear interest at the same rate as the note payable owed by the Partnership (LIBOR plus 4 1/2% per annum) and represent amounts borrowed from the Partnership and loan fees paid on behalf of the affiliate by the Company

6. CONTINGENCIES

    The Partnership is involved in various legal proceedings incidental to the conduct of its normal business operations. The Partnership's management believes that none of these legal proceedings will have a material impact on the financial condition or results of operations of the Partnership.

7. SUBSEQUENT EVENTS

    On February 12, 1997, the Partnership transferred substantially all of its operating assets to Golf Trust of America, L.P. (GTA), the operating partnership of a publicly held real estate investment trust. The tax free exchange price was $12,593. The debt of $6,058 to Greyrock Capital Group, Inc. was assumed by GTA and subsequently paid off. In connection with this transaction, the Company received units in GTA valued at $3,797.

    On February 12, 1997, the Northgate Country Club, L.L.C., was formed by the Partners of the Partnership. This entity entered into an agreement with GTA, to lease and operate the golf course and its related equipment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members
Bright's Creek Development, LLC

    We have audited the accompanying balance sheets of Bright's Creek Development, LLC (the Company), as of December 31, 1996 and 1995, and the related statements of operations and cash flows for the years ended December 31, 1996 and 1995, the period from inception (May 17, 1994) through December 31, 1994, and the six-month period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bright's Creek Development, LLC, as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years ended December 31, 1996 and 1995, the period from inception (May 17, 1994) through December 31, 1994, and the six-month period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
September 4, 1997

                        BRIGHT'S CREEK DEVELOPMENT, LLC
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------  FEBRUARY 12,
                                                                                                         -------------
                                                                                                             1997
                                                                                                         -------------
                                                                                                         (UNAUDITED)
                                                        ASSETS
CURRENT ASSETS:
  Cash...........................................................................  $      51  $      44    $      21
  Accounts receivable............................................................         10         76           86
  Notes receivable...............................................................        155        155          155
  Inventory......................................................................         43         41           41
  Other..........................................................................          3          3            3
                                                                                   ---------  ---------       ------
      Total current assets.......................................................        262        319          306
                                                                                   ---------  ---------       ------
LAND, BUILDINGS, AND EQUIPMENT:
  Land...........................................................................      1,001      1,001        1,001
  Golf course improvements.......................................................      2,596      2,625        2,650
  Buildings......................................................................        312        312          312
  Furniture and equipment........................................................        230        207          207
  Automobiles....................................................................         37         36           36
                                                                                   ---------  ---------       ------
                                                                                       4,176      4,181        4,206
Less accumulated depreciation....................................................       (350)      (588)        (616)
                                                                                   ---------  ---------       ------
      Net land, building, and equipment..........................................      3,826      3,593        3,590
                                                                                   ---------  ---------       ------
OTHER ASSETS:
  Deposits.......................................................................          1          1            1
  Loan costs, net................................................................         52         50           50
                                                                                   ---------  ---------       ------
                                                                                          53         51           51
                                                                                   ---------  ---------       ------
      Total assets...............................................................  $   4,141  $   3,963    $   3,947
                                                                                   ---------  ---------       ------
                                                                                   ---------  ---------       ------

                                           LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses............................................  $      35  $      35    $      56
Current maturities of long-term debt.............................................        413        387          403
Accrued litigation settlement....................................................     --             60           20
                                                                                   ---------  ---------       ------
      Total current liabilities..................................................        448        482          479
Long-term debt...................................................................      3,855      3,692        3,682
                                                                                   ---------  ---------       ------
      Total liabilities..........................................................      4,303      4,174        4,161
Members' deficit.................................................................       (162)      (211)        (214)
                                                                                   ---------  ---------       ------
      Total liabilities and members' deficit.....................................  $   4,141  $   3,963    $   3,947
                                                                                   ---------  ---------       ------
                                                                                   ---------  ---------       ------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT'S CREEK DEVELOPMENT, LLC
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                        PERIOD FROM
                                                         INCEPTION
                                                      (MAY 17, 1994)        YEAR ENDED       SIX MONTHS
                                                          THROUGH          DECEMBER 31,         ENDED
                                                       DECEMBER 31,    --------------------   JUNE 30,
                                                           1994          1995       1996        1996
                                                      ---------------  ---------  ---------  -----------    PERIOD FROM
                                                                                                            JANUARY 1,
                                                                                                               1997
                                                                                                              THROUGH
                                                                                                           FEBRUARY 11,
                                                                                                               1997
                                                                                                          ---------------
                                                                                                            (UNAUDITED)
REVENUES:
  Golf revenues.....................................     $     376     $   1,429  $   1,455   $     755      $     174
  Food and beverage.................................            56           169        160          79             10
  Pro shop..........................................            23           116        125          60              7
  Other income......................................             8            26         28          14              2
                                                            ------     ---------  ---------  -----------           ---
      Total revenues................................           463         1,740      1,768         908            193
                                                            ------     ---------  ---------  -----------           ---
COSTS AND EXPENSES:
  Golf course maintenance...........................           122           302        349         171             33
  Pro shop costs and expenses.......................            85           335        374         179             41
  Food and beverage costs and expenses..............            43           124        122          60             10
  General and administrative expenses...............           113           313        301         128             52
  Depreciation and amortization.....................           104           247        249         123             28
  Settlement of employment litigation...............        --            --            (60)     --             --
                                                            ------     ---------  ---------  -----------           ---
      Total operating expenses......................           467         1,321      1,455         661            164
                                                            ------     ---------  ---------  -----------           ---
Operating income (loss).............................            (4)          419        313         247             29
Interest expense....................................          (134)         (424)      (362)       (183)           (32)
Other income........................................             1             6         14          11         --
                                                            ------     ---------  ---------  -----------           ---
Net income (loss)...................................     $    (137)    $       1  $     (35)  $      75      $      (3)
                                                            ------     ---------  ---------  -----------           ---
                                                            ------     ---------  ---------  -----------           ---

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT'S CREEK DEVELOPMENT, LLC

                         STATEMENT OF MEMBERS' DEFICIT

                                 (IN THOUSANDS)

Initial contribution from members, May 17, 1994......................................  $       1
Net loss.............................................................................       (137)
Other contributions..................................................................          1
                                                                                       ---------
BALANCE, December 31, 1994...........................................................       (135)

Net income...........................................................................          1
Distributions to members.............................................................        (31)
Contributions from members...........................................................          3
                                                                                       ---------
BALANCE, December 31, 1995...........................................................       (162)

Net loss.............................................................................        (35)
Distributions to members.............................................................        (14)
                                                                                       ---------
BALANCE, December 31, 1996...........................................................       (211)

Net loss (unaudited).................................................................         (3)
                                                                                       ---------
BALANCE, February 11, 1997 (unaudited)...............................................  $    (214)
                                                                                       ---------
                                                                                       ---------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT'S CREEK DEVELOPMENT, LLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                                INCEPTION
                                                (MAY 17,     YEAR ENDED DECEMBER
                                              1994) THROUGH          31,           SIX MONTHS
                                              DECEMBER 31,   --------------------  ENDED JUNE
                                                  1994         1995       1996      30, 1996
                                              -------------  ---------  ---------  -----------
                                                                                                 PERIOD FROM
                                                                                                 JANUARY 1,
                                                                                                1997 THROUGH
                                                                                                FEBRUARY 11,
                                                                                                    1997
                                                                                                -------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................    $    (137)   $       1  $     (35)  $      75     $      (3)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization...........          104          247        249         123            28
    Settlement of employment litigation.....       --           --             60
    Decrease (increase) in:
      Accounts receivable...................          (12)           2         (1)          4             4
      Inventory.............................          (23)         (20)         2           2        --
      Other assets..........................           (1)          (2)    --          --            --
      Deposits..............................           (1)      --         --          --            --
      Accrued litigation settlement.........       --           --         --          --               (40)
    Increase (decrease) in accounts payable
      and accrued expenses..................           44           (8)    --              10            21
                                              -------------  ---------  ---------       -----           ---
Net cash provided by (used in) operating
 activities.................................          (26)         220        275         214            10
                                              -------------  ---------  ---------       -----           ---
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of golf course................       (3,416)      --         --          --            --
  Capital expenditures......................         (731)         (33)       (28)         (8)          (25)
  Notes receivable issued by related
    parties.................................         (183)      --         --          --            --
  Payments received from related parties....       --               28     --          --            --
  Accumulation of cost associated with the
    REIT transaction (Note 7)...............       --           --            (65)     --               (14)
                                              -------------  ---------  ---------       -----           ---
Net cash used in investing activities.......       (4,330)          (5)       (93)         (8)          (39)
                                              -------------  ---------  ---------       -----           ---
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common units                1       --         --          --            --
  Distributions to members..................       --              (25)    --          --            --
  Principal reductions of debt..............       --              (13)      (147)        (72)           (9)
  Net change in revolving credit balances...       --               30        120         (30)           15
  Proceeds from bank borrowings.............        4,000       --         --          --            --
  Proceeds from related party borrowings....          433       --         --            (135)       --
  Payments made to related parties..........       --             (182)      (162)     --            --
  Payment of loan financing costs...........          (52)      --         --          --            --
                                              -------------  ---------  ---------       -----           ---
Net cash provided by (used in) financing
 activities.................................        4,382         (190)      (189)       (237)            6
                                              -------------  ---------  ---------       -----           ---
Net increase in cash and equivalents........           26           25         (7)        (31)          (23)
Cash, beginning of year.....................       --               26         51          51            44
                                              -------------  ---------  ---------       -----           ---
Cash, end of year...........................    $      26    $      51  $      44   $      20     $      21
                                              -------------  ---------  ---------       -----           ---
                                              -------------  ---------  ---------       -----           ---
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for interest....    $     118    $     437  $     362   $     184     $      32
                                              -------------  ---------  ---------       -----           ---
                                              -------------  ---------  ---------       -----           ---

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT'S CREEK DEVELOPMENT, LLC

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1.  FORMATION AND PRESENTATION

    Bright's Creek Development, LLC (the Company) is a limited liability corporation which owns and operates The Woodlands Golf Course in Gulf Shores, Alabama. Under the operating agreement of the limited liability corporation, the members may be held liable only to the extent of each member's respective investment in the Company. The Company was formed on May 17, 1994 and, subsequently, purchased The Woodlands Golf Course for a purchase price of $3,416. After completion of the golf course, operations began in August 1994.

    The February 11, 1997, unaudited financial statements have been prepared by management in accordance with generally accepted accounting principles and have been prepared on a basis substantially consistent with that of the December 31, 1996, financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  INVENTORY

    Inventory is valued at the lower of cost (specific identification method) or market.

  LAND, BUILDINGS, AND EQUIPMENT

    Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or net realizable value. Maintenance and repairs are charged to expense as incurred and replacements and improvements that extend the useful life of assets are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

    The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS, which establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value. The adoption of SFAS 121 did not have a material effect on the financial statements of the Company.

  LOAN COSTS

    Amortization of loan costs is recorded using the straight-line method, which approximates the effective interest method, over the life of the related note.

  REVENUE RECOGNITION

    Golf course related income is recognized as services are provided.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

                        BRIGHT'S CREEK DEVELOPMENT, LLC

                                 (IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INCOME TAXES

    Federal and state income taxes are not incurred by the Company. Members are taxed individually on their share of earnings. Accordingly, no provision for federal or state income taxes has been provided in these financial statements.

  CASH AND EQUIVALENTS

    The Company considers all highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents.

  PRO SHOP COSTS AND EXPENSES

    Included in pro shop costs and expenses are certain costs which are incurred for the benefit of the entire golf course and not solely for the benefit of the pro shop. These expenses include, but are not limited to, golf professionals' salaries and wages and certain overhead costs.

3.  NOTES PAYABLE

    Notes payable at December 31, 1995 and 1996, were as follows:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                 ---------  ---------
Note payable to Colonial Bank, dated December 1, 1995; payable in monthly installments beginning December 31, 1995 of $42, including interest at .5% over the Colonial Bank base rate
 (9.25% at December 31, 1996); final payment due at maturity on November 30, 2000;
 collateralized by real estate, guaranteed by Robert S. Craft and Craft Turf Farms.............  $   3,987  $   3,840

Note payable to Craft Development Corporation (related party).This note is dated May 17, 1994;
 payable on demand; bears interest at 7.16% annually; unsecured................................        251         89

Line of credit dated August 16, 1995, which provides for borrowings up to a maximum of $200 with Gulf Bank; interest payable quarterly at a rate equal to the New York prime rate; matures
 December 12, 1997; unsecured..................................................................         30        150
                                                                                                 ---------  ---------
                                                                                                 $   4,268  $   4,079
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    The aggregate maturities of notes payable at December 31, 1996, are as follows:

YEAR ENDED DECEMBER 31,                                                                 AMOUNT
-------------------------------------------------------------------------------------  ---------
  1997...............................................................................  $     387
  1998...............................................................................        163
  1999...............................................................................        179
  2000...............................................................................      3,350
                                                                                       ---------
                                                                                       $   4,079
                                                                                       ---------
                                                                                       ---------

                        BRIGHT'S CREEK DEVELOPMENT, LLC

                                 (IN THOUSANDS)

4.  LEASES

    The Company rents certain machinery, equipment, and buildings under operating leases in the normal course of business.

    Total rent expense for the year ended December 31, 1996, amounted to approximately $128. Minimum commitments under noncancelable operating leases as of December 31, 1996, are $76 payable in 1997.

5.  RELATED PARTY TRANSACTIONS

    The Company has a note receivable, which bears interest at 7.63% and is due on demand, from Pinehurst Development Partnership in the amount of $58 at December 31, 1996 and 1995. The Company also has a note receivable, which bears interest at 7.63% and is due on demand, from Craft Land Company in the amount of $97 at December 31, 1996 and 1995. Both Pinehurst Development Partnership and Craft Land Company are related parties.

    The Company has a note payable to Craft Development Corporation which is due on demand (see Note 3).

    Robert S. Craft serves as a member on the board of directors of the Colonial BancGroup, Inc., the parent company of the Company's primary lender.

6.  EMPLOYEE BENEFIT PLAN

    The Company has a profit sharing plan for all employees who have worked 1,000 hours and have been employed at least one year. Funding is discretionary by the members of the Company. Total funding for the year ended December 31, 1996, amounted to approximately $11.

7.  SUBSEQUENT EVENT

    On February 12, 1997, the Company transferred substantially all of its golf course assets to Golf Trust of America, L.P. (GTA), the operating partnership of a publicly held real estate investment trust. The tax free exchange price was $6,047. The debt of $3,831 to Colonial Bank was assumed by GTA and subsequently paid off. In connection with this transaction, the Company received units in GTA valued at $2,216 and as of December 31, 1996, had incurred costs of approximately $65. These costs are included in accounts receivable and were reimbursed by GTA subsequent to December 31, 1996.

    On February 12, 1997, the Woodlands Management Company, L.L.C., was formed by the members of the Company. This entity entered into an agreement with GTA, to lease and operate the golf course.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Olde Atlanta Golf Club Limited Partnership
Suwanee, Georgia

    We have audited the accompanying balance sheets of Olde Atlanta Golf Club Limited Partnership as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Olde Atlanta Golf Club Limited Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               CROWE, CHIZEK AND COMPANY LLP

Oak Brook, Illinois
September 4, 1997

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------  FEBRUARY 12,
                                                                                                             1997
                                                                                                         -------------
                                                                                                          (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash...........................................................................  $      66  $     101    $      89
  Accounts receivable............................................................         43         63           92
  Inventories....................................................................         64         79           75
  Other current assets...........................................................         20         23           39
  Deferred offering costs........................................................     --             77          148
                                                                                   ---------  ---------       ------
    Total current assets.........................................................        193        343          443
                                                                                   ---------  ---------       ------
PROPERTY AND EQUIPMENT:
  Land...........................................................................      2,229      2,229        2,229
  Land improvements..............................................................      1,167      1,167        1,197
  Buildings and equipment........................................................      1,696      1,730        1,750
                                                                                   ---------  ---------       ------
                                                                                       5,092      5,126        5,176
  Accumulated depreciation.......................................................        625        866          891
                                                                                   ---------  ---------       ------
    Total property and equipment.................................................      4,467      4,260        4,285
  Intangible assets..............................................................        293        195          184
                                                                                   ---------  ---------       ------
                                                                                   $   4,953  $   4,798    $   4,912
                                                                                   ---------  ---------       ------
                                                                                   ---------  ---------       ------
LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Bank line-of-credit (Notes 2 and 5)............................................  $  --      $      15    $     100
  Current maturities of long-term debt (Notes 3 and 5)...........................         65         67           67
  Accounts payable...............................................................          7         11            2
  Deferred revenue...............................................................        232        238          400
  Accrued property taxes.........................................................         53         53            7
  Other current liabilities......................................................         39         55           24
                                                                                   ---------  ---------       ------
    Total current liabilities....................................................        396        439          600
  LONG-TERM DEBT (NOTES 3 AND 5).................................................      2,591      2,527        2,522
CAPITAL:
  General partners...............................................................         20         19           18
  Limited partners...............................................................      1,946      1,813        1,772
                                                                                   ---------  ---------       ------
    Total capital................................................................      1,966      1,832        1,790
                                                                                   ---------  ---------       ------
                                                                                   $   4,953  $   4,798    $   4,912
                                                                                   ---------  ---------       ------
                                                                                   ---------  ---------       ------

                See accompanying notes to financial statements.

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

                          STATEMENTS OF INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                                             SIX MONTHS     PERIOD FROM
                                                                YEAR ENDED DECEMBER 31,         ENDED       JANUARY 1,
                                                            -------------------------------   JUNE 30,        1997 TO
                                                              1994       1995       1996        1996       FEBRUARY 12,
                                                            ---------  ---------  ---------  -----------       1997
                                                                                                          ---------------
                                                                                                            (UNAUDITED)
SALES:
  Golf revenue............................................  $   1,413  $   1,546  $   1,699   $     911      $     184
  Food and beverage.......................................        246        261        286         148             19
  Pro shop................................................        186        200        219          97             15
  Other income............................................         10          5          8           5              2
                                                            ---------  ---------  ---------  -----------           ---
    Total revenues........................................      1,855      2,012      2,212       1,161            220
                                                            ---------  ---------  ---------  -----------           ---
COSTS AND EXPENSES:
  Cost of sales -- food and beverage......................         70         94        115          59             17
  Cost of sales -- pro shop...............................        166        158        165          71             14
  Operating expenses......................................      1,605      1,557      1,688         813            204
                                                            ---------  ---------  ---------  -----------           ---
    Total operating costs and expenses....................      1,841      1,809      1,968         943            235
                                                            ---------  ---------  ---------  -----------           ---
Operating income (loss)...................................         14        203        244         218            (15)
Interest expense..........................................        143        202        224         112             27
                                                            ---------  ---------  ---------  -----------           ---
Net income (loss).........................................  $    (129) $       1  $      20   $     106      $     (42)
                                                            ---------  ---------  ---------  -----------           ---
                                                            ---------  ---------  ---------  -----------           ---

                See accompanying notes to financial statements.

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                 (IN THOUSANDS)

                                                                                       GENERAL     LIMITED
                                                                                      PARTNERS    PARTNERS     TOTAL
                                                                                     -----------  ---------  ---------
Partners' capital at January 1, 1994...............................................   $      35   $   3,440  $   3,475
Distributions......................................................................          (2)       (162)      (164)
Net loss...........................................................................          (1)       (128)      (129)
                                                                                            ---   ---------  ---------
Partners' capital at December 31, 1994.............................................          32       3,150      3,182
Purchase of limited partnership interest...........................................      --             (21)       (21)
Distributions......................................................................         (12)     (1,184)    (1,196)
Net income.........................................................................      --               1          1
                                                                                            ---   ---------  ---------
Partners' capital at December 31, 1995.............................................          20       1,946      1,966
Distributions......................................................................          (2)       (152)      (154)
Net income.........................................................................           1          19         20
                                                                                            ---   ---------  ---------
Partners' capital at December 31, 1996.............................................          19       1,813      1,832
Net loss (unaudited)...............................................................          (1)        (41)       (42)
                                                                                            ---   ---------  ---------
Partners' capital at February 12, 1997 (unaudited).................................   $      18   $   1,772  $   1,790
                                                                                            ---   ---------  ---------
                                                                                            ---   ---------  ---------

                See accompanying notes to financial statements.

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                              SIX MONTHS
                                                                YEAR ENDED DECEMBER 31,          ENDED
                                                            -------------------------------    JUNE 30,
                                                              1994       1995       1996         1996
                                                            ---------  ---------  ---------  -------------    PERIOD FROM
                                                                                                              JANUARY 1,
                                                                                                                1997 TO
                                                                                                             FEBRUARY 12,
                                                                                                                 1997
                                                                                                            ---------------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $    (129) $       1  $      20    $     106       $     (42)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation..........................................        352        278        240          112              25
    Amortization..........................................         91         98         98           50              11
    Initiation fees amortization..........................        (23)       (30)       (31)         (14)             (4)
    (Increase) decrease in:
      Accounts receivable.................................        (49)        13        (20)         (38)            (29)
      Inventory...........................................        (30)        (7)       (15)         (22)              4
      Other assets........................................        (11)        (1)       (80)         (12)            (87)
    Increase (decrease) in:
      Accounts payable....................................        (79)    --              4           19              (9)
      Other current liabilities...........................        198         23         53          (19)             89
                                                            ---------  ---------  ---------        -----             ---
Net cash provided by (used in) operating activities.......        320        375        269          182             (42)
                                                            ---------  ---------  ---------        -----             ---
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......................       (196)       (69)       (33)         (19)            (50)
  Proceeds from sale of equipment.........................     --             16     --           --              --
                                                            ---------  ---------  ---------        -----             ---
Net cash used in investing activities.....................       (196)       (53)       (33)         (19)            (50)
                                                            ---------  ---------  ---------        -----             ---
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of limited partnership interest................     --            (21)    --           --              --
  Payment of financing fees                                       (41)       (22)    --           --              --
  Proceeds from bank debt.................................      1,835        900         15       --                  85
  Payments on bank debt...................................     (1,702)       (52)       (62)         (31)             (5)
  Partner distributions...................................       (164)    (1,196)      (154)         (72)         --
                                                            ---------  ---------  ---------        -----             ---
Net cash provided by (used in) financing activities.......        (72)      (391)      (201)        (103)             80
                                                            ---------  ---------  ---------        -----             ---
Net increase (decrease) in cash...........................         52        (69)        35           60             (12)
Cash, beginning of period.................................         83        135         66           66             101
                                                            ---------  ---------  ---------        -----             ---
Cash, end of period.......................................  $     135  $      66  $     101    $     126       $      89
                                                            ---------  ---------  ---------        -----             ---
                                                            ---------  ---------  ---------        -----             ---
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest................  $     143  $     202  $     224    $     112       $      19
                                                            ---------  ---------  ---------        -----             ---
                                                            ---------  ---------  ---------        -----             ---

                See accompanying notes to financial statements.

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 12, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

1.  NATURE OF BUSINESS AND OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND NATURE OF BUSINESS

    Olde Atlanta Golf Club Limited Partnership (the Partnership) owns and operates a golf course in Suwanee, Georgia. The Partnership was organized as a limited partnership on August 21, 1992 under the laws of the State of Illinois.

  USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ.

  INVENTORY

    Inventory is stated at the lower of cost or market, cost determined on the first-in, first-out basis.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Improvements and betterments are capitalized; maintenance and repairs are charged to operations as incurred. Depreciation is provided for financial reporting and income tax purposes using both accelerated and straight-line methods over lives from 5 to 31 years.

  INTANGIBLE ASSETS

    Intangible assets consist of financing fees, start-up costs, and organization costs. Financing fees are being amortized on the straight-line method over the period of the underlying loans. Start-up and organization costs are being amortized on the straight-line method over 60 months. Accumulated amortization at December 31, 1995 and 1996 and February 12, 1997, was $195, $293 and $304, respectively.

  REVENUE RECOGNITION

    Green fees, cart fees, and driving range fees are recognized as revenue when the rounds are played. Membership dues are recognized in the period in which they relate, Deferred revenue consists of nonrefundable initiation fees which are amortized over the estimated term of membership.

  INCOME TAXES

    The Partnership is not subject to income taxes since the income or loss of the Partnership is includable in the respective income tax returns of the partners.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the periods ended June 30, 1996 and February 12, 1997 (through the period prior to transfer) are unaudited; however, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 12, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

1. NATURE OF BUSINESS AND OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) results of the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

2.  BANK LINE-OF-CREDIT

    Bank line-of-credit represents the amount outstanding on a $100 line-of-credit with Peoples Bank of Forsyth County. The line bears interest at 9.25%, is secured by equipment and is due September 30, 1997.

3.  LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1995 and 1996 and February 12, 1997:

                                                                   DECEMBER 31,
                                                               --------------------  FEBRUARY 12,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Loan with Peoples Bank of Forsyth County, dated April 20,
 1994, due in monthly payments of $15 including interest,
 with a balloon payment due April 19, 1999; interest at 8%
 secured by the golf course, including all improvements......  $   1,767  $   1,724    $   1,722
Loan with Peoples Bank of Forsyth County, dated April 15,
 1995, due in monthly payments of $8 including interest, with a balloon payment due April 15, 1999; interest at 9.25%,
 secured by the golf course, including all improvements......        889        870          867
                                                               ---------  ---------       ------
                                                                   2,656      2,594        2,589
Current maturities of long-term debt.........................         65         67           67
                                                               ---------  ---------       ------
Long-term debt...............................................  $   2,591  $   2,527    $   2,522
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------
Maturities of long-term debt are due as follows:
    1997................................................................  $      67
    1998................................................................  $      75
    1999................................................................  $   2,447

    Based on the borrowing rates currently available to the Partnership for loans with similar terms and maturities, the fair value of long-term debt approximates the carrying amount.

4.  COMMITMENTS

    The Partnership leases golf carts under an operating lease which expires in November 1997. Minimum future rentals under this lease as of February 12, 1997, are $38.

    Total rent expense for the years ended December 31, 1994, 1995, and 1996 and the period ended February 12, 1997, was $51, $55, $63, and $9, respectively.

                   OLDE ATLANTA GOLF CLUB LIMITED PARTNERSHIP

       (INFORMATION FOR JUNE 30, 1996 AND FEBRUARY 12, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

4.  COMMITMENTS (CONTINUED)
    The Partnership terminated its agreement with HMS Golf Management, Inc. to manage the golf club effective November 30, 1994. The termination agreement included a termination fee of $102 to be paid by the Partnership. Total expense plus the termination fee incurred in 1994 amounted to $161.

    The Partnership pays a management fee to the general partner for administrative and management services. The management fee is based on gross revenues and amounted to $54, $78, $122, and $22 for the years ended December 31, 1994, 1995, and 1996 and the period ended February 12, 1997, respectively.

5.  SUBSEQUENT EVENT

    On February 12, 1997, the Partnership sold the golf course and related improvements and equipment, with a book value of $4,285, to Golf Trust of America, Inc. for approximately $7,550. All bank debt was repaid in conjunction with the sale.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Eagle Watch Golf Club Limited Partnership
Woodstock, Georgia

    We have audited the accompanying balance sheets of Eagle Watch Golf Club Limited Partnership as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Watch Golf Club Limited Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               CROWE, CHIZEK AND COMPANY LLP

Oak Brook, Illinois
September 4, 1997

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP


                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                   --------------------   JUNE 30,
                                                                                     1995       1996        1997
                                                                                   ---------  ---------  -----------
                                                                                                         (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash...........................................................................  $      16  $      91   $     104
  Accounts receivable............................................................         29         49         126
  Inventories....................................................................         90         69          95
  Other current assets...........................................................          1          6          10
                                                                                   ---------  ---------  -----------
    Total current assets.........................................................        136        215         335
                                                                                   ---------  ---------  -----------
PROPERTY AND EQUIPMENT:
  Land...........................................................................      2,681      2,681       2,681
  Land improvements..............................................................      1,152      1,152       1,165
  Buildings and equipment........................................................      2,303      2,270       2,292
                                                                                   ---------  ---------  -----------
                                                                                       6,136      6,103       6,138
Accumulated depreciation.........................................................        830      1,103       1,227
                                                                                   ---------  ---------  -----------
    Total property and equipment.................................................      5,306      5,000       4,911
                                                                                   ---------  ---------  -----------

OTHER ASSETS:
  Intangible assets..............................................................         50         32          24
  Restricted cash (Note 2).......................................................        119         63          22
                                                                                   ---------  ---------  -----------
    Total other assets...........................................................        169         95          46
                                                                                   ---------  ---------  -----------
                                                                                   $   5,611  $   5,310   $   5,292
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------
LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 2)..................................  $   1,024  $     137   $     265
  Notes payable--related party (Note 3)..........................................     --             75      --
  Accounts payable...............................................................        106         76         125
  Deferred revenue...............................................................        225        288         300
  Other current liabilities......................................................         85        115          72
                                                                                   ---------  ---------  -----------
    Total current liabilities....................................................      1,440        691         762

Long-term debt (Note 2)..........................................................      1,951      1,824       1,757

CAPITAL:
  General partners...............................................................         15         19          19
  Limited partners...............................................................      2,205      2,776       2,754
                                                                                   ---------  ---------  -----------
    Total capital................................................................      2,220      2,795       2,773
                                                                                   ---------  ---------  -----------
                                                                                   $   5,611  $   5,310   $   5,292
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

                See accompanying notes to financial statements.

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                                     SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1994       1995       1996       1996       1997
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                                                       (UNAUDITED)
SALES:
  Golf revenue..................................................  $   1,520  $   1,411  $   1,425  $     697  $     798
  Food and beverage.............................................        412        400        361        171        225
  Pro shop......................................................        234        219        191         85        117
  Other income..................................................         67         51         51         29         29
                                                                  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................................      2,233      2,081      2,028        982      1,169
                                                                  ---------  ---------  ---------  ---------  ---------
OPERATING COSTS AND EXPENSES:
  Cost of sales -- food and beverage............................        140        134        141         65         94
  Cost of sales -- pro shop.....................................        177        195        158         78         92
  General and administrative expenses...........................      1,947      2,004      1,850        937        919
  Privatization expenses........................................        273         30     --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
    Total operating costs and expenses..........................      2,537      2,363      2,149      1,080      1,105
                                                                  ---------  ---------  ---------  ---------  ---------
  Operating income (loss).......................................       (304)      (282)      (121)       (98)        64
  Interest expense..............................................        278        268        207        129         86
                                                                  ---------  ---------  ---------  ---------  ---------
  Net loss......................................................  $    (582) $    (550) $    (328) $    (227) $     (22)
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                 (IN THOUSANDS)

                                                                                        GENERAL      LIMITED
                                                                                       PARTNERS     PARTNERS      TOTAL
                                                                                      -----------  -----------  ---------
Partners' capital at January 1, 1994................................................   $      (5)   $   2,229   $   2,224
Distributions.......................................................................          (1)         (90)        (91)
Contributions.......................................................................          33        1,211       1,244
Net loss............................................................................          (6)        (576)       (582)
                                                                                              --
                                                                                                   -----------  ---------

Partners' capital at December 31, 1994..............................................          21        2,774       2,795
Distributions.......................................................................      --              (25)        (25)
Net loss............................................................................          (6)        (544)       (550)
                                                                                              --
                                                                                                   -----------  ---------

Partners' capital at December 31, 1995..............................................          15        2,205       2,220
Distributions.......................................................................      --               (8)         (8)
Contributions.......................................................................           7          904         911
Net loss............................................................................          (3)        (325)       (328)
                                                                                              --
                                                                                                   -----------  ---------

Partners' capital at December 31, 1996..............................................          19        2,776       2,795
Net loss (unaudited)................................................................      --              (22)        (22)
                                                                                              --
                                                                                                   -----------  ---------

Partners' capital at June 30, 1997 (unaudited)......................................   $      19    $   2,754   $   2,773
                                                                                              --
                                                                                              --
                                                                                                   -----------  ---------
                                                                                                   -----------  ---------

                See accompanying notes to financial statements.

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                          SIX MONTHS ENDED
                                                                           YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                       -------------------------------  --------------------
                                                                         1994       1995       1996       1996       1997
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................  $    (582) $    (550) $    (328) $    (227) $     (22)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation.....................................................        444        367        310        156        125
    Amortization.....................................................         16         19         18          9          8
    Initiation fees amortization.....................................     --            (27)       (38)       (18)       (21)
    Gain on sale of equipment........................................     --         --             (2)    --         --
    (Increase) decrease in:
      Accounts receivable............................................        (42)        29        (20)       (70)       (77)
      Inventory......................................................        (10)        37         21         24        (26)
      Other assets...................................................        (10)        12         (5)       (17)        (5)
    Increase (decrease) in:
      Accounts payable...............................................         27         53        (30)        (4)        49
      Other current liabilities......................................          6        194        129         92         (9)
                                                                       ---------  ---------  ---------  ---------        ---
Net cash provided by (used in) operating activities..................       (151)       134         55        (55)        22
                                                                       ---------  ---------  ---------  ---------        ---

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................................        (63)      (330)       (16)        (4)       (35)
  Proceeds from sale of equipment....................................     --         --             14         10     --
  (Increase) decrease in restricted cash.............................     --             (5)        56         41         40
                                                                       ---------  ---------  ---------  ---------        ---
Net cash provided by (used in) investing activities..................        (63)      (335)        54         47          5
                                                                       ---------  ---------  ---------  ---------        ---

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable -- related party.......................     --         --             75         50     --
  Payments on related party loans....................................       (367)    --         --         --            (75)
  Payment for financing fees.........................................         (4)        (3)    --         --         --
  Proceeds from long-term debt.......................................     --            245     --         --            123
  Payments on long-term debt.........................................       (807)       (92)    (1,012)      (515)       (62)
  Partner contributions..............................................      1,244     --            911        643     --
  Partner distributions..............................................        (91)       (25)        (8)        (8)    --
                                                                       ---------  ---------  ---------  ---------        ---
Net cash provided by (used in) financing activities..................        (25)       125        (34)       170        (14)
                                                                       ---------  ---------  ---------  ---------        ---
Net increase (decrease) in cash......................................       (239)       (76)        75        162         13
Cash, beginning of period............................................        331         92         16         16         91
                                                                       ---------  ---------  ---------  ---------        ---
Cash, end of period..................................................  $      92  $      16  $      91  $     178  $     104
                                                                       ---------  ---------  ---------  ---------        ---
                                                                       ---------  ---------  ---------  ---------        ---

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
Cash paid during the period for interest.............................  $     278  $     268  $     207  $     129  $      86
                                                                       ---------  ---------  ---------  ---------        ---
                                                                       ---------  ---------  ---------  ---------        ---

                See accompanying notes to financial statements.

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  NATURE OF BUSINESS AND OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND NATURE OF BUSINESS

    Eagle Watch Golf Club Limited Partnership (the Partnership) owns and operates a golf course, Eagle Watch Golf Club, in Woodstock, Georgia. The Partnership was organized as a limited partnership under the laws of the State of Illinois.

  USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ.

  INVENTORY

    Inventory is stated at the lower of cost or market, cost determined on the first-in, first-out basis.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Improvements and betterments are capitalized; maintenance and repairs are charged to operations as incurred. Depreciation is provided for financial reporting and income tax purposes using both accelerated and straight-line methods over lives from 5 to 31 years.

  INTANGIBLE ASSETS

    Intangible assets consist of financing fees and organization costs. Financing fees are being amortized on the straight-line method over the period of the underlying loan. Organization costs are being amortized on the straight-line method over 60 months. Accumulated amortization at December 31, 1995 and 1996 and June 30, 1997, was $36, $54 and $62, respectively.

  REVENUE RECOGNITION

    Green fees, cart fees, and driving range fees are recognized as revenue when the rounds are played. Membership dues are recognized in the period in which they relate, Deferred revenue consists of nonrefundable initiation fees which are amortized over the estimated term of membership.

  INCOME TAXES

    The Partnership is not subject to income taxes since the income or loss of the Partnership is includable in the respective income tax returns of the partners.

  PRIVATIZATION EXPENSES

    Included in the Statements of Income for the years ended December 31, 1994 and 1995, are expenses related to an unsuccessful attempt to privatize the Golf Club.

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. NATURE OF BUSINESS AND OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the six months ended June 30, 1996 and 1997, are unaudited; however, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim period. The results of operations for such interim period are not necessarily indicative of the results to be obtained for the full year.

2.  LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1995 and 1996 and June 30, 1997:

                                                                                 DECEMBER 31,
                                                                             --------------------   JUNE 30,
                                                                               1995       1996        1997
                                                                             ---------  ---------  -----------
Loan with NationsBank, dated December 8, 1993, due in monthly payments of
 $19 including interest, with a balloon payment due December 1, 1998;
 interest at 8.25%, secured by the golf course including all
 improvements.In addition, the Partnership is required to maintain a debt reserve account balance which is classified as restricted cash in the
 accompanying balance sheet................................................  $   1,850  $   1,767   $   1,722
Loan with Bank One, dated November 30, 1993, paid at maturity, July 1,
 1996; interest payable quarterly at 1% above prime, secured by the limited
 partnership subscriptions receivable......................................        897     --          --
Loan with Regions Bank, dated July 12, 1995, due in monthly payments of $3 including interest using amortization period of 5 years, interest at
 9.25%, secured by maintenance equipment...................................        153        125         110
Loan with NationsBank, dated February 21, 1995, due in monthly principal installments of $1 plus interest through December 1, 1998; interest at
 9.12%, secured by the golf course including all improvements..............         75         69          67
Line of credit with Regions Bank dated January 14, 1997, due September 30,
 1997, interest at 75% over commercial base rate, secured by maintenance
 equipment.................................................................     --         --             123
                                                                             ---------  ---------  -----------
                                                                                 2,975      1,961       2,022
Current maturities of long-term debt.......................................      1,024        137         265
                                                                             ---------  ---------  -----------
Long-term debt.............................................................  $   1,951  $   1,824   $   1,757
                                                                             ---------  ---------  -----------
                                                                             ---------  ---------  -----------

    Maturities of long-term debt as of June 30, 1997, are as follows:

                                                                                        AMOUNT
                                                                                       ---------
1998.................................................................................  $     265
1999.................................................................................  $   1,727
2000.................................................................................  $      30

                   EAGLE WATCH GOLF CLUB LIMITED PARTNERSHIP

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

2.  LONG-TERM DEBT (CONTINUED)
    Based on the borrowing rates currently available to the Partnership for loans with similar terms and maturities, the fair value of long-term debt approximates the carrying amount.

3.  NOTES PAYABLE -- RELATED PARTY

    Notes payable -- related party represents unsecured notes payable due March 5, 1997, and bear interest at 8.25%.

4.  COMMITMENTS

    The Partnership leases golf carts under an operating lease which expires in February 1999. Minimum future rentals under this lease as of June 30, 1997, are as follows:

                                                                                         AMOUNT
                                                                                       -----------
1998.................................................................................   $      53
1999.................................................................................   $      35

    Rent expense for the years ended December 31, 1994, 1995, and 1996 and the six months ended June 30, 1997, was $56, $68, $56, and $34, respectively.

    The Partnership terminated its agreement with HMS Golf Management, Inc. to manage the golf club effective November 30, 1994. The termination agreement included a termination fee of $54 to be paid by the Partnership. Total expense plus the termination fee incurred in 1994 amounted to $113.

    The Partnership pays a management fee to the general partner for administrative and management services. The management fee is based on gross revenues and amounted to $51, $122, $111, and $63 for the years ended December 31, 1994, 1995, and 1996 and the six months ended June 30, 1997, respectively.

5.  SUBSEQUENT EVENT

    Subsequent to June 30, 1997, the Partnership signed a commitment letter to transfer the golf course and related improvements and equipment to Golf Trust of America.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors

Golf Hosts Resorts, Inc.

    We have audited the accompanying balance sheets of Golf Hosts Resorts, Inc. (a Colorado corporation and an 80%-owned subsidiary of Golf Hosts, Inc.) as of December 31, 1996 and 1995, and the related statements of operations, shareholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golf Hosts Resorts, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Tampa, Florida
March 21, 1997

                            GOLF HOST RESORTS, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)


                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                    ------------------
                                                      1995      1996
                                                    --------  --------    SIX
                                                                         MONTHS
                                                                         ENDED
                                                                        JUNE 30,
                                                                          1997
                                                                        --------
                                                                        (UNAUDITED)
ASSETS (SUBSTANTIALLY ALL PLEDGED, NOTE 3)

CURRENT ASSETS:
  Cash............................................  $    313  $    489  $ 6,957
  Accounts receivable.............................     4,472     4,380    4,384
  Notes receivable................................       628       164    --
  Inventories and supplies........................     4,392     5,124    4,948
  Prepaid expenses and other......................     1,207       956      706
  Intercompany receivables........................       567       724      740
                                                    --------  --------  --------
      Total current assets........................    11,579    11,837   17,735
LONG-TERM RECEIVABLES, less amount currently
 due..............................................     1,012     1,021    --
OTHER DEFERRED CHARGES............................     --          239      715
INTANGIBLES.......................................     --        --      17,425
PROPERTY AND EQUIPMENT, at cost, less accumulated
 depreciation and amortization....................    40,231    40,038   44,020
                                                    --------  --------  --------
                                                    $ 52,822  $ 53,135  $79,895
                                                    --------  --------  --------
                                                    --------  --------  --------

LIABILITIES AND SHAREHOLDER'S INVESTMENT

CURRENT LIABILITIES:
  Notes payable...................................  $  1,286  $    734  $ --
  Maturing long-term obligations..................     1,854     2,789    --
  Accounts payable................................     1,911     2,259    2,091
  Accrued expenses................................     4,274     4,578    5,781
  Deposits and prepaid fees.......................     2,681     2,755    2,212
                                                    --------  --------  --------
      Total current liabilities...................    12,006    13,115   10,084
                                                    --------  --------  --------
LONG-TERM OBLIGATIONS, less current maturities....    20,660    17,777   75,775
                                                    --------  --------  --------
LONG-TERM CONTINGENCY (Note 8)....................     2,078     2,222    --
                                                    --------  --------  --------
LONG-TERM INTERCOMPANY............................     4,124     4,952    3,303
                                                    --------  --------  --------
SHAREHOLDERS' INVESTMENT:
  Common stock, $1 par, 5,000 shares authorized
    and outstanding...............................         5         5        5
  Cumulative preferred, 5.6% cumulative preferred
    stock, $1 par, 4,577,000 shares authorized and
    outstanding...................................     4,577     4,577    4,577
  Paid-in capital.................................     2,329     2,329  (13,557 )
  Retained earnings...............................     7,043     8,158     (292 )
                                                    --------  --------  --------
      Total shareholders' investment..............    13,954    15,069   (9,267 )
                                                    --------  --------  --------
                                                    $ 52,822  $ 53,135  $79,895
                                                    --------  --------  --------
                                                    --------  --------  --------


                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1994      1995      1996
                                                    --------  --------  --------
REVENUES:
  Resort operations...............................  $ 51,793  $ 55,365  $ 56,936
  Real estate activities..........................       781     1,171       775
                                                    --------  --------  --------
                                                      52,574    56,536    57,711
                                                    --------  --------  --------
COSTS AND OPERATING EXPENSES:
  Resort operations...............................    45,844    47,415    49,444
  Real estate activities..........................       408       617       275
  General and administrative......................     3,633     4,251     3,951
                                                    --------  --------  --------
                                                      49,885    52,283    53,670
                                                    --------  --------  --------
Operating income..................................     2,689     4,253     4,041
Interest, net.....................................     2,084     2,125     1,880
                                                    --------  --------  --------
                                                         605     2,128     2,161
Parent income tax charge..........................       211       752       790
                                                    --------  --------  --------
Net income before dividend requirements on
 preferred stock..................................       394     1,376     1,371
Dividend requirements on preferred stock..........       256       256       256
                                                    --------  --------  --------
Net income available to common shareholders.......  $    138  $  1,120  $  1,115
                                                    --------  --------  --------
                                                    --------  --------  --------
Earnings per common share:
  Net income before dividend requirements on
    preferred stock...............................     78.78    275.18    274.10
  Dividend requirements on preferred stock........    (51.26)   (51.26)   (51.26)
                                                    --------  --------  --------
  Net income available to common shareholders.....     27.52    223.92    222.84
                                                    --------  --------  --------
                                                    --------  --------  --------

                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                             SIX MONTHS     174-DAY        7-DAY
                                                               ENDED      PERIOD ENDED  PERIOD ENDED
                                                              JUNE 30,      JUNE 23,      JUNE 30,
                                                                1996          1997          1997
                                                            ------------  ------------  ------------
REVENUES:
  Resort operations.......................................  $    32,605   $    31,570   $      981
  Real estate activities..................................          (14 )         180       --
                                                            ------------  ------------      ------
                                                                 32,591        31,750          981
                                                            ------------  ------------      ------
COSTS AND OPERATING EXPENSES:
  Resort operations.......................................       25,655        25,595          972
  Real estate activities..................................        2,092         2,374          136
  General and administrative..............................      --                 91       --
                                                            ------------  ------------      ------
                                                                 27,747        28,060        1,108
                                                            ------------  ------------      ------
Operating income..........................................        4,844         3,690         (127  )
Interest, net.............................................          996           945          160
                                                            ------------  ------------      ------
                                                                  3,848         2,745         (287  )

Parent income tax charge..................................        1,425           968       --
                                                            ------------  ------------      ------
Net income before extraordinary items.....................        2,423         1,777         (287  )
Loss on early extinguishment of long-term debt
 (net of taxes of $155)...................................      --               (289 )     --
                                                            ------------  ------------      ------
Net income before dividend requirements on preferred
 stock....................................................        2,423         1,488         (287  )
Dividend requirements on preferred stock..................          128           123            5
                                                            ------------  ------------      ------
Net income available to common shareholders...............  $     2,295   $     1,365   $     (292  )
                                                            ------------  ------------      ------
                                                            ------------  ------------      ------
Earnings (loss) per common share..........................       459.07        272.98       (58.35  )
                                                            ------------  ------------      ------
                                                            ------------  ------------      ------

                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                     STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                 (IN THOUSANDS)

                                                                                             5.6% CUMULATIVE
                                                                   $1 PAR VALUE
                                                                   COMMON STOCK              PREFERRED STOCK
                                                            --------------------------  --------------------------    PAID-IN
                                                               SHARES        AMOUNT        SHARES        AMOUNT       CAPITAL
                                                               ------     ------------     ------     ------------  ------------
Balance, January 1, 1994..................................            5            $5         4,577   $      4,577  $      2,329
  Net income available to common shareholder..............      --            --            --             --            --
                                                                    ---           ---         -----         ------  ------------
Balance, December 31, 1994................................            5             5         4,577          4,577         2,329
  Net income available to common shareholder..............      --            --            --             --            --
                                                                    ---           ---         -----         ------  ------------
Balance, December 31, 1995................................            5             5         4,577          4,577         2,329
  Net income available to common shareholder..............      --            --            --             --            --
                                                                    ---           ---         -----         ------  ------------
Balance, December 31, 1996................................            5             5         4,577          4,577         2,329
  Notes receivable distribution (Note 1) (unaudited)......      --            --            --             --            --
  Net income available to common shareholder
    (unaudited)...........................................      --            --            --             --            --
                                                                    ---           ---         -----         ------  ------------
Balance, June 23, 1997 (unaudited)........................            5   $         5         4,577   $      4,577  $      2,329
                                                                    ---           ---         -----         ------  ------------
                                                                    ---           ---         -----         ------  ------------
Balance, June 24, 1997 (unaudited)........................            5             5         4,577          4,577        (4,582)
  Distribution to shareholder (unaudited).................      --            --            --             --             (8,975)
  Net income (loss) available to common shareholder
    (unaudited)...........................................      --            --            --             --            --
                                                                    ---           ---         -----         ------  ------------
Balance, June 30, 1997 (unaudited)........................            5            $5         4,577   $      4,577  $    (13,557)
                                                                    ---           ---         -----         ------  ------------
                                                                    ---           ---         -----         ------  ------------


                                                                             TOTAL
                                                              RETAINED    STOCKHOLDERS'
                                                             (DEFICIT)     (DEFICIT)
                                                              EARNINGS       EQUITY
                                                            ------------  ------------
Balance, January 1, 1994..................................  $     5,785   $   12,696
  Net income available to common shareholder..............          138          138
                                                                 ------   ------------
Balance, December 31, 1994................................        5,923       12,834
  Net income available to common shareholder..............        1,120        1,120
                                                                 ------   ------------
Balance, December 31, 1995................................        7,043       13,954
  Net income available to common shareholder..............        1,115        1,115
                                                                 ------   ------------
Balance, December 31, 1996................................        8,158       15,069
  Notes receivable distribution (Note 1) (unaudited)......       (3,942 )     (3,942  )
  Net income available to common shareholder
    (unaudited)...........................................        1,365        1,365
                                                                 ------   ------------
Balance, June 23, 1997 (unaudited)........................  $     5,581   $   12,492
                                                                 ------   ------------
                                                                 ------   ------------
Balance, June 24, 1997 (unaudited)........................      --            --
  Distribution to shareholder (unaudited).................      --            (8,975  )
  Net income (loss) available to common shareholder
    (unaudited)...........................................         (292 )       (292  )
                                                                 ------   ------------
Balance, June 30, 1997 (unaudited)........................  $      (292 ) $   (9,267  )
                                                                 ------   ------------
                                                                 ------   ------------

                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                                1994          1995          1996
                                                            ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income before dividend requirements on preferred
    stock.................................................  $        394  $      1,376  $      1,371
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................         2,268         2,402         2,570
    Deferred profit.......................................           124            (5)         (119)
    Changes in operating working capital other than cash
      (Note 6)............................................           689          (936)          180
                                                                  ------        ------        ------
Net cash provided by operating activities.................         3,475         2,837         4,002
                                                                  ------        ------        ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increases in other deferred charges.....................       --            --               (239)
  Purchases of property and equipment.....................        (2,681)       (3,778)       (2,448)
  Recovery of cost of property and equipment sold.........           122             4            71
  Reductions in notes receivable..........................            94           165           739
  Additions to notes receivable...........................          (514)         (624)         (165)
                                                                  ------        ------        ------
Net cash used in investing activities.....................        (2,979)       (4,233)       (2,042)
                                                                  ------        ------        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net changes in notes payable............................          (762)        1,286          (551)
  Increases in long-term obligations......................         1,323         1,699           861
  Decreases in long-term obligations......................        (2,075)       (2,670)       (2,809)
  Increase in long-term contingency.......................           823           265           144
  Increase in long-term intercompany......................           471           304           571
                                                                  ------        ------        ------
Net cash provided by (used in) financing activities.......          (220)          884        (1,784)
                                                                  ------        ------        ------
Net increase (decrease) in cash...........................           276          (512)          176
Cash, beginning of year...................................           549           825           313
                                                                  ------        ------        ------
Cash, end of year.........................................  $        825  $        313  $        489
                                                                  ------        ------        ------
                                                                  ------        ------        ------

                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                             SIX MONTHS     174-DAY        7-DAY
                                                               ENDED      PERIOD ENDED  PERIOD ENDED
                                                              JUNE 30,      JUNE 30,      JUNE 30,
                                                                1996          1997          1997
                                                            ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income before dividend requirements on preferred
    stock.................................................  $     2,423   $     1,488   $     (287  )
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................        1,240         1,240           50
    Changes in operating working capital other than cash
      (Note 6)............................................           16           417          242
                                                                 ------        ------       ------
Net cash provided by operating activities.................        3,679         3,145            5
                                                                 ------        ------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increases in other deferred charges.....................         (249 )          62       --
  Purchases of property and equipment.....................       (1,143 )      (1,517 )     --
  Recovery of cost of property and equipment sold.........           12           (56 )     --
  Reductions in notes receivable..........................          556           413       --
  Additions to notes receivable...........................          (17 )        (379 )     --
                                                                 ------        ------       ------
Net cash used in investing activities.....................         (841 )      (1,477 )     --
                                                                 ------        ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net changes in notes payable............................       (1,285 )        (734 )     --
  Increases in long-term obligations......................          467       --            --
  Decreases in long-term obligations......................       (1,023 )        (436 )     --
  Net proceeds from merger transactions...................      --              5,966       --
  Increase in long-term contingency.......................           70           127       --
  Increase in long-term intercompany......................        1,084          (123 )         (5  )
                                                                 ------        ------       ------
Net cash used in financing activities.....................         (687 )       4,800           (5  )
                                                                 ------        ------       ------
Net increase in cash......................................        2,151         6,468       --
Cash, beginning of year...................................          313           489        6,957
                                                                 ------        ------       ------
Cash, end of year.........................................  $     2,464   $     6,957   $    6,957
                                                                 ------        ------       ------
                                                                 ------        ------       ------

                See accompanying notes to financial statements.

                            GOLF HOST RESORTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    Golf Host Resorts, Inc. (the Company or GHR) is an 80%-owned subsidiary of Golf Hosts, Inc. (GHI). The minority shareholders of the Company are also the major shareholders of GHI. The Company is engaged in the operation of Innisbrook Hilton Resort (Innisbrook) in Tarpon Springs, Florida and Tamarron Hilton Resort (Tamarron) in Durango, Colorado (the Resorts). The Resorts offer hotel accommodations, restaurant and conference facilities, and recreational activities including golf, swimming and tennis. The majority of the condominium apartment owners at the Resorts provide such apartments as hotel accommodations under rental pool lease operations. The Resorts are the lessees under the lease operation agreements, which provide for the distribution of a percentage of room revenues, as defined, to participating condominium apartment owners.

  FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

    Amounts included in these Notes to Consolidated Financial Statements, unless otherwise indicated, are as of December 31, 1996 and 1995, or for the years ended December 31, 1996, 1995 and 1994, respectively, as applicable. Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

  PARTICIPATING RENTAL UNITS


    GHR operates Innisbrook Hilton and Tamarron Hilton, Both recreation-oriented resorts. Condominium apartments at these resorts are provided as hotel accommodations under rental pool lease operations in which GHR is the lessee. Revenue from resort operations includes rental revenues from condominium apartments partipating in these rental pool lease operations. If these rental units were owned by GHR normal costs associated with ownership such as depreciation, interest real estate taxes, maintenance, etc. would have been incurred. Instead, resort operating expenses include rental pool distributions approximating $9,783, $9,358, and $8,692.


  MANAGEMENT AGREEMENTS

    Hilton Hotels Corporation (HHC) has managed Innisbrook and Tamarron since April 1993 and December 1995, respectively. The related agreements have 20-year terms with provisions for earlier termination by either party. In addition to annual management fees and certain cost reimbursements, HHC will receive a portion of earnings, as defined, above certain specified levels which have not yet been attained. HHC has advanced GHR $3.5 million relative to the Innisbrook agreement and $784 of a maximum $1.5 million under the Tamarron agreement (see
Note 7).

  INTERCOMPANY ALLOCATIONS AND ADVANCES

    GHI charges administrative and other expenses to the Company on the basis of estimated time and expenses incurred as determined by GHI. The amounts charged to the Company were approximately $656, $970, and $770.

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has three affiliates, Golf Host Securities, Inc. (Securities), Golf Host Realty, Inc. (Realty) and Golf Host Development, Inc. (Development), all of which are wholly owned subsidiaries of GHI. Securities and Realty are engaged in brokerage activity with respect to the resale of condominiums of Innisbrook and Tamarron, respectively. Realty also serves as agent for the sale of Estates of Tamarron residential homesites. Development is currently inactive.

  REAL ESTATE DEVELOPMENT COSTS

    Capitalized real estate costs related to the development of residential homesites at Tamarron-High Point and Pine Ridge include the original cost of land, engineering, surveying, road construction, utilities, interest and other costs. Costs are allocated to individual properties using the relative sales value method.

    Approximately $81 and $96 of such costs are included in inventory related to the Estates at Tamarron-High Point. Estates at Tamarron-High Point is comprised of nine homesites of which all have been sold, with the last closing in January 1997. Approximately $898 and $116 of such costs are included in inventory related to the Estates at Tamarron-Pine Ridge. Estates at Tamarron-Pine Ridge consists of nine homesites, two of which were sold and closed during 1996.

  REVENUE RECOGNITION

    Revenue from resort operations as recognized in the related service is performed. Profit is recognized on real estate sales either when the closing occurs, or under the installment sales or cost recovery methods, as appropriate. The approximately $120 of deferred profit reflected in the 1995 financial statements was recognized during 1996.

  EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution Employee Thrift and Investment Plan (the Plan) which provides retirement benefits for all eligible employees electing participation. Employees may contribute a percentage of their compensation, as defined, to the Plan with the Company matching the lesser of one-half of the first 4% or four hundred dollars per employee annually. Company contributions required under the Plan approximated $120, $130, and $118, and are fully funded.

    The Company's parent also provides a supplemental retirement income plan for officers who meet certain eligibility requirements upon retirement. The Company has included its portion of the related liability in long-term obligaitons.

    During 1995, the Company replaced its self-funded employee health insurance plan with fully insured plans. The financial statements include $15 and $277 of related termination costs in costs and operating expenses.

  INTEREST, NET

    The Company's cash management policy requires the utilization of cash resources to minimize net interest expense, through either temporary cash investments or reductions in existing interest-bearing obligations, as is most appropriate in the circumstances. Accordingly, temporary cash investments and interest income may vary

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

significantly from period to period. Interest expense is net of interest income of approximately $154, $257, and $153. Temporary cash investments were not significant.


  ACCOUNTS RECEIVABLE

    Accounts receivable is net of allowances of approximately $43 and $60 for doubtful accounts.

  NOTES RECEIVABLE

    Notes receivable bear interest at rates ranging from 5.75% to 10.25%.

  INVENTORIES AND SUPPLIES

    The Company records its materials and supplies inventory primarily at the lower of first-in, first-out cost or market.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The book value of all financial instruments other than the long-term contingency approximates the fair value. It is not practicable to determine the fair value of the long-term contingency. The fair value of the Company based on the foregoing is not a market valuation of the Company as a whole.

  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVE ASSETS

    In March 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS 121) which addresses when and how impairments to the value of long-lived assets should be recognized. SFAS 121 is effective for fiscal years beginning after December 15, 1995, and therefore, was implemented by the Company in 1996 and did not have a material effect on the Company's financial statements.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial statements are unaudited and were prepared from the books and records of the Company. In the opinion of management, they include all adjustments necessary for a fair presentation of the

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Company's operations and financial position. Certain of the Company's operations are seasonal in nature and, therefore, interim results from operations are not necessarily indicative of a full year.

2.  PROPERTY AND EQUIPMENT

    The components of property and equipment are as follows:

                                                             DECEMBER 31,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------
Undeveloped land..................................  $        1,327  $        1,327
Land and land improvements........................           6,103           6,363
Building..........................................          23,255          22,598
Golf courses and recreational facilities..........          10,051          10,185
Machinery and equipment...........................          23,958          25,781
Construction-in-progress..........................             153             111
                                                           -------         -------
                                                            64,847          66,365
Less accumulated depreciation.....................         (24,616)        (26,327)
                                                           -------         -------
                                                    $       40,231  $       40,038
                                                           -------         -------
                                                           -------         -------

    The Company provides depreciation for financial statement purposes using the straight-line unit method for buildings, vehicles and certain golf course and recreational facilities and the straight-line composite method for other components. The estimated useful lives used in computing annual depreciation are as follows:

DESCRIPTION                                             YEARS
--------------------------------------------------      ------
Land improvements.................................      28-30
Buildings.........................................        50
Golf courses and recreational facilities..........      30-75
Machinery and equipment...........................      10-15

    The costs of maintenance and repairs of property and equipment used in operations are charge to expense incurred. Costs of renewals and betterments are capitalized. When properties are replaced, retired or otherwise disposed of, the costs of such properties are deducted from the asset and accumulated depreciation accounts. Gains or losses on sales or retirements of buildings, vehicles and certain golf course and recreational facilities are recorded in income. Gains or losses on sales or retirements of all other property and equipment are recorded in the applicable accumulated depreciation accounts in accordance with the composite method.

3.  NOTES PAYABLE AND LONG-TERM OBLIGATIONS

    The note payable is outstanding under a $6,000 line of credit, primarily for accounts receivable financing with interest payable at the prime rate (8.25% at December 31, 1996). Approximately $3,786 was available for immediate use at December 31, 1996. Letters of credit of $509 were also outstanding.

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

3.  NOTES PAYABLE AND LONG-TERM OBLIGATIONS (CONTINUED)
    The components of long-term obligations are:

                                                             DECEMBER 31,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------     JUNE 30,
                                                                                         1997
                                                                                    --------------
                                                                                     (UNAUDITED)
Participating mortgage note at varying increasing
 pay rates maturing in 2027 (Note 8)..............  $     --        $     --        $      70,775
Mortgage note at 6.34% maturing in 2002...........        --              --                5,000
Mortgage notes at rates ranging from 8.05% to 9%,
 maturing primarily from 1998 to 2007.............          16,810          15,487       --
$5,000 equipment revolving credit line at prime
 maturing serially from 1997 to 2001, $1,108 was
 available for use at December 31, 1996...........           3,863           3,892       --
$2,000 revolving credit line at 9% maturing in
 2007. A letter of credit of $632, issued during
 1996 and reducing the amount available, was
 decreased by $586 in 1997........................           2,000           1,368       --
Other.............................................             347             286       --
Unamortized debt discount and expense.............            (506)           (467)      --
                                                           -------         -------        -------
                                                            22,514          20,566       --
Less current maturities...........................          (1,854)         (2,789)      --
                                                           -------         -------        -------
                                                    $       20,660  $       17,777  $      75,775
                                                           -------         -------        -------
                                                           -------         -------        -------

    The maturities of long-term obligations are as follows:

YEAR ENDING DECEMBER 31,                                AMOUNT
--------------------------------------------------  --------------
1998..............................................  $        2,760
1999..............................................           2,126
2000..............................................           1,729
2001..............................................           1,561
2002..............................................           1,594
Thereafter........................................           8,007
                                                           -------
                                                    $       17,777
                                                           -------
                                                           -------

    Substantially all property and equipment is pledged as collateral for long-term obligations. Generally, covenants of existing loan agreements prohibit the disposition of assets other than in the ordinary course of business, limit the amount of additional debt, limit the payment of dividends, and require the maintenance of certain minimum financial ratios.

    The Company obtained waivers for or was in compliance with all debt covenants at December 31, 1996.

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

4.  LEASES

    Total rent expense on all operating leases approximated $156, $160, and $232 and there were no contingent rentals or operating subleases.

    Future minimum rental payments on the Company's operating leases are not significant.

5.  ACCRUED EXPENSES

    The components of accrued expenses are as follows:

                                                             DECEMBER 31,
                                                    ------------------------------
                                                         1995            1996
                                                       -------         -------        SIX MONTHS
                                                                                        ENDED
                                                                                       JUNE 30,
                                                                                         1997
                                                                                    --------------
                                                                                     (UNAUDITED)
Rental pool lease distribution....................  $        1,760  $        2,135  $       2,239
Salaries..........................................           1,400           1,456          2,043
Taxes, other than income taxes....................             742             243            767
Other.............................................             372             744            732
                                                            ------          ------         ------
                                                    $        4,274  $        4,578  $       5,781
                                                            ------          ------         ------
                                                            ------          ------         ------

6.  INCOME TAX ALLOCATION AND SHARING POLICY

    The Company joins with GHI in filing consolidated income tax returns. For financial reporting purposes, GHI has an income tax allocation and sharing policy which defines the manner in which income tax charges and benefits are allocated among GHI and its affiliates. The policy provides that the Company's charge (benefit) from GHI for income taxes be based on each affiliate's taxable income before income tax times the statutory tax rate.

    All income taxes are credited to the long-term intercompany liability to GHI as incurred and GHI accepts the future liability for the payment of the Company's deferred income taxes as they become due. The deferred taxes recorded by GHI result primarily from differences in the accounting for financial reporting and Federal income tax purposes of depreciation of property and equipment and the recognition of accruals and prepayments.

7.  LONG-TERM CONTINGENCY AND ADVANCE

    The Company has drawn $1,721 under the Innisbrook HHC agreement primarily to acquire GHR property and equipment. $403 of interest has been accrued at 8% per annum on this amount. These amounts are included in long-term contingency. Repayment is contingent upon Innisbrook exceeding certain not yet attained earnings levels. HHC's opportunity to collect under the agreement expires during 2013, or in the event of early termination by Hilton.

    The Company entered into an agreement with the Lessors' Advisory Committee of the Innisbrook Rental Pool (the IRP) to fund certain improvements to the condominiums and common areas. A total of $1,779 was advanced on similar terms to the Company by HHC, with HHC's opportunity to collect these advances expiring

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

7. LONG-TERM CONTINGENCY AND ADVANCE (CONTINUED) during 2003, or in the event of early termination by Hilton. The amount advanced GHR, together with accrued interest thereon, exceeds the amount due from IRP by $97. This excess is included in long-term contingency. Repayment of the advances is contingent upon the IRP distribution exceeding a specified level. This has resulted in repayment requirements of $364 and $150 by the IRP to the Company, with equal and offsetting amounts due HHC from the Company.

    The amounts contingently due HHC under the Inisbrook management agreement and the amount contingently due the Company from IRP are, under certain circumstances, subject to acceleration and nonpayment, respectively.

    The Company also entered into a loan agreement with the Tamarron Association of Condominium Owners (TACO) to fund certain improvements to the condominiums and common areas up to a maximum of $1,500 of which $784 has been advanced. Also, HHC has advanced amounts to the Company on similar terms which exceed the TACO amount by $30. Repayments of the advances were due in seven equal installments commencing November 15, 1998. Under certain circumstances, the advances due HHC under the Tamarron management agreement are subject to acceleration, and varying portions of the amount due the Company from TACO may not require payment.

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

8.  SUPPLEMENTAL CASH FLOW INFORMATION

    Changes in Operating Working Capital Other Than Cash -- The (increases) decreases in operating working capital other than cash are as follows:

                                                                                          SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,             JUNE 30,
                                                      -------------------------------  ----------------------
                                                        1994       1995       1996       1996        1997
                                                      ---------  ---------  ---------  ---------  -----------
                                                                                            (UNAUDITED)
Accounts receivable (Note 1)........................  $    (829) $    (708) $      91  $     261   $      (1)
Inventories and supplies............................       (759)        32       (731)      (380)         50
Prepaid expenses and other (Note 5).................        213         17        251        459          41
Intercompany........................................        506       (260)      (157)        23         (63)
Accounts payable....................................        247        429        348        221         (27)
Accrued expenses....................................        692        (42)       304        (88)        331
Deposits and prepaid fees...........................        619       (404)        74       (480)        (89)
                                                      ---------  ---------  ---------  ---------  -----------
Changes in operating working capital other than
 cash...............................................  $     689  $    (936) $     180  $      16   $     242
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------
NONCASH INVESTING ACTIVITIES:
Land and land development costs transferred to
 inventory..........................................  $      25  $      64  $  --      $  --       $      70
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------
Machinery and equipment obtained through a
 trade-in...........................................  $  --      $     351  $  --      $  --       $  --
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------
Received land and related improvements from an
 affiliate in exchange for a long-term intercompany
 obligation.........................................  $     236  $  --      $  --      $  --       $  --
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------
Satisfied its preferred stock dividend liability to
 GHI through the intercompany account...............  $     256  $     256  $     256  $     128   $     128
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------
OTHER INFORMATION --
Interest paid, net of amounts capitalized...........  $   2,249  $   2,100  $   2,029  $  --       $  --
                                                      ---------  ---------  ---------  ---------  -----------
                                                      ---------  ---------  ---------  ---------  -----------

9.  EVENTS SUBSEQUENT TO AUDITORS' REPORT--UNAUDITED

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    On June 23, 1997 TM Golf Hosts, Inc. (TMGHI) acquired all of the outstanding stock of GHI, previously an 80% owner of the Company, and the 20% of the company's stock not held by GHI. Concurrently, TMGHI and GHI merged with the legal survivor being GHI, which now owns 100% of the Company. Total consideration for the acquisition of the outstanding stock of GHI and the Company was approximately $63 million, including assumption of certain liabilities. The transaction was financed with new borrowing and all previous indebtedness of the Company was repaid, resulting in an extraordinary loss on early retirement of debt primarily relating

                            GOLF HOST RESORTS, INC.

             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

                                 (IN THOUSANDS)

9. EVENTS SUBSEQUENT TO AUDITORS' REPORT--UNAUDITED (CONTINUED) to the write-off of unamortized debt discounts and related deferred expenses. The acquisition was accounted for as a purchase and the associated debt was recognized by the Company under push down accounting rules.

    Under the terms of the agreement, certain long-term receivables were transferred to the selling shareholders immediately prior to the transaction. In addition, certain marketable securities and investments with ascribed value aggregating $8,975 were distributed from the Company to its parent, GHI, subsequent to the transaction.

  INCOME TAXES

    Effective concurrently with the merger, the Company and GHI elected to be subsequently treated as S-Corporations for federal and state tax purposes. As a result, the Company will generally no longer be subject to federal and state income taxes and the tax effects of its activities will accrue to the shareholders of GHI. The Company will be responsible for entity level corporate taxes on certain built-in gains (where the fair market value of the related assets at the effective date the election was made exceeds the carryover tax basis) on property if sold within a ten year period. Estimated deferred tax liabilities relating to these potential entity level taxes, based on management's current plans, have been reflected in these financial statements as of June 30, 1997.

  NOTES PAYABLE AND LONG-TERM OBLIGATIONS

    All previously existing long-term obligations were replaced by a mortgage note with Golf Trust of America, L.P. The participating mortgage is for a term of 30 years and is secured by certain real and personal property of the Company and guaranteed by GHI. The loan allows for certain additional borrowings for capital improvements. The loan has an initial base pay rate increasing annually. The loan also includes participation in certain revenue of the Innisbrook property securing the loan above certain predefined levels.

  CHANGE IN INNISBROOK PROPERTY MANAGER

    Effective July 15, 1997, the Company entered into an agreement to terminate the existing Innisbrook hotel operation management agreement for a $600,000 termination fee. A new hotel property manager was engaged effective on that date. Such termination fee was included in determining the cost of the acquisition.

                                  SCHEDULE III
                          GOLF TRUST OF AMERICA, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                 JUNE 30, 1997

                                                                                     COST                 GROSS AMOUNTS OF WHICH
                                                                            CAPITALIZED SUBSEQUENT
                                                   INITIAL COST                                          CARRIED AT END OF PERIOD
                                            --------------------------          TO ACQUISITION          --------------------------
                                                         BUILDINGS &    ------------------------------               BUILDING &
PROPERTY/LOCATION           ENCUMBRANCES      LAND      IMPROVEMENTS      IMPROVEMENTS        OTHER       LAND      IMPROVEMENTS
-------------------------  ---------------  ---------  ---------------  -----------------  -----------  ---------  ---------------
Golf Legends -- Myrtle
  Beach, SC..............        --         $   3,207     $  15,609            --              --       $   3,207     $  15,609
Heritage Golf Club --
  Pawleys Island, SC.....     $   4,325           325         4,475            --              --             325         4,475
Northgate -- Houston,
  TX.....................        --             7,144         5,449            --              --           7,144         5,449
Royal New Kent --
  Providence Forge, VA...        --               500        10,445            --              --             500        10,445
Olde Atlanta --
  Atlanta, GA............        --             3,242         4,327            --              --           3,242         4,327
Oyster Bay -- Sunset
  Beach, NC..............        --            --             2,016            --              --          --             2,016
Stonehouse --
  Williamsburg, VA.......        --               500        10,071            --              --             500        10,071
Woodlands -- Gulf Shores,
  AL.....................        --             1,001         5,046            --              --           1,001         5,046
                                 ------     ---------       -------               ---             ---   ---------       -------
                                            $  15,438     $  57,782                                     $  15,919     $  57,438
                                 ------     ---------       -------               ---             ---   ---------       -------
                                 ------     ---------       -------               ---             ---   ---------       -------


                                                                                LIFE ON WHICH
                                                                                DEPRECIATION
                                                                                  IN LATEST
                                                                                STATEMENT OF
                                       ACCUMULATED     DATE OF        DATE      OPERATION IS
PROPERTY/LOCATION            TOTAL    DEPRECIATION   CONSTRUCTION   ACQUIRED      COMPLETED
-------------------------  ---------  -------------  ------------  -----------  -------------
Golf Legends -- Myrtle
  Beach, SC..............  $  18,816    $   6,456     1990-1992      2/12/97     3-30 years
Heritage Golf Club --
  Pawleys Island, SC.....      4,800        2,741        1986        2/12/97     3-30 years
Northgate -- Houston,
  TX.....................     12,593          162        1984        2/12/97     3-30 years
Royal New Kent --
  Providence Forge, VA...     10,445          629        1996        2/12/97     3-30 years
Olde Atlanta --
  Atlanta, GA............      7,569           70        1993        2/12/97     3-30 years
Oyster Bay -- Sunset
  Beach, NC..............      2,016        1,277        1983        2/12/97     3-30 years
Stonehouse --
  Williamsburg, VA.......     10,571          594        1996        2/12/97     3-30 years
Woodlands -- Gulf Shores,
  AL.....................      6,047           46        1994        2/12/97     3-30 years
                           ---------  -------------
                           $  73,357    $  11,977
                           ---------  -------------
                           ---------  -------------

                                  SCHEDULE IV
                          GOLF TRUST OF AMERICA, INC.
                         MORTGAGE LOANS ON REAL ESTATE
                                 JUNE 30, 1997

                                     FINAL
                       INTEREST    MATURITY                                                       PRIOR     FACE AMOUNT
    DESCRIPTION          RATE        DATE                   PERIOD PAYMENT TERMS                  LIENS     OF MORTGAGE
--------------------  -----------  ---------  ------------------------------------------------    -----     ------------
Golf Host Resorts,    9.63%-9.75%  6/20/2027  Note payable interest of $561,589 monthly with     $  --        $61,680
Inc.                                          5% increases beginning in year two and
                                              continuing until year five. Amounts drawn on $9M
                                              Tranche II, $625,000 at June 30, 1997, loan
                                              bears interest at 9.75%.

                                     PRINCIPAL AMOUNT OF
                                      LOANS SUBJECT TO
                        CARRYING         DELINQUENT
                       AMOUNTS OF       PRINCIPAL OR
    DESCRIPTION         MORTGAGE          INTEREST
--------------------  -------------  -------------------
Golf Host Resorts,           $1,057         $--
Inc.

(On the back inside cover, there are pictures of the following golf courses:
Copperhead, Eagle Watch, Lost Oaks, Legends Resort, Olde Atlanta, Innsbrook Resort, Club of the Country, Tiburon, Heritage Club, Stonehouse Golf Club, Woodlands, Oyster Bay, Raintree and Northgate Country Club.)


                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Not Applicable

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the American Stock Exchange listing fees.

                                                                             AMOUNT TO BE PAID
                                                                             -----------------
SEC Registration fee.......................................................    $   28,227.27
NASD filing fee............................................................         9,815.00
American Stock Exchange listing fees.......................................
Printing and engraving.....................................................
Legal fees and expenses of the Company.....................................
Accounting fees and expenses...............................................
Transfer Agent and Registrar fees..........................................
Miscellaneous..............................................................
                                                                             -----------------
  Total....................................................................    $
                                                                             -----------------
                                                                             -----------------

ITEM 32. SALES TO SPECIAL PARTIES.

    See Item 33 below.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

    On November 11, 1996, one share of Common Stock was issued by the Company to C.A. Hooks, Jr. This issuance of Common Stock was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. On November 11, 1996 (i) 12,500 OP Units were issued by the Operating Partnership to W. Bradley Blair, II, (ii) 12,500 OP Units were issued to David J. Dick and (iii) 3,750 OP Units were issued to James Hoppenrath. On February 12, 1997 the Operating Partnership issued 4,135,356 OP Units to the Prior Owners in exchange for their interests in the Initial Golf Courses. One June 23, 1997 the Company sold 159,326 shares of Common Stock and the Operating Partnership sold 274,039 OP Units to Golf Hosts, Inc. On August 18, 1997 the company issued 21,429 shares of Common Stock to Granite Golf in connection with the acquisition of Tiburon Golf Club. On September 2, 1997 the Operating Partnership issued 121,529 OP Units to the Prior Owner of Raintree Country Club in exchange for its interest in the Raintree Country Club. On September 19, 1997, the Company sold 70,000 shares of Common Stock to its executive officers pursuant to the New Stock Incentive Plan. These issuances were effected in reliance upon an exemption from registration under
Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

    Maryland law provides for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company and (b) a written undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company.


    The Company has agreed to indemnify its directors and officers to the fullest extent permitted by applicable provisions of the MGCL, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws.

    Pursuant to the Underwriting Agreement, the Registrant has agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering made by this Prospectus forming a part of this Registration Statement, including liabilities under the Securities Act, and the Underwriters have agreed to indemnify the Company and its officers and directors against certain similar liabilities.

    The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS.

   Index included at page F-1 to F-4


(b) EXHIBITS



EXHIBIT NO.
------------
 1.1          Form of Underwriting Agreement.

 3.1          Articles of Amendment and Restatement of the Company, as filed with the State Department of
              Assessments and Taxation of Maryland on January 31, 1997, (previously filed as Exhibit 3.1A to the
              Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 2 (filed
              January 30, 1997) and incorporated herein by reference).

 3.2          Bylaws of the Company as currently in effect (previously filed as Exhibit 3.2 to the Company's
              Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January
              15, 1997) and incorporated herein by reference).

EXHIBIT NO.
------------
 5.1          Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered.

 8.1          Opinion of O'Melveny & Myers LLP as to certain tax matters.

10.1.0        First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the
              "Partnership Agreement") (previously filed as Exhibit 10.1 to the Company's Annual Report on Form
              10-K (Commission File No. 000-22091), filed March 31, 1997, and incorporated herein by reference).

10.1.1        Exhibit A to the Partnership Agreement, as revised through the date hereof.

10.2.0        Form of Participating Lease between the Operating Partnership and the Lessees relating to the
              Initial Courses (previously filed as Exhibit 10.2 to the Company's Registration Statement on Form
              S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

10.2.1        Schedule of material differences among the Participating Leases for the Initial Courses (included in lieu of the full text of each lease pursuant to Instruction 2 to Item 601 of Regulation S-K)
              (previously filed as Exhibit 10.2.1 to the Company's Annual Report on Form 10-K (Commission File No.
              000-22091), filed March 31, 1997, and incorporated herein by reference).

10.3          Option to Purchase and Right of First Refusal Agreement between (i) the Company and the Operating
              Partnership and (ii) Larry D. Young dated as of February 12, 1997 (previously filed as Exhibit 10.3 to the Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 2
              (filed January 30, 1997) and incorporated herein by reference).

10.4.0        Form of Contribution and Leaseback Agreement between the Operating Partnership and the Prior Owners relating to the Initial Courses (previously filed as Exhibit 10.4 to the Company's Registration
              Statement on Form S-11 (Commission File No. 333-15965) (filed November 12, 1996) and incorporated herein by reference).

10.4.1        Schedule of material differences among the Contribution and Leaseback Agreements relating to the
              Initial Courses (included in lieu of the full text of each agreement pursuant to Instruction 2 to
              Item 601 of Regulation S-K)(previously filed as Exhibit 10.4.1 to the Company's Annual Report on
              Form 10-K (Commission File No. 000-22091), filed March 31, 1997, and incorporated herein by reference).

10.4.2*       Contribution and Leaseback Agreement, dated as of August 29, 1997, by and among John J. Rainieri,
              Sr., Betty Rainieri and Raintree Country Club, Inc. and Golf Trust of America, L.P.

10.5*         Purchase and Sale Agreement, dated as of May 19, 1997, by and between Tiburon Limited Partnership, as seller, and Granite Golf Group, Inc., as buyer.

10.6*         Assignment and Assumption of Purchase and Sale Agreement, dated as of August 18, 1997, by and among
              Granite Golf Group, Inc., as assignor, and Golf Trust of America, L.P., as assignee.

10.7          Credit Agreement, dated as of June 20, 1997, by and among Golf Trust of America, L.P., as Borrower,
              Golf Trust of America, Inc., GTA GP, Inc. and GTA LP, Inc., as Guarantors, the Lenders referred to therein, and NationsBank N.A., as Agent (previously filed as Exhibit 10.1 to the Company's Current
              Report on Form 8-K, dated June 20, 1997 and filed August 12, 1997, and incorporated herein by reference).

EXHIBIT NO.
------------
10.8          Loan Agreement, dated as of June 20, 1997, by and between Golf Host Resorts, Inc., as Borrower, and
              Golf Trust of America, L.P., as Lender (previously filed as Exhibit 10.2 to the Company's Current
              Report on Form 8-K, dated June 20, 1997 and filed August 12, 1997, and incorporated herein by reference).

10.9          1997 Non-Employee Directors' Plan (previously filed as Exhibit 10.7 to the Company's Registration
              Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

10.10         Golf Trust of America, Inc. 1997 Stock Incentive Plan of the Company (previously filed as Exhibit
              10.6 to the Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment
              No. 1 (filed January 15, 1997) and incorporated herein by reference).

10.11         Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (the New Stock Incentive Plan)
              (previously filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q (Commission File
              No. 000-22091), filed August 15, 1997, and incorporated herein by reference).

10.12         Form of Nonqualified Stock Option Agreement for use under the New Stock Incentive Plan (previously filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (Commission File No.
              000-22091), filed August 15, 1997, and incorporated herein by reference).

10.13         Form of Employee Incentive Stock Option Agreement for use under the New Stock Incentive Plan
              (previously filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q (Commission File
              No. 000-22091), filed August 15, 1997, and incorporated herein by reference).

10.14*        General Provisions Applicable to Restricted Stock Awards Granted Under the New Stock Incentive Plan.

10.15*        Form of Restricted Stock Award Agreement for use under the New Stock Incentive Plan.

10.16         Employment Agreement between the Company and W. Bradley Blair, II dated February 7, 1997 (previously filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K (Commission File No. 000-22091),
              filed March 31, 1997, and incorporated herein by reference).

10.17*        Amended and Restated Employment Agreement between the Company and David J. Dick, dated July 25,
              1997.

10.18*        Amended and Restated Employment Agreement between the Company and Scott D. Peters, dated July 25,
              1997.

16.1          Letter of Price Waterhouse LLP, former independent accountants of the Company (previously filed as
              Exhibit 16.1 to the Company's amended Current Report on Form 8-K dated February 26, 1997 (filed
              March 17, 1997) and incorporated herein by reference).

21.1          List of Subsidiaries of the Company (previously filed as Exhibit 22.1 to the Company's Registration
              Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

23.1*         Consent of BDO Seidman LLP.

23.2*         Consent of Coopers & Lybrand L.L.P.

EXHIBIT NO.
------------
23.3          Consent of Arthur Andersen, LLP.

23.4*         Consent of Crowe, Chizek and Company LLP.

23.5          Consent of Ballard Spahr Andrews & Ingersoll (included within the opinion filed as Exhibit 5.1).

23.6          Consent of O'Melveny & Myers LLP (included within the opinion filed as Exhibit 8.1).

24.1          Powers of Attorney.


------------


*   Previously Filed.



**  To Be Filed By Amendment


ITEM 37. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, state of South Carolina, on October 8, 1997.


                                GOLF TRUST OF AMERICA, INC.

                                By:           /s/ W. BRADLEY BLAIR, II
                                     -----------------------------------------
                                                W. Bradley Blair, II
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ W. BRADLEY BLAIR, II     President, Chief Executive
------------------------------   Officer and Chairman of      October 8, 1997
     W. Bradley Blair, II        the Board of Directors

      /s/ DAVID J. DICK
------------------------------  Executive Vice President      October 8, 1997
        David J. Dick            and Director

     /s/ SCOTT D. PETERS
------------------------------  Senior Vice President and     October 8, 1997
       Scott D. Peters           Chief Financial Officer

     /s/ LARRY D. YOUNG*
------------------------------  Director                      October 8, 1997
        Larry D. Young

     /s/ ROY C. CHAPMAN*
------------------------------  Director                      October 8, 1997
        Roy C. Chapman

    /s/ RAYMOND V. JONES*
------------------------------  Director                      October 8, 1997
       Raymond V. Jones

      /s/ FRED W. REAMS*
------------------------------  Director                      October 8, 1997
        Fred W. Reams

      /s/ EDWARD L. WAX*
------------------------------  Director                      October 8, 1997
        Edward L. Wax




By:     /s/ W. BRADLEY BLAIR,
                 II
      -------------------------
        W. Bradley Blair, II
          ATTORNEY-IN-FACT

                                                        REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------


                                    EXHIBITS
                                       TO
                                   FORM S-11


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          GOLF TRUST OF AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

    Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.


EXHIBIT NO.  DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.

       3.1   Articles of Amendment and Restatement of the Company, as filed with the State Department of
             Assessments and Taxation of Maryland on January 31, 1997, (previously filed as Exhibit 3.1A to the
             Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 2 (filed
             January 30, 1997) and incorporated herein by reference).

       3.2   Bylaws of the Company as currently in effect (previously filed as Exhibit 3.2 to the Company's
             Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15,
             1997) and incorporated herein by reference).

       5.1   Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered.

       8.1   Opinion of O'Melveny & Myers LLP as to certain tax matters.

    10.1.0   First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the
             "Partnership Agreement") (previously filed as Exhibit 10.1 to the Company's Annual Report on Form 10-K
             (Commission File No. 000-22091), filed March 31, 1997, and incorporated herein by reference).

    10.1.1   Exhibit A to the Partnership Agreement, as revised through the date hereof.

    10.2.0   Form of Participating Lease between the Operating Partnership and the Lessees relating to the Initial
             Courses (previously filed as Exhibit 10.2 to the Company's Registration Statement on Form S-11
             (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

    10.2.1   Schedule of material differences among the Participating Leases for the Initial Courses (included in lieu of the full text of each lease pursuant to Instruction 2 to Item 601 of Regulation S-K)
             (previously filed as Exhibit 10.2.1 to the Company's Annual Report on Form 10-K (Commission File No.
             000-22091), filed March 31, 1997, and incorporated herein by reference).

      10.3   Option to Purchase and Right of First Refusal Agreement between (i) the Company and the Operating
             Partnership and (ii) Larry D. Young dated as of February 12, 1997 (previously filed as Exhibit 10.3 to the Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 2
             (filed January 30, 1997) and incorporated herein by reference).

    10.4.0   Form of Contribution and Leaseback Agreement between the Operating Partnership and the Prior Owners relating to the Initial Courses (previously filed as Exhibit 10.4 to the Company's Registration
             Statement on Form S-11 (Commission File No. 333-15965) (filed November 12, 1996) and incorporated herein by reference).

    10.4.1   Schedule of material differences among the Contribution and Leaseback Agreements relating to the
             Initial Courses (included in lieu of the full text of each agreement pursuant to Instruction 2 to Item
             601 of Regulation S-K) (previously filed as Exhibit 10.4.1 to the Company's Annual Report on Form 10-K
             (Commission File No. 000-22091), filed March 31, 1997, and incorporated herein by reference).

    10.4.2*  Contribution and Leaseback Agreement, dated as of August 29, 1997, by and among John J. Rainieri, Sr.,
             Betty Rainieri and Raintree Country Club, Inc. and Golf Trust of America, L.P.

      10.5*  Purchase and Sale Agreement, dated as of May 19, 1997, by and between Tiburon Limited Partnership, as seller, and Granite Golf Group, Inc., as buyer.

      10.6*  Assignment and Assumption of Purchase and Sale Agreement, dated as of August 18, 1997, by and among
             Granite Golf Group, Inc., as assignor, and Golf Trust of America, L.P., as assignee.

EXHIBIT NO.  DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
      10.7   Credit Agreement, dated as of June 20, 1997, by and among Golf Trust of America, L.P., as Borrower,
             Golf Trust of America, Inc., GTA GP, Inc. and GTA LP, Inc., as Guarantors, the Lenders referred to therein, and NationsBank N.A., as Agent (previously filed as Exhibit 10.1 to the Company's Current
             Report on Form 8-K, dated June 20, 1997 and filed August 12, 1997, and incorporated herein by reference).

      10.8   Loan Agreement, dated as of June 20, 1997, by and between Golf Host Resorts, Inc., as Borrower, and
             Golf Trust of America, L.P., as Lender (previously filed as Exhibit 10.2 to the Company's Current
             Report on Form 8-K, dated June 20, 1997 and filed August 12, 1997, and incorporated herein by reference).

      10.9   1997 Non-Employee Directors' Plan (previously filed as Exhibit 10.7 to the Company's Registration
             Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

     10.10   Golf Trust of America, Inc. 1997 Stock Incentive Plan of the Company (previously filed as Exhibit 10.6 to the Company's Registration Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1
             (filed January 15, 1997) and incorporated herein by reference).

     10.11   Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (the "New Stock Incentive Plan")
             (previously filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q (Commission File No.
             000-22091), filed August 15, 1997, and incorporated herein by reference).

     10.12   Form of Nonqualified Stock Option Agreement for use under the New Stock Incentive Plan (previously filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22091),
             filed August 15, 1997, and incorporated herein by reference).

     10.13   Form of Employee Incentive Stock Option Agreement for use under the New Stock Incentive Plan
             (previously filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q (Commission File No.
             000-22091), filed August 15, 1997, and incorporated herein by reference).

     10.14*  General Provisions Applicable to Restricted Stock Awards Granted Under the New Stock Incentive Plan.

     10.15*  Form of Restricted Stock Award Agreement for use under the New Stock Incentive Plan.

     10.16   Employment Agreement between the Company and W. Bradley Blair, II dated February 7, 1997 (previously filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K (Commission File No. 000-22091),
             filed March 31, 1997, and incorporated herein by reference).

     10.17*  Amended and Restated Employment Agreement between the Company and David J. Dick, dated July 25, 1997.

     10.18*  Amended and Restated Employment Agreement between the Company and Scott D. Peters, dated July 25,
             1997.

      16.1   Letter of Price Waterhouse LLP, former independent accountants of the Company (previously filed as
             Exhibit 16.1 to the Company's amended Current Report on Form 8-K dated February 26, 1997 (filed March
             17, 1997) and incorporated herein by reference).

      21.1   List of Subsidiaries of the Company (previously filed as Exhibit 22.1 to the Company's Registration
             Statement on Form S-11 (Commission File No. 333-15965) Amendment No. 1 (filed January 15, 1997) and incorporated herein by reference).

      23.1*  Consent of BDO Seidman LLP.

      23.2*  Consent of Coopers & Lybrand LLP.
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
EXHIBIT NO.  DESCRIPTION
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
      23.3   Consent of Arthur Andersen, LLP.

      23.4*  Consent of Crowe, Chizek and Company LLP.

      23.5   Consent of Ballard Spahr Andrews & Ingersoll (included within the opinion filed as Exhibit 5.1).

      23.6   Consent of O'Melveny & Myers LLP (included within the opinion filed as Exhibit 8.1).

      24.1   Powers of Attorney.
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*   Previously filed.